As filed with the Securities and Exchange Commission on October 15, 2009

Registration No. [—]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US ONCOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	621999	84-1213501
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number of Registrant and each Co-Registrant)	(I.R.S. Employer Identification No.)

DELAWARE	ACCESSMED HOLDINGS, LLC	20-2000447
KANSAS	ACCESSMED, LLC	48-1176328
DELAWARE	AOR HOLDING COMPANY OF INDIANA, LLC	76-0498834
DELAWARE	AOR MANAGEMENT COMPANY OF ARIZONA, LLC	86-0780218
DELAWARE	AOR MANAGEMENT COMPANY OF INDIANA, LLC	35-1918180
DELAWARE	AOR MANAGEMENT COMPANY OF MISSOURI, LLC	43-1697284
DELAWARE	AOR MANAGEMENT COMPANY OF OKLAHOMA, LLC	73-1469947
DELAWARE	AOR MANAGEMENT COMPANY OF PENNSYLVANIA, LLC	25-1763053
DELAWARE	AOR MANAGEMENT COMPANY OF VIRGINIA, LLC	54-1768503
INDIANA	AOR OF INDIANA MANAGEMENT PARTNERSHIP	76-0544500
DELAWARE	AOR OF TEXAS MANAGEMENT, LLC	26-0363004
DELAWARE	AOR REAL ESTATE, LLC,	76-0520140
DELAWARE	AOR SYNTHETIC REAL ESTATE, LLC	76-0556439
DELAWARE	AORT HOLDING COMPANY, INC.	51-0378882
DELAWARE	GREENVILLE RADIATION CARE, INC.	58-1944184
DELAWARE	INNOVENT ONCOLOGY, LLC	26-3329475
DELAWARE	IOWA PHARMACEUTICAL SERVICES, LLC	03-0428278
DELAWARE	NEBRASKA PHARMACEUTICAL SERVICES, LLC	82-0550736
DELAWARE	NEW MEXICO PHARMACEUTICAL SERVICES, LLC	32-0020487
DELAWARE	NORTH CAROLINA PHARMACEUTICAL SERVICES, LLC	27-0041830
DELAWARE	ONCOLOGY RX CARE ADVANTAGE, LP	20-4085284
DELAWARE	ONCOLOGY TODAY, LP	20-5721180
DELAWARE	PHYSICIAN RELIANCE, LLC	26-0362882
DELAWARE	PHYSICIAN RELIANCE NETWORK, LLC	75-2495107
DELAWARE	RMCC CANCER CENTER, LLC	84-1214712
DELAWARE	SELECTPLUS ONCOLOGY, LLC	27-0041838
DELAWARE	ST. LOUIS PHARMACEUTICAL SERVICES, LLC	03-0411769
DELAWARE	TEXAS PHARMACEUTICAL SERVICES, LLC	20-0024540
TEXAS	TOPS PHARMACY SERVICES, INC.	26-3329609
DELAWARE	UNITY ONCOLOGY, LLC	75-2367741
DELAWARE	US ONCOLOGY CLINICAL DEVELOPMENT, LLC	26-3582677
DELAWARE	US ONCOLOGY CORPORATE, INC.	76-0473455
DELAWARE	US ONCOLOGY INTEGRATED SOLUTIONS, LP	20-5105104
DELAWARE	US ONCOLOGY PHARMACEUTICAL SERVICES, LLC	06-1694195
DELAWARE	US ONCOLOGY REIMBURSEMENT SOLUTIONS, LLC	26-0532757
TEXAS	US ONCOLOGY RESEARCH, LLC	75-2650458
DELAWARE	US ONCOLOGY SPECIALTY, LP	20-2571377

10101 Woodloch Forest

The Woodlands, Texas 77380

(281) 863-1000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

B. Scott Aitken

Associate General Counsel

10101 Woodloch Forest

The Woodlands, Texas 77380

(281) 863-1000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

with a copy to:

Othon Prounis

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

(212) 596-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
9.125% Senior Secured Notes Due 2017	$775,000,000	100%	$775,000,000	$43,245
Guarantees of 9.125% Senior Secured Notes Due 2017 (3)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act, as follows: .0000558 multiplied by the proposed maximum aggregate offering price.
(3)	Each of the subsidiary co-registrants will guarantee, on an unconditional basis, the obligations of US Oncology, Inc. under the 9.125% Senior Secured Notes Due 2017. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not being traded separately.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

US Oncology, Inc.

Offer to Exchange

$775,000,000 principal amount of our 9.125% Senior Secured Notes Due 2017 for new 9.125% Senior Secured Notes Due 2017

We are offering to exchange new 9.125% Senior Secured Notes Due 2017, or the exchange notes, for our currently outstanding 9.125% Senior Secured Notes Due 2017, or the outstanding notes. The exchange notes are substantially identical to the applicable outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to such outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on, [—], 2009, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•

The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the risk factors beginning on page 11 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [—], 2009

This prospectus incorporates business and financial information about US Oncology, Inc. that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to US Oncology, Inc., 10101 Woodloch Forest, The Woodlands, Texas 77380, Attn: Associate General Counsel. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before [—], 2009, the date they must make their investment decision.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. Please review this prospectus in its entirety, including the risk factors and the financial statements and the related notes included elsewhere herein, before you decide to invest.

Unless otherwise noted or the context otherwise requires, the terms “US Oncology,” “our company,” “us,” “we” and “our” refer to US Oncology, Inc. together with its subsidiaries. US Oncology, Inc. is a wholly owned subsidiary of US Oncology Holdings, Inc., or Holdings. Unless otherwise noted, references to “EBITDA,” and other financial terms have the meanings set forth under “—Summary of Historical Condensed Consolidated Financial Information.”

Our Company

We help expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. While retaining our strong practice management expertise, particularly in the community setting, we have developed robust clinical expertise and expanded to offer a wide range of services, resources and tools spanning the cancer care delivery system nationwide. Today, our mission is to enable physicians to provide the right treatment, at the right time, for the right patient.

Our expertise positions us to support almost every aspect of the cancer care delivery system—from drug development to treatment and outcomes measurement, enabling us to help improve cancer care in America and participate in addressing the challenges of the care delivery system.

The economics of healthcare and the aging American population mean that pressures to increase the effectiveness of care while reducing the cost of delivery will continue. We are working with physicians, manufacturers and payers to address these issues.

We are not a direct provider of medical services, but are affiliated with 1,236 physicians across the United States who provide patient care as of June 30, 2009. We work closely with these physicians to provide their patients access to the latest therapies, research and technologies, usually in a single outplacement setting. As a result, patients are able to access the high quality treatment with minimal disruption to their daily activities. The size and national scale of our network affords affiliated physicians opportunities to enhance practice performance through advantages we offer them in areas such as pharmaceutical purchasing, reimbursement, lean six sigma processes, physician recruiting and information systems.

Our state of the art drug distribution and specialty pharmacy services aim to increase patient access to pharmaceuticals through a safe and efficient delivery system while our treatment and research networks accelerate the development and commercialization of new products. In addition, after products are introduced, we collect and analyze data to provide significant insight into product performance and patient outcomes to manufacturers for ongoing product development and evaluation.

In broadly supporting the cancer care delivery system we aim to improve not only the patient experience, but also the payer’s ability to achieve cost predictability and accountability. Our Level I Pathways, developed and led by network physicians, assist physicians in making evidence-based treatment decisions for commonly- treated cancers and our electronic medical record supports the review of treatment patterns and outcomes. Innovent Oncology, a new service we provide, has been specifically designed to bring physicians and payers together to provide the highest clinical quality while better managing the total cost of care by leveraging these evidence-based treatment protocols and providing standardized, oncology-specific patient support services.

Corporate Information

US Oncology was incorporated in Delaware in October 1992. Our principal executive offices are located at 10101 Woodloch Forest, The Woodlands, Texas 77380, and our telephone number is (281) 863-1000. Our website can be found on the Internet at www.usoncology.com. Information on our website is not deemed to be a part of this prospectus.

Risk Factors

See “Risk Factors” for discussion of factors you should carefully consider before deciding to invest in the exchange notes.

Recent Developments

On October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc. Pursuant to the terms of the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc, the number of authorized $0.001 par value common shares increased from 300.0 million common shares to 500.0 million common shares.

In addition, pursuant to this amendment, each outstanding share of Series A Preferred Stock and Series A-1 Preferred Stock of US Oncology Holdings, Inc. was converted into a number of common shares equal to its liquidation preference divided by $1.50 plus one additional common share. As a result of the conversion, 13.9 million shares of Series A Preferred Stock and 1.9 million shares of Series A-1 Preferred Stock, with a liquidation preference of $332.2 million and $50.2 million, respectively, were exchanged for an aggregate 270.6 million common shares.

Also, on October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved amendments to the Amended and Restated 2004 Equity Incentive Plan and the 2004 Director Stock Option Plan.

The amendment to the Amended and Restated 2004 Equity Incentive Plan, which was effective October 1, 2009, among other things, increased the number of shares of common stock reserved for issuance under the plan from 32.0 million shares to 59.6 million shares. The aggregate number of shares reserved for issuance includes awards issued and outstanding prior to the effective date of the amendment. Of the shares reserved for issuance under the plan, 33.2 million shares may be in the form of restricted stock and the remaining shares are available in the form of options to purchase common stock. In connection with the amendment, on October 1, 2009, US Oncology Holdings, Inc. issued an additional 3.4 million shares of restricted stock and 13.6 million options to purchase common stock. Subsequent to these awards, 13.2 million shares remain available for future grants under the plan, of which 1.6 million shares may be in the form of restricted common stock.

The amendment to the 2004 Director Stock Option Plan, also effective October 1, 2009, increased the number of shares reserved for issuance under the plan to 1.0 million in addition to modifying certain other aspects of the plan. The amendment also provided for a grant of 25,000 shares of common stock for eligible directors first elected to the board during the year ending December 31, 2009 and of 15,000 shares of common stock for other eligible directors as of the effective date of the amendment. Beginning with the year ending December 31, 2010, eligible directors (in office after giving effect to the annual meeting of stockholders) will receive annual grants of 10,000 shares of common stock plus an additional 1,000 shares of common stock for each committee on which such eligible director serves.

As a result of the aforementioned transactions, the number of outstanding shares of US Oncology Holdings, Inc. common stock increased from 148.4 million shares to 422.5 million shares.

Summary of the Terms of the Exchange Offer

The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$775,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [—], 2009, which is the 30th day after the date the registration statement to which this prospectus is a part went effective. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, each of the outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	The exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	The exchange notes bear different CUSIP numbers than the outstanding notes; and

•

The holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale	Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

•	you are not an “affiliate” of US Oncology, within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of outstanding notes who:

•	is an affiliate of US Oncology,

•	does not acquire exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on [—], 2009 unless we decide to extend the exchange offer. We may extend the exchange offer for the outstanding notes. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail, fax, or otherwise deliver the letter of transmittal together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•

you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of US Oncology, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedure for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wilmington Trust FSB, the trustee under the indenture governing the outstanding notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Summary Description of the Exchange Notes

The brief summary below describes the principal terms of the exchange notes. We refer to the exchange notes following the exchange offer and the outstanding notes prior to the exchange offer together as the “notes.” Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	US Oncology, Inc.

Notes Offered	$775,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017.

Maturity Date	August 15, 2017

Interest Rate	The notes bear interest at a rate per annum equal to 9.125%.

Interest Payment Dates	February 15 and August 15, beginning on August 15, 2009.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of our existing and any future restricted subsidiaries that guarantee any of our debt or any debt of any domestic restricted subsidiary under any credit facilities or any of our other capital markets debt securities or capital markets debt securities of any guarantor. See “Description of the Exchange Notes—Subsidiary Guarantees.”

Collateral	The notes and the related guarantees will be secured on a second-priority lien basis (subject to certain exceptions and permitted liens) by substantially all of the tangible and intangible assets and properties of US Oncology and the guarantors that also secure our senior secured revolving credit facility, certain hedging obligations (including Holdings’ interest rate swap) and all cash management obligations incurred with any lender under our senior secured revolving credit facility on a first-priority lien basis. The notes and related guarantees are effectively subordinated to the senior secured credit facility to the extent of the collateral owned by such guarantor. See “Description of the Exchange Notes—Security for the Notes.”

Ranking	The notes and guarantees will be our senior secured obligations. The indebtedness evidenced by the notes and the guarantees will rank:

•	equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including our senior secured revolving credit facility;

•

junior in priority as to collateral with respect to our and the guarantors’ obligations under our senior secured revolving credit facility, certain hedging obligations (including Holdings’ interest rate swap) and all cash management obligations incurred with any lender under our senior secured revolving credit facility and any future obligations secured by a first-priority lien basis in the collateral;

•

equal in priority as to collateral that secures the notes and the guarantees with respect to our and the guarantors’ obligations under any pari passu lien obligations incurred after the issue date; and

•	senior to all of our and the guarantors’ existing and future subordinated indebtedness.

The notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries.

As of June 30, 2009, we would have had senior secured indebtedness of approximately $781.3 million, which is comprised of $759.0 million of the notes offered hereby, and $22.3 million of mortgage, capital lease obligations and other debt and approximately $305.9 million of other indebtedness, which is comprised of $275.0 million of our existing 10.75% senior subordinated notes due 2014, $3.0 million of our existing 9.625% senior subordinated notes due 2012 and $27.9 million of subordinated notes. We would have also been able to borrow up to an additional $128.6 million under our then-existing senior secured revolving credit facility. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 2012. See “Description of Certain Other Indebtedness—Senior Secured Revolving Credit Facility.” We and the subsidiary guarantors may incur additional debt in the future, including under our senior secured revolving credit facility.

As of June 30, 2009, our subsidiaries who are not guaranteeing the notes would have had outstanding indebtedness of approximately $19.7 million, including trade payables.

Optional Redemption	We may redeem some or all of the exchange notes prior to August 15, 2013 at a price equal to 100.0% of the principal amount plus accrued and unpaid interest and a “make whole” premium. Thereafter, we may redeem some or all of the notes at the redemption prices set forth herein.

In addition, prior to August 15, 2012, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain equity offerings.

See “Description of the Exchange Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to repurchase all of the notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds, or the terms of our other debt may prevent us from purchasing any of the notes upon a change of control. See “Description of the Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains certain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	engage in unrelated businesses;

•	incur certain liens; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to a number of important exceptions and limitations, which are described under the heading “Description of the Exchange Notes—Certain Covenants.”

Absence of an Established Market for the Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you receive when you sell will be favorable.

Summary of Historical and Pro Forma Consolidated Financial Information

The summary historical consolidated financial and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto contained in our Current Report on Form 8-K filed on June 4, 2009 (which retrospectively adjusted the audited Financial Statements and Supplemental Data in our Annual Report on Form 10-K for the year ended December 31, 2008) and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009. The summary historical consolidated financial data and other data set forth below for, and as of the end of the fiscal years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements.

The summary historical consolidated financial data and other data set forth below for, and as of the end of the six month periods ended June 30, 2008 and 2009 have been derived from our unaudited consolidated financial statements and have been prepared on the same basis as the audited consolidated financial statements included elsewhere herein. In the opinion of management, the interim data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the six month period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2009.

The summary unaudited pro forma statement of operations data was derived from our unaudited pro forma condensed consolidated financial statements included elsewhere herein, which give effect to the offering of the outstanding notes as if they occurred as of January 1, 2008. The summary unaudited pro forma statement of operations data does not purport to represent what our results of operations would have been if such events had occurred as of such date indicated or what such results will be for future periods.

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma
	2006	2007	2008	2008	2009	Year Ended December 31, 2008	Six Months Ended June 30, 2009
	(dollars in thousands)
Statement of Operations Data:
Product revenues	$1,822,141	$1,970,106	$2,224,704	$1,100,311	$1,157,652	$2,224,704	$1,157,652
Service revenues	989,242	1,030,672	1,079,473	539,471	566,556	1,079,473	566,556

Total revenues	2,811,383	3,000,778	3,304,177	1,639,782	1,724,208	3,304,177	1,724,208
Cost of products	1,753,638	1,925,547	2,163,943	1,073,612	1,133,804	2,163,943	1,133,804
Cost of services:
Operating compensation and benefits	458,006	479,177	523,939	260,274	275,786	523,939	275,786
Other operating costs	274,665	293,677	321,947	156,234	163,344	321,947	163,344
Depreciation and amortization	69,351	73,159	72,790	37,354	35,500	72,790	35,500

Total cost of services	802,022	846,013	918,676	453,862	474,630	918,676	474,630
Total cost of products and services	2,555,660	2,771,560	3,082,619	1,527,474	1,608,434	3,082,619	1,608,434
General and administrative expense	76,948	84,326	76,883	41,228	34,387	76,883	34,387
Impairment, restructuring and other charges, net	—	15,126	384,929	381,770	1,790	384,929	1,790
Depreciation and amortization	13,983	16,172	30,017	14,283	14,770	30,017	14,770

Total costs and expenses	2,646,591	2,887,184	3,574,448	1,964,755	1,659,381	3,574,448	1,659,381
Income (loss) from operations	164,792	113,594	(270,271)	(324,973)	64,827	(270,271)	64,827
Other income (expense):
Interest expense, net	(92,870)	(95,342)	(92,757)	(46,633)	(45,106)	(108,002)	(55,284)
Loss on early extinguishment of debt	—	—	—	—	(22,353)	—	(22,353)
Other income (expense), net	—	—	2,213	1,369	37	2,213	37

Income (loss) before income taxes	71,922	18,252	(360,815)	(370,237)	(2,595)	(376,060)	(12,773)
Income tax (provision) benefit	(27,509)	(7,447)	(6,351)	(2,866)	(2,280)	(482)	1,639

Net income (loss)	44,413	10,805	(367,166)	(373,103)	(4,875)	(376,542)	(11,134)
Less: Net income attributable to non-controlling interests	(2,388)	(3,619)	(3,324)	(1,732)	(1,703)	(3,324)	(1,703)

Net income (loss) attributable to the Company	$42,025	$7,186	$(370,490)	$(374,835)	$(6,578)	$(379,866)	$(12,837)

Other Financial Data:
EBITDA(1)	$250,275	$203,678	$(165,361)	$(272,216)	$93,581	$(165,361)	$93,581
Capital Expenditures	82,571	90,850	88,743	44,213	37,499	88,743	37,499

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in)
Operating activities	$43,639	$198,030	$141,487	$42,225	$73,555
Investing activities	(110,768)	(93,170)	(137,004)	(80,179)	(39,427)
Financing activities	223,058	(237,370)	(49,263)	(33,260)	(19,600)

Balance Sheet Data:
Working capital	$254,022	$202,232	$198,616	$181,238	$210,071
Total assets	2,359,982	2,208,650	1,842,853	1,854,757	1,806,317
Long term debt, excluding current maturities	1,069,664	1,031,569	1,061,133	1,060,229	1,075,648
Total liabilities	1,765,093	1,641,110	1,633,866	1,660,269	1,606,588
Total Company equity	580,741	554,323	195,415	180,633	185,610

Key Operating Data:
Services Volume
Cancer centers (at end of period)	80	77	80	80	79
Medical oncology visits	9,793	10,028	10,816	10,706	11,227
Radiation treatments	2,698	2,719	2,732	2,732	2,728
PET systems (at end of period)	33	34	37	35	38
PET scans	163	180	207	201	222
New patients enrolled in research studies	2,723	3,050	3,447	1,915	1,609
Affiliated physicians (at end of period)	1,067	1,199	1,211	1,220	1,236
Physician practice affiliations	112	132	112	82	85
Recruited physicians	61	58	52	10	16

(1)	EBITDA is net income before interest, taxes, depreciation, amortization (including amortization of stock-based compensation), and other (income) expense. We believe EBITDA is a commonly applied measurement of financial performance. EBITDA does not represent income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is useful to investors, since it can provide investors with additional information that is not directly available in a GAAP presentation. EBITDA gives investors an indication of our liquidity and financial condition and each is used in evaluating the value of companies in general and in evaluating the liquidity of companies, their debt service obligations and their ability to service their indebtedness. EBITDA is a key tool used by management in assessing business performance and financial condition both with respect to our business as a whole and with respect to individual sites or product lines. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. See our Current Report on Form 8-K filed on June 4, 2009 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009. The following sets forth a reconciliation of EBITDA to net income (loss).

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(dollars in thousands)
Net income (loss)	$44,413	$10,805	$(367,166)	$(373,103)	$(4,875)
Interest expense, net	92,870	95,342	92,757	46,633	45,106
Income tax provision (benefit)	27,509	7,447	6,351	2,866	2,280
Depreciation and amortization	83,334	89,331	102,807	51,637	50,270
Amortization of stock compensation	2,149	753	2,103	1,120	837
Other (income) expense, net(a)	—	—	(2,213)	(1,369)	(37)

EBITDA	$250,275	$203,678	$(165,361)	$(272,216)	$93,581

(a)	Other (income) expense primarily relates to gains or losses on sales of assets or investments and is excluded from EBITDA as it is not considered useful in assessing the Company’s business performance or liquidity.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your investment in the notes offered hereby. In general, because our revenues depend upon the revenues of our affiliated practices, any risks that harm the economic performance of the practices will, in turn, harm us.

Risks Relating to the Notes, Including the Exchange Notes, and Our Leveraged Capital Structure

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of June 30, 2009, our total debt was approximately $1,087.2 million, excluding $128.6 million of unused commitments under our then-existing senior secured revolving credit facility. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 2012. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations. Our substantial indebtedness could:

•	increase our vulnerability to adverse general economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds;

•	limit our ability to obtain credit from suppliers such as pharmaceutical companies on terms acceptable to us; and

•	restrict the ability of US Oncology, Inc. to pay dividends to Holdings in order to service Holdings’ indebtedness and interest rate swap obligation.

In addition, the indentures governing our indebtedness contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our debts.

Despite our current level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the indenture governing the 9.125% senior secured notes, the indenture governing the 10.75% senior subordinated notes, the indenture governing Holdings’ senior unsecured floating rate toggle notes and the credit agreement governing our senior secured revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, our then-existing senior secured revolving credit facility provided for unused commitments of $128.6 million as of June 30, 2009. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (under which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009).

Pursuant to the indenture governing Holdings’ senior floating rate PIK toggle notes due 2012, we may elect not to pay cash interest due on the Holdings Notes on any interest payment date and may instead elect to pay the interest due by increasing the principal amount of the Notes, known as PIK interest. In addition, we may be prohibited from paying cash interest on the Holdings Notes. Our senior notes and senior subordinated notes also limit our ability to make restricted payments, including dividends paid by us to Holdings. As of June 30, 2009, we had the ability to make $29.7 million in restricted payments, which amount increases based on capital contributions to us and by an amount equal to 50 percent of our net income (as defined in the indenture governing the senior notes and senior subordinated notes) and be reduced by (i) the amount of any restricted payments made and (ii) our net losses. Delaware law also requires that we be solvent both at the time, and immediately following, a dividend payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on its notes, in the event that such restrictions prevent us from paying such a dividend, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. However, pursuant to the terms of those notes, the interest installment due on September 15, 2007 was paid in cash and subsequently we have settled $31.8 million of interest by increasing the principal amount of the outstanding Holdings notes. We have also elected to settle the interest payment due March 15, 2009 entirely by increasing the principal amount of the outstanding Holdings notes by approximately $18.9 million. The failure to pay cash interest on the notes on any interest payment date (other than the first interest payment date) does not constitute an event of default under the indenture governing the notes. Under such circumstances, interest will be paid in the form of PIK interest by increasing the principal amount of the Holdings notes thus increasing our overall indebtedness.

We do not expect to service the Holdings notes in cash and, accordingly, the outstanding balance that will mature on March 15, 2012 will likely be increased due to the issuance of additional notes to settle interest obligations. Assuming that we elect to settle all future interest payments in kind, and that LIBOR interest rates do not change significantly from current levels, the outstanding Holding notes could increase to approximately $590 million at maturity. An increase in LIBOR rates of 1.00% would increase the amount due at maturity to approximately $600 million. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. In addition, such new debt could be incurred by our subsidiaries, including us, and, as a result, the Holdings notes would be structurally subordinated to such new indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to generate sufficient cash flow from operations to make scheduled payments on debt obligations including distributions of sufficient funds from us to Holdings to enable Holdings to satisfy its obligations under its indebtedness will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. In addition, the payment and reimbursement practices in our industry require significant amounts of working capital because of delays that often occur between the time that a claim is submitted for payment and the date payment is actually received. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that additional financing, if available, will be made available on terms acceptable to us. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations. Additionally, any downgrades to our credit rating may increase the cost and reduce the availability of any refinancing.

We may not be able to satisfy all scheduled maturities of indebtedness through cash on hand and cash generated through operations. We may be dependent upon our ability to obtain external capital to satisfy the Holdings notes maturing in 2012 and the senior subordinated notes maturing in 2014. We may be required to seek additional financing to satisfy its capital needs by accessing the public or private equity markets, refinancing these obligations through issuance of new indebtedness, modifying the terms of existing indebtedness or through a combination of these alternatives.

The terms of our senior secured notes, senior secured revolving credit facility and the indentures governing other indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our senior secured notes, senior secured revolving credit facility and the indentures governing other indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our senior secured notes and senior secured revolving credit facility both include covenants restricting, among other things, our ability to:

•	incur, assume or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create liens;

•	sell assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	change our business;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into certain transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

The indentures for our other indebtedness also contain numerous operating and financial covenants including, among other things, restrictions on our ability to:

•	incur additional debt;

•	pay dividends and make other restricted payments, including a limitation on the amount of these payments;

•	create liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	make investments and acquisitions;

•	change our business;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

Our revolving senior credit facility also includes a requirement that we maintain a maximum leverage ratio.

With respect to the covenant limiting asset sales, we may be obligated (based on certain thresholds) to make prepayment offers on the senior secured notes of up to 100% of “allocable excess proceeds”, as defined by the notes indenture, from any such sale.

A failure to comply with the covenants contained in the senior secured revolving credit facility or the indentures could result in an event of default. In the event of any default under the senior secured revolving credit facility, the lenders under that facility could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, enforce their security interest, require us to apply all of its available cash to repay these borrowings or prevent us from making debt service payments on its other indebtedness, any of which would result in an event of default under those notes. In addition, any default under the senior secured revolving credit facility or other indebtedness would (unless the default is waived) prevent us from paying dividends to Holdings to enable Holdings to pay cash interest under the Holdings notes. In addition, future indebtedness could contain financial and other covenants more restrictive than those applicable to our existing indebtedness.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

As of June 30, 2009, our cash on hand and unused commitments under our then-existing senior secured revolving credit facility would have been approximately $119.0 million and $128.6 million, respectively. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which as of October 5, 2009 has $89.6 million of unused commitments. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are outside of our control. In addition, the payment and reimbursement practices in our industry require significant amounts of working capital because of delays that often occur between the time that a claim is submitted for payment and the date payment is actually received. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible or that any assets could be sold on acceptable terms or otherwise. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations under the notes. Additionally, any downgrades to our credit rating may increase the cost and reduce the availability of any refinancing.

Fluctuations in interest rates could adversely affect our liquidity and ability to meet our debt service obligations.

Holdings’ senior unsecured floating rate toggle notes bear interest at variable interest rates. As of June 30, 2009, $475.6 million aggregate principal amount of such indebtedness was outstanding. Holdings has entered into an interest rate swap agreement with respect to such indebtedness, fixing the LIBOR base rate at 4.97% through maturity. Holdings’ Condensed Consolidated Balance Sheet as of June 30, 2009 and December 31, 2008 includes a liability of $28.9 million and $30.5 million, respectively, to reflect the fair market value of the interest rate swap as of that date. Holdings relies on distributions from US Oncology and its subsidiaries to make any payments on the interest rate swap. Furthermore, the interest rate swap is secured ratably with the senior secured revolving credit facility. To the extent market interest rates continue to decrease (or stay at the current levels), Holdings may experience difficulty making scheduled payments on such obligations and funding its other fixed costs due to restrictions that limit our ability to make distributions to Holdings. The semiannual payment obligations on the interest rate swap increase by $2.1 million for each 1.00% that the fixed interest rate of 4.97%

paid to the counterparty exceeds the variable interest rate received from the counterparty. Similarly, the semiannual payment obligations on the interest rate swap decrease by $2.1 million when the difference between the fixed interest rate paid to the counterparty and the variable interest rate received from the counterparty reduces by 1.00%.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

The guarantors of the notes will not include all of our subsidiaries. The historical consolidated financial information included in this prospectus, however, is presented on a combined basis, including both our guarantor and non-guarantor subsidiaries. At June 30, 2009, after giving effect to the issuance of the notes and the use of proceeds therefrom, the total debt of our non-guarantor subsidiaries would have been less than $19.7 million, including trade payables. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of any third party holders of preferred equity interests in our non-guarantor subsidiaries.

A substantial portion of our assets are held by, and a substantial portion of our income is derived from, our subsidiaries, and the debt of our subsidiary guarantors may restrict payment on our indebtedness.

We hold a substantial portion of assets through our subsidiaries and derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations on our indebtedness. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to service our debt. In certain circumstances, the credit agreement governing the senior secured revolving credit facility and the indentures governing our other indebtedness will permit our subsidiary guarantors to enter into agreements that can limit our ability to receive distributions from our subsidiaries. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

There may be no active trading market for the notes.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchasers have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer and the pendency of any shelf registration statement.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase a substantial portion of our indebtedness. Any change of control also would constitute a default under the senior secured notes and the senior secured revolving credit facility. Therefore, upon the occurrence of a change of control, the lenders under the senior secured notes and the senior secured revolving credit facility would have the right to accelerate their loans and require us to prepay all of the outstanding obligations under those agreements. Also, the senior secured notes and the senior secured revolving credit facility prohibit us from making dividend payments to Holdings to enable Holdings to repurchase the Holdings notes upon a change in control, unless we first repay all borrowings under the senior secured notes and obtain the consent of the senior secured revolving credit facility lenders.

If a change of control occurs, there can be no assurance that we will have available funds sufficient to satisfy our obligations under the senior secured revolving credit facility and the indentures governing our other indebtedness and to pay the change of control purchase price for any or all of the notes issued by us that might be delivered by holders of the notes seeking to accept the change of control offer. Accordingly, none of the holders of our outstanding notes may receive the change of control purchase price for their notes. Our failure to make the change of control offer or pay the change of control purchase price when due would result in a default under the indentures of our notes. See “Description of the Exchange Notes—Events of Default.”

Fraudulent conveyance laws could void our obligations under the notes.

Our incurrence of debt under the notes may be subject to review under federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit, including circumstances in which bankruptcy is not involved, were commenced by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors at some future date. Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received from debtors or their guarantors. As a result, an unpaid creditor or representative of creditors could file a lawsuit claiming that the issuance of the notes constituted a “fraudulent conveyance.” To make such a determination, a court would have to find that we did not receive fair consideration or reasonably equivalent value for the notes and that, at the time the notes were issued, we:

•	were insolvent;

•	were rendered insolvent by the issuance of the notes;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay those debts as they matured.

If a court were to make such a finding, it could void all or a portion of our obligations under the notes, subordinate the claim in respect of the notes to our other existing and future indebtedness or take other actions detrimental to you as a holder of the notes, including in certain circumstances, invalidating the notes or the guarantees.

The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property, or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they mature. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the notes, if it determined that the transaction was made with intent to hinder, delay or defraud creditors, or a court could subordinate the indebtedness, including the notes, to the claims of all existing and future creditors on similar grounds. We cannot determine in advance what standard a court would apply to determine whether we were “insolvent” in connection with the sale of the notes.

The making of the guarantees might also be subject to similar review under relevant fraudulent conveyance laws. A court could impose legal and equitable remedies, including subordinating the obligations under the guarantees to our other existing and future indebtedness or taking other actions detrimental to you as a holder of the notes.

The security interest and liens for the benefit of holders of the notes may be released without such holders’ consent.

The security documents governing the notes generally provide for an automatic release of all liens on any asset securing our senior secured revolving credit facility on a first-priority basis that is disposed of in compliance with the provisions of such facility. In addition, the guarantee of a guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the indenture. As a result, we cannot assure holders of the notes that the notes will continue to be secured by any such assets. In addition, the capital stock of our subsidiaries will be excluded from the collateral to the extent liens thereon would trigger reporting obligations under Rule 3-16 of Regulation S-X, which requires financial statements from any company whose securities are collateral if its book value or market value would exceed 20% of the principal amount of the notes secured thereby. However, the liens on such securities will continue to secure obligations under our senior secured revolving credit facility. Accordingly, as of the date hereof, the collateral will not include the securities of Physicians Reliance LLC and AOR Management Company of Virginia, LLC.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.

We will secure our obligations under the notes by the pledge of certain of our assets. This pledge is also junior in priority to and for the benefit of the lenders under our senior secured revolving credit facility. The notes and the related guarantees will be secured on a second-priority lien basis (subject to certain exceptions and permitted liens) by substantially all of the assets and properties of US Oncology and the guarantors that secure our senior secured revolving credit facility on a first-priority lien basis.

Although the holders of obligations secured by a first-priority lien on the collateral and the holders of obligations secured by a second-priority lien on the collateral, including the notes, will share in the proceeds of the collateral, the holders of obligations secured by a first-priority lien in the collateral will be entitled to receive proceeds from any realization of the collateral to repay the obligations held by them in full before the holders of the notes, and the holders of other obligations secured by a second-priority lien in the collateral receive any such proceeds.

The actual value of such collateral at any time will depend upon market and other economic conditions.

After giving effect to the issuance of the notes and the use of proceeds therefrom, we had approximately $128.6 million of availability under our then-existing senior secured revolving credit facility as of June 30, 2009. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 2012. As noted above, all indebtedness under our senior secured revolving credit facility is secured by a first-priority lien on the collateral (subject to certain exceptions). In addition, under the terms of the indenture governing the notes, we may grant an additional lien on any property or asset that constitutes collateral in order to secure any obligation permitted to be incurred pursuant to the indenture. Any such additional lien may be a lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In either case, any grant of additional liens on the collateral would further dilute the value of the second-priority lien on the collateral securing the notes. Further, as discussed above, we will be permitted under the terms of the indenture governing the notes to sell all assets that constitute collateral and not apply the proceeds to invest in additional assets that will secure the notes or repay outstanding indebtedness.

The value of the collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of the notes. Accordingly, we cannot assure holders of the notes that the proceeds of any sale of the collateral following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby.

If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the notes, the holder of the notes (to the extent their notes were not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the collateral, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the collateral located at that site and the ability of the collateral agent to realize or foreclose on the collateral at that site.

In addition, the asset sale covenant and the definition of asset sale in the indenture governing the notes have a number of significant exceptions pursuant to which we will be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral or to make an offer to the holders of the notes to repurchase the notes. The indenture governing the notes also permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the collateral.

The rights of holders of the notes with respect to the collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement that will be entered into in connection with our issuance of the notes, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the security documents governing the collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, including the senior secured revolving credit facility and the trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of the Exchange Notes—Security for the Notes” and “Description of the Exchange Notes—Amendment, Supplement and Waiver.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, if the holders of such indebtedness release the collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by first-priority liens in the collateral control the disposition of the collateral, such holders could decide not to proceed against the collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. In addition, the intercreditor agreement will give the holders of first-priority liens on the collateral the right to access and use the collateral securing the notes on a first lien basis to allow those holders to protect the collateral and to process, store and dispose of the collateral.

The value of the collateral may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. If the collateral has a value equal or less than their pre-bankruptcy claim, the holders of the notes will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. See “—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens, including the senior secured revolving credit facility, on the collateral are outstanding the holders of the notes, the trustee under the indenture governing the notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral could be applied to repay any indebtedness secured by first-priority liens in the collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Fraudulent conveyance laws could void our obligations under the notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Exchange Notes.”

Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.

The right of the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the trustee repossessed and disposed of the collateral. For example, under Title 11 of the United States Code, or the United States Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the trustee could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

The collateral is subject to casualty risks.

We are obligated under our senior secured revolving credit facility and we will be obligated under the indenture governing the notes, to at all times cause all the collateral to be properly insured and kept insured against loss or damage by fire or other hazards. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure holders of the notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. Specifically, we do not expect the collateral agent to have completed all the actions necessary to perfect the liens in any real property by the time of completion of this offering. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that we will inform the trustee of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the notes collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

In addition, a portion of the accounts receivable collateral consists of loans made by us to affiliated practices, which loans are secured by the practices’ receivables from governmental entities. Although collections from these accounts receivable are deposited into our accounts on a nightly basis to repay such loans under the terms of our service agreements, in the event such deposits were not made, there can be no assurance that we will be successful in securing repayment of such loans or realizing the value of the receivables that serve as collateral therefor, which, in turn would adversely impact the value of the collateral securing the notes.

Any future pledge of collateral in favor of the holders of the notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the United States Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period.

We will in most cases have control over the collateral.

The security documents generally allow us and the guarantors to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral. These rights may adversely affect the value of the collateral at any time.

The collateral securing the notes may be substantially different from the collateral securing our senior secured revolving credit facility.

The collateral securing the notes may be substantially different from the collateral securing our senior secured revolving credit facility. Indebtedness under our senior secured revolving credit facility is guaranteed by all of our current restricted subsidiaries, all of our future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of our existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of our capital stock and the capital stock of the guarantor subsidiaries. The collateral securing the notes will not include the capital stock of our subsidiaries if the book value (or market value, if greater) of such subsidiary’s capital stock exceeds 20% of the principal amount of the notes, all of which will continue to secure our senior secured revolving credit facility on a first-priority lien basis. See “Description of the Exchange Notes—Security for the Notes”, and “Description of Certain Other Indebtedness—Our Senior Secured Revolving Credit Facility.”

We are a wholly owned subsidiary of Holdings. Holdings is a holding company and therefore depends on our ability and the ability of our subsidiaries to make distributions to service its obligations under its existing senior unsecured floating rate toggle notes and other indebtedness.

As of June 30, 2009, the aggregate principal amount of Holdings’ senior unsecured floating rate toggle notes outstanding was $475.6 million. In connection with issuing the Holdings notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through maturity in 2012. Holdings depends on us and our subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on its existing senior unsecured floating rate toggle notes and obligations on its interest rate swap agreement. However, we are not obligated to make funds available to Holdings for payment on the Holdings’ notes and interest rate swap. The terms of the indenture governing the notes will restrict (subject to the ability to make payment to Holdings to service its interest rate swap), and the terms of our senior secured revolving credit facility and the terms of the indenture governing our existing 10.75% senior subordinated notes restrict, us and certain of our subsidiaries from, in each case, paying dividends or otherwise transferring assets to Holdings. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of default and limitations on the total amount of dividends and other restricted payments. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of Holdings’ subsidiaries, currently limit and may, in the future, limit Holdings’ ability to obtain cash from us. The earnings from, or other available assets of us, may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make cash payments of interest in respect of its obligations when such payments are due.

As of June 30, 2009, we had the ability to make approximately $29.7 million in restricted payments (including payments to Holdings to service its obligations), which amount increases based on capital contributions to us and by 50 percent of our net income and is reduced by i) the amount of any restricted payments made and ii) our net losses, excluding certain non-cash charges such as the $380.0 million goodwill impairment during the six months ended June 30, 2008. Delaware law also requires that we be solvent both at the time, and immediately following, a restricted payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on its existing senior unsecured floating rate toggle notes, in the event that such restrictions prevent us from paying such a dividend, Holdings would be unable to pay interest on such notes in cash and would instead be required to pay PIK interest. Unlike interest on Holdings’ existing notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash. As a result of the current and projected low interest rate environment, and the related expectation that Holdings will continue to be a net payer on the interest rate swap, we believe that cash payments for the interest rate swap obligations, although permitted under the notes offered hereby, will reduce the availability under the restricted payments provisions in our indebtedness to a level that additional payments for cash interest for Holdings’ existing notes may not be prudent and therefore, no longer remain probable.

Our principal stockholder’s interests may conflict with the interests of our other stakeholders.

As of October 9, 2009, an investor group led by Welsh Carson IX owned approximately 73.1% of Holdings’ outstanding common stock and controls a substantial portion of the voting power of such outstanding equity securities. Welsh Carson IX’s interests in exercising control over our business may conflict with the interests of other holders of our debt and equity securities.

The notes will be issued with original issue discount for U.S. federal income tax purposes.

The notes will be issued with original issue discount for U.S. federal income tax purposes. United States Holders will be required to include original issue discount in income as it accrues for U.S. federal income tax purposes in advance of receiving cash that corresponds to that income. See “Certain Material U.S. Federal Income Tax Considerations.”

Risks Relating to Our Industry

Continued efforts by commercial payers to reduce reimbursement levels, change reimbursement methodologies or control the way in which services are provided could adversely affect us.

Commercial payers continue to seek to negotiate lower levels of reimbursement for cancer care services, with a particular focus on reimbursement for pharmaceuticals. A disproportionate majority of affiliated practices’ profitability is attributable to reimbursement from commercial payers. There is a risk that commercial payers will seek reductions in pharmaceutical reimbursement similar to those included in the recent decisions by Medicare and Medicaid, formally the Centers for Medicare and Medicaid Services or CMS, and in federal legislation discussed below. Any reductions in reimbursement levels could harm us and our affiliated physicians. In addition, several payers are trying to implement Mandatory Vendor Imposition programs under which cancer patients or their oncologists would be required to obtain pharmaceuticals from a third-party. That third-party, rather than the oncologist, would then be reimbursed. Private payers have the ability to implement such programs through benefit designs that offer patients significant incentives to receive drugs in this fashion as well as through negotiations with practices. As described below, the United States Department of Health and Human Services, or HHS, was required to implement a program under which oncologists may elect to receive drugs from a Medicare contractor, rather than purchase drugs and seek reimbursement. If such a program is successfully implemented for Medicare, private payers may follow. Commercial payers are also attempting to reduce reimbursement for other services, such as diagnostic imaging tests, by requiring that such tests be performed by specific providers within a given market or otherwise limiting the circumstances under which they will provide reimbursement for those services. In the event that payers succeed with these initiatives, our practices’ and our results of operations could be adversely affected.

Changes in Medicare reimbursement may continue to adversely affect our results of operations.

Government organizations, such as CMS are the largest payers for our collective group of affiliated practices. For the six months ended June 30, 2009 and 2008, the affiliated practices under comprehensive service agreements derived 39.5% and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 6.6% and 4.9%, respectively, relates to Medicare managed care programs). As such, changes in Medicare reimbursement practices have been initiated over the past several years, are continuing through 2009, and may adversely affect our results of operations. Several changes which have and may continue to adversely affect us include:

•

Change in Medicare reimbursement methodology based on average wholesale price, or AWP, to average sales price, or ASP, for oncology pharmaceuticals administered in physicians’ offices effective January 1, 2005 and its impact on differential pricing offered on pharmaceuticals;

•

Elimination of payments for data submission under the Medicare Demonstration Project under which physicians were reimbursed during 2005 and 2006 for providing certain data relating to quality of care for cancer patients;

•	Implementation of the Competitive Acquisition Program, or CAP, which began August 1, 2006 should any affiliated practices elect to participate in this program;

•	CMS changes to the Practice Expense, or PE, Methodology for non-drug services reimbursement which is being phased in from 2007 to 2010;

•	Change in Medicare fee schedule conversion factors;

•

Capping of Medicare imaging reimbursement at the lower of Hospital Outpatient Prospective Payment System, or HOPPS, rates or Physician Fee Schedule, or PFS, or National Payment Amounts under the Deficit Reduction Act, or DRA; and

•

A National Coverage Determination, or NCD, issued by the CMS on July 30, 2007 eliminating coverage of erythropoiesis-stimulating agents, or ESAs, for patients with certain types of cancer or receiving certain types of drug therapy, and limiting coverage of ESAs in certain other circumstances, and subsequent label change by the Food and Drug Administration, or FDA, including similar restrictions, which are discussed in greater detail below.

The Obama administration has identified healthcare as a policy priority and has released an outline of its healthcare policy initiatives as they relate to the 2010 federal budget. The outline identifies guiding principles for healthcare reform and spending, which include increasing access to and affordability of healthcare, primarily by ensuring access to health insurance, increasing effectiveness of care, through effective use of technology and an emphasis on evidence-based medicine, maintaining patient choice, emphasizing preventive care and enhancing the fiscal sustainability of the U.S. healthcare system. Specific initiatives described in the outline include reducing drug costs for federal programs by increasing availability of generics and increasing the Medicaid rebates payable by manufacturers to states, increasing incentives to reduce unnecessary variability in treatment and to practice evidence-based medicine, incentivizing the use of electronic medical records and other technology, and reducing unnecessary or wasteful spending. Similarly, some states in which we operate have undertaken, or are considering, healthcare reform initiatives that also address these issues. Currently, the matter of healthcare reform continues to be debated by lawmakers and we are unable to provide guidance on what the final legislation will be and how it will impact us. While many of the stated goals of the administration’s initiatives are consistent with our own mission to increase access to care that is effective, efficient and based upon the latest available scientific evidence, additional regulation and continued fiscal pressure may adversely affect our business.

The reductions in Medicare reimbursement may also cause some oncologists to cease providing care in the physician office setting either by retiring from the practice of medicine or by moving to a hospital setting or they may cease charging for drugs administered in the office by choosing to obtain drugs through CAP. Any such reductions in our affiliated practices would adversely affect our results of operations. In addition, any reduction in the overall size of the outpatient oncology market could adversely affect our prospects for growth and business development. Recently, CMS has implemented a pilot program in which third party contractors are retained to seek recovery of allegedly erroneous payments by governmental programs and are paid based upon successful recoveries. We believe that the increasing national budget deficit, aging population and the prescription drug benefit will mean that pressure to reduce healthcare costs, and drug costs in particular, will continue to intensify. For a more complete description of the Medicare reimbursement changes and their impact on us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reimbursement Matters.”

Restrictions on reimbursement by government programs for ESAs have resulted in a material and continuing reduction in revenues and profits of our affiliated practices and us.

ESAs are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood’s ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions.

In March, 2007, the FDA issued a public health advisory outlining new safety information, including revised product labeling, about ESAs which it later revised on November 8, 2007. In particular, the FDA highlighted studies that concluded that an increased risk of death may occur in cancer patients who are not receiving chemotherapy and who are treated with ESAs. The FDA advisory and subsequent actions led the CMS to open a NCA, on March 14, 2007, on the use of ESAs for conditions other than advanced kidney disease, which was the first step toward issuing a proposed national coverage determination. The NCD was released on July 30, 2007, and was effective as of that date.

The NCD went significantly beyond limiting coverage for ESAs in patients who are not currently receiving chemotherapy that was referenced in the initial FDA advisory referred to above. The NCD included determinations that eliminate coverage for anemia not related to cancer treatment. Coverage was also eliminated for patients with certain other risk factors. In circumstances where ESA treatment is reimbursed, the NCD established conditions for Medicare coverage that (i) require that in order to commence ESA treatment, patients be significantly more anemic than was common practice prior to the NCD; (ii) impose limitations on the duration of ESA therapy and the circumstances in which it should be continued and (iii) limit dosing and dose increases in nonresponsive patients.

Subsequent to the issuance of the NCD, the Oncologic Drug Advisory Committee of the FDA, or ODAC, met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings on July 30, 2008, FDA published final new labeling for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement, rather than prescribing, for Medicare beneficiaries only, the FDA approved labeling indicates the conditions under which the FDA believes that use of a product is safe and effective. The revised labeling was effective as of August 14, 2008, and primarily changed the labeled use of ESAs in the following areas:

•	ESAs are “not indicated” for patients receiving chemotherapy when the anticipated outcome is cure;

•	ESA therapy should not be initiated when hemoglobin levels are ≥ 10 grams per deciliter, or g/dL; and

•	References in the labeling to an upper limit of 12 g/dL have been removed.

The FDA did not adopt an ODAC recommendation to limit ESA in head/neck and breast cancers, or any other tumor type. FDA’s action on this point significantly reduced the impact of a possible decrease in utilization.

FDA also mandated that a Risk Evaluation and Mitigation Strategy, or REMS, with respect to ESAs be adopted. A REMS proposal by manufacturers was submitted to the FDA in late August, 2008. The REMS may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve a REMS and for the manufacturers to implement the new program is uncertain and it presently remains under discussion between the manufacturers and the FDA. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

Operating income attributable to ESAs administered by our network of affiliated physicians decreased $3.8 million and $8.1 million during the three months and six months ended June 30, 2009, respectively, from the comparable periods ended June 30, 2008. The operating income reflects results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers. As the NCD was effective July 30, 2007, the impact of reduced ESA utilization was not fully reflected in the results for the last half of 2007. In addition, there was a net increase in ESA pricing, the impacts of which are included in the 2008 financial results.

The REMS is expected to become effective some time in 2009 or early 2010. We believe a possible impact of the REMS could be further reductions in ESA utilization. The significant decline in ESA usage has had a significant adverse affect on our results of operations, and, particularly, our Medical Oncology Services and Pharmaceutical Services segments, and we cannot assure you that a further decline will not occur. Decreased financial performance of affiliated practices as a result of declining ESA usage could also have an effect on their relationship with us and lead to increased pressure to amend the terms of their management services agreements. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from ESA manufacturers. Decreased financial performance may also adversely impact our ability to obtain acceptable credit terms from pharmaceutical manufacturers, including manufacturers of products other than ESAs.

Continued review of pharmaceutical companies and their pricing and marketing practices could result in lowered reimbursement for pharmaceuticals and adversely affect us.

Continued review of pharmaceutical companies by government payers could result in lowered reimbursement for pharmaceuticals, which could harm us. Because Medicare reimbursement is no longer based on AWP, governmental scrutiny of AWP, which has been a focus of several investigations by government agencies may be expected to decline. However, many state Medicaid programs continue to reimburse for drugs on an AWP-based model. Moreover, existing and prior lawsuits and investigations regarding AWP have resulted and could continue to result in significant settlements that include corporate integrity agreements affecting pharmaceutical manufacturer behavior. Corporate integrity agreements subject healthcare providers, including pharmaceutical manufacturers, to burdensome and costly monitoring and reporting requirements to the Office of Inspector General of the HHS. Additionally, many of the concerns of government agencies will continue to apply under any reimbursement model. Because our network is a significant purchaser of pharmaceuticals, the other services we provide to, and relationships we have with pharmaceutical manufacturers, could be subject to scrutiny to the extent they are not viewed as bona fide arms length relationships or are inappropriately linked to pharmaceutical purchasing. Furthermore, possibly in response to such scrutiny as well as significant adverse coverage by the media, some pharmaceutical manufacturers could alter pricing or marketing strategies that increase the cost of pharmaceuticals to oncologists, which in turn could adversely affect us. Finally, because our network of affiliated practices participates in a group purchasing organization that is a significant purchaser of pharmaceuticals paid for by government programs, we or our network of affiliated practices have become involved in these investigations or lawsuits, and are the target of such pharmaceutical-related scrutiny. Any of these events could have a material adverse effect on us.

ASP-based reimbursement could make it more difficult for us to obtain favorable pricing from pharmaceutical companies.

Historically, one of our key business strengths has been our ability to obtain pricing for pharmaceuticals that we believe is better than prices widely available in the marketplace. Starting January 1, 2005, Medicare began reimbursing for oncology pharmaceuticals based on 106% of the average price at which pharmaceutical companies sell those drugs to oncologists and other users, so that any discount to any purchaser would have the effect of reducing reimbursement for drugs administered in all physician offices. We believe that this change has made pharmaceutical companies more reluctant to offer market- differentiated pricing to us or reduced the degree of such differentiation. Any decrease in our ability to obtain pricing for pharmaceuticals that is more favorable than the market as a whole could adversely affect our ability to attract new customers and retain existing customers, particularly under our OPS model, and could adversely affect our business and results of operations.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations may directly or indirectly, reduce our revenues and harm our business.

The healthcare industry is highly regulated, and there can be no assurance that the regulatory environment in which we operate will not change significantly and adversely in the future. Several areas of regulatory compliance that may affect our ability to conduct business include:

•	federal and state anti-kickback laws;

•	federal and state self-referral and financial inducement laws, including the federal Ethics in Patient Referrals Act of 1989, also known as the Stark Law;

•	federal and state false claims laws;

•	state laws regarding prohibitions on the corporate practice of medicine;

•	state laws regarding prohibitions on fee splitting;

•	federal and state laws regarding pharmacy regulations;

•	federal and state laws regarding pharmaceutical distribution; and

•	federal and state laws and regulations applicable to the privacy and security of health information and other personal information.

These federal and state laws and regulations are extremely complex. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. It also is possible that the courts could ultimately interpret these laws in a manner that is different from our interpretations. In addition, federal and state agencies responsible for enforcement and interpretation of these laws, as well as courts, continue to issue new interpretations and change prior interpretations of these laws, including some changes that may have an adverse impact on our operations or require us to alter certain of our business arrangements. While we believe that we are currently in compliance in all material respects with applicable laws and regulations, a determination that we have violated these laws, or the public announcement or perception that we are being investigated for possible violations of these laws, would have an adverse effect on our business, financial condition and results of operations. In addition to our affiliated practices, hospitals and other healthcare providers with which we, or our affiliated practices, have entered into various arrangements are also heavily regulated. To the extent that our arrangements with these parties or their independent activities fail to comply with applicable laws and regulations, our business and financial condition could be adversely affected. For a more complete description of these regulations, see “Government Regulation.”

We face the risk of governmental investigation and qui tam litigation relating to regulations governing billing for medical services.

The federal government is aggressive in examining billing practices and seeking repayments and penalties allegedly resulting from improper billing and reimbursement practices. In addition, federal and some state laws authorize private whistleblowers to bring false claim, or qui tam suits, on behalf of the government and reward the whistleblower with a portion of any final recovery. We have previously been named in qui tam suits. In each of the qui tam suits naming us of which we are aware, the United States Department of Justice, or DOJ, has not intervened and such suits have been dismissed. However, because qui tam lawsuits are filed under seal, we could be named in other such suits of which we are not aware. For the past several years, the number of qui tam suits filed against healthcare companies and the aggregate amount of recoveries under such suits have increased significantly. This trend increases the risk that we may become subject to additional qui tam lawsuits.

Although we believe that our operations comply with applicable laws and we intend to vigorously defend ourselves against allegations of wrongdoing, the costs of addressing such suits, as well as the amount of any recovery in the event of a finding of wrongdoing on our part, could be significant. The existence of qui tam litigation involving us may also strain our relationships with our affiliated physicians, particularly those physicians or practices named in such suits, or with our pharmaceutical suppliers.

In previous qui tam suits of which we have been made aware, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost of defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

We operate in a highly competitive industry.

We have existing competitors, as well as a number of potential new competitors, some of whom have greater name recognition and significantly greater financial, technical, marketing and managerial resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of their services. These competitors may also undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees.

We also expect our competitors to develop additional strategic relationships with providers, pharmaceutical companies and payers, which could result in increased competition. The introduction of new and enhanced services, acquisitions, industry consolidation and the development of additional strategic relationships by our competitors could cause price competition, a decline in revenue or a loss of market acceptance of our services, or make our services less attractive. Additionally, in developing cancer centers, we compete with a number of non-profit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us. Such organizations may be willing to provide services at rates lower than we would require to operate profitably.

With respect to research activities, the competitive landscape is fragmented, with competitors ranging from small limited-service providers to large full-service contract research organizations with global operations. Some of these large contract research organizations have access to more financial resources than we do.

Industry forces are affecting us and our competitors. In recent years, the healthcare industry has undergone significant changes driven by various efforts to reduce costs, including national healthcare reform, trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of healthcare service companies and collective purchasing arrangements by office-based healthcare practitioners. The changes in our industry have caused greater competition among industry participants. Our inability to predict accurately, or react competitively to, changes in the healthcare industry could adversely affect our operating results. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Business

Most of our revenues come from pharmaceuticals, and an adverse impact on the way in which pharmaceuticals are reimbursed or purchased by us would have an adverse impact on our business.

During the six months ended June 30, 2009, approximately 70% of the patient revenue generated by our affiliated practices under comprehensive service agreements was attributable to pharmaceuticals. Under the comprehensive services model, our medical oncology revenues are dependent on the earnings of our affiliated practices related to pharmaceuticals. Under the OPS model, our revenues are dependent on use of pharmaceuticals by affiliated practices. Because revenues attributable to pharmaceuticals and our ability to procure pharmaceuticals at competitive prices are such a significant part of the affiliated practices’ earnings and, consequently, our revenues, factors that adversely affect those revenues, such as changes in reimbursement or usage, or the cost structure underlying those revenues are likely to adversely affect our business.

In addition, there is a risk that a change in treatment patterns or reduction in use of a particular drug could result from new scientific findings or regulatory or reimbursement actions, as has occurred with ESAs. Any such change that impacts a significant amount of pharmaceutical utilization would adversely affect our results of operations.

We derive a substantial portion of our revenue and profitability from the utilization of pharmaceuticals manufactured and sold by a very limited number of suppliers and any termination or modification of relations with those suppliers could have a material adverse impact on our business.

We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceutical products manufactured and sold by a very limited number of, or in several cases, a single manufacturer. During the six months ended June 30, 2009, approximately 29% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. Included among these are ESAs, which accounted for 3.6% of our 2009 year to date revenue and a larger proportion of our earnings before interest, taxes, depreciation and amortization, or EBITDA, and net income. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that can be adjusted periodically based on specified volume levels, growth levels, or a specified level of use of a specific drug as a percentage of the overall use of drugs within a given therapeutic class.

In some cases, compliance with the contract is measured on a quarterly basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including changes in reimbursement policies such as those which may affect ESAs or the introduction of standardized treatment regimens or clinical pathways that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements. Furthermore, certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

Our ability to negotiate the purchase of pharmaceuticals on behalf of our network of affiliated physicians, or to expand the scope of pharmaceuticals purchased, from a particular supplier at prices below those generally offered to all oncologists is largely dependent upon such supplier’s assessment of the value of our network. Many pharmaceuticals used by our affiliated physicians are single-sourced drugs and available from only one manufacturer and, accordingly, the lack of competitive products makes differentiated pricing difficult to achieve. To the extent that our pharmaceutical services structure or other factors cause pharmaceutical suppliers to perceive our network as less valuable, our relationships and any pricing advantages with such suppliers could be harmed. Our inability to negotiate prices of pharmaceuticals with any of our significant suppliers at prices below those generally available to all oncologists could have a material adverse effect on our business, results of operations and financial condition.

Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control.

Our centralized business operations, particularly our distribution operation, may be adversely affected by business interruptions resulting from events that are beyond our control. We have only one pharmaceutical distribution facility, which is located in Fort Worth, Texas. In addition, certain of our other business functions are centralized at our headquarters in The Woodlands, Texas. A significant interruption in the operation of any of these facilities, whether as a result of natural disaster or other unexpected damage from fire, floods, power loss, telecommunications failures, break-in, terrorist attacks, acts of war and other events, could significantly impair our ability to operate our business and adversely impact our and our affiliated practices’ operations. If we seek to replicate our centralized operations at other locations, we will face a number of technical as well as financial challenges, which we may not be able to address successfully. In particular, with respect to distribution, although we and our affiliated practices would be able to obtain pharmaceuticals from other sources, we cannot assure you that we will be able to do so at a price that is comparable or in as efficient a manner as through our own distribution operation. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur.

A significant portion of our revenues are represented by our affiliate practice, Texas Oncology. A deterioration of our relationship with this practice or any adverse effects on this practice could significantly harm our business.

One affiliated practice, Texas Oncology, represented approximately 25% of our revenue for the six months ended June 30, 2009 and 2008. We perceive our relationship with this practice to be positive, however if the relationship were to deteriorate, or the practice were to disaffiliate, we would experience a material, adverse impact on our results of operations and financial condition.

If our affiliated practices terminate their agreements with us, we could be seriously harmed.

Our affiliated practices under certain circumstances are allowed, and may attempt, to terminate their agreements with us. If any of our larger practices were to succeed in such a termination, our business could be seriously harmed. From time to time, we have disputes with physicians and practices that could result in harmful changes to our relationship with them or a termination of a service agreement if adversely determined. We are also aware that some practices that are not part of our network but which are affiliated with other companies, have attempted to end or restructure their affiliations with such companies, although they may not have a contractual right to do so, by arguing that their affiliations violate some aspect of healthcare law and have been successful in doing so.

Specifically, we are involved in litigation with a practice in Oklahoma that was affiliated with us under the net revenue model (a subset of what is now the comprehensive services model) until April, 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. We expect these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice’s behalf. At June 30, 2009, the total receivable owed to us of $22.4 million is reflected on our balance sheet as other assets. Currently, a deposit of approximately $13.1 million is held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.6 million is being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded as other noncurrent assets at June 30, 2009. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to continue to incur expenses in connection with our litigation with the practice.

In addition to loss (if any) of revenue from a particular practice, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If some of our affiliated physicians or affiliated practices terminate their affiliation with us, this could result in a material adverse effect on our business.

If a significant number of physicians leave our affiliated practices, we could be seriously harmed.

Our affiliated practices usually enter into employment or non-competition agreements with their physicians that provide some assurance to both the practice and to us with respect to continuing affiliation. We and our affiliated practices seek to maintain and renew such contracts once they expire. We cannot predict whether a court will enforce the non-competition covenants in these agreements. If practices are unable to enforce these non-competition provisions or otherwise enforce these employment agreements, physicians may leave our network and compete with our affiliated practices. In addition, physicians leave our network from time to time as a result of retirement, disability or death. In addition to loss of revenue from departing physicians, a departure of a large number of physicians from our network could adversely affect our ability to obtain favorable pricing for goods and services and other economies of scale that are based upon the size of our network. If a significant number of physicians terminated relationships with our affiliated practices, our business could be seriously harmed.

We are subject to numerous legal proceedings, many of which could be material.

Professional Liability Claims and Reimbursement Related Claims

The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. We do not control the practice of medicine by the clinical staff or control their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, we and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although we and our practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against us or one of the practices in excess of insurance coverage could have a material adverse effect on us.

U.S. Department of Justice Subpoena

During the fourth quarter of 2005, we received a subpoena from the DOJ’s Civil Litigation Division requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We have cooperated fully with the DOJ in responding to the subpoena. All outstanding document requests from the DOJ were addressed in early 2008, and we continue to await further direction and feedback from the DOJ. At the present time, the DOJ has not made any allegation of wrongdoing on our part. However, we cannot provide assurance that such an allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we have devoted significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

U.S. Attorney Subpoena

On July 29, 2009, we received a subpoena from the United States Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. We believe that the subpoena relates to an ongoing investigation being conducted by that office regarding the manufacturer’s sales and marketing practices. We intend to fully cooperate with the request. At the present time, the U.S. Attorney has not made any allegation of wrongdoing on our part. However, we cannot provide assurance that such an allegation or litigation will not result from this investigation. While we believe that it is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the U.S. Attorney will not make a determination that wrongdoing has occurred.

Qui Tam Suits

From time to time, we have become aware that we and certain of our subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that we are the subject of other qui tam actions of which we are unaware.

In previous qui tam suits of which we have been made aware, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Breach of Contract Claims

We and our network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, we are involved from time to time in disputes with, and claims by, our affiliated practices against us.

We are also involved in litigation with a practice in Oklahoma that was affiliated with us under the net revenue model until April, 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. We expect these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice’s behalf. At June 30, 2009, the total receivable owed to us of $22.4 million is reflected on our balance sheet as other assets. Currently, approximately $13.1 million are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.6 million are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded in other assets at June 30, 2009. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to continue to incur expenses in connection with our litigation with the practice.

We intend to vigorously pursue our claims, including claims for any costs and expenses that we incur as a result of the termination of the service agreement and to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. However, we cannot provide assurance as to what the outcome of the litigation will be, or, even if we prevail in the litigation, whether we will be successful in recovering the full amount, or any, of our costs associated with the litigation and termination of the service agreement.

Assessing our financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

Certificate of Need Regulatory Action

During the third quarter of 2006, one of our affiliated practices in North Carolina lost (through state regulatory action) the ability to provide radiation services at its cancer center in Asheville. The practice continued to provide medical oncology services, but was not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice appealed the regulatory action and the North Carolina Court of Appeals ruled in favor of the practice on procedural grounds and ordered the state agency to hold a new hearing on its regulatory action. During the three months ended March 31, 2008, the practice received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008 while the appeal is still pending. As a result, the practice resumed diagnostic services in September, 2008 and radiation services in February, 2009.

Delays during the three months ended March 31, 2007 in pursuing strategic alternatives led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, we performed impairment testing as of March 31, 2007 and we recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment in the three months ended March 31, 2007. No additional impairment charges relating to this regulatory action have been recorded through June 30, 2009.

At June 30, 2009, our unaudited Condensed Consolidated Balance Sheet included net assets in the amount of $0.8 million related to this practice, which includes primarily working capital in the amount of $0.6 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, is not recorded on our balance sheet. At June 30, 2009, the lease had a remaining term of 17 years and the net present value of minimum future lease payments is approximately $7.0 million.

Antitrust Inquiry

The FTC and a state Attorney General have informed one of our affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has requested information from us regarding our role in that transaction. We are in the process of responding to a request for information on this matter. At present, we believe that the scope of the investigation is limited to a single transaction, but we cannot assure you that the scope will remain limited. We believe that we and our affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against us or our affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on us or that practice, including the possibility of monetary damages or fines, a requirement that we unwind the transaction at issue or the imposition of restrictions on our future operations and development. In addition, addressing government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that we could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

We rely on the ability of our affiliated practices to grow and expand.

We rely on the ability of our affiliated practices to grow and expand. Qualified oncologists are in short supply nationwide, and we expect this shortage, relative to patient demand, to continue or worsen. There can be no assurance that our affiliated groups will be successful in recruiting or retaining physicians. Our affiliated practices may also encounter other difficulties attracting additional physicians and expanding their operations or may choose not to do so. The failure of practices to expand their patient base and increase revenues could harm us.

Our affiliated practices may be unsuccessful in obtaining favorable contracts with third-party payers, which could result in lower operating margins.

We facilitate negotiation of commercial payer contracts and advise our affiliated physicians accordingly under our comprehensive services model. Commercial payers, such as managed care organizations, often request fee structures or alternative reimbursement methodologies that could have a material adverse effect on our affiliated physicians and therefore, on our operating results. Reductions in reimbursement rates for services offered by our affiliated physicians and other commercial payer cost containment measures could affect our liquidity and results of operations with respect to our comprehensive service agreements.

We may encounter difficulties in managing our network of affiliated practices.

We do not control the practice of medicine by the physicians or their compliance with regulatory and other requirements directly applicable to the practices. At the same time, an affiliated practice may have difficulty in effectively governing the practices of its individual physicians. In addition, we have only limited control over the business decisions of the practices even under the comprehensive services model. As a result, it is difficult to implement standardized practices across the network, and this could have an adverse effect on cost controls, regulatory compliance, business strategy, our profitability and the strength of our network.

Loss of revenues or a decrease in income of our affiliated practices, including as a result of cost containment efforts by third-party payers, could adversely affect our results of operations.

Our revenue currently depends on revenue generated by affiliated practices. Loss of revenue by the practices could seriously harm us. It is possible that our affiliated practices will not be able to maintain successful medical practices. In addition, our fees under comprehensive service agreements and our ability to collect fees under our OPS model depend upon the profitability of the practices. Any failure by the practices to contain costs effectively will adversely impact our results of operations. Because we do not control the manner in which our practices conduct their medical practice (including drug utilization), our ability to control costs related to the provision of medical care is limited. Furthermore, the affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty practices, hospitals and managed care organizations. We have limited ability to discontinue or alter our service arrangements with practices, even where continuing to manage such practices under existing arrangements is economically detrimental to us.

Physician practices typically bill third-party payers for the healthcare services provided to their patients. Third-party payers such as private insurance plans and commercial managed care plans negotiate the prices charged for medical services and supplies in order to lower the cost of the healthcare services and products they pay for and to shift the financial risk of providing care to healthcare providers. Third-party payers can also deny reimbursement for medical services and supplies by concluding that they believe a treatment was not appropriate, and these reimbursement denials are difficult to appeal or reverse. Third-party payers are also seeking to contain costs by moving certain services, particularly pharmaceutical services, outside of the physician’s office. We believe that self-injectable supportive care drugs used by oncologists, which account for approximately 10% of the pharmaceutical revenue generated by our affiliated practices for the six months ended June 30, 2009, are particularly susceptible to this trend. Also, any adverse impact on the financial condition of a third party payer could subject receivables from that payer to greater collection risk. Our affiliated practices also derive a significant portion of their revenues from governmental programs. Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the six months ended June 30, 2009, the affiliated practices under comprehensive service agreements derived 39.5% of their net patient revenue from services provided under the Medicare program (of which 6.6%, relates to Medicare managed care). Reimbursement by governmental programs generally is not subject to negotiation and is established by governmental regulation. There is a risk that other payers could reduce rates of reimbursement to match any reduction by governmental payers. Our management fees under the comprehensive services model are dependent on the financial performance of the practices and would be adversely affected by a reduction in reimbursement. From time to time, due to market conditions and other factors, we may also renegotiate our management fee arrangements, reducing our management fee income. In addition, to the extent physician practices affiliated with us under the OPS model are impacted adversely by reduced reimbursement levels, our business could be harmed generally and receivables owed to us by those practices could be subject to greater credit risk.

The development or operation of cancer centers could cause us to incur unexpected costs, and our existing or future centers may not be profitable.

The development and operation of integrated cancer centers is subject to a number of risks, including not obtaining regulatory permits or approval, delays that often accompany construction of facilities and environmental liabilities related to the disposal of radioactive, chemical and medical waste. Our strategy includes the development of additional integrated cancer centers. As of June 30, 2009, we have three cancer centers under construction, and several others in various planning stages. Any failure or delay in successfully building new integrated cancer centers, as well as liabilities from ongoing operations, could seriously harm us. New cancer centers may incur significant operating losses during their initial operations, which could materially and adversely affect our operating results, cash flows and financial condition. In addition, in some cases our cancer centers may not be profitable enough for us to recover our investment. We may decide to close or sell cancer centers, either because of underperformance or other market developments.

Our success depends on our ability to attract and retain highly qualified technical staff and other key personnel, and we may not be able to hire enough qualified personnel to meet our hiring needs.

Our ability to offer and maintain high quality service is dependent upon our ability to attract and maintain arrangements with qualified professional and technical staff and with executives on our management team. Clinical staffs at affiliated practices are practice employees, but we assist in recruiting them. There is a high level of competition for such skilled personnel among healthcare providers, research and academic institutions, government entities and other organizations, and there is a nationwide shortage in many specialties, including oncology nursing and technical radiation staff. We cannot assure that we or our affiliated practices will be able to hire sufficient numbers of qualified personnel or that employment arrangements with such staff can be maintained on terms advantageous to our affiliated practices or us. In addition, if one or more members of our management team become unable or unwilling to continue in their present positions, we could be harmed.

Our failure to remain technologically competitive in a declining payment environment for imaging and radiation services could adversely affect our business.

Rapid technological advancements have been made in the radiation oncology and diagnostic imaging industry. Although we believe that our equipment and software can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically obsolete. If such obsolescence were to occur, we may be compelled to incur significant costs to replace or modify the equipment, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our cancer centers compete against local centers, which may own more advanced imaging or radiation therapy equipment or provide additional technologies. Our performance is dependent upon physician and patient confidence in the quality of our technology and equipment as compared to that of our competitors.

Advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques could reduce demand for the radiation therapy services provided at the cancer centers we operate. The development and commercialization of new radiation therapy technologies could have a material adverse effect on our affiliated practices and on our business, financial condition and results of operations.

Our working capital could be impacted by delays in reimbursement for services.

The healthcare industry is characterized by delays that can be as much as three to six months between when services are provided and when the reimbursement or payment for these services is received. Under our comprehensive service agreements, our working capital is dependent on such collections. Although we believe our collection experience is generally consistent with that of the industry, industry reimbursement practices make working capital management, including prompt and diligent billing and collection, an important factor in our results of operations and liquidity. At practices affiliated under the OPS model we do not control the billing and collection function and reduced liquidity could adversely affect their ability to pay amounts owed to us. We cannot provide assurance that trends in the industry or in the economy generally will not further extend the collection period and negatively impact our or their working capital.

Our services could give rise to liability to clinical trial participants and the parties with whom we contract.

In connection with clinical research programs, we provide several services focused on bringing new drugs to market, which is time consuming and expensive. Such clinical research involves the testing of new drugs on human volunteers. Clinical research involves the inherent risk of liability for personal injury or death to patients resulting from, among other things, unforeseen adverse side effects or improper administration of the new drugs by physicians. In certain cases, these patients are already seriously ill and are at risk of further illness or death. In addition, under the privacy regulations promulgated pursuant to the Health Insurance Portability and Accountability Act, or HIPAA, there are specific privacy standards associated with clinical trial agreements. Violations of such standards could subject us to an enforcement action by HHS. If we do not perform our services in accordance with contractual or regulatory standards, the clinical trial process and the participants in such trials could be adversely affected. These events would create a risk of liability to us from either the pharmaceutical companies with which we contract or the study participants.

We also contract with physicians to serve as investigators in conducting clinical trials. Third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of patients for the medical care rendered by third-party investigators. Although we would vigorously defend any such claims, it is possible that we could be held liable for such types of losses.

We could be subject to malpractice claims and other harmful lawsuits not covered by insurance.

In the past, we have been named in suits related to medical services provided by our affiliated physicians. We cannot provide assurance that claims relating to services delivered by a network physician will not be brought against us in the future. In addition, because affiliated physicians prescribe and dispense pharmaceuticals and we operate pharmacies and participate in the drug procurement and distribution process, we and our affiliated physicians could be subject to product liability claims.

Although we maintain malpractice insurance, there can be no assurance that it will be adequate in the event of a judgment against us. There can be no assurance that any claim asserted against us for professional liability will not be successful. The availability and cost of professional liability insurance varies widely from state to state and is affected by various factors, many of which are beyond our control. We may be unable to obtain insurance in the amounts we seek or at prices we are prepared to pay.

Under OPS relationships, our agreements with affiliated practices have shorter terms than our comprehensive services agreements, and we have less input with respect to the business operations of the practices.

Currently, most of our revenues are derived from providing comprehensive management services to practices under long-term agreements that generally have 10 to 40 year initial terms and that are not terminable except under specified circumstances. Agreements under our comprehensive services model allow us to be the exclusive provider of management services, including all services contemplated under the OPS structure, to each of the affiliated practices. In addition, under those agreements, the affiliated practices are required to bind their physicians to specified employment terms or restrictive covenants. Under the OPS structure, our agreements with affiliated practices have 1 to 3 year terms, and are more easily terminable. A number of the other input mechanisms that we currently have with respect to affiliated comprehensive services practices do not exist under our oncology pharmaceutical services model. This may increase the ability of affiliated practices to change their internal composition to our detriment and may result in arrangements that are easier for individual physicians and practices to exit, exposing us to increased credit risk and competition from other companies, especially in the pharmacy services sector. Departure of a significant number of physicians or practices from participation in our OPS structure could harm us. These risks will increase as we grow our business under the OPS structure.

Changes in estimates related to our recoverability of long-lived assets, including goodwill, could result in an impairment of those assets.

The carrying values of our fixed assets, service agreement intangibles and goodwill are tested for impairment on an annual basis and more frequently if events or changes in circumstances indicate their recorded value may not be recoverable. The impairment review of goodwill must be based on estimated fair values. With the assistance of a third party valuation firm, we estimate the fair value of the operating segments to which goodwill has been allocated based upon widely-accepted valuation techniques, including the use of peer market multiples (on a trailing and forward basis) and discounted cash flow analysis, in the absence of market capitalization data. Our goodwill is impaired if the carrying value of goodwill exceeds the estimated fair value. Future adverse changes in actual or anticipated operating results, as well as unfavorable changes in economic factors and market multiples used to estimate our fair value, could result in future non-cash impairment charges.

For fixed assets and service agreements, the carrying value is compared to our projected cash flows associated with the affiliated practice that is utilizing the fixed assets or that is party to the management services agreement. We may be required to recognize an impairment charge in the event these analyses indicate that our fixed assets or management service agreement intangible assets are not recoverable.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our cost of financing or ability to obtain financing.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, we are required to furnish, an annual report by our management on our internal control over financial reporting. Such a report contains an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment would include disclosure of any material weaknesses in our internal control over financial reporting if any were identified by management. Effective with the year ending December 31, 2010, such report must also contain a statement that our independent registered public accounting firm has issued an attestation report on the effectiveness of our internal control over financial reporting.

We began preparing the system and process documentation and evaluation needed to comply with Section 404 during 2004. Our assessment as of December 31, 2008 indicated that our internal control over financial reporting is effective. However, in the future, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective, or if, for the year ending December 31, 2010 and thereafter, our independent registered public accounting firm is unable to express an opinion that our internal controls are effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our cost of financing or our ability to obtain financing.

Our business may be significantly impacted by a downturn in the economy.

While we believe the patient demand for cancer care will not generally be impacted by a downturn in the economy, unfavorable economic conditions may result in some patients electing to defer treatment, as well as increased pricing pressure from payers and vendors. In addition, vendors that have historically extended credit to us may restrict, or eliminate, the terms on which credit is extended or require additional collateral related to these business arrangements. In addition, many of our customers and suppliers may rely on the availability of short-term financing to support their operations. An adverse change in the ability of our customers or suppliers to obtain necessary financing could disrupt their operations and, consequently, limit their ability to pay obligations owed to us or provide goods and services necessary to our operations. These events could negatively impact our operating results and cash flows.

Any downturn in the economy could result in a reduction in the ability of our affiliated practices’ patients to pay co-insurance amounts or deductibles. In addition, increased unemployment will likely result in an increase in the number of patients not covered by adequate insurance. Even for patients who are insured, in the event a significant third party payer, such as insurance company or self-funded benefit plan of another organization encounters significant deterioration in its financial condition, receivables from such payer or other organization could be subject to delay or greater risk of uncollectibility. While we provide services to physician practices throughout the United States, individual physician practices typically have a local customer and, to a lesser extent, payer base. Therefore, we would expect that practices located in regions or localities disproportionally affected by an economic downturn, would be particularly adversely affected by such trends and, in fact, we believe that such practices are already experiencing a rise in uncollectibility.

The current economic environment may increase our exposure to bad debt or decrease demand for cancer care.

We continue to experience downward trends in reimbursement, which has been exacerbated as a result of the current economic environment. As more patients become uninsured as a result of job losses or receive reduced coverage as a result of cost-control measures by employers, patients are becoming increasingly responsible for the cost of treatment, which is increasing our exposure to bad debt. The shifting responsibility to pay for care has, in some instances, resulted in patients electing not to receive treatment. Third party payers are also becoming more aggressive in their efforts to deny or reduce reimbursement. In response to this environment, we have accelerated cost reduction efforts and our ongoing lean six sigma process to improve the efficiency of care delivery, increased the rigor of its patient financial counseling and claim submission processes, raised its capital investment requirements and tightened our management of working capital.

INDUSTRY AND MARKET DATA

Industry and market data, including all market share data, used throughout this prospectus was obtained from our own research and estimates and certain third party sources, including the American Cancer Society, Center for Disease Control, Congressional Budget Office, National Cancer Institute and National Institutes of Health. While we believe our internal estimates and third party information are reliable and market definitions are appropriate, they have not been verified by any other independent sources and neither we nor the initial purchasers make any representations as to the accuracy or completeness of such estimates and information.

FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates “forward looking statements.” All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements. Forward looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of US Oncology, Inc. and its subsidiaries. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

These forward looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under “Risk Factors,” will be important in determining future results.

Because of these factors, we caution that investors should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and except as required by law we undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE EXCHANGE OFFER

General

In connection with the sale of the outstanding notes, the purchasers thereof became entitled to the benefits of a certain registration rights agreement executed as part of the offering of the outstanding notes. Pursuant to that agreement, we agreed to (i) file the registration statement with respect to the exchange offer (of which this prospectus is a part) within 120 days of the date of the original issue of the outstanding notes, (ii) use reasonable best efforts to cause such registration statement to become effective within 210 days of the date of the original issue of the outstanding notes, and (iii) cause the exchange offer to be completed within 240 days of the date of original issue of the outstanding notes. The exchange notes have terms identical in all material respects to the terms of the outstanding notes. However, (i) in the event that any changes in law or applicable interpretation of the Staff of the SEC do not permit us to effect the exchange offer, (ii) if for any other reason the exchange offer is not consummated within 240 days following the date of the original issue of the outstanding notes, (iii) if an initial purchaser of the outstanding notes so requests because it holds outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer and are held by it following consummation of the exchange offer or outstanding notes acquired in the original offering having the status of an unsold allotment, or (iv) if any holder of the outstanding notes other than the initial purchasers in the original offering is not eligible to participate in the exchange offer, we have agreed to use our reasonable best efforts to cause a shelf registration statement to become effective with respect to the resale of the outstanding notes in accordance with the terms of the registration rights agreement.

We also had agreed that in the event that (i) the registration statement or a shelf registration statement is not filed with the SEC on or prior to the 120th day following the date of the original issue of the outstanding notes, (ii) the registration statement or a shelf registration statement is not declared effective on or prior to the 210th day following the date of the original issue of the outstanding notes, (iii) the exchange offer is not consummated or a shelf registration statement is not filed with the SEC on or prior to the 240th day following the original issue of the outstanding notes, or (iv) a shelf registration statement is not filed on or prior to the 180th day following any other circumstances in which a shelf registration statement is required to be filed or (v) a shelf registration statement has been declared effective and ceases to be effective at any time prior to the second anniversary thereof, the interest rate borne by the outstanding notes shall be increased by 0.25% per annum after such 120-day period in the case of clause (i) above, after such 210-day period in the case of clause (ii) above, after such 240-day period in the case of clause (iii) above, after such 180-day period in the case of clause (iv) above and immediately in the case of clause (v) above, in each case for a period of 90 days, after which time the interest rate shall be increased by an additional 0.25% per annum. The aggregate amount of such increases from the original interest rate pursuant to those provisions will in no event exceed 1.0% per annum.

In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such outstanding notes will remain at its initial level. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued exchange notes for all outstanding notes (other than outstanding notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been tendered and not withdrawn on the expiration date.

Following the completion of the exchange offer, holders of outstanding notes, other than those not eligible to participate in the exchange offer, seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of applicable outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such outstanding notes directly from us to resell or (ii) a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the exchange notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the exchange notes, as such terms are interpreted by the SEC. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.

Each broker-dealer that receives exchange notes in exchange for outstanding notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes.

As of the date of this prospectus, there is $775.0 million aggregate principal amount of the outstanding notes. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the outstanding notes as of the close of business on [—], 2009, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. See “—Exchange Agent.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

If any tendered outstanding notes are withdrawn or not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after withdrawal, rejection of tender or termination of the exchange offer.

Holders of outstanding notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “—Fees and Expenses.”

The holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture governing the notes.

Expiration Dates, Extensions, and Amendments

The term “expiration date” shall mean [—], 2009, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended. We may extend the expiration date for the exchange offer for the outstanding notes.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of applicable outstanding notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time and will disclose the approximate number of outstanding notes tendered at such time.

We reserve the right (i) to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth herein under “Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the outstanding notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. In connection with any public announcement of an extension, we will disclose the approximate number of outstanding notes tendered to that date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the applicable outstanding notes of such amendment. If there is a material change in the terms of the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least ten business days from the date notice of such change is given to the record holders of the outstanding notes.

Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Services.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from June 18, 2009, the date of issuance of the outstanding notes, at a rate per annum equal to 9.125%. Interest on the exchange notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2010. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding note accrued from February 15, 2010 until the date of issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on August 15, 2010 (the next interest payment date with respect to the outstanding notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Procedure for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signature thereon guaranteed if required by the letter of transmittal and mail, fax or otherwise deliver such letter of transmittal, together with the outstanding notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP. To tender in the exchange offer, such DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent’s account at DTC. DTC will then send a computer-generated message, or Agent’s Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent’s Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m. New York City time, on the expiration date.

The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

The method of delivery of outstanding notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

Any beneficial holder whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by appropriate bond powers, which authorize such person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the outstanding notes or bond powers must be guaranteed by an Eligible Guarantor Institution (as defined in the Notice of Guaranteed Delivery included with the letter of transmittal and described below).

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All the questions as to the validity, form, eligibility (including time or receipt), acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, or, as set forth under “Termination,” to terminate the exchange offer and (b) the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer and will be subject to our ability to obtain a waiver of certain covenants in our senior secured revolving credit facility.

By tendering, each holder of outstanding notes will represent to us that among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor any other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

Holders who wish to tender their outstanding notes and (i) whose outstanding notes are not immediately available, (ii) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an Eligible Guarantor Institution;

•

prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•

such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date and prior to our acceptance of the outstanding notes for exchange. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn (the “Depositor”),

•

identify the outstanding notes to be withdrawn (including the certificate number or numbers and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited),

•

be signed by the Depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender, and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly tendered. Any outstanding notes which have been tendered but which are not accepted for exchange will promptly be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be tendered by following one of the procedures described above under “—Procedure for Tendering” at any time prior to the expiration date.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

Conditions to the Exchange Offer and Termination

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any outstanding notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC in a manner, which might materially impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

If we determine that we may terminate the exchange offer, as set forth above, we may:

•	refuse to accept any outstanding notes and promptly return any outstanding notes that have been tendered to the holders thereof,

•

extend the exchange offer and retain all outstanding notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered outstanding notes to withdraw their tendered outstanding notes, or

•	waive such termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

Wilmington Trust FSB, the Trustee under the indentures governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:

Wilmington Trust FSB

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

Facsimile Transmission: (302) 636-4139

Confirm by Telephone: Sam Hamed, (302) 636-6181

Fees and Expenses

We will bear the expense of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent’s reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated June 4, 2009, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

On June 18, 2009, US Oncology consummated the offering of the outstanding notes and received net proceeds of approximately $758.9 million, after deducting the initial purchasers’ discount and other estimated fees and expenses related to the offering. US Oncology used the net proceeds from the offering to repay $436.7 million on our term loan credit facility and terminate that credit facility and $300.0 million (including a redemption premium of $7.3 million) to the holders of its existing senior notes due 2012 to retire those notes. In addition, US Oncology used approximately $17.0 million of existing cash on hand to pay the accrued and unpaid interest on the existing senior notes through the redemption date, on August 17, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information set forth below is qualified by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The selected historical consolidated financial and other data presented below for, and as of the end of, the fiscal years ended December 31, 2005, 2006, 2007 and 2008 and for the periods from January 1, 2004 through August 20, 2004 and from August 21, 2004 through December 31, 2004, have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data presented below for, and as of the end of, the six months ended June 30, 2008, and for the six months ended June 30, 2009, have been derived from our unaudited condensed consolidated financial statements.

	(Predecessor) Period from January 1, 2004 through August 20, 2004	(Successor) Period from August 21, 2004 through December 31, 2004	Year Ended December 31,				Six Months Ended June 30,
			2005	2006	2007	2008	2008	2009
		(dollars in thousands)
Statement of Operations Data
Product revenues	$901,616	$490,222	$1,615,943	$1,822,141	$1,970,106	$2,224,704	$1,100,311	$1,157,652
Services revenues	524,238	343,771	902,617	989,242	1,030,672	1,079,473	539,471	566,556

Total revenues	1,425,854	833,993	2,518,560	2,811,383	3,000,778	3,304,177	1,639,782	1,724,208
Cost of products	839,774	460,946	1,545,588	1,753,638	1,925,547	2,163,943	1,073,612	1,133,804
Cost of services:
Operating compensation and benefits	244,168	143,142	418,102	458,006	479,177	523,939	260,274	275,786
Other operating costs	144,220	100,987	245,630	274,665	293,677	321,947	156,234	163,344
Depreciation and amortization	37,375	21,096	67,414	69,351	73,159	72,790	37,354	35,500

Total cost of services	425,763	265,225	731,146	802,022	846,013	918,676	453,862	474,630
Total cost of products and services	1,265,537	726,171	2,276,734	2,555,660	2,771,560	3,082,619	1,527,474	1,608,434
General and administrative expense	40,676	30,159	72,008	76,948	84,326	76,883	41,228	34,387
Impairment and restructuring charges, net	—	—	—	—	15,126	384,929	381,770	1,790
Merger-related charges	9,625	8,330	—	—	—	—	—	—
Compensation under long-term incentive plan	—	—	14,507	—	—	—	—	—
Depreciation and amortization	13,198	6,254	17,504	13,983	16,172	30,017	14,283	14,770

	1,329,036	770,914	2,380,753	2,646,591	2,887,184	3,574,448	1,964,755	1,659,381
Income (loss) from operations	96,818	63,079	137,807	164,792	113,594	(270,271)	(324,973)	64,827
Other income (expense):
Interest expense, net	(10,931)	(27,842)	(84,174)	(92,870)	(95,342)	(92,757)	(46,633)	(45,106)
Loss on early extinguishment of debt	(38,272)	—	—	—	—	—	—	(22,353)
Other income (expense), net	622	1,976	—	—	—	2,213	1,369	37

Income (loss) before income taxes	48,237	37,213	53,633	71,922	18,252	(360,815)	(370,237)	(2,595)
Income tax (provision) benefit	(21,939)	(15,355)	(20,652)	(27,509)	(7,447)	(6,351)	(2,866)	(2,280)

Net income (loss)	26,298	21,858	32,981	44,413	10,805	(367,166)	(373,103)	(4,875)
Less: Net income attributable to noncontrolling interests	20	(106)	(2,003)	(2,388)	(3,619)	(3,324)	(1,732)	(1,703)

Net income (loss) attributable to the Company	$26,318	$21,752	$30,978	$42,025	$7,186	$(370,490)	$(374,835)	$(6,578)

Other Financial Data
EBITDA(1)	$109,139	$94,379	$224,605	$250,275	$203,678	$(165,361)	$(272,216)	$93,581
Ratio of earnings to fixed charges(2)	2.6x	2.0x	1.5x	1.6x	1.1x	N/A	N/A	N/A
Statement of Cash Flows Data:
Net cash provided by (used in)
Operating activities	$131,649	$91,744	$124,555	$43,639	$198,030	$141,487	$42,225	$73,555
Investing activities	(50,339)	(22,884)	(90,234)	(110,768)	(93,170)	(137,004)	(80,179)	(39,427)
Financing activities	4,143	(158,428)	(28,883)	223,058	(237,370)	(49,263)	(33,260)	(19,600)

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2008	2009
	(dollars in thousands)
Balance Sheet Data (at end of period):
Working capital	$186,577	$215,421	$254,022	$202,232	$198,616	$181,238	$210,071
Total assets	2,031,798	2,111,047	2,359,982	2,208,650	1,842,853	1,854,757	1,806,317
Long term debt, excluding current maturities	978,937	980,871	1,069,664	1,031,569	1,061,133	1,060,229	1,075,648
Total Company equity	582,323	600,249	580,741	554,323	195,415	180,633	185,610

(1)	EBITDA is net income before interest, taxes, depreciation, amortization (including amortization of stock-based compensation), and other (income) expense. We believe EBITDA is a commonly applied measurement of financial performance. EBITDA does not represent income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is useful to investors, since it can provide investors with additional information that is not directly available in a GAAP presentation. Each gives investors an indication of our liquidity and financial condition and each is used in evaluating the value of companies in general and in evaluating the liquidity of companies, their debt service obligations and their ability to service their indebtedness. EBITDA is a key tool used by management in assessing business performance and financial condition both with respect to our business as a whole and with respect to individual sites or product lines. EBITDA as presented herein is not necessarily comparable to similarly titled measures reported by other companies. See our Current Report on Form 8-K filed on June 4, 2009 (which retrospectively adjusted portions of our Annual Report on Form 10-K for the year ended December 31, 2008) and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009. The following sets forth a reconciliation of EBITDA to net income.

	Period from January 1, 2004 through August 20, 2004	Period from August 21, 2004 through December 31, 2004	Year Ended December 31,				Six Months Ended June 30,
			2005	2006	2007	2008	2008	2009
		(dollars in thousands)
Net income (loss)	$26,298	$21,858	$32,981	$44,413	$10,805	$(367,166)	$(373,103)	$(4,875)
Interest expense, net and other income	10,309	25,866	84,174	92,870	95,342	92,757	46,633	45,106
Income tax provision (benefit)	21,939	15,355	20,652	27,509	7,447	6,351	2,866	2,280
Depreciation and amortization	50,573	27,350	84,918	83,334	89,331	102,807	51,637	50,270
Amortization of stock expense	—	4,056	3,883	2,149	753	2,103	1,120	837
Noncontrolling interest	20	(106)	(2,003)	—	—	—	—	—
Other (income) expense(a)	—	—	—	—	—	(2,213)	(1,369)	(37)

EBITDA	$109,139	$94,379	$224,605	$250,275	$203,678	$(165,361)	$(272,216)	$93,581

(a)	Other (income) expense primarily relates to gains or losses on sales of assets or investments and is excluded from EBITDA as it is not considered useful in assessing the Company’s business performance or liquidity.

(2)	The ratio of earnings to fixed charges was calculated by dividing (i) net income (loss) before income taxes and fixed charges attributable to us by (ii) fixed charges which consist of interest expense incurred, including amortization of debt expense and discount, and one-third of rental expense, which approximates the interest portion of our rental expense. For the year ended December 31, 2008 and the six months ended June 30, 2009 and 2008, earnings before fixed charges were insufficient to cover fixed charges by $365.2 million, $4.8 million and $372.5 million, respectively.

US ONCOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed consolidated statements of operations have been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations give effect to the issuance of the outstanding 9.125% senior secured notes and use of proceeds therefrom as if such events occurred on January 1, 2008. The unaudited pro forma condensed consolidated statements of operations are for comparative purposes only and do not purport to represent what our results of operations would actually have been had the offering of the notes in fact occurred on the assumed date or to project our results of operations for any future date or future periods. We have not presented pro forma balance sheets because the issuance of the outstanding 9.125% senior secured notes is recorded on our June 30, 2009 balance sheet.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated statements of operations. You should read the unaudited pro forma condensed consolidated statements of operations and the related notes thereto in conjunction with the historical consolidated financial statements of US Oncology and related notes thereto and other information in “Selected Historical Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

US ONCOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(in thousands)

	Year Ended December 31, 2008	Adjustments	Pro Forma
Product revenue	$2,224,704		$2,224,704
Service revenue	1,079,473		1,079,473

Total revenue	3,304,177		3,304,177
Cost of products	2,163,943		2,163,943
Cost of services:
Operating compensation and benefits	523,939		523,939
Other operating costs	321,947		321,947
Depreciation and amortization	72,790		72,790

Total cost of services	918,676		918,676
Total cost of products and services	3,082,619		3,082,619
General and administrative expense	76,883		76,883
Impairment and restructuring charges, net	384,929		384,929
Depreciation and amortization	30,017		30,017

	3,574,448		3,574,448
Income from operations	(270,271)		(270,271)
Other income (expense):
Interest expense, net(1)	(92,757)	$(15,245)	(108,002)
Loss on early extinguishment of debt(2)	—	—	—
Other income (expense), net	2,213		2,213

Loss before income taxes	(360,815)	(15,245)	(376,060)
Income tax (provision) benefit(3)	(6,351)	5,869	(482)

Net loss	(367,166)	(9,376)	(376,542)
Less: Net income attributable to noncontrolling interests	(3,324)		(3,324)

Net loss attributable to the Company	$(370,490)	$(9,376)	$(379,866)

US ONCOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1)	The adjustment to interest expense represents the interest expense for the notes as if the offering of the outstanding notes had occurred as of January 1, 2008. This adjustment also includes the amortization of deferred financing costs related to the offering as if it had occurred as of January 1, 2008 (dollars in thousands):

	Outstanding Principal	Effective Interest Rate
Existing 9.125% senior secured notes, net of original issue discount	$758,927	9.50%
Senior secured credit facility term loans	436,666	6.20%
9.0% senior notes, due 2012	300,000	9.00%

The following table summarizes the pro forma interest expense adjustment relating to the offering of the outstanding 9.125% senior secured notes (in thousands):

	Year Ended December 31, 2008
Eliminate historical interest expense on former senior secured credit facility term loans	$27,861
Eliminate historical interest expense on former senior notes	27,000
Interest on 9.125% senior secured notes	(72,138	)(a)
Eliminate historical amortization of deferred financing costs on former senior secured credit facility and senior notes	4,036
Amortization of deferred financing costs on 9.125% senior secured notes	(2,004)

	$(15,245)

(a)	Calculated using the interest rate of 9.125% on $775 million plus amortization of $16 million original issue discount on the notes using the effective rate method over 8 years.

(2)	In connection with the refinancing of the former term loan under the senior secured credit facility and 9.0% senior notes that occurred as part of the issuance of the outstanding notes, the Company recognized a $26.1 million extinguishment loss related to the payment of a 2.25% call premium, interest during the call period, and the write off of unamortized issuance costs related to the retired debt. Of this amount, $22.4 million relates to extinguishing the senior notes during the quarter ended June 30, 2009 and the remaining $3.7 million relates to the termination of our former credit facility on August 26, 2009. Since this loss is not expected to have a continuing impact, the loss has not been included in the pro forma adjustments as if it had been incurred as of January 1, 2008.

(3)	The adjustment to the income tax provision represents the tax effect of the above adjustments at our statutory tax rate of 38.5%.

US ONCOLOGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2009

(in thousands)

	Six Months Ended June 30, 2009	Adjustments	Pro Forma
Product revenue	$1,157,652		$1,157,652
Service revenue	566,556		566,556

Total revenue	1,724,208		1,724,208
Cost of products	1,133,804		1,133,804
Cost of services:
Operating compensation and benefits	275,786		275,786
Other operating costs	163,344		163,344
Depreciation and amortization	35,500		35,500

Total cost of services	474,630		474,630
Total cost of products and services	1,608,434		1,608,434
General and administrative expense	34,387		34,387
Impairment and restructuring charges	1,790		1,790
Depreciation and amortization	14,770		14,770

	1,659,381		1,659,381
Income from operations	64,827		64,827
Other income (expense):
Interest expense, net(1)	(45,106)	$(10,178)	(55,284)
Loss on early extinguishment of debt(2)	(22,353)	—	(22,353)
Other income (expense), net	37		37

Loss before income taxes	(2,595)	(10,178)	(12,773)
Income tax (provision) benefit(3)	(2,280)	3,919	1,639

Net loss	(4,875)	(6,259)	(11,134)
Less: Net income attributable to noncontrolling interests	(1,703)		(1,703)

Net loss attributable to the Company	$(6,578)	$(6,259)	$(12,837)

US ONCOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1)	The adjustment to interest expense represents the interest expense for the notes as if the offering of the outstanding notes had occurred as of January 1, 2008. This adjustment also includes the amortization of deferred financing costs related to the offering as if it had occurred as of January 1, 2008 (dollars in thousands):

	Outstanding Principal	Effective Interest Rate
Existing 9.125% senior secured notes, net of original issue discount	$758,927	9.50%
Senior secured credit facility term loans	436,666	4.67%
9.0% senior notes, due 2012	300,000	9.00%

The following table summarizes the pro forma interest expense adjustment relating to the offering of the outstanding 9.125% senior secured notes (in thousands):

	Six Months Ended June 30, 2009
Eliminate historical interest expense on former senior secured credit facility term loans	$10,186
Eliminate historical interest expense on former senior notes	12,600
Eliminate historical interest on outstanding 9.125% senior secured notes June 18 – June 30, 2009	2,309
Interest on 9.125% senior secured notes	(36,120	)(a)
Eliminate historical amortization of deferred financing costs on senior secured credit facility and senior notes	1,682
Eliminate historical amortization of deferred financing costs on 9.125% senior secured notes June 18 - June 30, 2009	167
Amortization of deferred financing costs on 9.125% senior secured notes	(1,002)

	$(10,178)

(a)	Calculated using the interest rate of 9.125% on $775 million plus amortization of $16 million original issue discount on the notes using the effective rate method over 8 years.

(2)	In connection with the refinancing of the former term loan under the senior secured credit facility and 9.0% senior notes that occurred as part of the issuance of the outstanding notes, the Company recognized a $26.1 million extinguishment loss related to the payment of a 2.25% call premium, interest during the call period, and the write off of unamortized issuance costs related to the retired debt. Of this amount, $22.4 million relates to extinguishing the senior notes during the quarter ended June 30, 2009 and the remaining $3.7 million relates to the termination of our former credit facility on August 26, 2009. Since this loss is not expected to have a continuing impact, the loss has not been included in the pro forma adjustments as if it had been incurred as of January 1, 2008.

(3)	The adjustment to the income tax provision represents the tax effect of the above adjustments at our statutory tax rate of 38.5%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Introduction

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and notes thereto included elsewhere in this prospectus. References to “fiscal year” refer to the period from January 1 to December 31 of the indicated year. Unless otherwise noted, references to EBITDA and the combined period have the meaning set forth under “Discussion of Non-GAAP Information.”

Business Overview

Our mission is to enable physicians to provide the right treatment, at the right time, for the right patient. We strive to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. To realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers. Our headquarters are located in The Woodlands, Texas. As of June 30, 2009, our network included:

•	1,236 affiliated physicians;

•	476 sites of service;

•	79 comprehensive cancer centers and 15 facilities providing radiation therapy only;

•	A research network currently managing 74 active clinical trials; and

•	A pharmaceutical distribution business currently distributing $2.3 billion annually in oncology pharmaceuticals.

We provide our services through four operating segments; medical oncology services, cancer center services, pharmaceutical services and research/other services. Each of our operating segments is described in greater detail below.

We provide practice management services to practices under comprehensive services agreements in both our medical oncology and cancer center services segments. Our management services are intended to support affiliated physicians in providing high quality, integrated and advanced cancer care. Both medical oncology and cancer center services may be provided under the same arrangement to provide comprehensive practice management services with the differentiation between these segments relating to the nature of cancer care being supported. Medical oncology services typically relate to the support of physicians who provide chemotherapy and drug administration, while cancer center services typically relate to physicians performing radiation treatments and diagnostic radiology.

Our practice management services are designed to encompass all non-clinical aspects of managing an oncology practice and assist affiliated practices develop and execute long-term strategies for their success. We believe our fee arrangements, which are typically based on a percentage of the affiliated practice’s earnings, effectively align our interests and long-term objectives with those our comprehensively managed practices.

We work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, providing customized electronic medical records and information systems, and obtaining nationally-negotiated supply arrangements. We also assist in recruiting additional physicians into our groups, including physicians from established practices and newly qualified oncologists. In 2008, approximately 50 oncologists were recruited to join one of our affiliated groups. We believe that a substantial portion of newly qualified oncologists that enter private practice join groups that are affiliated with us. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network.

We work with practices to establish budgets, determine goals, set strategic direction and assess the viability of capital projects or other initiatives to position them for long-term growth. Our network technology infrastructure provides a common platform that facilitates collaboration among physicians, including virtual tumor boards where challenging cases and treatments can be discussed among peers. In addition, this infrastructure allows for the accumulation of financial information that can be used to establish key performance metrics, benchmark practice results, identify opportunities to enhance performance and develop best operating practices. We also provide a voice in Washington, D.C. for our affiliated practices and advocate on their behalf, and on behalf of their patients, with state agencies and lawmakers.

In addition, our management services are designed to encompass all non-clinical aspects of managing an oncology practice, allowing affiliated physicians to spend more time providing care to patients. These services include accounting, billing and collection, personnel management, payroll, benefits administration, risk management and compliance.

Operating Challenges and Strategic Responses

The economics of healthcare and the aging American population mean that pressures to increase the effectiveness of care while reducing the cost of delivery will continue. We work with physicians, manufacturers and payers to address these issues. In 2008, we launched Innovent Oncology, a service specifically designed to bring physicians and payers together to provide the highest clinical quality while better managing the total cost of care through evidence-based treatment protocols and patient support services. In 2009, we will continue to expand this offering designed to address the fundamental pressures on the cancer care delivery system in America.

We expect that the demand for professional management of physician groups will continue. We recently began packaging five key services (OPS, ORS, Innovent, iKnowMed and Research) into a new targeted physician services offering. This offering is intended to complement the CSA model and address the needs of mid-size practices (five to fifteen physicians). It is available as a suite of services customized to each practice’s priorities.

We will also continue to work with our network of comprehensively affiliated practices to improve practice performance by optimizing reimbursement, implementing Lean Six Sigma operating processes, recruiting physicians, providing customized electronic medical records and information systems and obtaining nationally-negotiated supply arrangements. We will continue to assist affiliated groups strengthen their market position, in an increasingly competitive environment, through liaison programs that market affiliated practices to referring physicians and through both local and national branding campaigns that communicate the benefits of being a member of our network.

Our Strategy

Our mission is to enable physicians to provide the right treatment, at the right time, for the right patient. We strive to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. We know that to realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers.

We believe declining reimbursement and increasing operating costs have resulted in a trend toward professional management of physician groups. Since our inception, we have worked with local physician groups to enable affiliated practices to offer state of the art care to cancer patients in outpatient settings, including professional medical services, chemotherapy infusion, radiation oncology services, access to clinical trials, laboratory services, diagnostic radiology, pharmacy services and patient education. In addition, we work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, recruiting physicians, providing customized electronic medical records and information systems, and obtaining favorable pharmaceutical pricing. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network. We have also developed other tools for physicians such as the Oncology Portal which is scheduled to launch later this year. The portal is a web-based cancer care community to provide oncologists and clinicians a platform to collaborate, share best practices and gain industry insight and education.

As of June 30, 2009, we were affiliated with 1,236 physicians operating in 476 locations, including 94 radiation oncology facilities, in 39 states. Our affiliated physicians in the twelve months ended June 30, 2009, cared for approximately 698,000 patients, which we believe is the largest for-profit cancer care network in the United States. We will continue to work with existing affiliated physicians, and seek to enter into new affiliations, to increase the financial strength of network practice and support their clinical initiatives.

It is that sizable physician and patient population that allows us to realize volume efficiencies for the network and a variety of additional industry customers. We provide oncologists with a broad range of innovative products and services through two economic models: a comprehensive services model, under which we provide all of our practice management products and services under a single contract with one fee typically based on the practice’s financial performance, and our targeted physician services model, under which physicians purchase a narrower suite of services based on the types of services required by the practice. We expect our services will increasingly be offered through targeted arrangements where a subset of our comprehensive services, including supplying oncology pharmaceuticals, reimbursement services, disease management, electronic medical records and research can be obtained separately on a fee for service basis. These targeted arrangements are designed to meet the needs of oncology practices that may not be well-suited for a comprehensive management arrangement but still value a narrower scope of our services.

In addition to assisting physicians in addressing the challenges in their local markets, we will continue to use the insight gained from working with these practices to assist payers and pharmaceutical manufacturers improve patient access to high quality cancer care and the effectiveness of the care delivery system

Our reimbursement expertise helps providers, payers and manufacturers realize cost efficiency and predictability in a largely unpredictable field of medicine. Innovent Oncology addresses the payer’s need to avoid the unnecessary costs of care while ensuring the highest level of clinical quality. Innovent Oncology offers a comprehensive solution to the key cost drivers in cancer care: variable treatments, debilitating side effects that lead to emergency room visits and hospitalizations between treatments, and futile treatment at the end of life.

We also work with pharmaceutical manufacturers in the development and commercialization of oncology pharmaceuticals. The US Oncology Research Network provides pharmaceutical manufacturers with a centrally managed and efficient system for the clinical development of new therapies from Phase I through IV. This research network is led by industry-leading cancer experts in all major tumor types and offers access to an unparalleled national sampling of patients. In addition, AccessMed® provides patient financial assistance and product support services to assist pharmaceutical manufacturers commercialize their products while our Healthcare Informatics business collects and analyzes data to provide significant insight into drug performance and patient outcomes for ongoing product development and evaluation.

Physician Relationship Models

Comprehensive Service Agreements

Under our comprehensive services model, we own or lease all of the real and personal property used by our affiliated practices. In addition, we generally manage the non-medical business operations of our affiliated practices and facilitate communication with our affiliated physicians. Each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and us. Each board’s responsibilities include strategic planning, decision-making and preparation of an annual budget for that practice. While both we and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. We are responsible for all non-medical decisions, including facilities management and information systems management.

Under most of our comprehensive service agreements, or CSAs, we are compensated under the earnings model. Under the earnings model, we account for all expenses that we incur in connection with managing a practice, including rent, pharmaceutical expenses and salaries and benefits of non-physician employees of the practices, and are paid a management fee based on a percentage of the practice’s earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2008, 80.9% of our revenue was derived from CSAs related to practices managed under the earnings model. During the six months ended June 30, 2009, 81.1% of our revenue was derived from CSAs. Our other CSAs are on a fixed management fee basis, as required by some states.

Targeted Physician Services

Our services are increasingly being offered through targeted arrangements where a subset of the services offered through our comprehensive management agreements are provided separately to oncologists on a fee-for-service basis. Targeted physician services represented 15.8% of our revenue during the year ended December 31, 2008, which was primarily fees for payment for pharmaceuticals and supplies used by the practice and reimbursement for certain pharmacy-related expenses. Targeted physician services represented 15.1% of our revenue during the six months ended June 30, 2009. A smaller portion of our revenue from targeted arrangements was payment for billing, collection and reimbursement support service and payment for the other services we provide. Rates for our services typically are based on the level of services desired by the practice.

Concentrations of Risk

One affiliated practice, Texas Oncology, P.A., or Texas Oncology, represented approximately 25% of our revenue for the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006. We perceive our relationship with this practice to be positive, however if the relationship were to deteriorate, or the practice were to disaffiliate, we would experience a material, adverse impact on our results of operations and financial condition.

We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceuticals that are manufactured and sold by a very limited number of manufacturers. During 2008, approximately 43% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and certain agreements are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that is adjusted quarterly based on specified volume levels or a specified level of use of a specific drug as a percentage of overall use of drugs within a given therapeutic class. In some cases, compliance with the contract is measured on an annualized basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including as a result of reimbursement changes such as those affecting ESAs and the introduction of standardized treatment regimens or clinical pathways, by our affiliated practices, that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements based on our prior assessment as to the likelihood of attaining such reductions. Furthermore, certain manufacturers pay rebates under agreements based on multi-product performance. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the years ended December 31, 2008, 2007 and 2006, the practices affiliated with us under comprehensive services agreements derived approximately 38.2%, 37.8% and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 5.5%, 3.8%, and 3.0%, respectively, relates to Medicare managed care programs) and approximately 3.3%, 3.0% and 3.1%, respectively of their net patient revenue from services provided under state Medicaid programs. Under managed care programs, Medicare contracts with third-party payers to administer health plans for Medicare beneficiaries. Under such programs, physicians are reimbursed at negotiated rates (rather than the Medicare fee schedule) and the payer is a third-party, rather than the Medicare program itself. Practices affiliated under comprehensive services agreements collectively have agreements with one additional payer that represents more than 10% of net revenues. That payer represented 11% of net revenues in 2006, and less than 10% in 2007 and 2008. No other single payer accounted for more than 10% of our revenue during the years ended December 31, 2008, 2007 and 2006. Certain of our individual affiliated practices, however, have contracts with payers accounting for more than 10% of their revenue.

Reimbursement Matters

Pharmaceutical Reimbursement under Medicare

Erythropoiesis-stimulating agents, or ESAs, are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood’s ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions.

On July 30, 2007, CMS issued a NCD establishing criteria for reimbursement by Medicare for ESA usage which led to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. In addition, ODAC met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings, on July 30, 2008, the FDA published a final new label for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement (rather than prescribing) for Medicare beneficiaries only, the label indication directs appropriate physician prescribing and applies to all patients and payers.

The FDA also mandated implementation of a REMS proposal relating to ESAs by manufacturers which was filed with the FDA in late August, 2008. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medication guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain and it presently remains under discussion between the manufacturers and the FDA. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to prescribe ESAs for their patients. The REMS is expected to become effective some time in 2009 or early 2010. We believe a possible impact of the REMS could be further reductions in ESA utilization. Because the use of ESAs relates to specific clinical determinations and we do not make clinical decisions for affiliated physicians, analysis of the financial impact of these restrictions is a complex process. As a result, there is inherent uncertainty in making an estimate or range of estimates as to the ultimate financial impact on us. Factors that could significantly affect the financial impact on us include ongoing clinical interpretations of coverage restrictions and risks related to ESA use.

The decline in ESA usage has had a significant adverse affect on our results of operations, and, particularly, our Medical Oncology Services and Pharmaceutical Services segments. Operating income attributable to ESAs administered by our network of affiliated physicians decreased by $3.8 million and $8.1 million during the three months and six months ended June 30, 2009, respectively, from the comparable periods ended June 30, 2008. The operating income reflects results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers for pharmaceuticals purchased by physicians affiliated under both of these arrangements.

Decreasing financial performance of affiliated practices as a result of declining ESA usage also affects their relationship with us and, in some instances, has led to increased pressure to amend the terms of their management services agreements. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from ESA manufacturers. Decreased financial performance may also adversely impact our ability to obtain acceptable credit terms from pharmaceutical manufacturers, including manufacturers of products other than ESAs.

We expect continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. Such scrutiny by payers or additional scientific data could lead to future restrictions on usage or reimbursement for other pharmaceuticals as a result of payer or FDA action or reductions in usage as a result of the independent determination of oncologists practicing in our network. Any such reduction could have an adverse effect on our business. In our evidence-based medicine initiative, affiliated physicians continually review emerging scientific information to develop clinical pathways for use in oncology and remain engaged with payers in determining optimal usage for all pharmaceuticals.

Medicare Demonstration Project

Until 2007, the decline in oncology pharmaceutical reimbursement was partially offset by payments for certain data relating to symptom management for cancer patients, under the Medicare Demonstration Project. For 2005, the Medicare Demonstration Project was projected by CMS to add an aggregate of $260 million in Medicare payments to oncologists across the United States. The project continued for 2006; however it included substantial revisions to gather more specific information relevant to the quality of care for cancer patients. Reporting for 2006 was not specific to chemotherapy, but instead was focused on physician evaluation and management. The reduced reimbursement under the Medicare Demonstration Project negatively impacted pre-tax income in 2006 by approximately $6.8 million as compared to 2005. The Oncology Medicare Demonstration Project expired as of December 31, 2006, and the reduced reimbursement negatively impacted 2007 pre-tax income by an estimated $2.6 million.

Reimbursement for Physician Services

Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units, or RVUs. The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula.

On July 1, 2009, CMS proposed changes to policies and payment rates for services to be furnished during 2010 by physicians and nonphysician practitioners who are paid under the Medicare physician fee schedule. Under the statutory formula, the conversion factor for 2010 is estimated to decrease by 21.5% unless Congress again enacts superseding legislation. Congress and the Administration are considering possible actions to prevent that decrease. In addition, CMS projects that the proposed changes to policies and payment rates would result in a 6% decrease in overall payments to the specialty of hematology/oncology and a 19% decrease in overall payments to the specialty of radiation oncology. Under the proposed provisions, EBITDA would be reduced by approximately $23 million. However, we currently estimate the impact to 2010 EBITDA of actual changes to CMS policies and payment rates will be between $5-$10 million based primarily on our expectation that Congress, as in previous years, will enact legislation to avert a 21.5% Sustainable Growth Rate reduction. In addition, we expect corrections for radiation oncology reimbursement will be made to revise assumptions related to equipment utilization (which currently do not differentiate between radiation therapy and diagnostic imaging equipment) and reductions in hematology/oncology specialty care reimbursement will be phased in over a number of years, rather than all in 2010 as currently proposed. We cannot provide assurance that these expectations and estimates will prove to be correct. After reviewing public and legislative comment, CMS is expected to publish a Final Rule including policies and payment rates on or around November 1, 2009.

On October 30, 2008, CMS issued a final rule for the Medicare Physician Fee Schedule for calendar year 2009. The final rule establishes Medicare payment rates and policy changes that went into effect for services furnished by physicians and non-physician practitioners as of January 1, 2009. The 2009 Medicare Physician Fee Schedule included a 5% decrease in the conversion factor from the 2008 rates reflecting the discontinuation of a budget neutrality adjustor that had been applied to a portion of the fee schedule calculation for the past two years. This change negatively impacted technical services and increased reimbursement for services with greater physician work components such as Evaluation and Management services. Under this fee schedule, pretax income for the six months ended June 30, 2009, decreased by approximately $0.7 million compared to the six months ended June 30, 2008.

In November, 2006, CMS released its Final Rule of the Five-Year Review of Work Relative Value Units, known as RVU or Work RVU, under the Physician Fee Schedule and Proposed Changes to the Practice Expense, or PE, Methodology known as the Final Rule. The Work RVU changes were implemented in full beginning January 1, 2007, while the PE methodology changes are being phased in over a four-year period (2007-2010). For the six months ended June 30, 2009, the Final Rule resulted in an increase in pretax income of $2.0 million over the comparable prior year period for Medicare non-drug reimbursement excluding the 2009 conversion factor change.

Imaging Reimbursement

On April 6, 2009, CMS issued a final national coverage determination, or NCD, to expand coverage for initial testing with PET as a cancer diagnostic tool for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers. This NCD also extends coverage to patients to allow PET usage beyond initial diagnosis to include subsequent treatment strategies and is expected to expand usage of PET scans, including at our affiliated practices, beginning in the second quarter of 2009.

General Reimbursement Matters

Other reimbursement matters that could impact our future results include the risk factors described above, as well as:

•	the extent to which non-governmental payers change their reimbursement rates or implement other initiatives, such as pay for performance, or change benefit structures;

•	changes in practice performance or behavior, including the extent to which physicians continue to administer drugs to Medicare patients, or changes in our contracts with physicians;

•	changes in our cost structure or the cost structure of affiliated practices, including any change in the prices our affiliated practices pay for drugs;

•	changes in our business, including new cancer centers, PET system installations or otherwise expanding operations of affiliated physician groups;

•	changes in patient responsibility to pay for cancer treatment as a result of employer benefit plan design, rising unemployment or other related factors; and

•	any other changes in reimbursement or practice activity that are unrelated to the prescription drug legislation.

The Obama administration has identified healthcare as a policy priority and has released an outline of its healthcare policy initiatives as they relate to the 2010 federal budget. The outline identifies guiding principles for healthcare reform and spending, which include increasing access to and affordability of healthcare, primarily by ensuring access to health insurance, increasing effectiveness of care, through effective use of technology and an emphasis on evidence-based medicine, maintaining patient choice, emphasizing preventive care and enhancing the fiscal sustainability of the U.S. healthcare system. Specific initiatives described in the outline include reducing drug costs for federal programs by increasing availability of generics and increasing the Medicaid rebates payable by manufacturers to states, increasing incentives to reduce unnecessary variability in treatment and to practice evidence-based medicine, incentivizing the use of electronic medical records and other technology, and reducing unnecessary or wasteful spending. Similarly, some states in which we operate have undertaken, or are considering, healthcare reform initiatives that also address these issues. Currently, the matter of healthcare reform continues to be debated by lawmakers and we are unable to provide guidance on what the final legislation will be and how it will impact us. While many of the stated goals of the administration’s initiatives are consistent with our own mission to increase access to care that is effective, efficient and based upon the latest available scientific evidence, additional regulation and continued fiscal pressure may adversely affect our business.

Summary of Medicare and Other Reimbursement Changes

Many factors impact the reimbursement for treatment provided by our affiliated practices, including new rules and rate changes which are enacted frequently. The legislative changes which had the most impact on reimbursement in 2008 include the PE Methodology changes for physician services and the HOPPS rate limitation for imaging reimbursement, which together increased pre-tax income by $4.6 million in 2008.

Also, as experienced during the past two years (with ESAs), new information often emerges regarding the possible effects of drugs brought about changes from the FDA, CMS, physicians and patients in determining the most appropriate and effective use of those drugs. Pre-tax income attributable to ESAs administered by our network of affiliated physicians decreased by approximately $26 million in 2008 (Medicare and all other patients).

Recent Developments

On October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc. Pursuant to the terms of the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc, the number of authorized $0.001 par value common shares increased from 300.0 million common shares to 500.0 million common shares.

In addition, pursuant to this amendment, each outstanding share of Series A Preferred Stock and Series A-1 Preferred Stock of US Oncology Holdings, Inc. was converted into a number of common shares equal to its liquidation preference divided by $1.50 plus one additional common share. As a result of the conversion, 13.9 million shares of Series A Preferred Stock and 1.9 million shares of Series A-1 Preferred Stock, with a liquidation preference of $332.2 million and $50.2 million, respectively, were exchanged for an aggregate 270.6 million common shares.

Also, on October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved amendments to the Amended and Restated 2004 Equity Incentive Plan and the 2004 Director Stock Option Plan.

The amendment to the Amended and Restated 2004 Equity Incentive Plan, which was effective October 1, 2009, among other things, increased the number of shares of common stock reserved for issuance under the plan from 32.0 million shares to 59.6 million shares. The aggregate number of shares reserved for issuance includes awards issued and outstanding prior to the effective date of the amendment. Of the shares reserved for issuance under the plan, 33.2 million shares may be in the form of restricted stock and the remaining shares are available in the form of options to purchase common stock. In connection with the amendment, on October 1, 2009, US Oncology Holdings, Inc. issued an additional 3.4 million shares of restricted stock and 13.6 million options to purchase common stock. Subsequent to these awards, 13.2 million shares remain available for future grants under the plan, of which 1.6 million shares may be in the form of restricted common stock.

The amendment to the 2004 Director Stock Option Plan, also effective October 1, 2009, increased the number of shares reserved for issuance under the plan to 1.0 million in addition to modifying certain other aspects of the plan. The amendment also provided for a grant of 25,000 shares of common stock for eligible directors first elected to the board during the year ending December 31, 2009 and of 15,000 shares of common stock for other eligible directors as of the effective date of the amendment. Beginning with the year ending December 31, 2010, eligible directors (in office after giving effect to the annual meeting of stockholders) will receive annual grants of 10,000 shares of common stock plus an additional 1,000 shares of common stock for each committee on which such eligible director serves.

As a result of the aforementioned transactions, the number of outstanding shares of US Oncology Holdings, Inc. common stock increased from 148.4 million shares to 422.5 million shares.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, for interim financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to accounts receivable, intangible assets, goodwill, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions.

In addition, as circumstances change, we may revise the basis of our estimates accordingly. For example, in the past we have recorded charges to reflect revisions in our valuation of accounts receivable as a result of actual collection patterns. We maintain decentralized billing systems and continue to upgrade and modify those systems. We take this into account as we evaluate the realizability of receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of such prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers, such as the changes in Medicare reimbursement.

Refer to the “Critical Accounting Policies and Estimates” section of our Annual Report on Form 10-K filed with the SEC on March 12, 2009, for a discussion of our critical accounting policies. We believe such critical accounting policies affect the more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements. These critical accounting policies include our policy for recognition of revenue from affiliated practices, valuation of accounts receivable, impairment of long-lived assets, volume-based pharmaceutical rebates and accounting for income taxes.

Impairment of Long-Lived Assets

As of June 30, 2009 and December 31, 2008, our Condensed Consolidated Balance Sheet includes goodwill in the amount of $377.3 million, of which $28.9 million, $191.4 million and $157.0 million was associated with the Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments, respectively.

We assess the recoverability of goodwill on an annual basis or more frequently if events or circumstances indicate the carrying value of goodwill may not be recoverable. In its most recent annual assessment, during the fourth quarter of 2008, we estimated that the fair values of its Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments exceeded their carrying values by approximately $290.0 million, $44.0 million and $125.0 million, respectively.

A future decline in the operating performance or increase in the capital requirements of the Cancer Center Services segment could result in an impairment of goodwill related to this segment. Goodwill for the Cancer Center Services segment was $191.4 million at June 30, 2009. Factors that could contribute to a decline in operating performance would include, but are not limited to, a reduction in reimbursement for radiation therapy and diagnostic services by third party payers (including governmental and commercial payers), an increase in operating costs such as compensation or utilities, or a reduction in our management fees under comprehensive management agreements. On July 1, 2009, CMS issued proposed changes to policies and payment rates under the 2010 Medicare physician fee schedule. This fee schedule remains in proposal form and subject to changes (which have been significant in prior years). However, if certain elements of the proposed schedule are included in the final rule, particularly potential reductions in reimbursement for radiation therapy services, the enactment of the final rule may result in an impairment of goodwill in this segment. Additionally, increasing capital requirements as a result of escalating equipment or financing costs or investments in new technology could negatively impact the segment’s estimated fair value such that an impairment of its goodwill may be deemed to have occurred. We continue to address the negative factors that could result in an impairment of goodwill related to this segment. During the six months ended June 30, 2009, we implemented certain cost reduction efforts and increased our emphasis on capital management, including working capital and investments in new projects. On April 6, 2009, CMS issued a final NCD to expand coverage for initial testing with PET as a cancer diagnostic tool for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers. This NCD also extends coverage to patients to allow PET usage beyond initial diagnosis to include subsequent treatment strategies and is expected to expand usage of PET scans, and favorably impact the results of the Cancer Center Services segment. However, future adverse changes in actual or anticipated operating results, economic factors and/or market multiples used to estimate our fair value, could result in future non-cash impairment charges. Because measuring an impairment charge requires the identification and valuation of intangible assets that have either increased in value or have been created since the goodwill was initially recognized, it is not possible to estimate the impact of the impairment charge that would be recorded if the estimated fair value of the Cancer Center Services segment were to decline below its carrying value. We perform our annual goodwill assessment as of the beginning of the fourth quarter, however if events or circumstances change that we conclude would more likely than not reduce the fair value of our Cancer Center Services segment below its carrying amount, we would perform impairment testing before that date.

Recent Accounting Pronouncements

From time to time, the FASB, the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot provide assurance that future changes in accounting rules would not require us to make restatements of previously filed financial information.

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February, 2008, the FASB issued Staff Position FAS No. 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are measured on a recurring basis. Effective January 1, 2009, we adopted SFAS No. 157 with respect to non-financial assets and liabilities measured on a non-recurring basis. The application of the fair value framework established by SFAS No. 157 to these fair value measurements did not have a material impact on our unaudited condensed consolidated financial statements.

In December, 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS 141R. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in an acquiree and the resulting goodwill. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement was effective for annual reporting periods beginning after December 15, 2008 and was adopted without material impact. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We expect SFAS 141R will have an impact on our accounting for future business combinations, however the effect is dependent upon acquisitions which may occur in the future.

In April, 2009, the FASB issued Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” or FSP No. FAS 141(R)-1. FSP No. FAS 141(R)-1 amends and clarifies SFAS No. 141(R) to address application issues raised on the initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP generally applies to assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of SFAS No. 5, “Accounting for Contingencies,” if not acquired or assumed in a business combination for which the acquisition date is on or after January 1, 2009. The adoption of this FSP did not have a material impact on our unaudited condensed consolidated financial statements; however, the FSP may have an impact on the accounting for any future acquisitions or divestitures.

In December, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of noncontrolling interests, or NCIs, in partially-owned subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, rather than a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially-owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 was effective for annual reporting periods beginning after December 15, 2008. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in our unaudited condensed consolidated financial statements contained herein.

In March, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133,” or SFAS 161. SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. SFAS 161 was effective for us on January 1, 2009, and was adopted without a material impact on our unaudited condensed consolidated financial statements.

In April, 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets,” or FSP 142-3. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. FSP 142-3 was effective January 1, 2009 for us. There was no impact to us on adopting FSP 142-3; however, FSP 142-3 may result in a change in the useful lives of intangible assets recognized in future periods.

In April, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” or FSP FAS 107-1 and APB 28-1. Under FSP FAS 107-1 and APB 28-1 the disclosure requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” or SFAS 107, are to be applied in interim period financial statements, in addition to the existing requirements for annual periods. FSP FAS 107-1 and APB 28-1 reiterates SFAS 107’s requirement to disclose the methods and significant assumptions used to estimate fair value. FSP FAS 107-1 and APB Opinion No. 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. The FSP was effective for our interim period ending June 30, 2009 and adoption of this FSP did not have a material impact on its unaudited condensed consolidated financial statements.

In June, 2009, the FASB issued SFAS No. 165, “Subsequent Events,” or SFAS 165. Prior to SFAS 165, the authoritative guidance for subsequent events was previously addressed only in U.S. auditing standards. SFAS 165 establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires us to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. SFAS 165 became effective for us on June 30, 2009 and was adopted without material impact on its unaudited condensed consolidated financial statements.

In June, 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” or SFAS 167. SFAS 167 amends consolidation guidance for variable interest entities, or VIE, under FIN 46(R). Under SFAS 167, the new consolidation model is a more qualitative assessment of power and economics that considers which entity has the power to direct the activities that “most significantly impact” the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. SFAS 167 is effective for us as of January 1, 2010. We are currently evaluating the impact of this standard on its unaudited condensed consolidated financial statements.

In June, 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—A Replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification, or the Codification, will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. SFAS 168 is effective for our interim period ending September 30, 2009. We do not expect that this standard will have a material impact on its unaudited condensed consolidated financial statements upon adoption.

Discussion of Non-GAAP Information

In this prospectus, we use the term “EBITDA” which represents net income before interest, taxes, depreciation, amortization (including amortization of stock-based compensation) and other income (expense). EBITDA is not calculated in accordance with generally accepted accounting principles in the United States; rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the consolidated statement of operations and comprehensive income and the consolidated statement of cash flows is included in this registration statement.

We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in our network. Our senior secured revolving credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA should not be viewed as an alternative to our income from operations, as an indicator of operating performance, or our cash flow from operations as a measure of liquidity. For example, EBITDA does not reflect:

•	our significant interest expense, or the cash requirements necessary to service interest and principal payments on our indebtedness;

•	cash requirements for the replacement of capital assets being depreciated and amortized, which typically must be replaced in the future, even though depreciation and amortization are non-cash charges;

•	changes in, or cash equivalents available for, our working capital needs;

•	our cash expenditures, or future requirements, for other capital expenditure or contractual commitments; and

•	the fact that other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Despite these limitations, management believes that EBITDA provides investors and analysts with a useful measure of liquidity and financial condition unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management compensates for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information for comparative purposes and for analyzing compliance with our loan covenants.

In all events, EBITDA is not intended to be a substitute for GAAP measures. Investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us.

Results of Operations

The following table sets forth our consolidated statement of operations and the percentages of revenue represented by certain items reflected herein for the years ended December 31, 2008, 2007 and 2006 and the six months ended June 30, 2009 and 2008 (in thousands).

	Year Ended December 31,						Six Months Ended June 30,
	2008		2007		2006		2009		2008
Product revenues	$2,224,704	67.3%	$1,970,106	65.7%	$1,822,141	64.8%	$1,157,652	67.1%	$1,100,311	67.1%
Service revenues	1,079,473	32.7	1,030,672	34.3	989,242	35.2	566,556	32.9	539,471	32.9

Total revenues	3,304,177	100.0	3,000,778	100.0	2,811,383	100.0	1,724,208	100.0	1,639,782	100.0
Cost of products	2,163,943	65.5	1,925,547	64.2	1,753,638	62.4	1,133,804	65.8	1,073,612	65.5
Cost of services:
Operating compensation and benefits	523,939	15.9	479,177	16.0	458,006	16.3	275,786	16.0	260,274	15.9
Other operating costs	321,947	9.7	293,677	9.8	274,665	9.8	163,344	9.5	156,234	9.5
Depreciation and amortization	72,790	2.2	73,159	2.3	69,351	2.4	35,500	2.0	37,354	2.3

Total cost of services	918,676	27.8	846,013	28.1	802,022	28.5	474,630	27.5	453,862	27.7
Total cost of products and services	3,082,619	93.3	2,771,560	92.3	2,555,660	90.9	1,608,434	93.3	1,527,474	93.2
General and administrative expense	76,883	2.3	84,326	2.8	76,948	2.7	34,387	2.0	41,228	2.5
Impairment and restructuring charges	384,929	11.6	15,126	0.5	—	—	1,790	0.1	381,770	23.3
Depreciation and amortization	30,017	0.9	16,172	0.5	13,983	0.5	14,770	0.8	14,283	0.8

Total costs and expenses	3,574,448	108.1	2,887,184	96.1	2,646,591	94.1	1,659,381	96.2	1,964,755	119.8
Income (loss) from operations	(270,271)	(8.1)	113,594	3.9	164,792	5.9	64,827	3.8	(324,973)	(19.8)
Other income (expense):
Interest expense, net	(92,757)	(2.8)	(95,342)	(3.2)	(92,870)	(3.3)	(45,106)	(2.6)	(46,633)	(2.8)
Loss on early extinguishment of debt	—	—	—	—	—	—	(22,353)	(1.3)	—	—
Other income (expense), net	2,213	0.1	—	—	—	—	37	—	1,369	—

Income (loss) before income taxes	(360,815)	(10.8)	18,252	0.7	71,922	2.6	(2,595)	(0.2)	(370,237)	(22.6)
Income tax benefit (provision)	(6,351)	(0.2)	(7,447)	(0.2)	(27,509)	(1.0)	(2,280)	(0.1)	(2,866)	(0.2)

Net income (loss)	(367,166)	(11.0)	10,805	0.5	44,413	1.6	(4,875)	(0.3)	(373,103)	(22.8)
Less: Net income attributable to noncontrolling interests	(3,324)	(0.1)	(3,619)	(0.1)	(2,388)	(0.1)	(1,703)	(0.1)	(1,732)	(0.1)

Net income (loss) attributable to the Company	$(370,490)	(11.1)%	$7,186	0.4%	$42,025	1.5%	$(6,578)	(0.4)%	$(374,835)	(22.9)%

We derive revenue primarily in four areas:

•

GPO, data and other pharmaceutical service fees. We receive fees from pharmaceutical companies for acting as a distributor, as a GPO for our affiliated practices, and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data we collect, compile and analyze, as well as fees for other services we provide to pharmaceutical companies, including reimbursement support.

•

Clinical research fees. We receive fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

•

Oncology pharmaceutical services fees. Under our OPS agreements, we bill practices for services rendered. These revenues include payment for all of the pharmaceutical agents used by the practice for which we pay the pharmaceutical manufacturers and a service fee for the pharmacy-related services we provide.

•

Comprehensive service fee revenues. Under our CSAs, we recognize revenues equal to the reimbursement we receive for all expenses we incur in connection with managing a practice plus an additional management fee that is generally based upon a percentage of the practice’s earnings before income taxes, subject to certain adjustments.

A portion of our revenue under our CSAs and our OPS arrangements with affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. Our remaining revenues are reported as service revenues. Physician practices that enter into CSAs with us receive a broad range of services and receive pharmaceutical products. These products and services represent multiple deliverables rendered under a single contract, with a single fee. We have analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component.

We retain all amounts we collect in respect of practice receivables that we collect on behalf of affiliated practices under CSAs. On a monthly basis, we calculate what portion of their revenues those affiliated practices are entitled to retain by subtracting accrued practice expenses and our accrued fees from accrued revenues. We pay practices this remainder in cash, which they use primarily for physician compensation. The amounts retained by physician groups are excluded from our revenue, because they are not part of our fees. By paying on a cash basis for accrued amounts, we assist in financing their working capital.

Six Months Ended June 30, 2009 and June 30, 2008

As of June 30, 2009 and 2008, respectively, we have affiliated with the following number of physicians (including those under OPS agreements), by specialty:

	June 30,
	2009	2008
Medical oncologists/hematologists	998	1,008
Radiation oncologists	159	154
Other oncologists	79	58

Total physicians	1,236	1,220

The following tables set forth changes in the number of physicians affiliated with us under both comprehensive and OPS agreements:

	Six Months Ended June 30,
	2009	2008
Comprehensive Service Agreements(1)
Affiliated physicians, beginning of period	979	903
Physician practice affiliations	40	59
Recruited physicians	16	10
Retiring/Other	(38)	(19)
Net conversions to/(from) OPS agreements	(8)	(2)

Affiliated physicians, end of period	989	951

Oncology Pharmaceutical Services Agreements(2)
Affiliated physicians, beginning of period	232	296
Physician practice affiliations	45	23
Physician practice separations	(24)	(43)
Retiring/Other	(14)	(9)
Net conversions to/(from) CSAs	8	2

Affiliated physicians, end of period	247	269

Total affiliated physicians, end of period	1,236	1,220

(1)	Operations related to CSAs are included in the Medical Oncology and Cancer Center services segments.
(2)	Operations related to OPS agreements are included in the Pharmaceutical Services segment.

The following table sets forth the number of radiation oncology facilities and PET systems managed by us:

	Six Months Ended June 30,
	2009	2008
Cancer Centers, beginning of period	80	77
Cancer Centers opened	1	4
Cancer Centers closed	(2)	(1)

Cancer Centers, end of period	79	80

Radiation oncology-only facilities, end of period	15	12

Total Radiation Oncology Facilities(1)	94	92

Linear Accelerators	121	118

PET Systems(2)	38	35

CT Scanners(3)	64	61

(1)	Includes 91 and 85 sites utilizing IMRT and/or IGRT technology at June 30, 2009 and 2008, respectively.
(2)	Includes 28 and 23 PET/CT systems at June 30, 2009 and 2008, respectively.
(3)	Excludes PET/CT systems which are classified as PET systems above.

The following table sets forth key operating statistics as a measure of the volume of services provided by our practices affiliated under CSAs:

	Six Months Ended June 30,
	2009	2008
Average Per Operating Day Statistics:
Medical oncology visits	11,227	10,706
Radiation treatments	2,728	2,732
Targeted treatments (included in radiation treatments)(1)	753	672
PET scans	222	201
CT scans	837	770

(1)	Includes IMRT, IGRT, brachytherapy and stereotactic radiosurgery treatments.

Revenue

The following tables reflect our revenue by segment for the six months ended June 30, 2009 and 2008 (in thousands):

	Six Months Ended June 30,		Change
	2009	2008
Medical oncology services	$1,187,488	1,112,099	6.8%
Cancer center services	189,460	182,325	3.9
Pharmaceutical services	1,201,764	1,247,873	(3.7)
Research and other services	37,693	27,638	36.4
Eliminations(1)	(892,197)	(930,153)	4.1

Total revenue	1,724,208	1,639,782	5.1%

As a percentage of total revenue:
Medical oncology services	68.9%	67.8%
Cancer center services	11.0	11.1
Pharmaceutical services	69.7	76.1
Research and other services	2.2	1.7
Eliminations(1)	(51.8)	(56.7)

Total revenue	100.0%	100.0%

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (Pharmaceutical Services segment) to our affiliated practices (Medical Oncology segment).

Medical Oncology Services. For the six months ended June 30, 2009, Medical Oncology Services revenue increased $75.4 million, or 6.8 percent, from the six months ended June 30, 2008. The revenue increase reflects higher medical oncology visits due primarily to physician additions. Revenue growth was partially offset by lower utilization of ESA drugs by affiliated physicians.

Cancer Center Services. For the six months ended June 30, 2009, cancer center services revenue increased $7.1 million, or 3.9 percent over the same period of 2008. The increase reflects a 9.1 percent increase in diagnostic scans as well as a shift towards more technologically advanced radiation therapies which increased by 12.1 percent compared to 2008.

Pharmaceutical Services. During the six months ended June 30, 2009, pharmaceutical services revenue was $1,201.8 million, a decrease of $46.1 million over the comparable 2008 period. The revenue decrease is primarily due to a reduction in the number of physicians affiliated under OPS agreements from prior year reflecting credit risk management in this offering, as well as ESA drug volumes.

Operating Costs

Operating costs, including depreciation and amortization related to our operating assets, and are presented in the tables below (in thousands):

	Six Months Ended June 30,		Change
	2009	2008
Cost of products	$1,133,804	$1,073,612	5.6%
Cost of services:
Operating compensation and benefits	275,786	260,274	6.0
Other operating costs	163,344	156,234	4.6
Depreciation and amortization	35,500	37,354	(5.0)

Total cost of services	474,630	453,862	4.6

Total cost of products and services	$1,608,434	$1,527,474	5.3%

As a percentage of revenue:
Cost of products	65.8%	65.5%
Cost of services:
Operating compensation and benefits	16.0	15.9
Other operating costs	9.5	9.5
Depreciation and amortization	2.0	2.3

Total cost of services	27.5	27.7

Total cost of products and services	93.3%	93.2%

Cost of Products. Cost of products consists primarily of oncology pharmaceuticals and supplies used by affiliated practices in our Medical Oncology Services segment and sold to practices affiliated under the OPS model in our Pharmaceutical Services segment. Product costs increased 5.6% over the six months ended June 30, 2008, which is consistent with the revenue growth associated with pharmaceutical use from the corresponding period. As a percentage of revenue, cost of products was 65.8% and 65.5% in the six months ended June 30, 2009 and 2008, respectively.

Cost of Services. Cost of services includes compensation and benefits related to our operations, including non-physician employees of our affiliated practices. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 27.5% and 27.7% in the six months ended June 30, 2009 and 2008, respectively.

Corporate Costs and Net Income

Corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs are presented in the table below.

	Six Months Ended June 30,		Change
(in thousands)	2009	2008
General and administrative expense	$34,387	$41,228	(16.6)%
Impairment and restructuring charges	1,790	381,770	nm	[1]
Depreciation and amortization	14,770	14,283	3.4
Interest expense, net	45,106	46,633	(3.3)
Loss on early extinguishment of debt	22,353	—	nm	[1]
Other (income) expense, net	(37)	(1,369)	nm	[1]

As a percentage of revenue
General and administrative expense	2.0%	2.5%
Impairment and restructuring charges	0.1	23.3
Depreciation and amortization	0.8	0.8
Interest expense, net	2.6	2.8
Loss on early extinguishment of debt net	1.3	—
Other (income) expense, net	0.1	—

(1)	Not meaningful

General and Administrative. General and administrative expense was $34.4 million for the six months ended June 30, 2009 and $41.2 million for the same period in 2008. General and administrative expense during the six months ended June 30, 2009 was $6.8 million lower than the comparable prior year period due to the continued management of controllable costs, primarily in areas such as personnel expenses, professional fees and travel. General and administrative expense represented 2.0% and 2.5% of revenue, respectively, for the six months ended June 30, 2009 and 2008.

Impairment and Restructuring Charges

Impairment and restructuring charges recognized during the six months ended June 30, 2009 and 2008 consisted of the following amounts (in thousands):

	Six Months Ended June 30,
	2009	2008
Goodwill	$—	$380,000
Severance costs	1,613	1,662
Service agreements, net	150	—
Other, net	27	108

Total	$1,790	$381,770

During the six months ended June 30, 2009, we recorded $1.6 million of severance charges related to certain corporate personnel in connection with efforts to further reduce costs. These charges will be paid through the second quarter of 2010. In addition, an unamortized service agreement intangible was impaired for $0.2 million related to a practice that converted from a comprehensive services model to a targeted physician services relationship.

During the six months ended June 30, 2008, we recorded an impairment of goodwill related to the Medical Oncology segment of $380.0 million. Also during the period, charges of $1.6 million were recognized primarily related to employee severance for which payment was made in the second quarter of 2008.

Depreciation and Amortization. Depreciation and amortization expense increased $0.5 million for the six months ended June 30, 2009 over the six months ended June 30, 2008.

Interest. Interest expense, net, was $45.1 million during the six months ended June 30, 2009 from $46.6 million in the comparable period of the prior year due to lower market interest rates on our variable rate then-existing senior secured credit facility as well as a reduction of indebtedness due to a $29.4 million repayment as a result of the excess cash flow sweep provision of that facility paid in April 2008. The impact of lower variable rates and debt repayments in 2008 was partially offset by incremental interest on the $775.0 million 9.125% Senior Secured Notes issued in June 2009.

Income Taxes. Our effective tax rate was a tax provision of 53.0% and 0.8% for the six months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, we had a tax provision of $2.3 million, despite reporting a loss before income taxes of $4.3 million, due to the impact of non-deductible expenses and certain state income taxes. For the six months ended June 30, 2008, the effective tax rate was less than the statutory rate as the period included a non-deductible goodwill impairment charge in the amount of $380.0 million of which $376.0 million was not deductible for tax purposes. Accordingly, no tax benefit was associated with a significant portion of the goodwill impairment.

Net Income (Loss) Attributable to the Company. Net loss for the six months ended June 30, 2009 was $6.6 million, compared to net loss of $374.8 million for the six months ended June 30, 2008.

Years Ended December 31, 2008, 2007 and 2006

As of December 31, 2008, 2007 and 2006, we have affiliated with the following number of physicians (including those under OPS arrangements), by specialty:

	As of December 31,
	2008	2007	2006
Medical oncologists/hematologists	989	1,001	874
Radiation oncologists	160	146	146
Other oncologists	62	52	47

Total physicians	1,211	1,199	1,067

The following tables set forth changes in the number of affiliated physicians under both comprehensive and OPS agreements:

	As of December 31,
Comprehensive Service Agreements(1)	2008	2007	2006
Affiliated physicians, beginning of period	903	879	856
Physician affiliations	67	21	27
Recruited physicians	52	58	61
Physician separations	—	—	(35)
Retiring/Other	(56)	(40)	(40)
Net conversions to/(from) OPS agreements	13	(15)	10

Affiliated physicians, end of period	979	903	879

	As of December 31,
Oncology Pharmaceutical Services Agreements(2)	2008	2007	2006
Affiliated physicians, beginning of period	296	188	138
Physician affiliations	45	111	85
Physician separations	(67)	(13)	(18)
Retiring/Other	(29)	(5)	(7)
Net conversions to/(from) CSAs	(13)	15	(10)

Affiliated physicians, end of period	232	296	188

Affiliated physicians, end of period	1,211	1,199	1,067

(1)	Operations related to CSAs are included in the medical oncology and cancer center services segments.
(2)	Operations related to OPS agreements are included in the pharmaceutical services segment.

The following table sets forth the number of radiation oncology facilities and PET systems managed by us:

	December 31,
	2008	2007	2006
Cancer Centers, beginning of period	77	80	83
Cancer Centers opened(1)	4	2	2
Cancer Centers closed(2)	(1)	(4)	(5)
Cancer Center recategorized(3)	—	(1)	—

Cancer Centers, end of period	80	77	80

Radiation oncology-only facilities, end of period	14	11	11

Total Radiation Oncology Facilities(4)	94	88	91

Linear Accelerators	119	114	116

PET Systems(5)	37	34	33

(1)	Cancer centers opened during 2008 in the Tampa, FL area (two locations), San Antonio, TX and Amarillo, TX.
(2)	In 2008, one cancer center closed. In 2007, three cancer centers closed and one cancer center was purchased by an affiliated practice that converted to an OPS agreement (one integrated cancer center and one radiation only facility). In 2006, four cancer centers closed when purchased by a separating practice and one cancer center became part of a non-consolidating joint venture.
(3)	In 2007, a cancer center was recategorized as a radiation-only facility.
(4)	Includes 88, 77 and 73 sites utilizing IMRT and/or IGRT technology at December 31, 2008, 2007 and 2006, respectively.
(5)	Includes 26, 21 and 12 PET/CT systems at December 31, 2008, 2007 and 2006, respectively.

The following table sets forth the key operating statistics as a measure of the volume of services provided by our practices affiliated under comprehensive service arrangements (per operating day, except research patient enrollments):

	Year Ended December 31,
	2008	2007	2006
Average Per Operating Day Statistics:
Medical oncology visits	10,816	10,028	9,793
Radiation treatments	2,732	2,719	2,698
IMRT treatments (included in radiation treatments)	659	596	489
PET scans	207	180	163
CT scans	792	743	669
New patients enrolled in research studies	3,447	3,050	2,723

The following discussion compares our results of operations for the years ended December 31, 2008, 2007 and 2006.

Revenue

Revenue by segment is presented in the following table (in thousands):

	Year Ended December 31,		Change		Year Ended December 31, 2006	Change
	2008	2007
Medical oncology services	$2,251,374	$2,088,186	7.8%		$2,080,434	0.4%
Cancer center services	367,062	349,900	4.9		323,917	8.0
Pharmaceutical services	2,486,685	2,282,761	8.9		1,995,664	14.4
Research and other services	58,991	51,189	15.2		53,220	(3.8)
Eliminations(1)	(1,859,935)	(1,771,258)	nm	(2)	(1,641,852)	nm (2)

Total revenue	$3,304,177	$3,000,778	10.1		$2,811,383	6.7

As a percentage of revenue:
Medical oncology services	68.1%	69.6%			74.0%
Cancer center services	11.1	11.6			11.5
Pharmaceutical services	75.3	76.1			71.0
Research and other services	1.8	1.7			1.9
Eliminations(1)	(56.3)	(59.0)			(58.4)

Total revenue	100.0%	100.0%			100.0%

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment). The distribution center began operations, on a limited basis, in September 2005.
(2)	Not meaningful.

One of our key initiatives has been to reduce our financial exposure, and that of our affiliated practices, to changes in pharmaceutical economics through expansion of service offerings. For the periods discussed, revenue generated from medical oncology services has decreased from 74.0% of consolidated revenue in 2006 to 68.1% of revenue in 2008, while revenue contributed from cancer center services remained consistent and pharmaceutical services increased as a percentage of revenue.

Medical Oncology Services Revenue

Medical oncology services revenue increased $163.2 million, or 7.8 percent, to $2,251.4 million for the year ended December 31, 2008 from $2,088.2 million for the year ended December 31, 2007. The revenue increase reflects higher average daily visits from the growth in our network of affiliated medical oncologists. Partially offsetting the revenue growth were reduced utilization of ESAs and the impact of contractual amendments in 2007.

Medical oncology services revenue increased $7.8 million, or 0.4 percent, to $2,088.2 million for the year ended December 31, 2007 from $2,080.4 million for the year ended December 31, 2006. The revenue increase reflects an increase in the average number of daily visits due to the growth in affiliated medical oncologists during 2007. Partially offsetting the revenue growth were reduced utilization of supportive care drugs, reductions to management fees paid by affiliated practices to encourage the efficient use of capital and pharmaceutical management practices (as discussed below), financial support provided to two affiliated practices experiencing operational challenges, and the elimination of payments by Medicare to oncologists for providing certain patient care information, or the Medicare Demonstration Project, effective January 1, 2007.

Under CSAs, our management fees are comprised of reimbursement for expenses we incur in connection with managing a practice, plus a fee that is typically a percentage of the affiliated practice’s earnings before income taxes. Our agreements also provide for performance-based reductions in our percentage-based fee that are intended to encourage disciplined use of capital. Certain management agreements have been amended in 2007 and 2008, to provide a platform for long-term financial improvement of the practices’ results, to encourage practice growth and efficiency, and to streamline several complex service agreements.

Additionally, in connection with our launch of our pharmaceutical distribution business, effective July 1, 2006, to promote continued support of initiatives in this area, we initiated a program to reduce management fees paid by practices affiliated under CSAs based upon compliance with distribution efficiency guidelines established by us and the profitability of the pharmaceutical services segment. Management fees were reduced by $23.9 million, $24.6 million and $8.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The financial results and other data relating to affiliated practices included in our discussion of Medical Oncology Services results reflects only physicians affiliated under comprehensive services agreements.

Cancer Center Services Revenue

In 2008, cancer center services revenue increased $17.2 million, or 4.9 percent, to $367.1 million for the year ended December 31, 2008 from $349.9 million for the year ended December 31, 2007. The revenue increase reflects higher volumes, an increase in physicians affiliated under CSAs, and continued migration toward advanced targeted radiation therapies. Partially offsetting the revenue growth were reduced management fees due to contractual amendments in 2007 and 2008.

In 2007, cancer center services revenue increased $26.0 million, or 8.0 percent, to $349.9 million for the year ended December 31, 2007 from $323.9 million for the year ended December 31, 2006. These increases reflect a 4.5 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year. Revenue increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as IGRT and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy. The expansion of advanced targeted radiation therapies continues the growth in these services that was experienced in 2006.

Pharmaceutical Services Revenue

Pharmaceutical services revenue was $2,486.7 million for the year ended December 31, 2008 from $2,282.8 million for the year ended December 31, 2007, an increase of $203.9 million, or 8.9 percent. The revenue increase is primarily due to the higher number of physicians affiliated through comprehensive service and OPS agreements during the year as well as increased revenue from our oral oncology specialty pharmacy. The impact from the addition of physicians was partially offset by lower utilization of ESAs.

Pharmaceutical services revenue was $2,282.8 million for the year ended December 31, 2007 from $1,995.7 million for the year ended December 31, 2006, an increase of $287.1 million, or 14.4 percent. The revenue increase is primarily due to the net addition of 132 physicians affiliated through comprehensive service and OPS agreements since the close of the fourth quarter of 2006. Excluding the impact of distribution sales, pharmaceutical services revenue increased $157.7 million over the prior year due to increased revenue from physicians affiliated under OPS agreements as well as revenue from the specialty pharmacy which was launched at the end of 2006.

Research and Other Services Revenue

Research and other services revenue consists primarily of revenue related to our cancer research program. Our cancer research program is designed to give community-based oncologists that are affiliated with us access to a broad range of the latest clinical trials. We view the research program as part of the comprehensive range of services we offer to physicians to enhance the quality of care they offer to their patients, rather than as a profit- making venture in its own right. To this end, amounts generated in excess of operating costs, including our corporate overhead and centralized costs, are returned to the participating physicians and affiliated practices. As such, revenue increases and decreases will not typically impact our results of operations.

For the year ended December 31, 2008, research and other service revenue was $59.0 million compared to $51.2 million for the year ended December 31, 2007. Enrollment of new patients in 2008 increased 13 percent from 2007.

For the year ended December 31, 2007, research and other service revenue was $51.2 million compared to $53.2 million for the year ended December 31, 2006. The decrease is primarily due to deferred revenue recognized in 2006 upon completion of a contract amendment. Enrollment of new patients in 2007 increased 12 percent from 2006.

Operating Costs

Operating costs include cost of products and services, as well as depreciation and amortization related to our operating assets, and are presented in the table below (in thousands):

	Year Ended December 31,		Change	Year Ended December 31, 2006	Change
	2008	2007
Cost of products	$2,163,943	$1,925,547	12.4%	$1,753,638	9.8%
Cost of services:
Operating compensation and benefits	523,939	479,177	9.3	458,006	4.6
Other operating costs	321,947	293,677	9.6	274,665	6.9
Depreciation and amortization	72,790	73,159	(0.5)	69,351	5.5

Total cost of services	918,676	846,013	8.6	802,022	5.5

Total cost of products and services	$3,082,619	$2,771,560	11.2	$2,555,660	8.4

As a percentage of revenue:
Cost of products	65.5%	64.2%		62.4%
Cost of services:
Operating compensation and benefits	15.9	16.0		16.3
Other operating costs	9.7	9.8		9.8
Depreciation and amortization	2.2	2.3		2.4

Total cost of services	27.8	28.1		28.5

Total cost of products and services	93.3%	92.3%		90.9%

Cost of Products. Cost of products consists primarily of oncology pharmaceuticals, and to a lesser extent supplies, used in our medical oncology and pharmaceutical services segments. Cost of products increased 12.4% in 2008 and 9.8% in 2007 which corresponds with product revenue increases of 12.9% and 8.1%, respectively, for corresponding periods.

As a percentage of revenue, cost of products was 65.5% in 2008, 64.2% in 2007, and 62.4% in 2006. The increase of 9.8% in 2007 over 2006 was mainly due to product revenue increasing as a percentage of total revenue which reflects net growth in the number of physicians affiliated under our OPS model. In addition, drug costs have increased as a percentage of product revenue due to higher drug costs in 2008 and reduced ESA utilization in both 2008 and 2007 as supportive care drugs had higher margins, on average, than other drugs used by oncologists. We recognize product revenue from both comprehensive and OPS agreements based upon the terms on which we offer pharmaceutical services under the OPS model.

Cost of Services. Cost of services includes operating compensation and benefits of our operating-level employees and the employees, other than physicians, of practices affiliated under comprehensive services agreements. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 27.8% in 2008, 28.1% in 2007, and 28.5% in 2006, reflecting the economies of scale being obtained by our operating segments.

Corporate Costs and Net Income (Loss)

Recurring corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs also include certain items that are not attributable to routine operations (in thousands).

	Year Ended December 31,		Change		Year Ended December 31, 2006	Change
	2008	2007
General and administrative expense	$76,883	$84,326	(8.8)%		$76,948	9.6%
Impairment and restructuring charges	384,929	15,126	nm	(1)	—	—
Depreciation and amortization	30,017	16,172	85.6		13,983	15.7
Interest expense, net	92,757	95,342	(2.7)		92,870	2.7
Other (income) expense	(2,213)	—	nm	(1)	—	nm	(1)

As a percentage of revenue:
General and administrative expense	2.3%	2.8%			2.7%
Impairment and restructuring charges	11.6	0.5			—
Depreciation and amortization	0.9	0.5			0.5
Interest expense, net	2.8	3.2			3.3
Other (income) expense	(0.1)	—			—

(1)	Not meaningful

General and Administrative. General and administrative expense was $76.9 million in 2008, $84.3 million in 2007, and $76.9 million in 2006. The decrease in 2008 from 2007 is due to the management of controllable costs, particularly in areas such as personnel expenses, meeting expenses, and professional fees. The increase in 2007 over the prior year is due to higher personnel costs, which reflect annual merit increases and personnel investments made to support our expanded regional infrastructure, as well as higher marketing costs to support our branding campaign and consulting expenses associated with an upgrade to our information system. Included in general and administrative expense for 2008, 2007 and 2006, is non-cash compensation expense of $2.1 million, $0.8 million, and $2.1 million, respectively, associated with restricted stock and stock option awards issued under our equity incentive plans.

Impairment and restructuring charges. During the years ended December 31, 2008 and 2007, we recorded impairment and restructuring charges of $384.9 million and $15.1 million, respectively. No impairment and restructuring charges were recorded during the year ended December 31, 2006.

The components of the charges are as follows (in thousands):

	Year Ended December 31,
	2008	2007
Goodwill	$380,000	$—
Severance costs	3,891	—
Services agreement, net	—	9,339
Property and equipment, net	—	4,974
Future lease obligations	950	792
Other	88	21

Total	$384,929	$15,126

During 2008, we recorded restructuring charges of $4.8 million related to employee severance and lease termination fees. Also during 2008, we recognized a $380.0 million impairment charge to goodwill in our Medical Oncology Services segment. In connection with the preparation of the financial statements for the three months ended March 31, 2008, and as a result of the decline in the financial performance of the medical oncology services segment, we assessed the recoverability of goodwill related to that segment. During the year ended December 31, 2007, the financial performance of the medical oncology segment was negatively impacted by reduced coverage for ESAs as a result of revised product labeling issued by the FDA and coverage restrictions imposed by CMS. Goodwill was tested for impairment during both the three months ended September 30, 2007 and December 31, 2007 and no impairment was identified. During the three months ended March 31, 2008, additional price increases from manufacturers of ESAs and additional safety concerns related to the use of ESAs continued to reduce their utilization by our affiliated physicians and adversely impacted both current and projected operating results for our Medical Oncology Services segment. On March 13, 2008, the Oncology Drug Advisory Committee, or ODAC met to consider safety concerns related to the use of these drugs in oncology and recommended further restrictions. These factors, along with a lower market valuation at March 31, 2008 resulting from unstable credit markets, led us to recognize a non-cash goodwill impairment charge in the amount of $380.0 million related to our medical oncology services segment during the three months ended March 31, 2008. The charge is a non-cash item that did not impact the financial covenants of our then-existing senior secured credit facility.

When an impairment is identified, as was the case for the three months ended March 31, 2008, an impairment charge is necessary to state the carrying value of goodwill at its implied fair value, based upon a hypothetical purchase price allocation assuming the segment was acquired for its estimated fair value. The fair value of the medical oncology services segment was estimated with the assistance of an independent appraisal that considered the segment’s recent and expected financial performance as well as a market analysis of transactions involving comparable entities for which public information is available. Determining the implied fair value of goodwill also requires the identification and valuation of intangible assets that have either increased in value or have been created through our initiatives and investments since the goodwill was initially recognized. In connection with assessing the impairment charge, we identified previously unrecognized intangible assets, as well as increases to the fair value of the recognized management service agreement intangible assets, which amounted to approximately $160.0 million in the aggregate. Value assigned to these intangible assets reduced the amount attributable to goodwill in a hypothetical purchase price allocation and, consequently, increased the impairment charge necessary to state goodwill at its implied fair value by a like amount. In accordance with U.S. GAAP, these increases in the fair value of intangible assets have not been recorded in our consolidated balance sheet.

During the three months ended March 31, 2007, we recognized impairment and restructuring charges amounting to $7.4 million. In the majority of our markets, we believe our strategies of practice consolidation, expansion of services and process improvement continue to be effective. In a minority of our geographic markets, however, specific local factors have prevented effective implementation of our strategies, and practice performance has declined. Specifically, in two markets in which we have affiliated practices, these market-specific conditions resulted in recognizing impairment and restructuring charges.

In the first of these two markets (during the three months ended September 30, 2006), state regulators reversed a prior determination and ruled that, under the state’s certificate of need law, the affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. We appealed this determination, however, during the three months ended March 31, 2007, efforts had not advanced sufficiently, and, therefore, the resumption of radiation services or other means to recover the investment were not considered likely. Consequently, an impairment charge of $1.6 million was recorded during the three months ended March 31, 2007. During the three months ended March 31, 2008, we received a ruling in our appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008, while the appeal is still pending. As a result, the practice resumed diagnostic services in September 2008 and radiation services in February 2009.

In the second market, financial performance deteriorated as a result of an excessive cost structure relative to practice revenue. During the three months ended March 31, 2007, we recorded impairment and restructuring charges of $5.8 million because, based on anticipated operating results, it did not expect that practice performance would be sufficient to recover the value of certain assets and the intangible asset associated with the management service agreement. Along with the affiliated practice, we have restructured the market to establish a base for future growth and to otherwise improve financial performance.

During the year ended December 31, 2007, we agreed to terminate CSAs with two practices previously affiliated with us and to instead contract with them under our OPS model. We recognized impairment and restructuring charges of $7.7 million related to these practices, which relate primarily to a $5.0 million write-off of our service agreement intangible assets, where the comprehensive service agreement was terminated in connection with the conversions. Also included in the impairment charge is $2.5 million related to assets operated by the practices, which represents the excess of our carrying value over the acquisition price paid by the practices.

Depreciation and Amortization. Depreciation and amortization expense of $30.0 million during the twelve months ended December 31, 2008, increased $13.8 million compared to $16.2 million for the twelve months ended December 31, 2007. The increase reflects amortization of affiliation consideration for newly affiliated practices and the amortization of our capital cost incurred to upgrade our company-wide financial system that occurred in 2007.

Interest expense, net. Interest expense, net, decreased to $92.8 million during the twelve months ended December 31, 2008 from $95.3 million during the twelve months ended December 31, 2007. The decrease in 2008 from prior year is due to decreasing LIBOR rates as well as the repayment of $29.4 million of indebtedness under our then-existing secured credit facility during the three months ended June 30, 2008, as required under the “excess cash flow sweep” provision of that facility. The increase in 2007 over the previous year reflects the $100.0 million borrowing under the term loan facility in July 2006, which was partially offset by decreasing interest rates at the end of 2007 related to our variable rate debt instruments that are based on margin paid over LIBOR.

Income taxes. Our effective tax rate was a provision of 1.7% on the 2008 net loss and provisions of 50.9% and 39.6% for net income in 2007 and 2006, respectively. The 2008 provision is attributable to the impairment of goodwill in the Medical Oncology Services segment, the majority of which is not deductible for tax purposes. Of the $380.0 million impairment charge $4.0 million is deductible through annual amortization for tax purposes. Consequently, there is no tax benefit associated with a significant portion of the goodwill impairment. As a result of the goodwill impairment, the 2008 effective tax rate is not indicative of future effective income tax rates. Excluding the impact of the goodwill impairment, the effective tax rate was 49.4% for the year ended December 31, 2008.

The increase in the effective tax rate in 2007 compared with 2006 is due primarily to the Texas margin tax (which became effective January 1, 2007). Under the Texas margin tax, a company’s tax obligation is computed based on its receipts less, in the case of us, the cost of pharmaceuticals. As such, significant costs incurred that would be deducted under an income tax of an entity may not be considered in assessing an obligation for margin tax. The difference between our effective and statutory tax rates is attributable primarily to the Texas margin tax (in 2007), and to non-deductible entertainment and public policy costs.

We are a subsidiary of the Holdings’ consolidated group for income tax reporting purposes. However, for financial reporting purposes, our tax provision has been computed on the basis that it filed a separate federal income tax return together with its subsidiaries. Our taxable income computed under the separate return method is greater than the taxable income of the Holdings’ consolidated group because we do not include the incremental expenses of the parent company which principally relate to interest on the indebtedness of Holdings. Under the terms of our indebtedness, we are precluded from making tax payments to our parent, or directly to the Internal

Revenue Service, in excess of the consolidated group’s income tax liability, and Holdings has contributed to us tax benefits associated with the incremental expenses of Holdings based on tax returns filed for the period from August 21, 2004 through December 31, 2007. As such, and in accordance with generally accepted accounting principles, the amount by which our tax liability as stated under the separate return method exceeds the amount of tax liability ultimately settled with, or on behalf of, our parent company is considered a capital contribution from our parent to us. During the year ended December 31, 2008, we recognized a capital contribution in the amount of $22.5 million based on tax returns filed for the period from August 20, 2004 through December 31, 2007.

Net Income (Loss) Attributable to the Company. Net loss for 2008 was $370.5 million compared to net income of $7.2 million and $42.0 million for 2007 and 2006, respectively. Income from operations in 2008, includes $384.9 million in impairment and restructuring charges.

Net Income Attributable to Noncontrolling Interests. Net income attributable to noncontrolling interests was $3.3 million, $3.6 million and $2.4 million for 2008, 2007 and 2006, respectively.

Liquidity and Capital Resources

Six Months Ended June 30, 2009 and 2008

The following table summarizes our working capital and long-term indebtedness as of June 30, 2009 (in thousands).

Current assets	$684,095
Current liabilities	474,024

Net working capital	$210,071

Long-term indebtedness	$1,075,648

The following table summarizes our statement of cash flows of for the six months ended June 30, 2009 (in thousands).

Net cash provided by operating activities	$73,555
Net cash used in investing activities	(39,427)
Net cash used in financing activities	(19,600)

Net increase in cash and equivalents	14,528
Cash and equivalents:
December 31, 2008	104,476

June 30, 2009	$119,004

Cash Flows from Operating Activities

During the six months ended June 30, 2009, we generated $73.6 million in cash flow from operations compared to $42.2 million during the six months ended June 30, 2008. The increase in operating cash flow in 2009 was primarily due to increased receivable collections on revenue growth and lower receivable days outstanding.

Cash Flows from Investing Activities

During the six months ended June 30, 2009, we used $39.4 million for investing activities. Cash flow for investing activities relate primarily to $37.5 million in capital expenditures, including $26.7 million relating to the development and construction of cancer centers and $10.8 million for maintenance capital expenditures. Compared to the six months ended June 30, 2008, capital expenditures declined by $6.7 million due to increased emphasis on capital management.

During the six months ended June 30, 2008, we used $80.2 million for investing activities. The investments consisted primarily of $44.2 million in capital expenditures, including $26.3 million relating to the development and construction of cancer centers and $17.8 million for maintenance capital expenditures. Also during the six months ended June 30, 2008, we funded $36.9 million of cash consideration (as well as $32.7 million of notes issued) to affiliating physicians.

Cash Flows from Financing Activities

During the six months ended June 30, 2009, $15.5 million was used in financing activities which relates primarily to the $775.0 million offering of 9.125% Senior Secured Notes completed in June 2009. Proceeds from the offering along with cash on hand were used to repay the $436.7 million senior secured term loan facility maturing in 2010 and 2011 and the $300 million 9.0% senior notes due 2012. Cash flow for financing activities also includes a distribution of $4.1 million to our parent company to finance the payment of interest on the Holdings Notes and to settle amounts due under its interest rate swap agreement.

During the six months ended June 30, 2008, $33.3 million was used in financing activities which relates primarily to repayments made on the then-existing senior secured credit facility, including a payment of $29.4 million due under the “excess cash flow” provision of our senior secured facility which was paid in April 2008.

Earnings before Interest, Taxes, Depreciation and Amortization

“EBITDA” represents net income before interest and other expense, net, taxes, depreciation, and amortization (including amortization of stock-based compensation), and other income (expense). EBITDA is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”); rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the condensed consolidated statement of operations and comprehensive income (loss) and the condensed consolidated statement of cash flows is included in this document.

We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in our network. Our senior secured revolving credit facility requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. As of June 30, 2009, our then-existing senior secured credit facility required that we maintain an interest coverage ratio (interest expense divided by EBITDA, as defined by the indenture) of at least 2.00:1 and a leverage ratio (indebtedness divided by EBITDA, as defined by the indenture) of no more than 5.40:1. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which requires that US Oncology, Inc. maintain a leverage ratio of no more than 7.00:1.

The following table reconciles net income (loss) as shown in our unaudited Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) to EBITDA, and reconciles EBITDA to net cash provided by operating activities as shown in our unaudited Condensed Consolidated Statement of Cash Flows (in thousands):

	Six Months Ended June 30,
	2009	2008
Net income (loss)	$(4,875)	$(373,103)
Interest expense, net	45,106	46,633
Income tax (benefit) provision	2,280	2,866
Depreciation and amortization	50,270	51,637
Amortization of stock compensation	837	1,120
Other (income) expense(1)	(37)	(1,369)

EBITDA	93,581	(272,216)
Impairment and restructuring charges	1,790	381,770
Loss on early extinguishment of debt	22,353	—
Changes in assets and liabilities	1,161	(15,814)
Deferred income taxes	2,056	(2,016)
Interest expense, net	(45,106)	(46,633)
Income tax benefit (provision)	(2,280)	(2,866)

Net cash provided by operating activities	$73,555	$42,225

(1)	Other (income) expense primarily relates to gains or losses on sales of assets or investments and is excluded from EBITDA as it is not considered useful in assessing the Company’s business performance or liquidity.

Segment Information

Following is the EBITDA for our operating segments for the six months ended June 30, 2009 and 2008 (in thousands):

	Six Months Ended June 30, 2009
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$879,054	$—	$1,170,795	$—	$—	$(892,197)	$1,157,652
Service revenues	308,434	189,460	30,969	37,693	—	—	566,556

Total revenues	1,187,488	189,460	1,201,764	37,693	—	(892,197)	1,724,208
Operating expenses	(1,153,711)	(142,620)	(1,155,186)	(34,015)	(64,256)	892,197	(1,657,591)
Impairment and restructuring charges	(177)	—	—	—	(1,613)	—	(1,790)
Loss on early extinguishment of debt	—	—	—	—	(22,353)	—	(22,353)

Income (loss) from operations	33,600	46,840	46,578	3,678	(88,222)	—	42,474
Add back:
Depreciation and amortization	—	19,016	1,174	146	29,934	—	50,270
Amortization of stock-based compensation	—	—	—	—	837	—	837

EBITDA	$33,600	$65,856	$47,752	$3,824	$(57,451)	$—	$93,581

	Six Months Ended June 30, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$812,815	$—	$1,217,649	$—	$—	$(930,153)	$1,100,311
Service revenues	299,284	182,325	30,224	27,638	—	—	539,471

Total revenues	1,112,099	182,325	1,247,873	27,638	—	(930,153)	1,639,782
Operating expenses	(1,072,746)	(138,347)	(1,201,429)	(29,528)	(71,088)	930,153	(1,582,985)
Impairment and restructuring charges	(380,038)	(150)	—	—	(1,582)	—	(381,770)

Income (loss) from operations	(340,685)	43,828	46,444	(1,890)	(72,670)	—	(324,973)
Add back:
Depreciation and amortization	—	18,948	2,638	191	29,860	—	51,637
Amortization of stock-based compensation	—	—	—	—	1,120	—	1,120

EBITDA	$(340,685)	$62,776	$49,082	$(1,699)	$(41,690)	$—	$(272,216)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (Pharmaceutical Services segment) to our practices affiliated under CSAs (Medical Oncology segment).

Below is a discussion of EBITDA generated by our three primary operating segments. Please refer to “—Results of Operations” for a discussion of our consolidated results presented in accordance with generally accepted accounting principles.

Medical Oncology Services. Medical Oncology Services EBITDA for the six months ended June 30, 2009 increased $374.3 million, or 109.9 percent, compared to the six months ended June 30, 2008 due to the goodwill impairment charge recorded in the prior year period.

Cancer Center Services. Cancer Center Services EBITDA for the six months ended June 30, 2009 was $65.9 million compared to EBITDA of $62.8 million for the six months ended June 30, 2008. These increases reflect higher radiation treatment and diagnostic scan volumes due primarily to additional radiation oncologists affiliated under comprehensive service agreements. In addition, we continue to experience a shift toward advanced targeted radiation therapies. Targeted therapies (such as IMRT, IGRT, mammosite and brachytherapy) enhance patient care by providing more intense radiation treatment to the tumor site while reducing damage to the surrounding healthy tissue. These treatment modalities generally have fewer sessions throughout the course of treatment than conventional radiation but are reimbursed at higher rates. For example, due to improved screening and awareness, breast cancer is increasingly diagnosed in the early stages and a segment of those patients may be treated on an accelerated schedule with mammosite radiation therapy, which uses an internally implanted radiation source rather than an external beam. Mammosite radiation therapy typically requires about one third of treatment sessions necessary under conventional radiation therapy but has approximately the same total reimbursement.

Pharmaceutical Services. Pharmaceutical Services EBITDA was $47.8 million for the six months ended June 30, 2009, a decrease of $1.3 million from the six months ended June 30, 2008 due to lower physician affiliations under targeted offerings and reduced utilization of ESA drugs, partially offset by increased EBITDA from our specialty pharmacy and reimbursement support services.

Research and Other. During the six months ended June 30, 2009, EBITDA from research and other services was $3.8 million, an increase of $5.5 million from the six months ended June 30, 2008. The increase as compared to the six months ended June 30, 2008, reflects our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation. Because the new incentive programs focus on long-term growth, the related expense in the six months ended June 30, 2009 is lower than in prior year.

Years ended December 31, 2008, 2007 and 2006

The following table summarizes our working capital and long-term indebtedness as of December 31, 2008 and 2007 (in thousands).

	2008	2007
Current assets	$716,969	$758,695
Current liabilities	518,353	556,463

Net working capital	$198,616	$202,232

Long-term indebtedness	$1,061,133	$1,031,569

The following table summarizes our cash flows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net cash provided by operating activities	$141,487	$198,030	$43,639
Net cash used in investing activities	(137,004)	(93,170)	(110,768)
Net cash provided by (used in) financing activities	(49,263)	(237,370)	223,058

Net increase (decrease) in cash and equivalents	(44,780)	(132,510)	155,929
Cash and equivalents, beginning of period	149,256	281,766	125,837

Cash and equivalents, end of period	$104,476	$149,256	$281,766

Cash Flows from Operating Activities

We generated cash flow from operations of $141.5 million during 2008 compared to $198.0 million during 2007. The decrease in operating cash flow is primarily due to purchases made under new generic drug inventory management programs as well as higher working capital requirements associated with revenue growth and increasing network volumes. At December 31, 2007, other receivables include amounts due from one manufacturer that represent nearly 90%, or $86.5 million, of our other receivables. Effective October 7, 2008, this manufacturer converted a substantial portion of rebates to discounts which impact cash flow upon invoicing from the manufacturer. At December 31, 2008, this manufacturer balance decreased by $74.6 million, from December 31, 2007, as a result. These decreases were offset by related increases in amounts paid to physicians.

The increase in operating cash flow in 2007 compared to $43.6 million in 2006 was primarily due to increased receivable collections during 2007 and working capital investments during 2006, principally for inventory and accounts payable at our distribution center.

Cash Flows from Investing Activities

During the year ended December 31, 2008, cash used for investing activities was $137.0 million compared to $93.2 million for investing activities in 2007. The increase was due to $52.5 million in cash consideration paid for practice affiliations in 2008. During the year ended December 31, 2008, capital expenditures were $88.7 million, including $57.8 million relating to the development and construction of cancer centers. Capital expenditures for maintenance were $28.8 million.

During the year ended December 31, 2007, cash used for investing activities was $93.2 million compared to $110.8 million in 2006. The decrease was primarily due to the purchase of AccessMed for $31.4 million in 2006 partially offset by increased capital expenditures in 2007. During the year ended December 31, 2007, capital expenditures were $90.9 million, including $40.9 million relating to the development and construction of cancer centers. Capital expenditures for maintenance were $47.1 million. Also during 2007, we funded a $4.7 million investment in a joint venture in which an affiliated practice and a hospital system provide radiation therapy services.

Cash Flows from Financing Activities

During the year ended December 31, 2008, $49.3 million was used in financing activities which relates primarily to repayments made on the then-existing senior secured credit facility, including a payment of $29.4 million due under the “excess cash flow” provision of our senior secured facility which was paid in April, 2008. Cash flow used for financing activities also includes a distribution of $13.0 million to our parent company to finance the payment of interest on the Holdings notes and to settle amounts due under its interest rate swap agreement.

During the year ended December 31, 2007, $237.4 million was used in financing activities. In January 2007, we used $150.0 million proceeds from a private placement of preferred and common stock of Holdings, along with $40.0 million in cash, to pay a $190.0 million dividend to shareholders of record immediately prior to the offering. Cash used in financing activities also includes $10.1 million for scheduled repayments of indebtedness. Cash flow used for financing activities also includes distributions of $34.9 million to our parent company to finance the payment of interest obligations on the Holdings notes.

Earnings Before Interest, Taxes, Depreciation and Amortization

The following table reconciles net income as shown in our consolidated statement of operations and comprehensive income to EBITDA, and reconciles EBITDA to net cash provided by operating activities as shown in our consolidated statement of cash flows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net income (loss)	$(367,166)	$10,805	$44,413
Interest expense, net	92,757	95,342	92,870
Income taxes	6,351	7,447	27,509
Depreciation and amortization	102,807	89,331	83,334
Amortization of stock compensation	2,103	753	2,149
Other (income) expense(1)	(2,213)	—	—

EBITDA	(165,361)	203,678	250,275
Loss on early extinguishment of debt	—	—	—
Impairment, restructuring and other charges, net	384,929	15,126	—
Changes in assets and liabilities	19,533	81,023	(90,679)
Deferred income taxes	1,494	992	4,422
Interest expense, net	(92,757)	(95,342)	(92,870)
Income taxes	(6,351)	(7,447)	(27,509)

Net cash provided by operating activities	$141,487	$198,030	$43,639

(1)	Other (income) expense primarily relates to gains or losses on sales of assets or investments and is excluded from EBITDA as it is not considered useful in assessing the Company’s business performance or liquidity.

Segment Information. The table below presents information about reported segments for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,658,484	$—	$2,426,155	$—	$—	$(1,859,935)	$2,224,704
Service revenues	592,890	367,062	60,530	58,991	—	—	1,079,473

Total revenues	2,251,374	367,062	2,486,685	58,991	—	(1,859,935)	3,304,177
Operating expenses	(2,178,154)	(279,063)	(2,391,050)	(64,118)	(137,069)	1,859,935	(3,189,519)
Impairment and restructuring charges	(380,018)	(150)	—	—	(4,761)	—	(384,929)

Income (loss) from operations	(306,798)	87,849	95,635	(5,127)	(141,830)	—	(270,271)
Add back:
Depreciation and amortization	—	37,916	4,332	374	60,185	—	102,807
Amortization of stock-based compensation	—	—	—	—	2,103	—	2,103

EBITDA	$(306,798)	$125,765	$99,967	$(4,753)	$(79,542)	$—	$(165,361)

	Year Ended December 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,541,186	$—	$2,200,178	$—	$—	$(1,771,258)	$1,970,106
Service revenues	547,000	349,900	82,583	51,189	—	—	1,030,672

Total revenues	2,088,186	349,900	2,282,761	51,189	—	(1,771,258)	3,000,778
Operating expenses	(2,008,528)	(262,190)	(2,191,828)	(51,982)	(128,788)	1,771,258	(2,872,058)
Impairment and restructuring charges	(1,552)	(4,235)	—	—	(9,339)	—	(15,126)

Income (loss) from operations	78,106	83,475	90,933	(793)	(138,127)	—	113,594
Add back:
Depreciation and amortization	—	39,131	5,196	542	44,462	—	89,331
Amortization of stock-based compensation	—	—	—	—	753	—	753

EBITDA	$78,106	$122,606	$96,129	$(251)	$(92,912)	$—	$203,678

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenues	561,459	323,917	50,646	53,220	—	—	989,242

Total revenues	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(246,363)	(1,915,906)	(53,177)	(117,028)	1,641,852	(2,646,591)

Income (loss) from operations	124,465	77,554	79,758	43	(117,028)	—	164,792
Add back:
Depreciation and amortization	—	38,423	3,960	871	40,080	—	83,334
Amortization of stock-based compensation	—	—	—	—	2,149	—	2,149

EBITDA	$124,465	$115,977	$83,718	$914	$(74,799)	$—	$250,275

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment).

Below is a discussion of EBITDA generated by our three primary operating segments. Please refer to “—Results of Operations” for a discussion of our consolidated results presented in accordance with generally accepted accounting principles.

Medical Oncology Services. Medical Oncology Services EBITDA for the year ended December 31, 2008 decreased $384.9 million compared to the year ended December 31, 2007, primarily due to a $380.0 million non-cash impairment charge to goodwill in 2008 compared to a $1.6 million impairment charge in the prior year (see “—Results of Operations—Impairment and Restructuring Charges”). The remaining $6.0 million decrease was due to reduced utilization of ESAs, increased drug costs and the impact of contractual amendments in 2007 partially offset by revenue growth due to the increase in physicians affiliated under comprehensive services agreements.

Medical Oncology Services EBITDA for the year ended December 31, 2007 decreased $46.4 million, or 37.2 percent, compared to the year ended December 31, 2006. The EBITDA decrease is primarily due to reduced utilization of ESAs and the management fee revisions discussed previously (see “—Results of Operations—Revenue—Medical Oncology Services”), the elimination of payments by Medicare to oncologists for providing certain patient care information effective January 1, 2007 and financial support provided to two affiliated practices experiencing operational challenges. The impact on drug margin of reduced utilization of supportive care drugs was partially offset by lower drug costs resulting from the renegotiation of certain manufacturer discounts and rebates. In addition, the year ended December 31, 2007 included a $1.6 million impairment charge recorded in the medical oncology services segment.

Cancer Center Services. Cancer Center Services EBITDA for the year ended December 31, 2008 was $125.8 million, representing an increase of 2.6 percent over the year ended December 31, 2007. As discussed previously (see “—Results of Operations—Revenue—Cancer Center Services”), the revenue increase reflects higher volumes, an increase in physicians affiliated under CSAs, and continued migration toward advanced targeted radiation therapies. Partially offsetting the revenue growth and the impact of $4.2 million in impairment and restructuring charges in the prior year, were reduced management fees due to contractual amendments in 2007.

Cancer Center Services EBITDA for the year ended December 31, 2007 was $122.6 million, representing an increase of 5.7 percent over the year ended December 31, 2006. This increase reflects a 3.2 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year which were partially offset by reduced Medicare reimbursement for diagnostic radiology services effective January 1, 2007. EBITDA increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy IGRT and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy. Partially offsetting the increase was $4.2 million in impairment and restructuring charges recorded during the year ended December 31, 2007 (see “—Results of Operations—Impairment and Restructuring Charges”).

Pharmaceutical Services. Pharmaceutical services EBITDA was $100.0 million for the year ended December 31, 2008, an increase of $3.8 million, or 4.0 percent, over the year ended December 31, 2007. Pharmaceutical services EBITDA was $96.1 million for the year ended December 31, 2007, an increase of $12.4 million, or 14.8 percent, over the year ended December 31, 2006. The increase in both periods is consistent with the revenue increase driven by the increase in physicians affiliated through comprehensive service and oncology pharmaceutical services agreements which more than offset the impact of reduced ESA utilization.

Anticipated Capital Requirements

We currently expect our principal uses of funds in the near future to be the following:

•	Payments for acquisition of assets and additional consideration in connection with new practice affiliations under CSAs;

•	Purchase of real estate and medical equipment for the development of new cancer centers, as well as installation of upgraded and replacement medical equipment at existing centers;

•	Funding of working capital;

•	Investments in information systems, including systems related to our electronic medical record product, iKnowMed;

•	Debt service requirements on our outstanding indebtedness; and

•	Payments made for possible acquisitions to support strategic initiatives or capital investments in new businesses, such as Innovent.

For all of 2009, we anticipate spending $70 to $85 million for the development of cancer centers, purchases of clinical equipment, investments in information systems and other capital expenditures. While we have traditionally focused on disciplined use of our capital, we expect to reduce our historic levels of capital investment as a mechanism to preserve cash given the current instability in the general economy and financial markets.

As of August 11, 2009, we had cash and cash equivalents of $149.2 million and $129.6 million available under our $160.0 million then-existing senior secured revolving credit facility (which had been reduced by outstanding letters of credit, totaling $30.4 million). This entire amount was available to be drawn without violating leverage ratio or minimum asset coverage requirements under financial covenants of the then-existing senior secured revolving credit facility. On August 26, 2009, we terminated that senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which $89.6 million is available as of October 5, 2009). In the event that cash on hand, combined with amounts available under the senior secured revolving credit facility, are insufficient to fund our anticipated working capital requirements, we may be required to obtain additional financing. Recently, due to instability in the credit markets, a number of financial institutions have failed or announced plans to merge with other institutions. The credit markets have not yet stabilized and continued weakness in the financial sector may create the potential risk of additional failures and consolidation, which may negatively impact the ability of institutions that participate in our senior secured revolving credit facility to satisfy their financial commitments to us. We continue to monitor the creditworthiness of financial institutions that participate in our credit facility and will periodically test the availability of funds through short-term advances under the facility. However, there is no assurance that all such lenders will fund future borrowing requests for amounts currently available under our senior secured revolving credit facility in accordance with the terms of the facility. In the event we require additional capital and are unable to utilize our senior secured revolving credit facility to finance our operations, we would be required to seek alternative funding. There can be no assurance that additional funding would be available to us on terms that we consider acceptable.

We expect to fund our current capital needs with (i) cash flow generated from operations, (ii) borrowings under the senior secured revolving credit facility, (iii) lease or purchase money financing for certain equipment purchases and (iv) indebtedness to physicians in connection with new affiliations. Our success in implementing our capital plans could be adversely impacted by poor operating performance which would result in reduced cash flow from operations. In addition, to the extent that poor performance or other factors impact our compliance with financial and other covenants under our senior secured revolving credit facility, our ability to borrow under that facility or to find other financing sources could be limited. Furthermore, capital at financing terms satisfactory to management may be limited, due to market conditions or operating performance.

We and our subsidiaries, affiliates (subject to certain limitations imposed by existing indebtedness) or significant shareholders, in their sole discretion, may from time to time, purchase, redeem, exchange or retire any of our outstanding debt in open market purchases (privately negotiated or open market transactions) or otherwise. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Indebtedness

We have a significant amount of indebtedness. On June 30, 2009, we had indebtedness of approximately $1,087.2 million (including current maturities of $11.5 million).

As of June 30, 2009 and December 31, 2008, our long-term indebtedness consisted of the following (in thousands):

	June 30, 2009	December 31, 2008
Senior Secured Credit Facility	$—	$436,666
9.125% Senior Secured Notes, due 2017	758,985	—
9.0% Senior Notes, due 2012	—	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	27,923	34,956
Mortgage, capital lease obligations and other	22,255	22,188

	1,087,163	1,071,810
Less current maturities	(11,515)	(10,677)

	$1,075,648	$1,061,133

On June 18, 2009, we issued $775.0 million aggregate principal amount of senior secured notes maturing August 15, 2017 in a private offering to institutional investors. Interest on these notes will accrue at a fixed rate of 9.125% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2009. As of June 30, 2009, the net carrying value of the senior secured notes was $759.0 million, which reflects their $775.0 million face value, net of unamortized original issue discount in the amount of $16.0 million.

Net proceeds from the senior secured notes of approximately $744.4 million, along with cash on hand, were used to repay the previously existing $436.7 million senior secured term loan facility maturing in 2010 and 2011 and the $300 million 9.0% senior notes due 2012, which effectively extended these maturities through August 15, 2017 when the senior secured notes are due.

As a result of these transactions, we will incur approximately $20.0 million in additional annual interest cost due primarily to the difference between the fixed 9.125% interest rate on the senior secured notes and the variable rate interest (LIBOR plus 2.75%) associated with the retired senior secured term loan facility. The 9% senior notes were refinanced at a rate consistent with their existing coupon. Because the senior secured term loan facility was scheduled to mature in quarterly installments beginning on September 30, 2010, and because we expected to refinance the facility, likely at rates exceeding its existing terms, prior to its ultimate maturity on August 20, 2011, we anticipate a portion, if not all, of this incremental interest would have been incurred at the time the senior secured term loan facility was refinanced. In addition, due to recent instability in the financial markets, we could not be assured of future opportunities to refinance the senior secured term loan facility prior to its maturity.

We incurred approximately $16.4 million in transaction expenses related to the senior secured notes offering which are included as “Other Assets” in our balance sheet at June 30, 2009. In connection with retiring the senior secured term loan facility and 9.0% senior notes, we recognized a $22.4 million loss on early extinguishment of debt primarily related to payment of a 2.25 percent call premium and call period interest on the 9.0% senior notes and the write off of unamortized issuance costs related to the retired senior notes and senior secured term loan facility.

In connection with this refinancing, on August 26, 2009, we entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 2012. In connection with terminating the prior senior secured credit facility, we will incur a loss on early extinguishment of debt during the quarter ending September 30, 2009. The loss on early extinguishment of debt will include approximately $3.6 million related to the write-off of unamortized debt issuance costs and an additional amount for transaction costs associated with terminating the facility.

The senior secured notes and the senior subordinated notes due 2014 contain affirmative and negative covenants including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness, prohibitions on the payment of dividends and other customary restrictions. Events of default under the senior secured notes and the unsecured notes include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as security on a second lien basis under the senior secured notes.

Financial Covenants

On August 26, 2009, we terminated our previous senior secured credit facility and entered into a new senior secured credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 2012. The new senior secured revolving credit facility has a maximum leverage ratio test, which becomes more restrictive over time. At August 26, 2009, the terms of the new senior secured revolving credit facility required that US Oncology, Inc. maintain a maximum leverage ratio of 7.00:1 for each quarter end through March 31, 2011. Our ability to access the new senior secured revolving credit facility may be limited if we are not able to maintain compliance with its covenants through the facility’s maturity in August 2012.

Excess Proceeds Prepayment Offers

Under our senior secured notes indenture, we may be obligated (based on certain thresholds) to make prepayment offers on the senior secured notes of up to 100% of “allocable excess proceeds” from any permitted asset sales. No prepayment offer was required for the six months ended June 30, 2009. The term “allocable excess proceeds” is equal to the product of the excess proceeds (as defined below), and a fraction:

•	the numerator of which is the aggregate principal amount of the notes outstanding on the date of the prepayment offer, plus accrued and unpaid interest, if any, to such date, and

•

the denominator of which is the sum of (x) the aggregate principal amount of the notes outstanding on the date of the prepayment offer, plus accrued and unpaid interest, if any, to such date, and (y) the aggregate principal amount of our certain other debt outstanding on the date of the prepayment offer, plus accrued and unpaid interest, if any, to such date.

Excess proceeds are approximately equal to cash payments received from the asset sale reduced by:

•	certain taxes, fees and other expenses associated with the asset sale,

•	all payments made on debt secured by the asset being sold,

•	all distributions and payments to noncontrolling interest holders,

•	appropriate reserve amounts accrued in accordance with GAAP,

•	all payments made on debt secured by a first priority security interest (excluding affiliate debt), and

•	any cash reinvested in Additional Assets, as defined by the notes indenture.

Scheduled Maturities

Currently, $475.6 million of indebtedness is outstanding under the Holdings floating rate PIK toggle notes and we expect to settle future interest payments on this indebtedness in kind for the foreseeable future. Based on LIBOR rates as of June 30, 2009, if we were to settle all future interest payments in kind, the principal balance of the notes would be approximately $590 million at maturity in March, 2012.

We may need to seek additional financing to satisfy its capital needs by accessing the public or private equity markets, refinancing existing obligations through issuance of new indebtedness, modifying the terms of existing indebtedness or through a combination of these alternatives. There can be no assurance that additional financing, if available, will be made on terms acceptable to us.

Holdings Indebtedness

We are a wholly owned subsidiary of Holdings. Currently, Holdings’ principal asset is 100% of the shares of our common stock and Holdings conducts all of its business through us and our subsidiaries.

During the three months ended March 31, 2007, Holdings, whose principal asset is its investment in US Oncology, issued $425.0 million of senior floating rate PIK toggle notes, due March 15, 2012. A portion of the proceeds of the notes were used to repay Holdings’ $250.0 million floating rate notes. These notes are senior unsecured obligations of Holdings. Holdings may elect to pay interest on the notes entirely in cash, by increasing the principal amount of the notes, known as PIK interest, or by paying 50% in cash and 50% by increasing the principal amount of the notes. Cash interest will accrue on the notes at a rate per annum equal to 6-month LIBOR plus the applicable spread. PIK interest will accrue on the notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR will be reset semiannually. We must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. The applicable spread is 4.50% and increased by 0.50% on March 15, 2009 and will increase by another 0.50% on March 15, 2010. A portion of the impact of the spread increases has been recognized in interest expense as they are amortized over the term of the Notes. In the six months ended June 30, 2009 and 2008, $18.4 million and $14.8 million, respectively, accrued under the election to pay interest in kind and the remaining $1.7 million and $7.3 million, respectively, accrued as cash interest or interest related to future spread increases and the amortization of debt issuance costs.

Our senior subordinated notes limit our ability to make restricted payments, including dividends paid by US Oncology to Holdings. As of June 30, 2009, we have the ability to make approximately $29.7 million in restricted payments, which amount increases based on capital contributions to US Oncology and by 50 percent of

US Oncology’s net income and is reduced by i) the amount of any restricted payments made and ii) net losses of US Oncology, excluding certain non-cash charges such as the $380.0 million goodwill impairment during the three months ended March 31, 2008 and the $22.4 million loss on early extinguishment of debt during the three months ended June 30, 2009. Because the senior secured notes result in incremental debt and interest expense to us, the refinancing transaction will negatively impact the amount available to make future restricted payments to Holdings. The senior secured notes also restrict such payments to Holdings but are generally less restrictive than the senior subordinated notes. Delaware law also requires that we be solvent both at the time, and immediately following, a dividend payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on the Holdings notes, in the event that such restrictions prevent US Oncology from paying such a dividend, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. Unlike interest on the Holdings notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash. As a result of the current and projected low interest rate environment, and the related expectation that Holdings will continue to be net payer on the interest rate swap, we believe that cash payments for the interest rate swap obligations will reduce the availability under the restricted payments provisions in our indebtedness to a level that additional payments for cash interest for the Holdings notes may not be prudent and therefore, no longer remain probable for the foreseeable future. Based on projected LIBOR interest rates as of June 30, 2009, we expect there will be available funds under the restricted payments provision in order to service, at a minimum, the estimated interest rate swap obligations through June 30, 2010. Our semiannual payment obligations on the interest rate swap increase by $2.1 million for each 1.00% that the fixed interest rate of 4.97% paid to the counterparty exceeds the variable interest rate received from the counterparty. Similarly, our semiannual payment obligations on the interest rate swap decrease by $2.1 million when the difference between the fixed interest rate paid to the counterparty and the variable interest rate received from the counterparty reduces by 1.00%. In the event amounts available under the restricted payments provision are insufficient for us to service interest on the Holdings notes, including any obligation related to the interest rate swap, we may be required to arrange a capital infusion and use such proceeds to satisfy these obligations. There can be no assurance that additional financing, if available, will be made on terms that are acceptable to us. We expect to issue $18.4 million in notes to settle the interest due in September, 2009. In addition, we are required to pay $6.6 million to settle the obligation under our interest rate swap agreement for the interest period ending September 15, 2009. During the six months ended June 30, 2009, we paid dividends in the amount of $4.1 million to Holdings to finance obligations related to the Holdings notes and interest rate swap. All dividends were paid in the first quarter of 2009.

Contractual Obligations

The following summarizes our contractual obligations relating to our indebtedness, capital leases, noncancelable leases and outstanding purchase obligations at December 31, 2008. Our contractual obligations related to our indebtedness include both scheduled principal repayments and interest that will accrue on the outstanding principal balance. We have estimated interest obligations on variable rate indebtedness using the base rate in effect as of December 31, 2008, plus the spread paid over that base rate on the related indebtedness. In most circumstances, our variable rate indebtedness bears interest based upon a spread over the six month LIBOR which was 1.75% as of December 31, 2008.

Obligations	2009	2010	2011	2012	2013	Thereafter
	(dollars in thousands)
US Oncology debt and interest payments due	$88,171	$301,828	$287,404	$366,661	$39,176	$309,226
Capital lease payments due	399	566	322	330	339	2,587
Noncancelable operating leases	81,011	71,910	60,308	52,737	45,181	218,209
Reserve for uncertain tax positions	2,173	—	—	—	—	—

Purchase obligations consist of outstanding amounts on purchase orders issued for capital improvements and fixed asset purchases. We do not aggregate purchase orders for purchases other than capital improvements and fixed assets, because the period of time between the date of the commitment and the receipt of the supplier invoice is deemed immaterial. We impose preauthorized limits of authority for all expenditures.

As of June 30, 2009, we were obligated to pay $4.9 million under pending construction contracts, which we would expect to pay during 2009, based on the progress of the construction projects.

Off-Balance Sheet Arrangements and Leases

We have no off-balance sheet arrangements, other than noncancelable operating lease commitments entered into in the normal course of business. We lease office space, integrated cancer centers and certain equipment under noncancelable operating lease agreements. As of December 31, 2008, total future minimum lease payments, including escalation provisions and leases with parties affiliated with practices are reflected in the preceding table as noncancelable operating leases. We are a 50% partner in a joint venture which owns real property on which a new headquarters facility has been constructed, which has been leased to us. Our investment in the joint venture through December 31, 2008 was $6.4 million. Our obligations under the lease agreement are included in the amounts shown in the preceding table.

Interest rates

As a result of the refinancing transaction in June 2009, substantially all of our outstanding indebtedness either bears a fixed rate of interest or is subject to an interest rate swap agreement where we have fixed the LIBOR rate associated with outstanding variable rate indebtedness.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, suppliers pass along rising costs or reduced consumption to us in the form of higher prices. We have implemented cost control measures to curtail increases in operating costs and expenses. We cannot predict our ability to cover or offset future cost increases.

BUSINESS

Background

We were formed under the laws of the State of Delaware in November 1992 and were formerly known as American Oncology Resources. In June 1999, we changed our name to US Oncology, Inc., in connection with a merger transaction involving American Oncology Resources, Inc. and Physician Reliance Network, Inc. In March 2004, a wholly owned subsidiary of US Oncology Holdings, Inc. agreed to merge with and into us, with US Oncology continuing as the surviving corporation and a wholly owned subsidiary of Holdings, or the Merger. On August 20, 2004, the Merger, valued at approximately $1.6 billion, was consummated. Currently, Holdings’ principal asset is 100% of the shares of our common stock. Holdings conducts all of its business through us and our headquarters are located in The Woodlands, Texas.

Cancer in America

According to the American Cancer Society, approximately 1.4 million new cancer cases were expected to be diagnosed in the United States in 2008. Survival rates have increased substantially over the last 20 years and there is an increasingly large population of Americans who are living with cancer as a chronic disease. This large population can be afflicted with one or more of 300 cancer types, each requiring its own approach to diagnosis and treatment. Moreover, there are many emerging therapies and treatment options which together have greatly complicated and expanded the number of ways in which the disease is treated and administered.

According to the National Institutes of Health, by 2007 annual cancer treatment costs were nearly $90 billion and absenteeism, lost productivity and other costs associated with the disease increased the overall annual cost of cancer to nearly $220 billion. We help physicians, manufacturers, payers and patients navigate through the complexity of today’s cancer treatments while containing cost of care and creating improved efficiencies and patient outcomes. Rapidly escalating cancer care costs have contributed significantly to the growth in U.S. healthcare costs over the last two decades, and there is a growing need to improve patient access and options efficiently and effectively.

Many U.S. cancer patients are treated in a community care setting. A key part of our mission is to advance the best possible community cancer care. Our innovative services help all constituencies work together to provide the latest therapies, research and technology to patients within a single outpatient setting. As a result, patients are able to access high quality treatment with minimal disruption to their daily lives. The size and scale of our national network affords physicians, manufacturers and payers efficiency and education opportunities that have a tangible benefit for cancer patients throughout the United States.

Our Services

Our mission is to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. To realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers.

Since our inception, we have worked with local physician groups to enable affiliated practices to offer state of the art care to cancer patients in outpatient settings, including professional medical services, chemotherapy infusion, radiation oncology services, access to clinical trials, laboratory services, diagnostic radiology, pharmacy services and patient education. In addition, we work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, recruiting physicians, providing customized electronic medical records and information systems, and obtaining favorable pharmaceutical pricing. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network.

Through the expertise of our affiliated physicians and their experience with patients throughout the country, the scope of our service offerings has expanded from our genesis in practice management to our current status, which encompasses nearly every aspect of the cancer care continuum. As of June 30, 2009, we are affiliated with 1,236 physicians operating in 476 locations, including 94 radiation oncology facilities, across 39 states. Our affiliated physicians cared for approximately 698,000 patients in the twelve months ended June 30, 2009, which we believe is the largest for-profit cancer care network in the United States.

It is that sizable physician and patient population that allows us to realize volume efficiencies for the network and a variety of additional industry customers. We provide oncologists with a broad range of innovative products and services through two economic models: a comprehensive services model, under which we provide all of our practice management products and services under a single contract with one fee typically based on the practice’s financial performance, and our targeted physician services model, under which physicians purchase a narrower suite of services based on the types of services required by the practice. Most of our affiliated physicians are served through the comprehensive model that provides the services and resources necessary to offer patients integrated cancer care in the community setting. That offering includes management services and financial and operational resources, as well as the opportunity to collaborate with colleagues throughout the country on clinical research and the accelerated use of evidence-based oncology treatments.

However, we also offer our services through targeted arrangements where a subset of our comprehensive services, including supplying oncology pharmaceuticals, reimbursement services, disease management, electronic medical records and research, can be obtained separately on a fee-for-service basis. These targeted arrangements are designed to meet the needs of oncology practices that may not be well-suited for a comprehensive management arrangement but still value a narrower scope of our services.

In addition to assisting physicians in addressing the challenges in their local markets, we use the insight gained from working with these practices to assist payers and pharmaceutical manufacturers in improving patient access to high quality cancer care and the effectiveness of the care delivery system.

Our reimbursement expertise helps providers, payers and manufacturers realize cost efficiency and predictability in a largely unpredictable field of medicine. Innovent Oncology addresses the payer’s need to avoid the unnecessary costs of care while ensuring the highest level of clinical quality. Innovent Oncology combines Level I Pathways, evidence-based treatment protocols developed by network physicians for commonly-treated cancers, with iKnowMed, our electronic medical records system that supports the review of treatment patterns and outcomes. Innovent Oncology includes oncologist-directed disease management and robust patient support services, such as experienced oncology nurses and standardized educational materials, to aid in patient understanding of treatment protocols and potential side-effects to help reduce occurrences of avoidable medical interventions. Innovent Oncology also assists patients with incurable or late-stage disease with end-of-life planning to meet their individual physical, mental, social and spiritual needs. Appropriate advanced care planning avoids unnecessary treatments that both diminish the patient’s quality of life and consume healthcare resources in an inefficient manner.

Our payer services are based on actual experience in the community care setting and include a variety of programs to improve the predictability of costs for health plans. These programs partner payers and providers in an integrated effort to contain costs while accelerating the use of evidence-based medicine in oncology to improve the overall patient outcome. Innovent Oncology offers a comprehensive solution to the key cost drivers in cancer care: variable treatments, debilitating side effects that lead to emergency room visits and hospitalizations between treatments, and futile treatment at the end of life.

We also work with pharmaceutical manufacturers in the development and commercialization of oncology pharmaceuticals. The US Oncology Research network provides pharmaceutical manufacturers with a centrally managed and efficient system for the clinical development of new therapies from Phase I through IV. This research network is led by industry-leading cancer experts in all major tumor types and offers access to an unparalleled national sampling of patients. We offer clinical trial services to pharmaceutical, biotech, and medical device manufacturers. In addition, AccessMed® provides patient financial assistance and product support services to assist pharmaceutical manufacturers in commercializing their products, while our Healthcare Informatics business collects and analyzes data to provide significant insight into drug performance and patient outcomes for ongoing product development and evaluation. Our distribution center increases the safety of drugs through a state-of-the-art e-Pedigree technology that tracks drug therapies from the manufacturer to the practice, ensuring that drugs administered to patients by our affiliated physicians are genuine and unadulterated.

Our Physician Relationship Models

Comprehensive Service Agreements

Under our comprehensive services model known as Comprehensive Strategic Alliance, we own or lease all of the real and personal property used by our affiliated practices. In addition, we generally manage the non-medical business operations of our affiliated practices and facilitate communication with our affiliated physicians. Each management agreement contemplates a policy board consisting of representatives from us and the affiliated physician practice. The responsibilities of each board include strategic planning, decision-making and preparation of an annual budget for that practice. While both we and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. We are responsible for non-medical decisions, including facilities management and information systems management.

Under most of our comprehensive service agreements, we are compensated under the earnings model. Under that model, we account for all expenses that we incur in connection with managing a practice, including rent, pharmaceutical expenses, salaries and benefits of non-physician employees of the practices, and are paid a management fee based on a percentage of the practice’s earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2008, 80.9% of our revenue was derived from comprehensive service agreements related to practices managed under the earnings model. Our other comprehensive service agreements are on a fixed management fee basis, as required in some states.

Targeted Physician Services

Our services are increasingly being offered through targeted arrangements where a subset of the services offered through our comprehensive management agreements are provided separately to oncologists on a fee-for-service basis. Targeted physician services represented 15.8% of our revenue during the year ended December 31, 2008 which was primarily fees for payment for pharmaceuticals and supplies used by the practice and reimbursement for certain pharmacy-related expenses. A smaller portion of our revenue from targeted arrangements was payment for billing, collection and reimbursement support service and payment for the other services we provide. Rates for our services typically are based on the level of services desired by the practice.

Our Operating Segments

We provide the services described above through four operating segments: medical oncology services, cancer center services, pharmaceutical services and research/other services. Each of our operating segments is described in greater detail below.

We provide management services to practices under comprehensive services agreements in both our medical oncology and cancer center services segments. Our management services are intended to support affiliated physicians provide high quality, integrated and advanced cancer care. Both medical oncology and cancer center services may be provided under the same arrangement to provide comprehensive practice management services with the differentiation between these segments relating to the nature of cancer care being supported. Medical oncology services typically relate to the support of physicians who provide chemotherapy and drug administration, while cancer center services typically relate to physicians performing radiation treatments and diagnostic radiology.

Our practice management services are designed not only to encompass all non-clinical aspects of managing an oncology practice but also to assist affiliated practices developing and executing long-term strategies for their success. We believe our fee arrangements, which are typically based on a percentage of the affiliated practice’s earnings, effectively align our interests and long-term objectives with those our comprehensively managed practices.

We work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, providing customized electronic medical records and information systems, and obtaining nationally-negotiated supply arrangements. We also assist in recruiting additional physicians into our groups, including those from established practices and newly qualified oncologists. In 2008, approximately 50 oncologists were recruited to join one of our existing affiliated groups. We believe that a substantial portion of newly qualified oncologists entering private practice join one of our affiliated groups. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network.

We work with practices to establish budgets, determine goals, set strategic direction and assess the viability of capital projects or other initiatives to position them for long-term growth. Our network technology infrastructure provides a common platform that facilitates collaboration among physicians, including virtual tumor boards where challenging cases and treatments can be discussed among peers. In addition, this infrastructure allows for the accumulation of financial information that can be used to establish key performance metrics, benchmark practice results, identify opportunities to enhance performance and develop best operating practices. We also provide a voice in Washington, D.C. for our affiliated practices and advocate on their behalf, and on behalf of their patients, with state agencies and lawmakers.

In addition, our management services are designed to encompass all non-clinical aspects of managing an oncology practice, allowing affiliated physicians to spend more time providing care to patients. These services include accounting, billing and collection, personnel management, payroll, benefits administration, risk management and compliance.

Medical Oncology Services

In addition to the practice management services described above, we provide pharmaceutical services to physicians that have affiliated under comprehensive service agreements.

Pharmaceuticals are the central component of medical oncology practices and by far their largest expense. For this reason, we have worked to develop core competencies in purchasing, distributing and managing oncology pharmaceuticals for medical oncologists. Central to the pharmaceutical services we provide is our ability to obtain drug pricing on more favorable terms than would otherwise be available to our affiliated practices on an individual basis. Because of the significant size and scale of our network, we negotiate all pharmaceutical purchases directly with drug manufacturers and are generally able to procure market-differentiated pricing. In addition, we work with affiliated practices to implement efficient operating processes to manage inventory, eliminate waste and enhance product safety.

The majority of pharmaceuticals we purchase are delivered to the affiliated practices where they are mixed, when required, by pharmacists, pharmacy technicians or nurses employed by the affiliated practices and administered to patients at the practice. A small percentage of pharmaceuticals we purchase are dispensed to patients at our network pharmacies to be used on an outpatient basis. As of June 30, 2009, our network includes 45 licensed pharmacies (located primarily in our cancer centers), 146 pharmacists and 372 pharmacy technicians. Where appropriate, we establish, or assist practices in establishing, retail pharmacy locations for oral and other self-administered therapies. The pharmacies serve as the recipients of, and distributors for, the pharmaceuticals used in treating our affiliated practices’ patients.

Participation in our network provides affiliated physicians access to the broad range of clinical insight that would not be available to them otherwise. We facilitate collaboration among network affiliated physicians through coordinated national meetings and discussions regarding treatment protocols, drug effectiveness and other pharmacy-related issues, including support for a network-wide pharmacy and therapeutics committee consisting of our affiliated physicians and support for the development of our Level I Pathways. In additional, we provide data collection and analytical services for use by physicians and their clinical staff, pharmacists and patients, including comprehensive analyses of complex chemotherapy regimens and their efficacy, toxicity, convenience and cost. We also provide an oncology-specific electronic medical records system, known as iKnowMed. This system includes customized content and comprehensive implementation plans with onsite training and support aimed at improving patient care as well as practice efficiency inducing accurate and complete charge capture.

Cancer Center Services

We offer cancer center services to affiliated practices under our comprehensive service agreements. We believe that community-based care in an integrated setting is the best way to provide patients access to high quality, comprehensive and advanced cancer care. We encourage medical oncology practices with sufficient market presence to expand into diagnostic radiology and radiation therapy, which can be performed at our cancer centers, but not in a typical practice office. In addition to increasing patient access to high quality care, we believe that offering a broader range of services enhances a practice’s financial position by mitigating its financial exposure to changes in pharmaceutical economics.

As of June 30, 2009, we manage 79 integrated, community-based cancer centers, either outright or through joint ventures, of which we own 41 and lease 38. In addition, we manage 15 radiation-only facilities which are leased. We provide the development capital and manage all aspects of the cancer center development process in consultation with the practice, from deciding whether and where to build a cancer center, through permitting and regulatory issues, and through construction, development and operations.

Pharmaceutical Services

The pharmaceutical services provided through the medical oncology services segment described above are also available as a separate targeted service offering to medical oncologists that have not executed comprehensive service agreements. These practices are contracted specifically under our oncology pharmaceutical services, or OPS, model, which does not encompass all of our practice management services. Pharmaceutical services include:

•	Group Purchasing Organization, or GPO, services. We negotiate purchasing contracts with pharmaceutical manufacturers and other vendors, administer the contracts and provide related services.

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Pharmaceutical Distribution services. Our distribution center increases the safety of drugs through a state-of-the-art e-Pedigree technology that tracks drug therapies from the manufacturer to the practice, ensuring that drugs administered to patients by our affiliated physicians are genuine and unadulterated. Located in Fort Worth, Texas, our distribution supplied approximately 96% of the value of pharmaceuticals administered by our network of affiliated practices in 2008.

Through our pharmaceutical services segment, we also provide informational and other services to pharmaceutical manufacturers and payers:

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Information, marketing and analytical services. We provide a range of data and analytical services relating to purchasing and utilization of pharmaceuticals and other matters, as well as marketing assistance and other product-related services.

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Reimbursement Support. To expand the services we offer pharmaceutical manufacturers, in July 2006, we acquired AccessMed™, a company that provides patient financial assistance and support services to assist pharmaceutical manufacturers in commercializing their products.

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Oral Oncology Specialty Pharmacy. In August 2006, we launched our oral oncology specialty pharmacy and mail order business at our Fort Worth facility. This capability is designed to address the increasing number of new oral chemotherapeutical compounds, as well as the needs of payers seeking to consolidate their pharmaceutical purchasing power to reduce costs. The mail order service is an offering that is also available to patients outside of our affiliated network practices. In addition to providing patients with pharmaceuticals, we provide patient counseling services that are directed toward appropriate use of medications, side effects and complication monitoring and reimbursement issues.

Cancer Research Services

We provide a full range of cancer research services to our affiliated practices, from study concept and design to regulatory approval. We believe that physicians and patients value this service because it provides access to the latest treatments available in oncology. Our clinical research expertise can provide patient access to a Phase I clinical trial that is rarely available to patients in a community setting and it can accelerate the use of evidence-based medicine with large-scale measurement of outcomes.

Cancer research revenues are derived from pharmaceutical and biotechnology companies that pay us to manage and facilitate their clinical trials and to provide other research-related services. We pay our affiliated physicians for their participation in clinical trials according to financial arrangements that are separately determined for each trial. Our cancer research program is designed to give community-based oncologists and their patients access to a broad range of the latest clinical trials.

Equipment

Technology, in the form of imaging and treatment delivery, is critical to effective cancer care. Throughout the course of a patient’s treatment, from initial staging to monitoring the response to a given treatment and providing precise feedback on its effectiveness, diagnostic imaging helps patients receive appropriate care. For these reasons, many of our affiliated practices seek to integrate the latest diagnostic and radiation oncology technology into their practices.

Computerized tomography, or CT, uses computer-intensive reconstruction techniques to create images of the body from X-rays. A CT scanner produces images that are tomographic, cross-sectional slices of the body, and the data from a CT scan can be enhanced in several ways to show internal structures in three dimensions. The speed of current CTs (and related image processors) allows oncologists to reconstruct the “slices” of the patient in any plane requested and use any slice thickness to help build a more definitive diagnosis of the patient’s disease state. CT images are used for diagnosis, tumor staging and as the data set for treatment planning for radiation treatments.

Positron emission tomography, or PET, is an imaging technique in which a radioactive substance, similar to glucose, is injected into a patient’s body. The radioactive substance can help in locating the tumor, because cancer cells consume glucose at a higher rate than other tissues in the body. By showing metabolic changes in tissues and tumors, PET scans provide a vital tool in cancer management and treatment. Unlike X-rays, CTs, ultrasounds and MRIs, PET does not show body structure (anatomy). Instead, PET reveals the chemical function (metabolism) of an organ or tissue. This is an important tool in cancer treatment since these metabolic changes often precede structural changes in the body related to the development of tumors. Consequently, PET enables physicians, in many cases, to assess the state of the disease and recommend treatment options earlier and more accurately.

CT and PET modalities can be provided by a single scanner. A PET/CT image set allows a physician to not only see the anatomical information regarding a tumor captured by a CT scan, but also the metabolic activity revealed by a PET scan. The merging (fusion) of the two image sets assists the physician in understanding the extent of the tumor and if the disease has migrated to other body parts, yielding a more accurate description of the tumor to use in targeting treatment. In addition, a PET scan acquired in conjunction with a CT (PET/CT) is the clinically preferred study and roughly 50% faster than a conventional PET scan, enhancing patient convenience and efficiency.

In addition to diagnostic imaging technologies, we bring the latest in radiation treatment technologies to our practices, including intensity modulated radiation therapy, or IMRT, and image guided radiation therapy, or IGRT. IMRT allows radiation oncologists to more precisely target and regulate higher doses of radiation, which have a documented benefit while minimizing damage to surrounding healthy tissues. IMRT uses advanced computer technology to more precisely control the shape and intensity of a radiation beam than traditional 2D/3D radiation therapy. In some cases, IMRT allows a more aggressive radiation therapy approach to be used on certain tumors, such as those around the head, neck and spine, in which radiation treatment presents side effects with significant risk.

The next generational step in radiation therapy is the deeper integration of imaging and IMRT technologies. This emerging technique is called IGRT. This combination of technologies increases the confidence of the radiation oncologist to deliver a high intensity radiation beam to the target site. Since many organs move between, and in some cases during, treatment the ability to properly align the target area immediately prior to delivering the radiation ensures that proper dose is delivered accurately and minimizes damage to surrounding tissue.

Competition

We operate in a highly competitive industry. We have existing competitors, as well as a number of potential new competitors, some of which may have greater name recognition, financial, technical, marketing and/or managerial resources than we do. Our competitors generally compete with us on price, in particular the ability to obtain pharmaceuticals at market-differentiated pricing. To the extent that competitors are owned by pharmaceutical manufacturers, retail pharmacies, pharmacy benefit managers, insurance companies, HMOs or hospitals, they may have pricing advantages that are unavailable to us and other independent companies. In addition, we compete with not-for-profit hospitals and other organizations that may also have pricing and tax advantages not available to us.

Numerous competitors provide market research consulting, data compilation and analysis services in the healthcare and pharmaceutical area that compete with our services. The quality of our data, depth of our analytical expertise and focus on oncology, are the principal differentiators in these areas.

Pharmaceutical Management

The specialty pharmaceutical industry is highly competitive and is undergoing consolidation. The industry is fragmented, with many public and private companies focusing on different product or customer niches. Competitive drivers consist primarily of service and price. Some of our current and potential competitors include:

•	national wholesale distributors such as AmerisourceBergen and McKesson and their specialty pharmacy divisions, many of which have multiple service offerings to practices and manufacturers;

•	group purchasing organizations such as International Oncology Network, or ION, Oncology Therapeutic Network, or OTN, and Oncology Supply;

•	pharmacy benefit management companies, such as CVS Caremark Corporation, Express Scripts, Inc., Medco Health Solutions, Incorporated and Gentiva Health Services, Inc.;

•	reimbursement services such as Lash Group and others;

•	data companies, including both market research firms and companies who collect clinical data through an electronic medical record business;

•	pharmaceutical commercialization services;

•	hospital-based pharmacies;

•	retail pharmacies;

•	home infusion therapy companies;

•	oncology education businesses;

•	manufacturers that sell their products both to distributors and directly to users, including clinics and physician offices; and

•	hospital-based comprehensive cancer care centers and other alternate site healthcare providers.

Outpatient Healthcare Centers

Migration of outpatient radiation services to non-hospital locations is a growing trend but the sector is highly fragmented. We know of several other companies that are focused on outpatient radiation oncology centers. Many hospitals and regional medical centers also operate outpatient care centers offering primary care, urgent care, diagnostic imaging, minor surgery (known as ambulatory surgery centers or ASCs), and a range of other specialties, including oncology. Outpatient care providers compete based on services offered and the availability and price of new technologies. Although fragmented and predominantly locally focused, our strongest competitors are hospitals or joint ventures between hospitals and oncology practices that finance, build and operate comprehensive cancer centers adjacent to a large hospital or as a satellite location within the hospital system. Companies such as SurgiCare, Inc. (for ASCs) and Outpatient Imaging Affiliates, LLC and Radiation Therapy Services, Inc. (for diagnostic imaging and radiation therapy) also build and operate outpatient care centers, often in partnership with hospitals or HMOs. Some of these companies could attempt to enter or expand their presence in the oncology market.

Research Services

With respect to research activities, we compete with contract research organizations, other research networks and academic institutions. The contract research industry is fragmented, with several hundred small limited-service providers and several large full-service contract research organizations with global operations that may have access to greater financial resources. Research networks and academic centers may also have other sources of funding research efforts, such as grants and foundation support and, therefore may have greater ability to offer a lower price for services than we do.

Affiliated Practices

Our profitability depends in large part on the continued success of our affiliated practices and our ability to affiliate with additional practices. The business of providing healthcare services is highly competitive. The affiliated practices face competition from several sources, including sole practitioners, single and multi-specialty practices, hospitals and managed care organizations.

Strategy and Development

Our mission is to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. To realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers.

The focus of these efforts will be to:

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Expand Innovent Oncology, a service launched in 2008 that is specifically designed to bring physicians and payers together to provide the highest clinical quality while better managing the total cost of care through evidence-based treatment protocols and patient support services.

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Grow our services to pharmaceutical manufacturers. We work with pharmaceutical manufacturers in the development and commercialization of oncology pharmaceuticals. The US Oncology Research network provides pharmaceutical manufacturers with a centrally managed and efficient system for the clinical development of new therapies from Phase I through IV. Our Healthcare Informatics business collects and analyzes data to provide significant insight into drug performance and patient outcomes for ongoing product development and evaluation.

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Deliver our services to physicians through targeted offerings to those desiring access to a narrower suite of our services. We expect the demand for professional management of physician groups will continue and therefore we recently began packaging five key services (OPS, ORS, Innovent, iKnowMed and Research) into a new targeted physician services offering. This offering is intended to complement the CSA model, address the needs of mid- size practices (five to fifteen physicians) and is available as a suite of services customized to each practice’s priorities.

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Work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, providing customized electronic medical records and information systems, and obtaining favorable pharmaceutical pricing. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network.

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Continue to grow our network of affiliated physicians. In addition to expanding our targeted service offerings, we seek to enter into comprehensive service agreements with practices in new markets and those where we already have a regional presence. Entering new markets grows our national presence while taking advantage of the efficiencies that result from leveraging our existing regional and national infrastructure and capabilities. We also intend to expand our existing markets both by assisting practices with individual physician recruitment and by affiliating with already established practices.

Employees

As of December 31, 2008, we directly employed approximately 4,700 people and our affiliated practices managed under comprehensive service agreements employed approximately 4,900 people (excluding affiliated physicians.) Under the terms of the comprehensive service agreements with the affiliated practices, we are responsible for the compensation and benefits of the practices’ non-physician medical personnel. None of our employees, including employees of any affiliated practice, is a member of a labor union or subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Intellectual Property

We have registered the service marks “US Oncology” and “Oncology Rx Care Advantage” with the United States Patent and Trademark Office. Other than the use of such marks, however, our business generally is not dependent upon any patents or licensed technology in operating our business.

Insurance

We and our affiliated practices maintain insurance with respect to medical malpractice and associated vicarious liability risks on a claims-made basis in amounts believed to be customary and adequate. We are not aware of any outstanding claims or unasserted claims that are likely to be asserted against us or our affiliated practices, which would have a material impact on our financial position or results of operations.

We maintain all other traditional insurance coverages on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

Properties

We lease our corporate headquarters in The Woodlands, Texas. We also lease a warehouse facility in Fort Worth, Texas to operate our distribution center, including our oral oncology specialty pharmacy and mail order business. We or the affiliated practices own, lease or sublease our other facilities and the facilities where the clinical staffs provide medical services. We lease physician office space in addition to some of our cancer centers. We anticipate that, as our affiliated practices grow, expanded facilities will be required.

During 2007, we became a 50% partner in a joint venture which owns real property in The Woodlands, Texas. Our new headquarters facility has been constructed on this property and has been leased to us by the joint venture. Our investment in the joint venture as of December 31, 2008 was $6.4 million.

In addition to conventional medical office space, we have developed integrated cancer centers that are generally freestanding facilities in which a full range of outpatient cancer treatment services is offered in one facility. At December 31, 2008, we operated 80 integrated cancer centers and had three cancer centers under development. Of the 80 cancer centers in operation, 39 are leased and 41 are owned by us. We also operate 14 radiation-only facilities which are leased.

Legal Proceedings

Professional Liability Claims and Reimbursement Related Claims

The provision of medical services by our affiliated practices entails an inherent risk of professional liability claims. We do not control the practice of medicine by the clinical staff or control their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, we and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although we and our practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against us or one of the practices in excess of insurance coverage could have a material adverse effect on us.

U.S. Department of Justice Subpoena

During the fourth quarter of 2005, we received a subpoena from the DOJ’s Civil Litigation Division requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We have cooperated fully with the DOJ in responding to the subpoena. All outstanding document requests from the DOJ were addressed in early 2008, and we continue to await further direction and feedback from the DOJ. At the present time, the DOJ has not made any allegation of wrongdoing on our part. However, we cannot provide assurance that such an allegation or litigation will not result from this investigation. While we believe that we are operating and have operated our business in compliance with law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we have devoted significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

U.S. Attorney Subpoena

On July 29, 2009, we received a subpoena from the United States Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. We believe that the subpoena relates to an ongoing investigation being conducted by that office regarding the manufacturer’s sales and marketing practices. We intend to fully cooperate with the request. At the present time, the U.S. Attorney has not made any allegation of wrongdoing on our part. However, we cannot provide assurance that such an allegation or litigation will not result from this investigation. While we believe that it is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the U.S. Attorney will not make a determination that wrongdoing has occurred.

Qui Tam Suits

From time to time, we have become aware that we and certain of our subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that we are the subject of other qui tam actions of which we are unaware.

In previous qui tam suits of which we have been made aware, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to our alleged actions and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by us, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the practices and us. If the individuals who file complaints and/or the United States were to prevail in these claims against us, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on us, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Breach of Contract Claims

We and our network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, we are involved from time to time in disputes with, and claims by, our affiliated practices against us.

We are also involved in litigation with a practice in Oklahoma that was affiliated with us under the net revenue model until April, 2006. While we were still affiliated with the practice, we initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that we have breached the service agreement and that our service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. We believe that our service agreement is lawful and enforceable and that we are operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, we terminated the service agreement in April, 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. We expect these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, we believe that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to us. In any event, as with any complex litigation, we anticipate that this dispute may take several years to resolve.

As a result of the ongoing litigation, we have been unable to collect on a timely basis a receivable owed to us relating to accounts receivable purchased by us under the service agreement and amounts for reimbursement of expenses paid by us on the practice’s behalf. At June 30, 2009, the total receivable owed to us of $22.4 million is reflected on our balance sheet as other assets. Currently, approximately $13.1 million are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.6 million are being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, we have filed a security lien on the receivables of the practice. We believe that the amounts held in the bank accounts combined with the receivables of the practice in which we have filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded in other assets at June 30, 2009. Accordingly, we expect to realize the amount that we believe to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice, and we cannot assure you as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. We expect to continue to incur expenses in connection with our litigation with the practice.

We intend to vigorously pursue our claims, including claims for any costs and expenses that we incur as a result of the termination of the service agreement and to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. However, we cannot provide assurance as to what the outcome of the litigation will be, or, even if we prevail in the litigation, whether we will be successful in recovering the full amount, or any, of our costs associated with the litigation and termination of the service agreement.

Assessing our financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

Certificate of Need Regulatory Action

During the third quarter of 2006, one of our affiliated practices in North Carolina lost (through state regulatory action) the ability to provide radiation services at its cancer center in Asheville. The practice continued to provide medical oncology services, but was not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice appealed the regulatory action and the North Carolina Court of Appeals ruled in favor of the practice on procedural grounds and ordered the state agency to hold a new hearing on its regulatory action. During the three months ended March 31, 2008, the practice received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008 while the appeal is still pending. As a result, the practice resumed diagnostic services in September, 2008 and radiation services in February, 2009.

Delays during the three months ended March 31, 2007 in pursuing strategic alternatives led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, we performed impairment testing as of March 31, 2007 and we recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment in the three months ended March 31, 2007. No additional impairment charges relating to this regulatory action have been recorded through June 30, 2009.

At June 30, 2009, our unaudited Condensed Consolidated Balance Sheet included net assets in the amount of $0.8 million related to this practice, which includes primarily working capital in the amount of $0.6 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, is not recorded on our balance sheet. At June 30, 2009, the lease had a remaining term of 17 years and the net present value of minimum future lease payments is approximately $7.0 million.

Antitrust Inquiry

The FTC and a state Attorney General have informed one of our affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has requested information from us regarding our role in that transaction. We are in the process of responding to a request for information on this matter. At present, we believe that the scope of the investigation is limited to a single transaction, but we cannot assure you that the scope will remain limited. We believe that we and our affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against us or our affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on us or that practice, including the possibility of monetary damages or fines, a requirement that we unwind the transaction at issue or the imposition of restrictions on our future operations and development. In addition, addressing government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that we could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

GOVERNMENT REGULATION

General

The healthcare industry is highly regulated, and there can be no assurance that the regulatory environment in which we and our affiliated practices operate will not change significantly and adversely in the future. In general, regulation and scrutiny of healthcare providers and related companies are increasing. We expect that the new administration and Congress will continue to focus on healthcare issues and that regulation will continue to increase.

There are currently numerous federal and state initiatives relating to the provision of healthcare services, the legal structure under which those services are provided, access to healthcare, disclosure of healthcare information, costs of healthcare and the manner in which healthcare providers are reimbursed for their services. Federal enforcement and regulatory agencies are focusing on, among other issues, physician coding, pharmaceutical relationships, hospital-physician joint ventures, credit balances, clinical research and group purchasing organization activities, which may result in government actions that could negatively impact our operations. It is not possible to predict whether any such initiatives will result in new or different rules or regulations or other actions or what their form, effective dates or impact on us will be.

Our affiliated practices and other providers with whom we and they do business are intensely regulated at the federal, state and local levels. Although these regulations often do not directly apply to us, if a practice is found to have violated any of these regulations and, as a result, suffers a decrease in its revenues or an increase in costs, our results of operations might be materially and adversely affected.

Licensing and Certificate of Need Requirements

Every state imposes licensing requirements on clinical staff, individual physicians and facilities operated or utilized by healthcare providers. Many states require regulatory approval, including certificates of need, before (i) establishing certain types of healthcare facilities, (ii) offering certain services or (iii) expending amounts in excess of statutory thresholds for healthcare equipment, facilities or programs.

Linear accelerators, CT Scanners and PET Systems are among the types of technology covered by certificate of need, or CON, laws. Although laws vary from state to state, in several states in which we operate, CON laws have in the past inhibited and will continue to inhibit our ability to add technology and build new cancer centers. In addition, CON laws give existing owners of technology, such as hospitals, a competitive advantage with respect to that technology by establishing a barrier to entry.

Privacy Security and Transaction Code Sets Regulations; Privacy Laws

The HHS has issued regulations implementing the Administrative Simplification Provisions of HIPAA concerning the privacy and security of individually identifiable health information, and the use of standard transactions and code sets and National Provider Identifiers (NPIs) for electronic transactions conducted by covered entities. The HIPAA privacy regulations, with which compliance was required as of April 2003, impose on covered entities (including hospitals, physicians, pharmacies, group health plans and certain other healthcare providers) significant restrictions on the use and disclosure of individually identifiable health information. With the exception of the operation of certain pharmacies, most of our activities do not involve the provision of healthcare services and therefore we are not a so-called covered entity under the HIPAA privacy and security regulations. However, we act as a business associate of our affiliated physicians, and have therefore entered into agreements requiring us to meet certain requirements of the HIPAA privacy rule applicable to business associate arrangements. The HIPAA security regulations impose on covered entities certain administrative, technical, and physical safeguard requirements with respect to individually identifiable health information maintained or transmitted electronically. In addition, as part of the American Recovery and Reinvestment Act, or ARRA, passed on February 17, 2009, HIPAA was amended, effective February 2010, so that business associates will have many of the same direct responsibilities under HIPAA as covered entities do. ARRA also imposed additional obligations to disclose security and privacy breaches of unsecured protected health information. The ARRA also included additional limitations on the use of patient healthcare information and expanded the potential liability exposure of HIPAA covered entities and business associates. The HIPAA regulations establishing electronic transaction and code set standards require that all healthcare providers use standard transactions and code sets when electronically submitting or receiving individually identifiable health information in connection with certain healthcare transactions. As a result of these HIPAA regulations, we have taken actions to ensure that information that is subject to the regulations and maintained on our computer networks is in compliance with applicable regulatory requirements. We believe that we are substantially in compliance with the HIPAA electronic transaction and code set standards and are capable of delivering HIPAA standard transactions electronically on behalf of ourselves and our affiliated physicians. We have provided guidance to our affiliated physicians regarding the NPI application and implementation processes and are monitoring progress towards the computer system upgrades and payer/clearinghouse testing necessary to implement NPIs in electronic HIPAA standard transactions on behalf of ourselves and our affiliated physicians. In addition to HIPAA, a number of states have adopted laws and/or regulations applicable to the use and disclosure of individually identifiable health information that are more stringent than comparable provisions under HIPAA. The finding of a violation of HIPAA or one of these state laws by us or our affiliated physicians could adversely affect our business. Unforeseen difficulties resulting in a failure by us or our affiliated physicians to timely implement HIPAA NPI requirements could delay the receipt of healthcare claims payments and could adversely affect our business. In addition, our failure to meet our business associate contractual obligations with our affiliated physicians could result in enforcement actions by regulatory authorities against our affiliated physicians or us. The impact of such regulatory enforcement actions or contractual terminations could adversely affect our business. In addition to privacy and security requirements under HIPAA, our affiliated practices and we, in our role as business manager, are subject to numerous other state and Federal laws relating to privacy and appropriate handling of confidential information. Our affiliated practices routinely collect personal and financial information about patients. We use and transmit such information in connection with obtaining reimbursement, billing and other activities. In the event of an inappropriate use or disclosure of such information, including an inadvertent one or one caused by a third party, we and our practices could be subject to disclosure obligations or other liability. Such obligations and liability can arise if it is determined that we or our affiliated practices failed to maintain adequate security for data, even if the actual disclosure or use was not by us. Although we maintain systems and policies and procedures designed to prevent inappropriate access, use or disclosure, we cannot assure you that these systems, policies and procedures will be totally effective, particularly in cases of deliberate wrongdoing by a third party.

Fee-Splitting; Corporate Practice of Medicine and Pharmacy

The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine, in certain instances from splitting fees with physicians and from employing physicians to practice medicine. In certain jurisdictions, we are required by such laws to modify our standard contractual arrangements to comply with corporate practice of medicine and fee-splitting laws. In addition, many states have similar laws with respect to the practice of pharmacy. We believe our current and planned activities do not constitute fee-splitting or the practice of medicine as contemplated by these laws. We do not believe we practice pharmacy, except where appropriately licensed. In many jurisdictions, however, the laws restricting the corporate practice of medicine or pharmacy and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there can be no assurance that upon review some of our activities would not be found to be in violation of such laws, possibly placing us in a position of being unable to enforce the payment terms of our management contracts. In the past, interpretations of such laws have required us to modify existing arrangements and there can be no assurance that future interpretations of such laws will not require structural and organizational modification of our existing relationships with the practices. In addition, statutes in some states in which we do not currently operate could require us to modify our affiliation structure if we commence business in those states.

Medicare/Medicaid Fraud and Abuse Provisions

The fraud and abuse laws, specifically the Anti-Kickback laws, include the fraud and abuse provisions and referral restrictions of the Medicare and Medicaid statutes, as well as other federally funded programs, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare and Medicaid patients or for purchasing, arranging for or recommending the purchasing, leasing or ordering of Medicare or Medicaid covered services, items or equipment.

HIPAA created violations for fraudulent activity applicable to both public and private healthcare benefit programs and prohibits inducements to Medicare and Medicaid eligible patients.

The OIG from time to time publishes its interpretations of various fraud and abuse issues and about fraudulent or abusive activities that OIG deems to be suspect and potentially in violation of the federal laws, regulations and rules. If our actions are found to be inconsistent with OIG’s interpretations, such actions could have a material adverse effect on our business.

Due to the complexity of the Anti-Kickback laws, HHS has established certain safe harbor regulations whereby various payment practices are protected from criminal or civil penalties. An activity that is outside a safe harbor, however, is not necessarily deemed illegal. Violations of the fraud and abuse laws may result in fines and penalties as well as civil or criminal penalties for individuals or entities, including exclusion from participation in the Medicare or Medicaid programs. Several states have adopted similar laws that cover patients in both private and government programs. Because of the breadth of the Anti-Kickback Laws and the government’s active enforcement thereof, there can be no assurance that future interpretations of such laws will not require modification of our existing relationships with practices. Complying with those laws, especially as they change from time to time, could be costly for us and could limit the manner in which we implement our business strategies.

In situations where we operate a licensed pharmacy, we are a provider. Although we believe our offerings under that service comply with law, there is a risk that our status as a provider could bring greater scrutiny to those arrangements.

Prohibitions of Certain Referrals

The Stark Law prohibits physician referrals of Medicare or Medicaid patients for certain “designated health services” to an entity with which the physician or his or her immediate family members have a “financial relationship”, unless the arrangement complies with an exception to the statute or implementing regulations. Laboratory services, radiation therapy services and supplies, certain diagnostic services, inpatient and outpatient hospital services and outpatient prescription drugs are among the designated health services to which the Stark Law applies. On September 5, 2007, the Centers for Medicare & Medicaid Services issued the third phase of its final regulations addressing physician self-referrals, which became effective December 4, 2007. Additional regulations were published on August 19, 2008, with effective dates of October 1, 2008 or October 1, 2009 (depending on the provision), and on November 19, 2008, with an effective date of January 1, 2009. These regulations and the previously issued first and second phases of the final regulations provide guidance as to the applicability of the Stark Law to certain arrangements that may be relevant to the operations of our affiliated physicians, including, among others, referrals by physicians for ancillary services in the context of the operation of a group practice and referrals by physicians for designated health services under certain employment and personal services arrangements. We and our affiliated practices will be required to restructure certain of our joint venture arrangements with other providers as a result of these regulations. A violation of the Stark Law is punishable by civil sanctions, including significant fines, a denial of payment or a requirement to refund certain amounts collected, and possible exclusion from participation in Medicare and Medicaid. A number of states have adopted laws and/or regulations that contain provisions that track, or are otherwise similar to, the Stark Law. The Stark Law and its implementing regulations apply directly to physicians and organizations to which they refer.

With the exception of our pharmacy operations, the Stark Law does not apply directly to us under the comprehensive services model. There can be no assurance, however, that interpretations of such laws will not indirectly affect our existing relationships with affiliated practices. In addition, to the extent that an affiliated physician practice were deemed to be in violation of the Stark Law, the failure to comply with the Stark Law could adversely impact the operations of such practice.

Pharmacy Regulation

Pharmacies often must obtain state licenses to operate and dispense drugs. In addition, our pharmaceutical service line, and our pharmacies in particular, are subject to the operating and security standards of the FDA, the United States Drug Enforcement Administration, or DEA, various state boards of pharmacy and comparable agencies. Such standards affect the prescribing of pharmaceuticals (including certain controlled substances), operation of pharmacies (including nuclear pharmacies) and packaging and dispensing of pharmaceuticals. Violations of any of these laws and regulations could result in various penalties, including suspension or revocation of our licenses or registrations or monetary fees. Complying with the standards, especially as they change from time to time, could be costly for us and could limit the manner in which we implement this segment. While we believe that our arrangements with our affiliated practices comply with applicable laws and regulations, there can be no assurance that our pharmacy function will not subject us to additional governmental review or an adverse determination in the future.

Antitrust Inquiry

We and our affiliated practices are subject to a range of federal and state antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal, monopolistic practices, and division of markets. We believe we are in compliance with these laws, and while no bona fide challenge to the market share of our affiliated practices has been made, there can be no assurance that a review of us or our affiliated practices would not result in a determination that could adversely affect our operations and the operations of our affiliated practices.

The FTC and a state Attorney General have informed one of our affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has informed us that it intends to request information from us regarding our role in that transaction. The affiliated practice is in the process of responding to a request for information on this matter. At present, we believe that the scope of the investigation is limited to a single transaction, but we cannot assure you that the scope will remain limited. We believe that we and our affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against us or our affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on us or that practice, including the possibility of monetary damages or fines, a requirement that we unwind the transaction at issue or the imposition of restrictions on our future operations and development. In addition, addressing government investigations requires us to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that we could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

Reimbursement Requirements

In order to participate in the Medicare and Medicaid programs, our affiliated practices must comply with stringent reimbursement regulations, including those that require certain healthcare services to be conducted “incident to” or otherwise under a physician’s supervision. Different states also impose differing standards for their Medicaid programs, including utilizing an actual-cost-based system for reimbursement of pharmaceuticals instead of average-sales-price-based methodologies. Satisfaction of all reimbursement requirements is required under our compliance program. The practices’ failure to comply with these requirements could negatively affect our results of operations. Recently, the federal government conducted a pilot program in which third party contractors are retained to audit requests for reimbursement from governmental programs and were paid based upon recovery of inappropriate payments. Section 302 of the Tax Relief and Health Care Act of 2006 made the recovery audit contractor, or RAC, program permanent and requires HHS to expand the program to all states by no later than 2010. These contractors are empowered to withhold future payments, including in cases where the reimbursement rules are unclear or subject to differing interpretations. This activity, as well as the activity of intermediaries and others involved in government reimbursement, may include changes in long-standing interpretations of reimbursement rules.

Pharmaceutical Distribution Operations

The FDA, DEA and various state regulatory authorities regulate the distribution of pharmaceutical products and controlled substances. Wholesale distributors of these substances are required to register for permits, meet various security and operating standards, and comply with regulations governing their sale, marketing, packaging, holding and distribution. In addition, several states are implementing requirements that distributors verify and maintain standards as to the pedigree of drug shipped and are moving towards electronic (ePedigree) requirements in this area. The FDA, DEA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As a wholesale distributor of pharmaceuticals and certain related products, we are subject to these regulations. We have received all necessary regulatory approvals and believe that we are in substantial compliance with all applicable pharmaceutical wholesale distribution requirements.

Enforcement Environment

In recent years, federal and state governments have launched several initiatives aimed at uncovering behavior that violates the federal civil and criminal laws regarding false claims and fraudulent billing and coding practices. See “Business—Legal Proceedings.” Such laws require physicians to adhere to complex reimbursement requirements regarding proper billing and coding in order to be compensated for medical services by government payers. Our compliance program requires adherence to applicable law and promotes reimbursement education and training; however, because we perform services for our practices, it is likely that governmental investigations or lawsuits regarding practices’ compliance with reimbursement requirements would also encompass our activities. A determination that billing and coding practices of the affiliated practices are false or fraudulent could have a material adverse effect on us.

We and our affiliated physicians are subject to federal and state laws prohibiting entities and individuals from knowingly and willfully making claims to Medicare and Medicaid and other governmental programs and third party payers that contain false or fraudulent information. See “Business—Legal Proceedings.” The federal False Claims Act encourages private individuals to file suits on behalf of the government against healthcare providers such as us. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, the implicated healthcare providers are often unaware of the suit until the government has made its determination and the seal is lifted. Violations or alleged violations of such laws, and any related lawsuits, could result in (i) exclusion from participation in Medicare, Medicaid and other federal healthcare programs, or (ii) significant financial or criminal sanctions (including treble damages), resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the federal False Claims Act. Criminal provisions that are similar to the federal False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined. The recently enacted Fraud Enforcement and Recovery Act of 2009, or FERA, simplified and expanded the principal liability provisions of the federal False Claims Act and appropriated over $500 million for federal law enforcement authorities to combat financial fraud in 2010 and 2011. Some states also have enacted statutes similar to the federal False Claims Act which may include criminal penalties, substantial fines, and treble damages.

Compliance

We have a comprehensive compliance program designed to assist us, our employees and our affiliated practices in complying with applicable laws and regulations. We regularly monitor developments in healthcare law and modify our agreements and operations as changes in the business and regulatory environments require. In addition to internal review, we engage an independent compliance consulting firm to conduct periodic reviews of our program. While we believe we will be able to structure our agreements and operations in accordance with applicable law, there can be no assurance that our arrangements will not be successfully challenged.

MANAGEMENT

The following table sets forth information about our directors and executive officers as of September 30, 2009.

Name	Age	Position(s)
Bruce D. Broussard	47	President and Chief Executive Officer and Chairman of the Board of Directors

Michael A. Sicuro	51	Executive Vice President and Chief Financial Officer

Glen C. Laschober	59	Executive Vice President and Chief Operating Officer

Kevin F. Krenzke	37	Vice President – Finance, Chief Accounting Officer

Phillip H. Watts	43	Executive Vice President, General Counsel and Secretary

David B. Bronsweig	49	Executive Vice President of Human Resources

Grant Bogle	51	Executive Vice President of Integrated Oncology Solutions

Roy Beveridge, M.D.	52	Executive Vice President and Medical Director

Frank A. Saputo	52	Executive Vice President and Chief Administrative Officer

Russell L. Carson	66	Director

James E. Dalton, Jr.	67	Director

Lloyd K. Everson, M.D.	66	Vice Chairman of the Board of Directors

Yon Y. Jorden	54	Director

Daniel S. Lynch	51	Director

D. Scott Mackesy	41	Director

Richard B. Mayor	75	Director

Mark C. Myron, M.D.	63	Director

Robert A. Ortenzio	52	Director

R. Steven Paulson, M.D.	58	Director

Boone Powell, Jr.	72	Director

Todd Vannucci.	48	Director

Set forth below is a brief description of the business experience of each of our directors and executive officers.

Bruce D. Broussard joined us in August 2000 with primary responsibility for financial and accounting activities, including financial reporting, treasury and taxation. In November 2005, he was appointed our President and he also served as Chief Financial Officer until July 31, 2006. In February 2008, Mr. Broussard was appointed Chief Executive Officer. Also effective February 2008, he was elected to the Board. Effective September 1, 2009, Mr. Broussard assumed the responsibility of Chairman of the Board of Directors in addition to his role as Chief Executive Officer. Mr. Broussard was Chief Executive Officer of HarborDental, from December 1997 until July 2000. From January 1996 to October 1997, he was Executive Vice President and Chief Financial Officer of Regency Health Services, Inc. From 1993 to 1996, he was the Chief Financial Officer and a director of Sun Healthcare Group. He currently serves as a director and a compensation committee member at U.S. Physical Therapy, Inc.

Michael A. Sicuro joined us as Executive Vice President and Chief Financial Officer, in September, 2008. Prior to joining us, Mr. Sicuro was employed since January 2007 as Senior Vice President and Chief Financial

Officer of Asyst Technologies, Inc., a global automation and technology company. From 2004 until 2006, Mr. Sicuro was employed as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Progressive Gaming International Corporation, a global supplier of integrated casino and jackpot management solutions for the gaming industry. From 2001 until 2004, Mr. Sicuro was employed as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Lightspan, Inc., an educational software and internet company. Prior to that time he served in financial and executive capacities at various companies in the technology, financial and healthcare industries.

Glen C. Laschober joined us as Executive Vice President and Chief Operating Officer, in January, 2008. Mr. Laschober comes to us with more than 30 years of healthcare operations experience. Most recently, from 2005 to 2007, Mr. Laschober was employed as Executive Vice President and Chief Operating Officer of Omnicare, Inc., a national provider of pharmaceutical services to long-term care facilities and other institutions. From 2001 to 2005, Mr. Laschober was employed as Chief Operating Officer of CVS Corporation’s Pharmacare Division, its pharmacy benefit management and specialty pharmacy business. In addition, he has been an executive operating officer in several pharmacy-related organizations, including Provantage and Caremark.

Kevin F. Krenzke was named Chief Accounting Officer effective May 5, 2009. Prior to that Mr. Krenzke was Vice President of Finance. Mr. Krenzke joined us in July 2005 as Director of Financial Reporting. Prior to joining us, Mr. Krenzke worked as a senior manager in the mergers and acquisitions practice of Deloitte LLP, a public accounting firm from October 2004 to July 2005 and held positions in the financial statement assurance practices of Arthur Andersen LLP and BDO Seidman, LLP from June 1996 to October 2004. Mr. Krenzke is a certified public accountant and earned his Masters in Professional Accounting and Bachelors in Business Administration degrees from the University of Texas at Austin.

Phillip H. Watts joined us in January 1998 as General Counsel. He has primary responsibility for overseeing our legal operations. From September 1991 until December 1997, Mr. Watts was an attorney at Mayor, Day, Caldwell & Keeton, L.L.P., a law firm in Houston, Texas, which has since merged into Andrews Kurth LLP.

David B. Bronsweig joined us in March 2008 as Senior Vice President of Human Resources and currently serves as Executive Vice President. Prior to joining us, Mr. Bronsweig served as Vice President, Human Resources-Worldwide for seven years at Alberto-Culver, a consumer packed goods company, and over ten years with Bristol-Myers Squibb where he directed an oncology division and served as Vice President for two separate divisions of the organization.

Grant Bogle was named Executive Vice President for the newly created Integrated Oncology Solutions Group, effective July 1, 2009. Mr. Bogle joined us in June 2007, as Senior Vice President, Regional Operations for the Northeast region. Prior to joining US Oncology, Mr. Bogle held several senior vice president level commercial leadership positions in the following pharmaceutical and biotechnology companies; Knoll Pharmaceutical Company, 1997-2001, Roche Pharmaceuticals, 2001-2002, Viacell, 2002-2004 and, most recently, Millenium Pharmaceuticals, 2004-2007.

Roy Beveridge, M.D., joined us as Executive Vice President and Medical Director, effective September 1, 2009, although he has been actively involved in many activities with us over the years. Dr. Beveridge began his practice in 1988 at Fairfax Northern Virginia Hematology-Oncology after completing medical school at Cornell University Medical College, residency in Internal Medicine at University of Chicago Hospitals, and fellowship at The Johns Hopkins Hospital.

Frank A. Saputo was named Executive Vice President and Chief Administrative Officer, effective October 2008. Mr. Saputo joined US Oncology in October 2000 as Vice President for Internal Audit. In 2002, he became Senior Vice President and Chief Compliance and Audit Officer. In 2008, Mr. Saputo added the additional responsibilities of risk management, real estate and construction, and corporate office administrative services. Mr. Saputo has over 25 years of health care management experience. Prior to joining US Oncology, he was the

Vice President of Audit Services for Clarent Hospital Corporation (formerly Paracelsus), and also held audit management positions at UniHealth America and Home Savings. Mr. Saputo has a bachelor’s degree in finance from California State University at Fullerton. He is a Certified Internal Auditor, Certified Fraud Examiner, and has also obtained the designation of Certified Information Systems Auditor.

Russell L. Carson became a director in 1992. Mr. Carson is a general partner of Welsh, Carson, Anderson & Stowe. Mr. Carson is also a director of Select Medical Corp. and various privately held healthcare companies.

James E. Dalton, Jr. joined our Board in July 2005. Mr. Dalton was President and Chief Executive Officer and a director of Quorum Health Group, Inc., a healthcare company, from 1990 until 2001, when Quorum was acquired by Triad Hospitals. Mr. Dalton now serves as Chairman of Signature Hospital Corporation. He also serves on the Board of Trustees of Universal Health Realty Income Trust. Mr. Dalton is a Life Fellow of the American College of Healthcare Executives.

Lloyd K. Everson, M.D. was our President from November 1993 until March 2001. He was a director from 1993 until 1999 and from 2001 until the present. He received his medical degree from Harvard Medical School and his oncology training at Memorial Sloan Kettering and at the National Cancer Institute. He is board certified in internal medicine and medical oncology. Dr. Everson has published widely in the field of oncology and is a member of numerous professional associations. He also has served as President of the Association of Community Cancer Centers and as Associate Chairman for Community Programs for the Eastern Cooperative Oncology Group. In 2006, Dr. Everson was appointed to the National Cancer Advisory Board by President George W. Bush.

Yon Y. Jorden was elected to serve as a director in September 2009 and was also appointed to serve on the audit committee. Ms. Jorden most recently was executive vice president and CFO of AdvancePCS, a publicly- traded provider of pharmacy benefits management from 2002 until 2004. Previously she was CFO of Informix, a technology company, Oxford Health Plans, a provider of managed health care services, and WellPoint Health Networks, a managed care company, each of which was a publicly traded company. She currently serves as a director of Magnatek, Inc., a manufacturer of digital power control systems, and Maxwell Technologies a manufacturer of energy storage and power delivery solutions. She is a Certified Public Accountant.

Daniel S. Lynch was elected to serve as a director in August 2006. Since January 2007, Mr. Lynch has been Chief Executive Officer and a director of Ivrea Pharmaceuticals, a private pharmaceutical company. From 2001 until 2005, Mr. Lynch was employed by Imclone Systems Incorporated, a publicly traded biotechnology company, serving as its Chief Financial Officer from 2001 until 2003 and as its Chief Executive Officer and a member of its Board of Directors from 2003 until 2005. Prior to that time, he served as Chief Financial Officer of Derby Cycle Corporation, a designer, manufacturer and marketer of bicycles, from 1999 until 2001, and in various finance capacities at Bristol-Myers Squibb, a pharmaceutical company, from 1984 until 1999.

D. Scott Mackesy joined our Board upon consummation of the Merger. Mr. Mackesy is a general partner of Welsh, Carson, Anderson & Stowe, where he focuses on investments in the healthcare industry and is a managing member of the general partner of Welsh Carson IX. Prior to joining Welsh Carson in 1998, Mr. Mackesy was a Vice President in the Investment Research Department at Morgan Stanley Dean Witter, where he was a healthcare equity research analyst. Mr. Mackesy received his bachelor’s degree from The College of William and Mary. Mr. Mackesy also is a director of MedAssets, Inc. and several privately held healthcare companies.

Richard B. Mayor was a director of US Oncology from 1993 until consummation of the Merger. He rejoined our Board in October 2004. He had previously served as a director of US Oncology since 1993. Mr. Mayor was of counsel in the Houston law firm Mayor, Day, Caldwell & Keeton, L.L.P. from January 1999 until its merger with Andrews Kurth LLP in October 2001. Mr. Mayor continued as of counsel to Andrews Kurth until December 2003.

Mark C. Myron, M.D. was elected to serve as a director in May 2007. Dr. Myron is a practicing physician with Kansas City Cancer Centers, or KCCC, a physician practice that has entered into a comprehensive service agreement with us, and serves as KCCC’s president. Dr. Myron is board certified in internal medicine and medical oncology. He is on the Board of Directors for the Midwest Biotech Center and is a founding Board member of the American Academy of Hospice and Palliative Care.

Robert A. Ortenzio has been a director since 1992. He has been President and Chief Executive Officer of Select Medical Corporation since September 2001 and was President and Chief Operating Officer of Select Medical Corporation from February 1997 until September 2001. He is also a director of Select Medical Corporation. Prior to that time, Mr. Ortenzio was a co-founder and president of Continental Medical Systems, Inc., a provider of comprehensive medical rehabilitation programs and services, and a director of Horizon/CMS Healthcare Corporation, and served in various capacities at Continental Medical Systems, Inc. since February 1986. Mr. Ortenzio serves as a director of Odyssey Healthcare, a publicly-traded healthcare company providing services to terminally ill patients.

R. Steven Paulson, M.D. was elected to serve as a director in April 2006. Dr. Paulson is a practicing physician with Texas Oncology, P.A., or Texas Oncology, and has served as Texas Oncology’s president and chairman of its Board of Directors since 2000. Dr. Paulson is a Diplomat of the American Board of Internal Medicine with a subspecialty certification in medical oncology.

Boone Powell, Jr. was a director from 1999 until consummation of the Merger and re-joined the Board in November 2004. Mr. Powell was President and Chief Executive Officer of Baylor Healthcare System from 1980 until 2000 and Chairman from 2000 until 2001. Mr. Powell serves as an active member of Voluntary Hospitals of America. He is a director of Abbott Laboratories, United Surgical Partners International and Comerica Bank—Texas and is a Fellow of the American College of Healthcare Executives.

Todd Vannucci was elected to serve as a director in September 2009 as the designee for Morgan Stanley. Mr. Vannucci is a Managing Director at Morgan Stanley & Co., Incorporated (“Morgan Stanley”) and assists in overseeing the investment portfolio of Morgan Stanley Principal Investments for the Americas. Mr. Vannucci joined Morgan Stanley in 1998 in its Global Capital Markets business.

Audit Committee Matters

Our Board has a standing Audit Committee. The Board has confirmed that all members of the Audit Committee are “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Audit Committee members are Richard B. Mayor (Chairman), James E. Dalton, Jr., Daniel S. Lynch and Yon Y. Jorden. The Board has determined that Daniel S. Lynch is an “audit committee financial expert” within the meaning of applicable SEC rules.

Board Committees

Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full Board of Directors and two standing committees: the audit committee and the compensation committee. In addition, from time to time, other committees may be established under the direction of the Board of Directors when necessary to address specific issues.

The duties and responsibilities of the audit committee include the appointment or termination of the engagement of our independent public accountants, otherwise overseeing the independent auditor relationship, reviewing our significant accounting policies and internal controls and reporting its recommendations and findings to the full Board of Directors. The compensation committee reviews and approves the compensation of our chief executive officer and administers our long-term awards.

Messrs. Dalton, Lynch, and Mayor and Ms. Jorden serve on the audit committee. Messrs. Powell, Carson and Ortenzio serve on the compensation committee.

Director Independence

Our securities are not listed on a national securities exchange or interdealer quotation system that has requirements as to Board composition. The following members of our Board are “independent directors” as such term is defined in the regulations of the Nasdaq Stock Market: Russell Carson, James E. Dalton, Jr., Yon Y. Jorden, Daniel S. Lynch, D. Scott Mackesy, Richard B. Mayor, Robert A. Ortenzio, Boone Powell, Jr. and Todd Vannucci. Each member of the Audit Committee and the Compensation Committee is also independent under the rules of the Nasdaq Stock Market that would be applicable to such committee members.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our officers who are considered to be “named executive officers” during our last fiscal year. Named executive officers consist of each individual who served as our Chief Executive Officer in 2008, each individual who served as our Chief Financial Officer during 2008, and the three other executive officers who received the highest amount of total compensation in 2008. In addition, up to two additional employees who would have been included in the table, but for the fact that they were not serving as executive officers as of the end of 2008, may be included. For purposes of this section, “named executive officers” refers to Bruce D. Broussard, Chairman of the Board of Directors (effective September 1, 2009), President and Chief Executive Officer; R. Dale Ross, former Chairman of the Board of Directors and former Chief Executive Officer; Michael A. Sicuro, Executive Vice President and Chief Financial Officer; Richard P. McCook, former Chief Financial Officer; Glen C. Laschober, Executive Vice President and Chief Operating Officer; David B. Bronsweig, Executive Vice President of Human Resources; and Lloyd K. Everson, M.D. who serves as Vice Chairman of the board of directors.

Compensation Committee

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other executive officers. Our Compensation Committee met four times during 2008.

Our compensation committee reviews the compensation of our named executive officers on at least an annual basis. In addition, our compensation committee is responsible for determining all stock-based and long-term compensation for our named executive officers. Bonus targets are generally determined during the first two months of each year and are based on calendar year performance.

From time to time, our compensation committee has retained independent compensation experts to evaluate our compensation policies and practices and to make recommendations regarding compensation. During 2007, Mercer, a subsidiary of Marsh & McLennan Companies, Inc., was retained to assist with an executive compensation study.

Role of Our Executive Officers in Compensation Process

In 2008, the compensation committee considered the compensation recommendations made by our former Chief Executive Officer, Mr. Ross, and our current Chief Executive Officer, Mr. Broussard, regarding the performance and qualifications of each named executive officer. One of our key initiatives in 2008 was to reduce our general and administrative expenses, and in order to achieve that goal, the executive officers agreed to forego raises and maintain current salaries for that year.

General Compensation Philosophy

Our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals, which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive. To that end, the Committee believes executive compensation packages provided to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

All senior management members, including the named executive officers, have a significant element of compensation at risk in the form of equity compensation and bonuses tied to the creation of shareholder value. Each year our incentive plans are established to ensure that the specific criteria and measures for awards are based on relevant market-driven needs, as well as driving continued improvement in the creation of shareholder value.

As an integral part of the Merger, each of the named executive officers employed at that time made a significant cash investment in our equity securities upon the same terms as the other stockholders investing in that transaction. In addition, at that time, each of the named executive officers received grants of restricted stock under our 2004 Equity Incentive Plan and grants of units under our 2004 Long Term Cash Incentive Plan. Effective January 1, 2008, we cancelled the 2004 Long Term Cash Incentive Plan and all outstanding awards under the plan and adopted a new 2008 Long-Term Cash Incentive Plan.

The investments by the named executive officers, combined with these awards, were designed to incentivize their continued engagement in the company after the Merger and to align their incentives with those of the other stockholders who acquired shares at the time of the Merger, by giving them a significant percentage of our equity at that time. The purpose of requiring out-of-pocket investment and awarding restricted stock (rather than options) was to ensure a close alignment of interests between management and the other stockholders invested in the deal, including with respect to downside risks. The units under our cash incentive plan specifically provide rewards to the executives up to a certain percentage of the common equity value of the company based on the amount by which return on invested capital exceeds thresholds set forth in the plan, in order to incentivize efficient use of capital in the context of a company that was becoming significantly more leveraged in the Merger. Payments under the units are triggered by certain liquidity events which benefit the stockholders of the company generally and use the date of the Merger as the starting point for payment calculations—further providing a commonality of interest between the named executive officers and the other investors in the Merger.

Elements of Compensation

The principal elements of our compensation program for the named executive officers have been base salaries, bonuses and, as discussed above, long-term equity incentives in the form of restricted stock and units under our cash incentive plan. An additional potential element of compensation is post-termination severance and acceleration of restricted stock vesting for certain named executive officers, upon a change of control. As a general matter, subject only to limited exceptions, we do not provide perquisites for our named executive officers on a basis that is different from other eligible employees. The decision to pay each of these elements to a given employee or executive is based upon our assessment of that individual’s role in creation of stockholder value and in rewarding success in areas under the specific control of that individual. For our named executive officers, this typically results in a large portion of overall compensation being tied to overall company performance and increases in overall enterprise value.

Base Salaries

We provide named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data. During its review of base salaries for executives, the Committee primarily considers:

•	Internal review of the executive’s compensation, both individually and relative to other officers; and

•	Individual performance of the executive.

In addition, from time to time, the Committee has retained independent consultants to offer advice regarding compensation structure relative to the marketplace. During 2007, Mercer was retained to assist with an executive compensation study. The 17 companies referenced for the project were all publicly traded healthcare companies with sales ranging from $0.6 million to $6.5 billion and assets ranging from $0.9 million to $7.4 billion. The overall median sales and assets for these companies were similar to US Oncology. Additionally, private equity company survey data was referenced from Mercer’s proprietary database of executive salaries. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Committee’s assessment of the individual’s performance.

Bonuses

Bonuses paid in 2008 were based on 2007 performance. For bonuses payable in 2008, the target bonus levels were equal to 50% of base salary for each of the named executive officers, other than Mr. Ross and Mr. Broussard, whose target bonus was 100% of base salary. Bonuses in respect of 2007, which are being paid in 2008, were not at the full target bonus level, as a result of our performance, primarily due to reductions in ESA reimbursement. For bonuses paid in 2009 based upon 2008 results, the bonus was determined based solely on achievement of predetermined return on invested capital and EBITDA targets, with each such officer earning 100% of his targeted bonus if we reached these targets and up to 200% of his targeted bonus if we exceeded them. For bonuses paid in 2009, the target bonus levels remain equal to 50% of base salary for each of the named executive officers, other than Mr. Ross and Mr. Broussard, whose target bonus was 100% of base salary. The compensation committee has discretion to award bonuses in the event targets are not met or to increase the size of bonus awards. Targets are based upon our internal forecasting and modeling, which includes assumptions regarding our success in implementing our strategies, including with respect to new businesses and development. In the event that we do not successfully achieve our target results, or in the event of unexpected other events (such as the decline in reimbursement for ESAs), bonus targets may not be achieved. Bonuses in respect of 2008, which were paid in 2009, were at the full target bonus level, as a result of our performance. The 2008 bonus target initially was $230 million of EBITDA and was subsequently reduced in recognition of the 2008 developments that resulted in continued reduction of ESA utilization which was beyond management’s ability to foresee and control.

Stock Options, Restricted Stock and Long-Term Cash Incentive

We believe that positive long-term performance is achieved in part by providing our named executive officers with incentives that align their financial interests with the interests of our shareholders. The compensation committee believes that the use of stock option and restricted stock awards accomplishes such alignment.

Our stock option plans authorize the compensation committee to grant options to purchase shares of common stock and shares of restricted stock to our employees, directors and consultants. Stock option grants are made at the commencement of employment and occasionally following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviews and approves stock option awards to all employees, including named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations.

All stock options awarded by Holdings have been awarded at or above the fair market value of our common stock at the grant date. We have not back-dated any option awards. We assessed the valuations of our common stock as of the applicable grant dates in 2008 by obtaining the assistance of an independent valuation firm to perform independent valuations of our common stock.

As a privately-owned company, there has been no market for our common stock. Accordingly, in 2008, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers, coinciding with the release of material non-public information.

Effective January 1, 2008, Holdings amended its 2004 Equity Incentive Plan (as so amended, the “2004 Equity Plan”) in order to: (a) increase the aggregate number of shares of common stock of Holdings available for awards under the 2004 Equity Plan from 27,233,966 to 32,000,000; (b) eliminate the distinction between shares of common stock available for issuance of restricted stock and those available for issuance of stock options; (c) comply with Section 409A of the Internal Revenue Code, as amended (the “Code”); and (d) improve clarity and administration, in each case as more fully set forth in the Amended and Restated 2004 Equity Incentive Plan, a copy of which is filed as an Exhibit to the Form 8-K filed by US Oncology Holdings, Inc. on January 7, 2008.

Also effective January 1, 2008, Holdings canceled its 2004 Long-Term Cash Incentive Plan and all outstanding awards thereunder and adopted a new 2008 Long-Term Cash Incentive Plan (the “2008 cash plan”). The total number of units available under the 2008 cash plan for awards may not exceed 175,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the 2008 cash plan. No participant may receive more than 175,000 units.

The aggregate amount payable under awards is payable only upon the occurrence of a Qualified IPO or Change in Control, each as defined in Holdings’ Amended and Restated Certificate of Incorporation as currently in effect (any such event a “Bonus Payment Event.”) Upon the occurrence of a Bonus Payment Event, the full amount payable under the plan would be paid in cash.

The value of awards under the 2008 cash plan is based upon financial performance of Holdings for the period starting January 1, 2008 and ending on the earlier of (a) December 31, 2012 or (b) the date of the first Bonus Payment Event, according to a formula set forth in the 2008 cash plan. In no event may the bonus pool available for payments under the 2008 cash plan exceed $100,000,000. Until a Bonus Payment Event is deemed probable by us, no expense for any award is reflected in our financial statements.

The calculation of the bonus pool available under the Cash Incentive Plan is designed as an estimate of a fixed percentage of the increase in our enterprise value over the period of the plan. This percentage of increase in value is, as stated above, only payable upon the occurrence of certain events, which represent events in which our stockholders will generally participate or (as in the case of a Qualified IPO) which will provide stockholders with the ability to realize the value of their investments in the Company. So in overall design, the 2008 Cash Plan is intended to take into consideration both the increase in our value that accrues to stockholders and the timing of stockholders ability to realize that value in paying cash awards to executives.

Effective January 1, 2008, the following awards were made under the 2004 Equity Plan and the 2008 Cash Plan to Holdings principal executive officer, principal financial officer, principal operating officer and other named executive officers.

Name and Principal Position(s)	Units Awarded Under 2008 Cash Plan		Shares of Restricted Stock Awarded Under 2004 Equity Plan
R. Dale Ross	20,000		—
Former Chairman of the Board (through September 1, 2009) and Former Chief Executive Officer (through January 31, 2008)

Bruce D. Broussard	20,000		1,725,000
President and Chief Executive Officer (as of February 1, 2008)

Richard P. McCook	12,500	(1)	900,000	(1)
Former Executive Vice President and Chief Financial Officer (through May 2, 2008)

Lloyd K. Everson, M.D.	5,000		—
Vice Chairman of the Board

Glen C. Laschober	12,500		1,000,000
Executive Vice President and Chief Operating Officer

(1)	Forfeited in 2008.

The grants of restricted stock in the table above are reflected in the summary tables, as of December 31, 2008, below.

Perquisites and other benefits

We maintain health, dental and life insurance plans for the benefit of eligible employees, including named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with the company paying the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a 401(k) retirement plan that is available to all eligible US Oncology employees. We currently match elective employee-participant contributions on a basis of 100% of the employee’s contribution up to 3.0% of their compensation and 50% of the employee’s contribution of up to an additional 2.0% of their compensation as limited by section 401(a)(17) of the Internal Revenue Code. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by us. Other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements are also made available and paid for by the employee. The above benefits are available to the named executive officers on the same basis as all other eligible employees, subject to relevant regulatory requirements. In addition, we reimburse named executive officers for the cost of an annual physical examination. In addition, the Chief Executive Officer and Executive Chairman each is entitled to limited use of our leased corporate aircraft for personal purposes. Such use is subject to availability of the aircraft, with business use taking precedence over personal use, and is reimbursable by the executive at a rate calculated in accordance with the Standard Industry Fare Level, or SIFL, rates promulgated by the United States Department of Transportation and used by the Internal Revenue Service in determining income attributable to personal use of company aircraft. Any difference between this reimbursement and the incremental cost to us of such flights is reflected in the summary compensation table below under the heading “All Other Compensation.”

How we choose amounts of each element of compensation

Each executive’s current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. To some extent, our compensation plan is based on the market and the companies we compete against for executive officers and employees. The elements of our plan (base salary, bonus, stock-based compensation and long-term cash incentives) are clearly similar to the elements used by many companies. As discussed above, most of the named executive officers’ long-term compensation was awarded at the time of the Merger.

Regarding the grant process, the Compensation Committee does not delegate any related function, and executives are not treated differently from other Executive officers and employees.

Accounting and Tax Considerations

Our annual tax aggregate deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million per year, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions provided under Section 162(m) of the Internal Revenue Code. At our current named executive officer compensation levels, we do not presently anticipate that Section 162(m) of the Internal Revenue Code should be applicable, and our compensation committee considered its impact in determining compensation levels for our named executive officers in 2008. In addition, the provisions under Section 162(m) would only be applicable if we were to become a public entity.

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers. No other executive officers who would have otherwise been includable in the following table on the basis of salary and bonus earned for the year ended December 31, 2008 have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table
Name and Principal Position(s)	Fiscal Year	Salary	Stock Awards(1)		Option Awards	Non-Equity Incentive Plan, Payable in Future Compensation(2)	All Other Compensation(3)		Total
R. Dale Ross	2008	$899,176	$—		$—	$899,176	$174,784	(4)	$1,973,136
Former Chairman of the Board (through September 1, 2009) and Former Chief Executive Officer (through January 31, 2008)	2007	899,176	—		—	764,300	108,679	(4)	1,772,155
	2006	856,359	—		—	377,654	118,420	(4)	1,352,433

Bruce D. Broussard	2008	884,173	2,673,750		—	899,004	18,441	(4)	4,475,368
President and Chief Executive Officer (as of February 1, 2008)	2007	600,000	—		—	510,000	32,407	(4)	1,142,407
	2006	518,750	—		—	163,406	14,065		696,221

Michael A. Sicuro	2008	133,336	230,000		—	66,668	3,033	(5)	433,037
Executive Vice President and Chief Financial Officer (as of September 2, 2008)

Richard P. McCook	2008	180,071	1,254,000	(6)	—	—	843,847	(7)	2,277,918
Former Executive Vice President and Chief Financial Officer (through May 2, 2008)	2007	434,613	—		—	184,711	12,453		631,777
	2006	179,740	429,000		169,470	61,359	180,290	(5)	1,019,859

Glen C. Laschober (as of January 2, 2008) Executive Vice President and Chief Operating Officer	2008	448,295	1,550,000		—	225,000	135,043	(5)	2,358,338

David B. Bronsweig	2008	237,500	465,000		—	125,000	19,365	(5)	846,865
Executive Vice President of Human Resources

Lloyd K. Everson, M.D. Vice Chairman of the Board	2008	382,200	—		—	191,100	12,453		585,753
	2007	378,525	—		—	160,873	12,482		551,880
	2006	363,125	143,000		—	114,384	14,233		634,742

(1)	Includes the difference between the fair value of restricted stock issued and of the stock options cancelled as a result of amending our 2004 Equity Incentive Plan as of January 1, 2008.
(2)	Represents compensation earned under the current year incentive plan which is estimated to be paid out in the following year.
(3)	For all named executive officers, includes our match on 401(k) contributions.
(4)	In addition to our 401(k) match, includes the value of the personal use of our fractional interest in corporate aircraft based on the aggregate unreimbursed incremental costs of such flights to us for the following executive officers:

	Mr. Ross	Mr. Broussard
2008	$160,783	$4,192
2007	94,678	19,956
2006	98,454	—

(5)	Reimbursement of relocation costs.
(6)	All stock awards granted in 2008 were forfeited.
(7)	In addition to our 401(k) match, includes severance of $831,441.

Grants of Plan-Based Awards

The following table lists each grant of stock options or restricted stock during the year ended December 31, 2008 to the named executive officers. No stock appreciation rights have been granted to these individuals.

Grants of Plan-Based Awards
Name	Plan	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
				Threshold ($)	Target ($)	Maximum ($)
R. Dale Ross	2008 Bonus Plan	N/A	2/26/2008		$899,176	$1,798,352	—	—	$—

Bruce D. Broussard	2008 Bonus Plan	N/A	2/26/2008		899,004	1,798,008	—	—	—
	2004 Equity Incentive Plan	1/1/2008	11/7/2007		—	—	1,725,000		1.55

Michael A. Sicuro	2008 Bonus Plan	N/A	2/5/2009		66,668	133,336	—	—	—
	2004 Equity Incentive Plan	9/23/2008	9/23/2008		—	—	1,000,000		0.23

Richard P. McCook	2008 Bonus Plan	N/A	2/26/2008		—	—	—	—	—
	2004 Equity Incentive Plan	1/1/2008	11/7/2007		—	—	300,000		1.08
	2004 Equity Incentive Plan	1/1/2008	11/7/2007		—	—	600,000		1.55

Glen C. Laschober	2008 Bonus Plan	N/A	2/26/2008		225,000	450,000	—	—	—
	2004 Equity Incentive Plan	1/1/2008	11/7/2007		—	—	1,000,000		1.55

David B. Bronsweig	2008 Bonus Plan	N/A	2/26/2008		125,000	250,000	—	—	—
	2004 Equity Incentive Plan	2/26/2008	2/26/2008		—	—	300,000		1.55

Lloyd K. Everson, M.D.	2008 Bonus Plan	N/A	2/26/2008		191,100	382,200	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration.

Outstanding Equity Awards at Fiscal Year End Table
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Dale Ross	—	—	—	$—	—	350,000	$140,000
Bruce D. Broussard	—	—	—	—	—	2,060,000	824,000
Michael A. Sicuro	—	—	—	—	—	1,000,000	400,000
Richard P. McCook	—	—	—	—	—	—	—
Glen C. Laschober	—	—	—	—	—	1,000,000	400,000
David B. Bronsweig	—	—	—	—	—	300,000	120,000
Lloyd K. Everson, M.D.	—	—	—	—	—	150,000	60,000

(1)	Market value has been calculated as the price per share attributed to the common shares in the valuation performed by an independent third party of the fair value of our common stock at October 1, 2008 times the number of shares that have not vested.

Option Exercises and Restricted Stock Vested

The following table sets forth information for each of the named executive officers regarding vesting of restricted stock during 2008 and the value realized upon such vesting. During 2008, there have been no exercises of stock options by our named executive officers.

Vesting of Restricted Stock during 2008
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
R. Dale Ross	350,000	$542,500
Bruce D. Broussard	368,000	526,840
Michael A. Sicuro	—	—
Richard P. McCook	—	—
Glen C. Laschober	—	—
David B. Bronsweig	—	—
Lloyd K. Everson, M.D.	125,000	193,750

(1)	Value realized on vesting has been calculated as the price per share for the latest restricted stock grant prior to each vesting date times the number of shares acquired on vesting in 2008.

Employment Agreements

Each of our named executive officers is party to an employment agreement with us. Under each agreement, the executive officer is entitled to receive an annual salary and annual bonus, each as determined by the compensation committee of the Board of Directors of Holdings. The employment agreements provide that if an executive officer is terminated for cause, or terminates his employment without certain enumerated good reasons, he shall be paid any accrued or unpaid base salary through the date of termination and any earned but unpaid bonus. In addition, if the executive officer is terminated without cause, or if he terminates his employment for certain enumerated good reasons (which include a material diminution of such officer’s duties following a change in control of the company), such executive officer (1) will be paid any accrued and unpaid base salary through the date of termination and any earned but unpaid bonus, along with a prorated bonus for the period beginning immediately after the end of the last period for which he earned a bonus and ending with the date of his termination, basing such prorated bonus on the bonus earned by him for the full year prior to the year in which his termination occurs, (2) will be paid his base salary in effect for the year in which the termination occurred, plus the bonus earned by him for the full year prior to the year in which the termination occurred, for, (a) in the case of Messrs Everson, Ross and Broussard a period of two years plus the number of months until the next anniversary date of his agreement and (b) in the case of the other named executive officers, a period of one year, and (3) under certain circumstances will be able to continue to participate in our health plans on terms similar to those offered to current employees.

The named executive officers’ restricted stock grants provide that upon a change in control, the restrictions relating to all shares of restricted stock granted to such executive officer shall lapse and the shares thereunder shall become fully vested. In addition, upon the occurrence of a qualified initial public offering, 25% of the shares subject to such grants that remain subject to restrictions shall vest and no longer be subject to such restrictions.

Director Compensation

The following table sets forth a summary of the compensation we paid to our directors in 2008.

Director Compensation Table
Name	Fiscal Year	Fees Earned or Paid in Cash	Option Awards	Total
Russell L. Carson	2008	$—	$—	$—
James E. Dalton, Jr.	2008	42,250	1,380	43,630
Thomas L. Doster(1)	2008	—	—	—
Daniel S. Lynch	2008	41,500	1,380	42,880
D. Scott Mackesy	2008	—	—	—
Richard B. Mayor	2008	67,750	1,380	69,130
Mark C. Myron, M.D.	2008	36,500	1,150	37,650
Robert A. Ortenzio	2008	36,500	1,380	37,880
R. Steven Paulson, M.D.	2008	35,250	1,150	36,400
Boone Powell, Jr.	2008	36,500	1,380	37,880
William T. Reiland(1)	2008	—	—	—

(1)	Effective August 5, 2008, Mr. Doster replaced Mr. Reiland as the Morgan Stanley designee. Effective September 2009, Mr. Doster was replaced by Mr. Vannucci as the Morgan Stanley designee.

Each member of the board of directors of Holdings, other than directors who are employed by us, who are employees or partners of Welsh Carson IX or who are representatives of Morgan Stanley Strategic Investments is paid $6,000 per quarter and $2,500 for each board meeting attended ($1,250 if attended by telephone). Each audit committee member also receives $2,500 for each audit committee meeting attended ($1,250 if attended by telephone). In addition, the chairman of the audit committee receives an annual fee of $20,000. Directors are also reimbursed for expenses incurred in connection with attending board meetings. Each member of the board of directors of Holdings, other than directors who are employed by us, who are employees or partners of Welsh Carson IX or who are representatives of Morgan Stanley Strategic Investments is also eligible to participate in Holdings’ 2004 Director Stock Option Plan. Under that plan, each eligible director in office at the plan’s adoption and each director who joined the board after adoption, in each case other than directors who are employed by us, who are employees or partners of Welsh Carson IX or who are representatives of Morgan Stanley Strategic Investments, was automatically granted an option to purchase 5,000 shares of Holdings common stock. In addition, each such eligible director was automatically granted an option to purchase 1,000 shares of Holdings common stock for each committee on which such director served.

Code of Ethics

US Oncology has, for many years, maintained a Code of Ethics and Business Standards (“Code of Ethics”). The Code applies to officers and employees, including our principal executive officer and principal financial and accounting officer. The Code of Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K. Our Code of Ethics is a part of our comprehensive compliance program, which is designed to assist us, our employees and our affiliated practices in complying with applicable law.

401(k) Plan

We maintain a tax-qualified retirement plan in the United States that provides all regular employees an opportunity to save for retirement on a tax-advantaged basis. The plan is designed to meet the requirements of a tax-qualified defined contribution profit-sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the plan, participants may elect to defer a portion of their compensation on a pre-tax basis, or effective January 1, 2007, on a “designated Roth” after-tax basis and have the amounts contributed to the plan subject to applicable annual Internal Revenue Code limits. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. We currently match elective employee-participant contributions on a basis of 100% of the employee’s contribution up to 3.0% of their compensation and 50% of the employee’s contribution of up to an additional 2.0% of their compensation.

Limitation of Liability; Indemnification of Officers and Directors

Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law (the law of our state of incorporation) or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of US Oncology) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under federal securities laws.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require us to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of US Oncology or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification. We maintain director and officer liability insurance.

Restricted Stock and Option Plan

We adopted a 2004 Equity Incentive Plan which became effective contemporaneously with the consummation of the August, 2004 Merger, which we refer to as the equity plan. Effective January 1, 2008, we amended the 2004 Equity Incentive Plan which eliminated the distinction between shares available for grant of stock options and for grant of restricted stock and increased the total number of shares available for grant from

27,223,966 to 32,000,000. Effective October 1, 2009 we amended the 2004 Equity Incentive Plan to increase the total number of shares available for grant from 32,000,000 to 59,599,150, of which up to 33,169,419 may be shares of restricted stock.

Shares of common stock relating to expired or terminated options may again be subject to an option or award under the equity plan, subject to limited restrictions, including any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code. The equity plan provides for the grants of incentive stock options, within the meaning of Section 422 of the Code, to selected employees, and for grants of non-qualified stock options and awards and restricted stock awards. The purposes of the equity plan are to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants and to promote the success of our business.

The compensation committee of our board of directors administers the equity plan. If there is no compensation committee, our board of directors will appoint a committee to administer the equity plan, which shall be comprised of at least two members of the board of directors who are non-employee directors and outside directors as defined in the Code. The administrator of the equity plan has the authority to select participants to receive awards of stock options or restricted stock pursuant to the equity plan. The administrator will also have the authority to determine the time of receipt, the types of awards and number of shares covered by awards, and to establish the terms, conditions and other provisions of the awards under the equity plan.

The exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the underlying share at the time the option is granted. Furthermore, the aggregate fair market value of shares of common stock purchased under an incentive stock option for the first time by an employee during any calendar year may not exceed $100,000. The term of any incentive stock option cannot exceed ten years from the date of grant.

Shares of restricted stock granted under the equity plan may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant until the satisfaction of conditions set by the compensation committee.

The equity plan will terminate ten years following its effective date but our board of directors may terminate the equity plan at any time in its sole discretion. Our board of directors may amend the equity plan subject to restrictions requiring the approval of WCAS IX.

Cash Incentive Plan

We adopted a 2004 Long-Term Cash Incentive Plan which became effective upon the consummation of the August, 2004 Merger, which we refer to as the cash plan. The total number of units available under the cash plan for awards may not exceed 100,000. If any awards are terminated, forfeited or cancelled, units granted under such awards are available for award again under the cash plan. No participant may receive more than 100,000 units. The purposes of the cash plan are to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants and to promote the success of our business.

The compensation committee of our board of directors administers the cash plan. If there is no compensation committee, our board of directors will appoint a committee to administer the cash plan, which shall be comprised of at least two members of the board of directors who are non-employee directors and outside directors as defined in the Code. The administrator of the cash plan has the authority, in its sole discretion, to select participants to receive awards of units. The administrator will also have the authority to determine the time of receipt, the types of awards and number of units conveyed by awards, and to establish the terms, conditions and other provisions of the awards under the cash plan.

As of December 31, 2007, no amounts were available for payment under the Cash Incentive Plan. Effective January 1, 2008, we cancelled the 2004 Long-Term Cash Incentive Plan and all outstanding awards under the plan and adopted a new 2008 Long-Term Cash Incentive Plan (“2008 LTIP”). Under the 2008 LTIP,

management will receive five percent of the enterprise value created by annual EBITDA exceeding a certain threshold, using a stated multiple, provided that the maximum value that can be paid to management under the plan is limited to $100 million. Each year, additions to the amount available under the 2008 LTIP are calculated as 5% of the increase in enterprise value for that year. Increase in enterprise value is based upon an 8x multiple for EBITDA in excess of the greater of (i) $210 million and (ii) the highest annual EBITDA previously achieved by us since adoption of the 2008 LTIP. Amounts earned under the 2008 LTIP will only be paid upon the earlier of an initial public offering or a change of control, provided that all shares of preferred stock, together with accrued dividends, have been redeemed or converted to common stock. Again, until such an event is deemed probable by us, no expense for any award is reflected in our financial statements.

Director Stock Option Plan

Our board of directors adopted a 2004 Director Stock Option Plan which became effective in October of 2004, which we refer to as the director plan. The director plan was amended effective October 1, 2009, to increase the number of shares reserved for issuance under the plan and to modify certain other aspects of the plan. The total number of shares of common stock for which options or awards may be granted under the director plan for the grant of stock options is 1,000,000 shares in the aggregate.

Shares of common stock relating to expired or terminated options may again be subject to an option under the director plan, subject to limited restrictions, including any limitation required by the Code. The director plan provides for the grants of non-qualified stock options. The purposes of the director plan are to attract and retain qualified non-employees to serve on our board of directors and to enhance the future growth of our company by aligning such persons’ interests with ours and those of stockholders.

The compensation committee of our board of directors administers the director plan. If there is no compensation committee, our board of directors of Holdings shall administer the director plan.

Options under the director plan may only be awarded to eligible directors. Eligible directors are members of our board of directors who are not officers of our company or any subsidiary, not full-time employees of our company or any subsidiary and are not employees, partners or affiliates of Welsh, Carson, Anderson & Stowe or Morgan Stanley & Co. Incorporated. Upon effectiveness of the director plan, each eligible director automatically received an option to purchase 5,000 shares of common stock. Furthermore, until October 1, 2009, each eligible director who served on a committee of our board of directors on the effective date of the director plan, or who was subsequently appointed to our board of directors, or who served on the audit committee of US Oncology, or was subsequently appointed to the audit committee of US Oncology, automatically received an option to purchase 1,000 shares of common stock. Prior to October 1, 2009, each eligible director serving on our board of directors on the date of our 2005 annual meeting of stockholders, and each such annual meeting thereafter, prior to October 1, 2009, automatically received an option to purchase 5,000 shares of common stock. At the first board of directors meeting following the 2005 annual meeting of stockholders, and each annual meeting of stockholders thereafter, each eligible director appointed at such meeting appointed to any committee of the board of directors, or who was a member of any committee of the board of directors or audit committee of US Oncology, automatically received an option to purchase 1,000 shares of common stock for each such committee to which such eligible director was appointed.

The director plan was amended effective October 1, 2009 to provide for a grant of 25,000 shares of restricted stock at the effective date of such amendment for eligible directors first elected to the Board during 2009 and of 15,000 shares of restricted stock for other eligible directors plus a grant of 1,000 shares of restricted stock for each committee on which such eligible director served. Starting in 2010, eligible directors in office after giving effect to the annual meeting of stockholders will receive annual grants of 10,000 shares of restricted stock plus a grant of 1,000 shares of restricted stock for each committee on which such eligible director served.

The director plan will terminate ten years following its effective date. Our board of directors may amend the director plan, subject to certain limitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our capital stock is held by Holdings. The following table sets forth information as of October 9, 2009, with respect to the beneficial ownership of Holdings’ capital stock by (i) its chief executive officer and certain of its other executive officers set forth below, (ii) each of its directors, (iii) all of its directors and executive officers as a group and (iv) each holder of five percent (5%) or more of any class of Holdings outstanding capital stock.

Name of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent of Outstanding Common Shares
Welsh, Carson, Anderson & Stowe(2)	309,142,716	73.1%
Morgan Stanley Principal Investments(3)	57,083,716	13.5%
R. Dale Ross(4)	8,330,413	2.0%
Bruce D. Broussard(5)	6,811,699	1.6%
Russell L. Carson(6)	5,645,505	1.3%
Lloyd K. Everson, M.D.(7)	1,490,062	*
Michael A. Sicuro(8)	1,000,000	*
Glen C. Laschober(9)	1,300,000	*
Robert A. Ortenzio(10)	952,198	*
Richard B. Mayor(11)	925,750	*
Boone Powell Jr.(12)	343,250	*
Mark C. Myron, M.D.(13)	263,000	*
James E. Dalton, Jr.(10)	183,173	*
R. Steven Paulson, M.D.(13)	180,625	*
Daniel S. Lynch(14)	40,000	*
D. Scott Mackesy(15)	68,210	*
Yon Y. Jorden(16)	26,000	*
Todd Vannucci	—	*
All directors and executive officers as a group(17)	23,047,598	5.4%

*	Less than one percent
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 10101 Woodloch Forest, The Woodlands, Texas 77380.
(2)	Represents (A) 255,047,963 common shares held by Welsh Carson IX over which Welsh Carson IX has sole voting and investment power, (B) 29,907 common shares held by WCAS Management Corporation, over which WCAS Management Corporation has sole voting and investment power, (C) an aggregate 16,301,084 common shares held by individuals who are general partners of WCAS IX Associates LLC, the sole general partner of Welsh Carson IX and/or otherwise employed by an affiliate of Welsh, Carson, Anderson & Stowe, and (D) an aggregate 37,763,762 common shares held by other co-investors, over which Welsh Carson IX has sole voting power. WCAS IX Associates LLC, the sole general partner of Welsh Carson IX and the individuals who serve as general partners of WCAS IX Associates LLC, including Russell L. Carson, and D. Scott Mackesy, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX. Such persons disclaim beneficial ownership of such shares. The principal executive offices of Welsh, Carson, Anderson & Stowe are located at 320 Park Avenue, Suite 2500, New York, New York 10022.
(3)	The principal executive offices of Morgan Stanley Principal Investments are located at 1585 Broadway—2nd Floor, New York, New York 10036.
(4)	Includes 7,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger.

(5)	Includes 3,350,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger, 100,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in November 2005, 1,725,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into on January 1, 2008 and 1,000,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009. Of the outstanding restricted common shares noted herein, 2,380,000 shares remain unvested as of October 9, 2009.
(6)	Includes 5,645,505 common shares over which Mr. Carson has sole voting and investment power. Does not include 255,047,963 common shares owned by Welsh Carson IX or 29,907 common shares owned by WCAS Management Corporation. Mr. Carson, as a general partner of Welsh Carson IX and an officer of WCAS Management Corporation, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX and WCAS Management Corporation. Mr. Carson disclaims beneficial ownership of such shares.
(7)	Includes 1,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into at the time of the consummation of the Merger, 100,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in August 2006 and 200,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009. Of the outstanding restricted common shares noted herein, 225,000 shares remain unvested as of October 9, 2009.
(8)	Includes 1,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in September, 2008. Of the outstanding restricted common shares noted herein, 800,000 shares remain unvested as of October 9, 2009.
(9)	Includes 1,000,000 common shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in January 2008 and 300,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009. Of the outstanding restricted common shares noted herein, 1,100,000 shares remain unvested as of October 9, 2009.
(10)	Includes options to purchase 18,000 shares, including 6,000 unvested shares scheduled to vest on November 5, 2009. Includes 16,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(11)	Includes 349,500 shares of common stock held by a general partnership in which Mr. Mayor is sole managing partner. Includes options to purchase 18,000 shares, including 6,000 unvested shares scheduled to vest on November 5, 2009. Includes 16,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(12)	Includes 291,250 shares of common stock owned by a limited partnership in which Mr. Powell is a general partner. Includes options to purchase 18,000 shares, including 6,000 unvested shares scheduled to vest on November 5, 2009. Includes 16,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(13)	Includes options to purchase 15,000 shares, including 5,000 unvested shares scheduled to vest on November 5, 2009. Includes 15,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(14)	Includes options to purchase 24,000 shares, including 6,000 unvested shares scheduled to vest on November 5, 2009. Includes 16,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(15)	Includes 68,210 common shares over which Mr. Mackesy has sole voting and investment power. Does not include 255,047,963 common shares owned by Welsh Carson IX or 29,907 common shares owned by WCAS Management Corporation. Mr. Mackesy, as a general partner of Welsh Carson IX and an officer of WCAS Management Corporation, may be deemed to beneficially own the shares beneficially owned by Welsh Carson IX and WCAS Management Corporation. Mr. Mackesy disclaims beneficial ownership of such shares.

(16)	Includes 26,000 shares which are subject to restrictions on transfer set forth in a restricted stock award agreement entered into in October 2009, all of which remain unvested as of October 9, 2009.
(17)	Does not include 255,047,963 common shares owned by Welsh Carson IX, 29,907 common shares owned by WCAS Management Corporation, 57,083,716 common shares owned by Morgan Stanley Strategic Investments, Inc., or 8,330,413 common shares owned by R. Dale Ross. Includes an aggregate 12,650,000 common shares which are subject to restrictions on transfer set forth in restricted stock award agreements entered into at the time of the consummation of the Merger and an aggregate 7,735,800 common shares which are subject to restrictions on transfer set forth in restricted stock award agreements entered into during the period November 10, 2005 through October 9, 2009. Of the outstanding restricted common shares noted herein, 6,767,200 shares remain unvested as of October 9, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Two of our current directors are physicians who each practice at a separate practice with which we have a service agreement under our CSA model. Pursuant to these agreements, we provide the practices with facilities, equipment, non-physician personnel, and administrative, management and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. The service fee under the service agreements is equal to a percentage of the earnings (professional and research revenues earned by the affiliated practice less direct expenses) of that practice before interest and taxes plus direct expenses of the related practice locations, subject to adjustments set forth therein. Direct expenses include rent, depreciation, amortization, and provision for uncollectible accounts, salaries, and benefits of non-physician employees, medical supply expense, and pharmaceuticals.

Dr. Mark Myron, one of our directors, is a practicing physician and serves as president of Kansas City Cancer Centers, or KCCC. Dr. Myron was elected to serve as a director in May 2007. Dr. Myron’s medical practice has been affiliated with us under a comprehensive services agreement since July, 1996. During 2008, KCCC paid us approximately $2.2 million excluding reimbursement for direct expenses of KCCC, pursuant to its service agreement.

Dr. Steven Paulson, one of our directors, is a practicing physician and serves as president and chairman of the board of directors of Texas Oncology. We and Texas Oncology entered into a service agreement effective November 1, 1993. During 2008, Texas Oncology paid us approximately $33.4 million excluding reimbursement for direct expenses of Texas Oncology, pursuant to its service agreement.

Dr. Burton Schwartz, one of our directors through May 2007, is a past president and medical director of Minnesota Oncology Hematology, P.A., or Minnesota Oncology. We and Minnesota Oncology entered into a service agreement effective July 1, 1996. During 2007, Minnesota Oncology paid us approximately $9.7 million excluding reimbursement for direct expenses of Minnesota Oncology, pursuant to its service agreement. Dr. Schwartz’s term as a director expired in May 2007.

On December 21, 2006, Holdings consummated a private offering of 21,649,849 shares of its common stock and 1,948,251 shares of its Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock of Holdings under their participating rights, immediately before consummation of the private offering. In connection with the investment by Morgan Stanley, we agreed, subject to certain conditions, to give preferential consideration to retaining Morgan Stanley, or its designated affiliate, in connection with future securities offerings, financings and certain other transactions, to provide financial services. Mr. Doster, a member of our board of directors, is a Managing Director at Morgan Stanley & Co. Incorporated. Morgan Stanley served as Joint Book Running Manager and was an initial purchaser of $191,250,000 of the Holdings notes issued in March 2007, which notes were sold to Morgan Stanley for 97.5% of face value.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our senior secured revolving credit facility, and that govern our existing 10.75% senior subordinated notes due 2014, our existing 9.625% senior subordinated notes due 2012 and our other existing subordinated notes, mortgage and capital lease obligations. This summary is not a complete description of all the terms of such agreements.

Our Senior Secured Revolving Credit Facility

On August 26, 2009, we entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 31, 2012. Borrowings under the senior secured revolving credit facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank, (2) the one month LIBO Rate plus 1% and (3) the federal funds effective rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, in each case plus an applicable margin. The applicable margin is 3.50% with respect to base rate borrowings and 4.50% with respect to LIBO borrowings. The senior secured revolving credit facility is guaranteed on a senior secured basis by our wholly-owned domestic subsidiaries and is secured on a first lien priority basis (subject to certain exceptions and permitted liens) by substantially all the tangible and intangible assets and properties of us and such guarantors.

On the last business day of each calendar quarter, we will be required to pay each lender a commitment fee in respect of any unused commitment under our senior secured revolving credit facility. The commitment fee will be 1.00% annually.

Our senior secured revolving credit facility will require us to comply, on a quarterly basis, with certain financial covenants, including a maximum leverage ratio test which becomes more restrictive over time. In addition, our senior secured revolving credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under our senior secured revolving credit facility will be entitled to take various actions, including the acceleration of amounts due under our senior secured revolving credit facility and all actions permitted to be taken by a secured creditor.

10.75% Senior Subordinated Notes

On August 20, 2004, we sold $275.0 million in aggregate principal amount of our existing 10.75% senior subordinated notes due 2014.

Our existing 10.75% senior subordinated notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. Our existing 10.75% senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of our subsidiaries.

On and after August 15, 2009, we are entitled at our option to redeem all or a portion of our existing 10.75% senior subordinated notes at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period ending on August 15 of the years set forth below:

Period	Redemption Price
2010	105.375%
2011	103.583%
2012	101.792%
2013 & thereafter	100.000%

We are not required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes. However, upon the occurrence of any change of control of us, each holder of our 10.75% senior subordinated notes shall have the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indenture governing our existing 10.75% senior subordinated notes contains customary events of default and affirmative and negative covenants that, among other things, limit our ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

9.625% Senior Subordinated Notes

We have senior subordinated notes with an original aggregate principal amount of $175.0 million maturing February 1, 2012. Interest on these notes accrues at a fixed rate of 9.625% per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

In August 2004, we commenced a tender offer to acquire the outstanding 9.625% senior subordinated notes due 2012, obtain holder consents to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes. As a result, we acquired $172.0 million in aggregate principal amount of such 9.625% senior subordinated notes and, as of June 30, 2009, $3.0 million remain outstanding.

Subordinated Notes

Subordinated notes were issued to certain physicians with whom we entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2008 bear interest from 6% to 7%, are due in installments through 2014 and are subordinated to senior bank and certain other debt. During the year ended December 31, 2008, $34.3 million in subordinated notes were issued in affiliation transactions. If we fail to make payments under any of the notes, the respective practice can terminate its service agreement with us.

Mortgages and Capital Lease Obligations

In January, 2005, we incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. We pay monthly installments of principal and interest and the mortgage matures in January, 2015. In December 2006, we incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. We pay monthly installments of principal and interest and the mortgage matures in December 2016. In April 2008, we incurred an additional $4.0 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 6.25%. We pay monthly installments of principal and interest and the mortgage matures in May 2018. As of December 31, 2008, the outstanding indebtedness on total mortgages was $19.6 million.

Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March, 2006, we amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2008 and 2007, capitalized lease obligations were approximately $2.6 million and $2.3 million and relate to cancer centers in which we are the sole tenant.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to US Oncology, Inc. and not to any of its respective subsidiaries.

US Oncology, Inc. issued the outstanding notes, and will issue the exchange notes under an Indenture (the “Notes Indenture”) to be dated as of June 18, 2009, between itself and Wilmington Trust FSB, as Trustee.

We urge you to read the Notes Indenture because it, and not this description, defines your rights as a holder of these Notes. A copy of the Notes Indenture is available upon request to us at the address indicated under “Where You Can Find Additional Information”.

We can issue up to $775.0 million of Exchange Notes now and, subject to compliance with the covenant described under “—Certain Covenants—Limitation on Debt”, an unlimited amount of additional Notes at later dates under the same Notes Indenture. We can issue additional Notes as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the Exchange Notes that we are issuing now, except that Notes issued in the future will have different issuance prices and issuance dates. We will issue Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Principal, Maturity and Interest

The Notes will mature on August 15, 2017. We can issue an unlimited aggregate principal amount of Exchange Notes and additional Notes, combined. We are issuing up to $775.0 million aggregate principal amount of Exchange Notes now.

Interest on the Notes will accrue at a rate of 9.125% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2009. We will pay interest to those persons who were holders of record on the February 1 or August 1 immediately preceding each interest payment date. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at that higher rate to the extent lawful.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. You should refer to the description under the heading “The Exchange Offer” for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

The Notes will be:

•	senior obligations of the Company;

•	equal in ranking (“pari passu”) with all our existing and future senior debt;

•	secured on a second-priority basis, equally and ratably with Other Pari Passu Obligations, by the Collateral, in each case subject to certain liens permitted under the Notes Indenture;

•	effectively subordinated to the First-Priority Lien Obligations to the extent of the value of the Collateral;

•	senior in right of payment to all our existing and future subordinated debt, including our Existing Senior Subordinated Notes; and

•	guaranteed on a senior secured basis by the Subsidiary Guarantors.

As of June 30, 2009, the total outstanding debt of us and the Subsidiary Guarantors on a consolidated basis, excluding unused commitments made by lenders, would have been approximately $1,067.9 million.

Holders of the Notes will only be creditors of us and of those subsidiaries that are Subsidiary Guarantors. In the case of subsidiaries that are not Subsidiary Guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Notes.

Substantially all of our operations are conducted through our subsidiaries. Therefore, our ability to service our debt, including the Notes, is dependent upon the earnings of our subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

The total balance sheet liabilities of the Subsidiary Guarantors and our other subsidiaries, as of June 30, 2009, excluding $128.6 million of unused commitments made by lenders under our then-existing senior secured credit facility, would have been as follows:

$1,245.5 million	—	approximate total balance sheet liabilities of the Subsidiary Guarantors
$28.7 million	—	approximate total balance sheet liabilities of all other subsidiaries

The Subsidiary Guarantors and our other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Notes Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial and, in certain circumstances, may be Incurred either by Subsidiary Guarantors or by our other subsidiaries.

Subsidiary Guarantees

Our obligations under the Notes Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by each of our existing and future Restricted Subsidiaries that Guarantees (i) any Debt of the Company or any Domestic Restricted Subsidiary under any Credit Facilities, (ii) the Existing Senior Subordinated Notes or (iii) any other capital markets debt securities of the Company or any Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

Each Subsidiary Guarantee is secured on a second-priority basis by the Collateral owned by such Subsidiary Guarantor (subject to certain liens permitted under the Notes Indenture), and each Subsidiary Guarantee is effectively subordinated to the Subsidiary Guarantee of such Subsidiary Guarantor under the First-Priority Lien Obligations to the extent of the value of the Collateral owned by such Subsidiary Guarantor.

The Subsidiary Guarantors currently generate a substantial portion of our revenue. As of June 30, 2009, our subsidiaries that were not Subsidiary Guarantors represented the following approximate percentages of our assets and revenues, on a consolidated basis:

3.3%	—	of our consolidated assets represented by subsidiaries that are not Subsidiary Guarantors
2.1%	—	of our consolidated total revenues represented by subsidiaries that are not Subsidiary Guarantors (revenues for the twelve-month period ended June 30, 2009)

If we sell or otherwise dispose of either:

(1) our ownership interest in a Subsidiary Guarantor, or

(2) all or substantially all the assets of a Subsidiary Guarantor, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee. In addition, a Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee if (a) such Subsidiary Guarantor is released from its guarantee of all other Debt of the Company and all other Domestic Restricted Subsidiaries under any Credit Facilities, the Existing Notes and any other capital markets debt securities of the Company or any Subsidiary Guarantor or (b) we redesignate such Subsidiary Guarantor as an Unrestricted Subsidiary, which we can do under certain circumstances. See “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and “—Merger, Consolidation and Sale of Property”.

If any Subsidiary Guarantor makes payments under its Subsidiary Guarantee, each of the Company and the other Subsidiary Guarantors must contribute their share of such payments. The Company’s and the other Subsidiary Guarantors’ shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

Security for the Notes

The Notes and the Subsidiary Guarantees will have the benefit of the Collateral, as to which the Bank Lenders and certain other holders of First-Priority Lien Obligations will have a first-priority security interest and the holders of the Notes and holders of Other Pari Passu Lien Obligations will have a second-priority security interest (subject to Permitted Liens). The Collateral consists of any Property of the Company or any Subsidiary Guarantor that secures the First-Priority Lien Obligations subject to the limitations and exclusions described in “—Limitations on Stock Collateral”.

The second-priority liens in the Collateral securing the Notes and the Subsidiary Guarantees will be shared equally and ratably (subject to Permitted Liens) with Other Pari Passu Lien Obligations. The First-Priority Lien Obligations include any Debt outstanding under the Credit Facilities and related obligations, as well as certain hedging obligations, including the interest rate swap of U.S. Oncology Holdings, Inc., and certain other obligations in respect of cash management services. The Notes’ second-priority lien on and security interest in the Collateral will terminate when the lien on such Collateral in favor of the First-Priority Lien Obligations is released, other than such release granted upon or following the discharge of the First-Priority Lien Obligations. The Persons holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to foreclose on the Collateral on behalf of the holder of the Notes.

The Company and the Subsidiary Guarantors will be able to Incur additional Debt in the future which could share in the Collateral, including additional First-Priority Lien Obligations and additional Other Pari Passu Lien Obligations that could be secured on a second-priority basis with the Notes. The amount of all such additional Debt will be limited by the covenants disclosed under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Debt.” Under certain circumstances the amount of such additional First-Priority Lien Obligations and additional Other Pari Passu Lien Obligations could be significant.

Limitations on Stock Collateral

The Capital Stock and other securities of a Subsidiary of the Company that are owned by the Company or any Subsidiary Guarantor will constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other U.S. federal governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other U.S. federal law, rule or regulation is adopted, which would require) the filing with the Commission (or any other U.S. federal governmental agency) of separate financial statements of any Subsidiary (other than the Company) due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral will include shares of Capital Stock of Subsidiaries of the Company only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As of the Issue Date, the Collateral will not include the securities of Physician Reliance, LLC and AOR Management Company of Virginia, LLC. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Collateral may decrease or increase as described above.

Security Documents and Certain Related Intercreditor Provisions

The Company, the Subsidiary Guarantors and the Trustee will enter into one or more Security Documents creating and establishing the terms of the security interests that secure the Notes and the Subsidiary Guarantees. These security interests will secure the payment and performance when due of all of the obligations of the Company and the Subsidiary Guarantors under the Notes, the Notes Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents. The Company and the Subsidiary Guarantors will use their commercially reasonable efforts to complete on or prior to the Issue Date all filings and other similar actions required in connection with the perfection of such security interests. If they are not able to complete such actions on or prior to the Issue Date, they will use their commercially reasonable efforts to complete such actions as soon as reasonably practicable (but in any event within 120 days) after such date. Any failure to complete such actions by such date, after written notice and the applicable grace period, would constitute an Event of Default under the Notes Indenture. Accordingly, the Notes may not have the benefit of some or all of the Collateral on the Issue Date. The Trustee and each holder and each other holder of, or obligee in respect of, any obligations in respect of the Notes outstanding at such time and the beneficiaries of each indemnification obligation undertaken by the Company and the Subsidiary Guarantors under the Notes Indenture, the Notes, the Security Documents and the Intercreditor Agreement are referred to collectively as the “Noteholder Secured Parties”.

Intercreditor Agreement

On or prior to the Issue Date, the Company, the Subsidiary Guarantors, the Trustee and the Intercreditor Agent will enter into the Intercreditor Agreement, which may be amended from time to time without the consent of the holders of the Notes to add other parties holding Other Pari Passu Lien Obligations and/or other First-Priority Lien Obligations permitted to be incurred under the Indenture. Although the holders of the Notes are not party to the Intercreditor Agreement, by their acceptance of the Notes they will agree to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, at any time at which First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. For as long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will be the Bank Collateral Agent.

The Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by its acceptance of the Notes that if the Company or any Subsidiary Guarantor is subject to any insolvency or liquidation proceeding:

(1) none of them will object to, or otherwise contest (or support any other Person contesting), any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First-Priority Lien Obligations made by the Intercreditor Agent or holders of any First-Priority Lien Obligations;

(2) none of them will object to or otherwise contest (or support any other Person contesting), any order relating to a sale of assets of the Company or any Subsidiary Guarantor for which the Intercreditor Agent has consented that provides, to the extent that sale is to be free and clear of Liens, that the Liens securing the First-Priority Lien Obligations and the Second-Priority Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the existing Liens in accordance with the Intercreditor Agreement;

(3) until the discharge of the First-Priority Lien Obligations has occurred, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of the Intercreditor Agent;

(4) none of them will object to, or otherwise contest (or support any other Person contesting), (a) any request by the Intercreditor Agent or any holder of any First-Priority Lien Obligations for adequate protection or (b) any objection by the Intercreditor Agent or any holder of any First-Priority Lien Obligations to any motion, relief, action or proceeding based on the Intercreditor Agent’s or such holder of any First-Priority Lien Obligations’ claiming a lack of adequate protection; provided that if the Intercreditor Agent or any holder of First-Priority Lien Obligations is granted adequate protection in the form of a Lien on additional collateral, the Trustee may, for itself and on behalf of the Second-Priority Lien Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens of the First-Priority Lien Obligations under the Intercreditor Agreement;

(5) until the discharge of the First-Priority Lien Obligations has occurred, none of them will assert or enforce (or support any Person asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Lien Obligations for costs or expenses of preserving or disposing of any Collateral; and

(6) none of them will oppose or otherwise contest (or support any other Person contesting) any lawful exercise by the Intercreditor Agent or any holder of any First-Priority Lien Obligations of the right to credit bid First-Priority Lien Obligations at any sale of Collateral.

The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral, or any defect or deficiencies in, or failure to perfect, the liens securing the First-Priority Lien Obligations secured by the Collateral or any other circumstance whatsoever.

No Action With Respect to the Collateral

The Intercreditor Agreement will provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), none of the Noteholder Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the Collateral under any Security Document, applicable law or otherwise. Only the Intercreditor Agent shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Trustee may, but shall have no obligation to, take all such actions it deems necessary to perfect or continue the perfection of the holders’ second-priority security interest in the Collateral.

For so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) the Company and the Subsidiary Guarantors may require the Trustee to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Notes Indenture and (3) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Notes Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in the Notes Indenture, the Security Documents or the Intercreditor Agreement. See “Risk Factors—Risks Relating to the Offering and the Notes—The rights of holders of the notes with respect to the collateral will be substantially limited by the terms of the intercreditor agreement.”

No Duties of Intercreditor Agent

The Intercreditor Agreement will provide that neither the Intercreditor Agent nor any holder of any First-Lien Priority Obligation secured by any Collateral will have any duties or other obligations to any Noteholder Secured Party with respect to the Collateral, other than to transfer to the Trustee any proceeds of any such Collateral in which the Intercreditor Agent for the benefit of the Trustee continues to hold a security interest and that are remaining following (i) any sale, transfer or other disposition of such Collateral (in each case, unless the Noteholder Secured Parties’ lien on all such Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction) and (ii) the payment and satisfaction in full of such First-Lien Priority Obligations and the termination of any commitment to extend credit that would constitute such First-Lien Priority Obligations, or, if the Intercreditor Agent is in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Intercreditor Agent or any such holder of First-Lien Priority Obligations. In addition, the Intercreditor Agreement will further provide that, until the First-Lien Priority Obligations secured by any Collateral shall have been paid and satisfied in full and any commitment to extend credit that would constitute First-Lien Priority Obligations secured thereby shall have been terminated, the Intercreditor Agent will be entitled, for the benefit of the holders of such First-Lien Priority Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by its acceptance of the Notes that neither the Intercreditor Agent nor any holder of any First-Lien Priority Obligations secured by any Collateral will have any duty or obligation first to marshal or realize upon the Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation.

The Intercreditor Agreement will additionally provide that the Trustee will waive, and each holder of the Notes will waive by its acceptance of the Notes, any claim that may be had against the Intercreditor Agent or any holder of any First-Lien Priority Obligations arising out of (i) any actions which the Intercreditor Agent or such holder of First-Lien Priority Obligations take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Priority Obligations from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such First-Lien Priority Obligations, (ii) any election by the Intercreditor Agent or such holder of First-Lien Priority Obligations of the application of Section 1111(b) of Title 11 of the United States Code in any proceeding instituted under Title 11 or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, the Company or any of its subsidiaries as debtor-in-possession.

No Interference; Payment Over; Reinstatement

The Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by its acceptance of the Notes that:

•

it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the holders of the Notes have on the Collateral pari passu with, or to give the Trustee or the holders of the Notes any preference or priority relative to, any Lien that the holders of any First-Lien Priority Obligations secured by any Collateral have with respect to such Collateral;

•

it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any First-Lien Priority Obligations secured by any Collateral or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•

it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Intercreditor Agent or the holders of any First-Priority Lien Obligations secured by such Collateral;

•

it will have no right to (A) direct the Intercreditor Agent or any holder of any First-Priority Lien Obligations secured by any Collateral to exercise any right, remedy or power with respect to such Collateral or (B) consent to the exercise by the Intercreditor Agent or any holder of any First-Priority Lien Obligations secured by the Collateral of any right, remedy or power with respect to such Collateral;

•

it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Intercreditor Agent or any holder of any First-Priority Lien Obligations secured by any Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Intercreditor Agent nor any holders of under any First-Priority Lien Obligations secured by any Collateral will be liable for, any action taken or omitted to be taken by the Intercreditor Agent or such holders with respect to such Collateral;

•	it will not seek, and will waive any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

The Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by its acceptance of the Notes that if it obtains possession of the Collateral or realizes any proceeds or payment in respect of the Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any First-Priority Lien Obligations secured or intended to be secured by such Collateral remains outstanding or any commitment to extend credit that would constitute First-Priority Lien Obligations secured or intended to be secured by such Collateral remains in effect, then it will hold such Collateral, proceeds or payment in trust for the Intercreditor Agent and the holders of any First-Priority Lien Obligations secured by such Collateral and transfer such Collateral, proceeds or payment, as the case may be, to the Intercreditor Agent. The Trustee and each holder of the Notes will further agree that if, at any time, all or part of any payment with respect to any First-Priority Lien Obligations secured by any Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Intercreditor Agent any payment received by it in respect of any such Collateral and shall promptly turn any such Collateral then held by it over to the Intercreditor Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such First-Priority Lien Obligations.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If the Company or any of its subsidiaries becomes subject to a case under the U.S. Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the U.S. Bankruptcy Code, the Trustee will agree in the Intercreditor Agreement and each holder will agree by its acceptance of the Notes that it will raise no objection to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral, unless the Intercreditor Agent or the holders of a majority of First-Priority Lien Obligations secured by such Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens of such First-Priority Lien Obligations in such Collateral, the Trustee will, for itself and on behalf of the holders of the Notes, subordinate the liens of the Noteholder Secured Parties in such Collateral to the liens of the First-Priority Lien Obligations in such Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain liens on all the Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code.

The Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by its acceptance of the Notes that it will not object to or oppose a sale or other disposition under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code of any Collateral (or any portion thereof) if the Intercreditor Agent or the holders of a majority of the First-Priority Lien Obligations shall have consented to such sale or disposition of such Collateral.

The Trustee will agree in the Intercreditor Agreement and each holder of the Notes will agree by acceptance of the Notes that (i) the Noteholder Secured Parties’ claims against the Company or any Subsidiary Guarantor in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the holders of First-Priority Lien Obligations against the Company and any Subsidiary Guarantor in respect of the Collateral and (b) the First-Priority Lien Obligations include all interest that accrues after the commencement of any insolvency or liquidation proceeding of the Company or any Subsidiary Guarantor, whether or not a claim for post-petition interest is allowed or allowable in any such insolvency or liquidation proceeding.

Insurance

Unless and until written notice by the Intercreditor Agent to the Trustee that the First-Priority Lien Obligations have been paid in full and all commitments to extend credit under the Credit Facility shall have been terminated, as between the Intercreditor Agent, on the one hand, and the Trustee, as the case may be, on the other hand, only the Intercreditor Agent will have the right (subject to the rights of the Company and the Subsidiary Guarantors under the security documents related to the Credit Agreement and the Notes Indenture and the Security Documents) to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

Refinancings of the Credit Agreement and the Notes

The obligations under the Credit Agreement and the obligations under the Notes Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto, the Notes Indenture and the Security Documents) of the Intercreditor Agent or any holder of First-Priority Lien Obligations or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Intercreditor Agent or the Trustee, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Bank Collateral Agent or the Trustee, as the case may be.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Company, and without the consent of the Intercreditor Agent or the Trustee, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Collateral securing such refinancing or replacement Debt shall have the same priority as the Liens on any Collateral securing the Debt being refinanced or replaced and (c) to establish that the Liens on any Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any Collateral securing the Debt being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use of Proceeds of Collateral

After the satisfaction of all obligations under any First-Priority Lien Obligations secured by Collateral and the termination of all commitments to extend credit that would constitute First-Priority Lien Obligations secured or intended to be secured by any Collateral, the Intercreditor Agent, in accordance with the terms of the Intercreditor Agreement, the Notes Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and Other Pari Passu Lien Obligations.

Subject to the terms of the Security Documents, the Company and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Intercreditor in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks Related to the Offering and the Notes—Fraudulent conveyance laws could void our obligations under the notes.”

Release of Collateral

The second-priority lien on the Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the Collateral are released by the Intercreditor Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under the Notes Indenture), other than such release granted upon or following the discharge of the First-Priority Lien Obligations. Notwithstanding the existence of an Event of Default, the second-priority lien on the Collateral securing the Notes shall also terminate and be released automatically to the extent the first-priority liens on the Collateral are released by the Intercreditor Agent in connection with a sale, transfer or disposition of Collateral that is either not prohibited under the Notes Indenture (other than such release granted upon or following the discharge of the First-Priority Lien Obligations) or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such Collateral by the Intercreditor Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the First-Priority Lien Obligations). The liens on the Collateral securing the Notes, that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default, will be released when such Event of Default and all other Events of Default under the Notes Indenture cease to exist.

In addition, the Company and the Subsidiary Guarantors will be entitled to release property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	to enable the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

•	in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee, the release of the property and assets of such Subsidiary Guarantor; or

•	as described under “—Amendment, Supplement and Waiver” below.

The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other obligations under the Notes Indenture, the Subsidiary Guarantees under the Notes Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Notes Indenture as described below under “—Defeasance”.

After Discharge of the First-Priority Lien Obligations

Following the discharge of the First-Priority Lien Obligations, the holders of the Notes will retain their security interest in the Collateral. To the extent any Other Pari Passu Obligations are outstanding at such time, the Authorized Representative of the series of Second-Priority Lien Obligations (including the Notes) that constitutes the largest outstanding principal amount of any then outstanding series of Second-Priority Lien Obligations with respect to the Collateral will determine the time and method by which the security interests in the Collateral will be enforced.

If such Authorized Representative or any Second-Priority Secured Party is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of any Subsidiary Guarantor or any Second-Priority Secured Party receives any payment pursuant to any intercreditor agreement with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by such Authorized Representative or any other Second-Priority Secured Party (or received pursuant to any other intercreditor agreement), as applicable, and the proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Second-Priority Lien Obligations are entitled under any other intercreditor agreement shall be applied, subject to specified exceptions, among the Second-Priority Lien Obligations to the payment in full of the Second-Priority Lien Obligations on a ratable basis.

Compliance with Trust Indenture Act

The Notes Indenture will provide that the Company will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Optional Redemption

Except as set forth in the following paragraphs, the Notes will not be redeemable at the option of the Company prior to August 15, 2013. Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Notes Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on August 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2013	104.560%
2014	102.280%
2015 and thereafter	100.000%

At any time and from time to time, prior to August 15, 2012, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (which includes any additional Notes) with the proceeds of one or more Qualified Equity Offerings (provided that, if the Qualified Equity Offering is an offering by Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company or used to acquire Capital Stock of the Company (other than Disqualified Stock) from the Company), at a redemption price equal to 109.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains Outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

The Company may choose to redeem all or any portion of the Notes, at once or over time, prior to August 15, 2013. If it does so, it may redeem the Notes after giving the required notice under the Notes Indenture. To redeem the Notes, the Company must pay a redemption price equal to the sum of:

(a) 100% of the principal amount of the Notes to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such Note at August 15, 2013 (such redemption price being described in the table appearing in the first paragraph of “—Optional Redemption” exclusive of any accrued interest) plus (ii) any required interest payments due on such Note through August 15, 2013, (including any accrued and unpaid interest) computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” or

(b) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer” means Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Any notice to holders of Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

Sinking Fund

There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control (unless the Company gives notice of redemption pursuant to the provisions of the Notes Indenture described under “—Optional Redemption”), each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

(3) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Notes Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer or other conveyance of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Notes to require us to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

The Credit Facilities will provide that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Debt of the Company (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Debt or (2) obtain the requisite consents under the agreements governing such Debt to permit the repurchase of the Notes. If we do not repay such Debt or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Notes Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes. See “—Amendment, Supplement and Waiver”.

Certain Covenants

The Notes Indenture will contain covenants including, among others, the following:

Limitation on Debt. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and such Debt is Debt of the Company or a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, provided, however, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Debt pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $50.0 million of Debt of Restricted Subsidiaries that are not Subsidiary Guarantors is outstanding pursuant to this paragraph (a) at such time.

(b) Notwithstanding the foregoing paragraph (a), each of the following shall be permitted (collectively, “Permitted Debt”):

(1) Debt of the Company evidenced by the Offered Notes and of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the Offered Notes and Debt of the Company represented by the Exchange Notes with respect to the Offered Notes and the Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the Exchange Notes with respect to the Offered Notes;

(2) Debt of the Company or a Restricted Subsidiary under any Credit Facilities, provided, however, that the aggregate principal amount of all such Debt under the Credit Facilities at any one time outstanding shall not exceed $200.0 million;

(3) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof and (B) if the Company or any Subsidiary Guarantor is the obligor on such Debt and the payee is not the Company or a Subsidiary Guarantor, such Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the applicable Subsidiary Guarantee;

(4) Debt outstanding on the Issue Date not otherwise described in clauses (1) through (3) above;

(5)(A) Debt (including Capital Lease Obligations) Incurred by the Company or any Restricted Subsidiary (i) to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) at the time of, or within 270 days after, such purchase, lease or improvement or (ii) as part of a Sale and Leaseback Transaction and (B) Debt constituting Guarantees of Debt of Permitted Joint Ventures; provided, however, that the aggregate principal amount of such Debt and Guarantees, when taken together with the amount of Debt and Guarantees previously Incurred pursuant to this clause (5) and then outstanding (including any Permitted Refinancing Debt with respect thereto), does not exceed the greater of (x) $75.0 million and (y) 6.0% of Total Tangible Assets;

(6) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, either

(a) the Company would have been able to Incur $1.00 of additional Debt pursuant to paragraph (a) of this covenant; or

(b) the Consolidated Interest Coverage Ratio would be greater than immediately prior to the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary;

(7) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose fixing, hedging or swapping interest rate risk and not for speculative purposes; provided, however, that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(8) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of fixing, hedging or swapping currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary and not for speculative purposes;

(9) Debt in connection with one or more standby letters of credit, performance, bid or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or repayment obligations pursuant to self-insurance obligations and, in each case, not in connection with the borrowing of money or the obtaining of advances or credit;

(10) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(11) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of its Incurrence;

(12) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to paragraph (a) of this covenant and clauses (1), (4), (5) and (6) above and this clause (12);

(13) Debt in the form of loans from Unrestricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(14) Debt consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such officers, directors or employees) to finance any repurchase of shares of Capital Stock or options to purchase shares of Capital Stock made in accordance with clause (d) or (e) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(15) any Guarantee by the Company or a Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary that was Incurred in compliance with this covenant; provided, however, that if such Debt is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Debt shall be expressly subordinated in right of payment to the Notes or such Restricted Subsidiary Subsidiary Guarantee;

(16) Debt Incurred by the Company to Refinance the Holdco Notes; provided, however, that after giving pro forma effect thereto the Consolidated Net Debt Ratio would be no greater than 5.00 to 1.00; and

(17) In addition to the items referred to in clauses (1) through (16) above, Debt of the Company or a Restricted Subsidiary in an aggregate principal amount which, when taken together with the amount of Debt previously Incurred pursuant to this clause (17) and then outstanding, does not exceed $75.0 million.

For purposes of determining compliance with this covenant:

(1) any Debt under the Credit Facilities Incurred on the Issue Date will be deemed to have been Incurred pursuant to clause (2) of paragraph (b) above;

(2) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Debt in more than one of the types of Debt described above; and

(4) other than Debt classified pursuant to clause (1) of this paragraph, following the date of its Incurrence, any Debt originally classified as Incurred pursuant to one of the clauses in the definition of “Permitted Debt” above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another clause in the definition of “Permitted Debt” above, as applicable, to the extent that such reclassified Debt could be Incurred pursuant to such new clause at the time of such reclassification.

Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under “—Limitation on Debt” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (without duplication):

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) Capital Stock Sale Proceeds, net cash capital contributions and the Fair Market Value of Property (other than Debt) contributed in respect of the Company’s Capital Stock (other than Disqualified Stock) subsequent to the Issue Date, plus

(3) the sum of:

(A) the aggregate net cash proceeds and the Fair Market Value of Property (other than Debt) received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4) an amount equal to the sum of:

(A) the net reduction after the Issue Date in Investments (other than Permitted Investments) in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of such Investment and proceeds representing the return of the capital, in each case to the Company or any Restricted Subsidiary from such Person, less the cost of the disposition of such Investments, and

(B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments (other than Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Notes Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) make any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) or contributed in respect of such Capital Stock; provided, however, that

(1) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)(1) repurchase shares of, or options to purchase shares of, Capital Stock of Parent, the Company or any of the Company’s Subsidiaries (or pay dividends to Parent to consummate any such repurchases) from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Parent Board or the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock, or (2) to make payments to current or former officers, directors or employees of the Company or any of its Subsidiaries in respect of Federal, state and local taxes payable as a result of vesting of shares of, or options to purchase shares of, Capital Stock of Parent, the Company or any of the Company’s Subsidiaries (including repurchases of shares of common stock of the Company deemed to occur upon the making of such payments); provided, however, that the aggregate amount of such payments in any calendar year shall not exceed the sum of (A) (x) $5.0 million plus (y) the aggregate amount of Restricted Payments permitted (but not made) in prior calendar years pursuant to this clause (d) and (B) the amount of net cash proceeds received by the Company after the Issue Date from any payment under “key-man” life insurance policies obtained by the Company or a Restricted Subsidiary to insure the life of any director or officer of the Company or a Restricted Subsidiary; and provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(e) following the first public equity offering of common stock of Parent or the Company, make payments to current or former officers, directors or employees of the Company or any of its Subsidiaries in respect of Federal, state and local taxes payable as a result of vesting of shares of, or options to purchase shares of, Capital Stock of Parent, the Company or any of the Company’s Subsidiaries (including repurchases of shares of common stock of the Company deemed to occur upon the making of such payments); provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(f) pay dividends or make other distributions to Parent to be used by Parent:

(1) to pay its franchise taxes and other fees required to maintain its corporate existence;

(2) to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries; provided, however, that no such funds shall be used for the payment of fees to Welsh, Carson, Anderson & Stowe, its Affiliates, directors, officers or any other Person associated with Welsh, Carson Anderson & Stowe; and

(3) to pay fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by the Notes Indenture;

provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(g) pay dividends or make distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and the Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state or local taxes were the Company to pay such taxes as a stand-alone taxpayer (including any interest or penalties thereon) and (B) such dividends, distributions and advances pursuant to this clause (g) are used by Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(h) pay dividends or make distributions or advances to Parent to be used by Parent to (A) satisfy net payments due under Hedging Obligations existing on the Issue Date in an aggregate amount not to exceed $30.0 million in any period of four consecutive fiscal quarters through March 31, 2012 or (B) settle, terminate or purchase an offsetting position with respect to Hedging Obligations existing on the Issue Date in an aggregate amount not to exceed $30.0 million; provided, however, that if the Company pays dividends or makes distributions to Parent pursuant to clause (B), then no further dividends or distributions will be permitted pursuant to clause (A); provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(i) pay dividends or make distributions or advances to US Oncology Holdings, Inc. to repay, prepay, repurchase, redeem, defease or retire the Holdco Notes; provided, however, that after giving pro forma effect thereto the Consolidated Net Debt Ratio would be no greater than 5.00 to 1.00; provided further, however, that such dividends, distributions and advances shall be excluded in the calculation of the amount of Restricted Payments;

(j) make repurchases of shares of common stock of the Company deemed to occur upon the exercise of options to purchase shares of common stock of the Company if such shares of common stock of the Company represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(k) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has complied with the provisions described in “—Repurchase at the Option of Holders Upon a Change of Control” above or “—Limitation on Asset Sales” below; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(l) make Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (l), does not exceed $65.0 million; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Liens.

The Company shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, Incur or suffer to exist, any Lien (the “Initial Lien”), other than Permitted Liens, upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom that secures any Debt of any Person. If the Company or any Restricted Subsidiary creates any additional Lien upon any Property to secure any First-Priority Lien Obligations, it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such Property as security for the Notes and the Subsidiary Guarantees such that the Property subject to such Lien becomes Collateral with respect to the Notes and the Subsidiary Guarantees, except as set forth under “—Security of the Notes—Limitations on Stock Collateral”.

Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; provided, however, that with respect to PPM Asset Sales, the Company receives consideration at the time of such PPM Asset Sale at least equal to the lesser of (x) the Fair Market Value of such Property and (y) the net book value of such Property excluding any write-downs or reductions in net book value after March 31, 2009 other than as a result of normal course depreciation and amortization or casualty or destruction or, if specified in the applicable Management Services Agreement, the price at which the purchaser of such Property is entitled to purchase such Property pursuant to such Management Services Agreement; and

(b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption of Debt of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Sale;

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days, to the extent of cash received in that conversion;

(3) with respect to PPM Asset Sales, (x) the principal amount of any Debt of the Company canceled or retired as consideration to the Company or a Restricted Subsidiary in such PPM Asset Sale, (y) Capital Stock of Parent received by the Company or any Restricted Subsidiary from the transferee or (z) promissory notes or other consideration received by the Company or any Restricted Subsidiary from the transferee; provided, however, that the aggregate amount of promissory notes with a maturity of greater than one year or other consideration received pursuant to this clause (3) (less the amount of cash received upon payment, return of capital, sale or disposition of such promissory notes or other consideration) does not exceed $20.0 million; and

(4) any Designated Noncash Consideration received by the Company or any Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (4) (less the amount of cash received upon payment, return of capital, sale or disposition of such Designated Noncash Consideration), not to exceed the greater of (x) $40 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay First-Priority Lien Obligations Incurred pursuant to clause (2) of paragraph (b) of the covenant described under “—Limitation on Debt” (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within one year from the date of the receipt of such Net Available Cash (or, if later, 90 days after the execution of any agreement with respect to such application, which agreement is signed within one year from the date of the receipt of such Net Available Cash) shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Notes Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Notes Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Notes Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes Outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date, and

(2) the denominator of which is the sum of (x) the aggregate principal amount of the Notes Outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date and (y) the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer, plus accrued and unpaid interest, if any, to such date, that are Other Pari Passu Lien Obligations and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b) make any loans or advances to the Company or any other Restricted Subsidiary or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date,

(B) with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) below or any amendment or supplement to any such agreement; provided, however, that such restriction is no more restrictive than those contained in the agreement evidencing the Debt so Refinanced or the agreement being amended or supplemented, as determined in good faith by the Board of Directors, whose determination shall be conclusive,

(D) imposed with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition,

(E) on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

(F) customary supermajority voting provisions and provisions with respect to the disposition of assets or property, in each case, contained in agreements relating to Permitted Joint Ventures that are Subsidiary Guarantors,

(G) arising under applicable law,

(H) contained in the terms of any Debt of the Company or any Restricted Subsidiary not Incurred in violation of the Notes Indenture; provided, however, that such restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Notes Indenture, as determined in good faith by the Board of Directors whose determination shall be conclusive, or

(I) contained in any agreement or instrument governing Senior Debt (including the Credit Facilities) not Incurred in violation of the Notes Indenture; provided, however, that such restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Credit Facilities on the Issue Date, as determined in good faith by the Board of Directors, whose determination shall be conclusive, and

(2) with respect to clause (c) only, to restrictions:

(A) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

(B) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(C) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale, or

(D) on the transfer of assets subject to any Lien imposed by the holder of such Lien.

Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $10.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate. For purposes of this clause (c) only, any contract or series of related contracts for the rendering of services entered into in the ordinary course of business by the Company or any Restricted Subsidiary with any other Person will not be deemed to be in excess of $25.0 million if, when entered into, (x) the payments made by the Company and the Restricted Subsidiaries and (y) the value of services performed by the Company and the Restricted Subsidiaries in connection with such contract or series of related contracts do not exceed, and are not then reasonably expected by the Board of Directors in its good faith determination to exceed, $10.0 million in any year.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided, however, that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” other than any Permitted Investment;

(c) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, and compensation (including amounts paid pursuant to employee benefit plans or arrangements) paid to, and indemnity provided for the benefit of, officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;

(d)(i) loans and advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be; provided, however, that such loans and advances do not exceed $3.0 million in the aggregate at any one time outstanding; and (ii) loans to affiliated physician groups made pursuant to clause (o) of the definition of “Permitted Investments”;

(e) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(f) any Affiliate Transaction made on the Issue Date in connection with the Transactions and described in this prospectus;

(g) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(h) any agreement approved by the Board of Directors (including a majority of the disinterested members of the Board of Directors) among Welsh, Carson, Anderson & Stowe IX, L.P., its Affiliates and the Company or any Restricted Subsidiary relating to (1) the payment of reasonable and customary fees by the Company or any Restricted Subsidiary for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities rendered to the Company or any Restricted Subsidiary, and in any event such fees shall not exceed 2% of the aggregate transaction value in respect of which such services are rendered, or (2) the provision of customary management services to the Company or any Restricted Subsidiary from time to time;

(i) any transaction or agreement between the Company or one or more Restricted Subsidiaries, on the one hand, and any affiliated physician or affiliated physician group, on the other hand; provided, however, that any such transactions or agreements are no less favorable in the aggregate to US Oncology, Inc. and its Subsidiaries than transactions or agreements in effect on the Issue Date;

(j) any transaction between the Company and an Unrestricted Subsidiary relating to self-insurance arrangements, in each case, on terms that are no less favorable to the Company than those that would have been obtained in a comparable arm’s length transaction by the Company with a Person that is not an Affiliate of the Company; and

(k) any agreement as in effect on the Issue Date and described in this prospectus under “Certain Relationships and Related Transactions” or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction that is a Capital Lease Obligation with respect to any Property unless:

(a) the Company or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Debt”, and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under “—Limitation on Liens”,

(b) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction are at least equal to the Fair Market Value of such Property, and

(c) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Limitation on Asset Sales”.

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) one of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less,

(2) if such Subsidiary has total assets greater than $1,000, the Company would be permitted under the covenant described under “—Limitation on Restricted Payments” to make a Restricted Payment or a Permitted Investment in the amount equal to the Fair Market Value of the Investment in such Subsidiary, or

(3) such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph (including clauses (a) and (b) thereof), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guarantee previously made by such Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under “—Limitation on Debt”, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of such fiscal year).

Limitation on Company’s Business. The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than a Related Business.

Future Subsidiary Guarantors. The Company shall cause each future Restricted Subsidiary that Guarantees (i) any Debt of the Company or any Domestic Restricted Subsidiary under any Credit Facilities, (ii) the Existing Senior Subordinated Notes or (iii) any other capital markets debt securities of the Company or any Subsidiary Guarantor, to execute and deliver to the Trustee a Subsidiary Guarantee.

Information Regarding Collateral

The Company will furnish to the Notes Collateral Agent, with respect to the Company or any Subsidiary Guarantor, prompt written notice of any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number. The Company will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Notes Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Company shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the perfection certificate required by the Notes Indenture or confirming that there has been no change in such information since the date of the prior delivered perfection certificate.

Further Assurances

The Company and Subsidiary Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the

Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Company will reasonably promptly secure the obligations under the Notes Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee, and the Company shall deliver or cause to be delivered to Trustee all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture, security documents and intercreditor agreement, in each case, in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Notes Indenture, the applicable Security Documents, the Intercreditor Agreement and, if applicable, the Registration Rights Agreement to be performed by the Company;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving pro forma effect to such transaction or series of transactions, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Debt”; provided, however, that this clause (d) will not be applicable to (A) the Company or a Restricted Subsidiary consolidating with, merging into, conveying, transferring or leasing all or substantially all its Property to the Company or a Subsidiary Guarantor or (B) the Company or a Restricted Subsidiary merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company or a Restricted Subsidiary in another jurisdiction; and

(e) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the Property of one or more Subsidiaries of the Company, which Property, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the Property of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the Property of the Company.

The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guarantee, security documents and intercreditor agreement, in each case, in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, the applicable Security Documents, the Intercreditor Agreement and, if applicable, the Registration Rights Agreement; and

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; provided, however, that this paragraph (c) will not be applicable to any Subsidiary Guarantor that consolidates with, merges with or into or conveys, transfers or leases all or substantially all of its Property to the Company or another Subsidiary Guarantor.

The Company also shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions with respect to Subsidiary Guarantors (other than clause (c)) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under “—Certain Covenants—Limitation on Asset Sales”.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be), and the predecessor Company, except in the case of a lease, shall be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Subrogation

Each Subsidiary Guarantor will agree that until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Notes Indenture, the Notes and the Security Documents, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Subsidiary Guarantee, whether by subrogation or otherwise, against either the Company or any other Subsidiary Guarantor.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, after the consummation of the exchange offer (as described in “The Exchange Offer”) or the effectiveness of the shelf registration statement (as described in “The Exchange Offer”), the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(4) under the Securities Act.

In addition, if at any time Parent becomes a Guarantor (there being no obligation of Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or of any direct or indirect parent corporation of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Parent rather than the Company.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the shelf registration statement by the filing with the SEC of the this registration statement (as described in “The Exchange Offer”) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information referred to in clause (1) above shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, of the financial condition and results of operations of the Company and the Restricted Subsidiaries of the Company.

Events of Default

Events of Default in respect of the Notes include:

(1) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4) failure to comply with any other covenant or agreement in the Notes or in the Notes Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time), net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim, that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) unless all of the Collateral has been released from the second-priority Liens in accordance with the provisions of the Security Documents, any security interest purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million, shall cease to be valid and enforceable and such Default continues for 30 days, or the Company or any Subsidiary shall assert that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions;

(8) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents or Intercreditor Agreement except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole;

(9) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”); and

(10) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the “guarantee provisions”).

A Default under clause (4) or (8) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then Outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare to be immediately due and payable the principal amount of all the Notes then Outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then Outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Notes Indenture.

Subject to the provisions of the Notes Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Notes Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes will have any right to institute any proceeding with respect to the Notes Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

(b) the registered holders of at least 25% in aggregate principal amount of the Notes then Outstanding have made written request and offered reasonably satisfactory indemnity to the Trustee to institute such proceeding as trustee, and

(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Notes Indenture, Security Documents or the Intercreditor Agreement may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then Outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Notes Indenture which cannot be amended without the consent of each holder of an Outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then Outstanding. However, without the consent of each holder of an Outstanding Note, no amendment may, among other things,

(1) reduce the amount of Notes whose holders must consent to an amendment or waiver,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or extend the Stated Maturity of any Note,

(4) make any Note payable in money other than that stated in the Note,

(5) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes or any Subsidiary Guarantee,

(6) subordinate the Notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor,

(7) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under “—Optional Redemption”, or

(8) make any change in any Subsidiary Guarantee that would adversely affect the holders of the Notes.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not make any change in the Intercreditor Agreement or in the provisions of the Notes Indenture or any Security Document (i) dealing with the application of proceeds of the Collateral in a manner adverse to the holders or (ii) to release Collateral from the Lien or any Subsidiary Guarantor from its Subsidiary Guarantee, in each case, other than in accordance with the Notes Indenture, the Security Documents or the Intercreditor Agreement as in effect prior to such amendment, supplement or waiver.

Without the consent of any holder of the Notes, the Company and the Trustee may amend the Notes Indenture, the Security Documents and the Intercreditor Agreement to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Notes Indenture,

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

(4) add additional Guarantees with respect to the Notes or to release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Notes Indenture,

(5) add additional assets as Collateral;

(6) release Collateral from the Lien or any Subsidiary Guarantor from its Subsidiary Guarantee, in each case pursuant to the Notes Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Notes Indenture or the Security Documents;

(7) add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company,

(8) make any change that does not adversely affect the rights of any holder of the Notes,

(9) comply with any requirement of the SEC in connection with the qualification of the Notes Indenture under the Trust Indenture Act, or

(10) provide for the issuance of additional Notes in accordance with the Notes Indenture.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First-Priority Lien Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Company, and without the consent of either the Bank Collateral Agent or the Trustee, (1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Credit Agreement, the Notes Indenture and the Security Documents, (B) to establish that the Liens on any Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the Notes Indenture and the Notes and subordinated to the Liens on such Collateral securing First-Lien Priority Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding First-Priority Lien Obligations that is incurred in compliance with the Credit Agreement and the Notes Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such First-Priority Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Credit Agreement and senior to the Liens on such Collateral securing any the First-Priority Lien Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Bank Collateral Agent, Trustee and Trustee shall be entitled to rely upon a certificate delivered by an Officer of the Company certifying that such Other Pari Passu Lien Obligations or First-Priority Lien Obligations, as the case may be, were issued or borrowed in compliance with the Credit Agreement and the Notes Indenture and the Security Documents. Any amendment of the Intercreditor Agreement that is proposed to be effected without the consent of the Bank Collateral Agent or the Trustee will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the Notes at such holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all of its obligations under the Notes and the Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes, and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at any time may terminate:

(1) its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control”, “—Certain Covenants” and “—Reports”,

(2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions described under “—Events of Default” above, and

(3) the limitations contained in clauses (d) under the first paragraph of, and in the fourth paragraph of, “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), (5), (6), (7), (8), (9) or (10) (with respect only to Significant Subsidiaries) or (8) under “—Events of Default” above or because of the failure of the Company to comply with clause (d) under the first paragraph of, or with the fourth paragraph of, “—Merger, Consolidation and Sale of Property” above. If the Company exercises its legal defeasance option or its covenant defeasance option, the second-priority Liens, as they pertain to the Notes, will be released and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “—Events of Default” occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

(1) the Company has received from the Internal Revenue Service a ruling, or

(2) since the date of the Notes Indenture there has been a change in the applicable U.S. Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Notes Indenture.

Governing Law

The Notes Indenture, the Notes, the Collateral Agreement and the Intercreditor Agreement are governed by the internal laws of the State of New York.

The Trustee

Wilmington Trust FSB is the Trustee under the Notes Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Notes Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below are certain of the defined terms used in the Notes Indenture. Reference is made to the Notes Indenture for the full disclosure of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clause (b) or (c), such Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments”, “—Certain Covenants—Limitation on Transactions with Affiliates” and “—Certain Covenants—Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b) all or substantially all the properties and assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(2) for purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales” only, any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”,

(3) any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property”,

(4) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or the Restricted Subsidiaries to the extent such license does not interfere with the business of the Company or any Restricted Subsidiary,

(5) any exchange of tangible assets for like-kind tangible assets to be used in connection with a Related Business, but only to the extent that such exchange qualifies for nonrecognition of gain or loss under Section 1031 of the Code,

(6) any disposition of cash or Temporary Cash Investments;

(7) any sale or disposition deemed to occur in connection with creating or granting any Liens;

(8) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind;

(9) the sale or discount, in each case, in the ordinary course and without recourse, of any accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(10) any sale or disposition of obsolete inventory or worn out assets permitted pursuant to the Notes Indenture;

(11) sales, transfers and other dispositions of Investments in Permitted Joint Ventures made pursuant to clauses (m) or (p) of the definition of “Permitted Investments” to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(12) a disposition of assets with a Fair Market Value of less than $5.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation”, and

(b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Authorized Representative” means (i) in the case of the Notes, the Trustee and (ii) in the case of any series of Other Pari Passu Lien Obligations that become subject to the Intercreditor Agreement, the representative named for such series in the applicable joinder agreement to the Intercreditor Agreement.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the number of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bank Collateral Agent” means JPMorgan Chase Bank and any successor collateral agent under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the First-Priority Lien Obligations.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Board of Directors” means the board of directors of the Company or any committee thereof, duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the earlier to occur of (i) the first public equity offering of common stock of Parent or (ii) the first public equity offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent or the Company, whether as a result of the issuance of securities of Parent or the Company, any merger, consolidation, liquidation or dissolution of Parent or the Company, any direct or indirect transfer of securities by Parent, the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock such parent entity) unless the transaction or series of transactions as a result of which the Permitted Holders cease to beneficially own a majority of such total voting power is a transaction or a series of transactions in which (A) Voting Stock of Parent or the Company is issued in exchange for (1) cash and the aggregate net proceeds of such transaction or series of transactions are used directly or indirectly to repay Debt of Parent or the Company (other than Debt owed to the Company or a Subsidiary) or (2) Debt of Parent or the Company (other than Debt owed to the Company or a Subsidiary) that is forgiven or otherwise contemporaneously extinguished or (B) Voting Stock of Parent or the Company beneficially owned by the Permitted Holders is transferred to another Person in exchange for (1) cash and the aggregate net proceeds of such transaction or series of transactions are used directly or indirectly to repay Debt of Parent or the Company (other than Debt owed to the Company or a Subsidiary) or (2) Debt of Parent or the Company (other than Debt owed to the Company or a Subsidiary) that is forgiven or otherwise contemporaneously extinguished;

(b) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the “beneficial owners” (as defined in clause (a) above), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”), so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent entity and the Permitted Holders, directly or indirectly, do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(c) the sale, lease transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(d) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors or the Parent Board (together with any new directors whose election or appointment by such Board of Directors or the Parent Board or whose nomination for election by the shareholders of the Company or Parent was approved by (i) a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders) cease for any reason to constitute a majority of the Board of Directors or the Parent Board then in office, provided that for purposes of this clause (d), the terms “Board of Directors” and “Parent Board” shall not include any committee thereof; or

(e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to or purported to be subject to the Liens created by the Security Documents.

“Collateral Agreement” means the Collateral Agreement dated as of the Issue Date among the Issuer, the Subsidiary Guarantors and the Trustee.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Company are then available to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense and EBITDA for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period the Company or any Restricted Subsidiary shall have made one or more Asset Sales with an aggregate Fair Market Value equal to or in excess of $10.0 million or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sales, Investments or acquisitions as if such Asset Sales, Investments or acquisitions occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (less, to the extent included in such total interest expense, financing fees relating to the Transactions), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b) amortization of debt discount and debt issuance costs, including commitment fees (other than amortization of deferred financing fees relating to the Transactions),

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net payments pursuant to Hedging Obligations,

(g) Disqualified Stock Dividends,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations,

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by, or secured by the assets of, the Company or any Restricted Subsidiary (other than interest accruing on any Debt of any Permitted Joint Venture that is Guaranteed by, or secured by the assets of, the Company or any Restricted Subsidiary; provided, however, that such interest shall be included in “Consolidated Interest Expense” if either (A) such Debt is in default or (B) the Company or any Restricted Subsidiary has ever previously made any payment of interest or principal in respect of such Debt), and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Debt of the Company and the Restricted Subsidiaries on the date of determination minus the amount of cash and cash equivalents of the Company and the Restricted Subsidiaries on the date of determination to (b) the aggregate amount of EBITDA for the then most recent four consecutive fiscal quarters for which internal financial statements of the Company are available in each case with such pro forma adjustments to such consolidated total Debt and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Interest Coverage Ratio”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net Income shall be increased by the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below),

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1) subject to the exclusion contained in clause (c) below, to the extent such cash has not previously been included in Consolidated Net Income, Consolidated Net Income shall be increased by the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause),

(2) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles,

(f) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or any after-tax effect of income (loss) resulting from application of Statements of Financial Accounting Standards No. 141R for items that would have been included in goodwill under Statements of Financial Accounting Standards No. 141,

(g) any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock),

(h) any non-cash impairment and restructuring charges resulting from the application of Statements of Financial Accounting Standards No. 142, No. 144 and No. 146, or any valuation allowance with respect to deferred tax assets resulting from the application of Statements of Financial Accounting Standards No. 109,

(i) any net after-tax gains or losses attributable to the early extinguishment of Debt,

(j) all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied,

(k) any non-recurring fees, charges or other expenses made or Incurred in connection with the Transactions,

(l) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to Welsh, Carson, Anderson & Stowe IX, L.P. or its Affiliates to the extent permitted under “—Certain Covenants—Limitation on Transactions with Affiliates”, in an aggregate amount not to exceed $2.5 million in any calendar year, and

(m) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition.

Notwithstanding the foregoing, for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Debt of the Company and the Restricted Subsidiaries on the date of determination consisting of (1) Capital Lease Obligations, (2) debt for borrowed money that is secured by Liens on any property of the company or any Restricted Subsidiary and (3) debt obligations evidenced by promissory notes and similar instruments that is secured by Liens on any Property of the Company or any Restricted Subsidiary, minus the amount of cash and cash equivalents of the Company and the Restricted Subsidiaries on the date of determination to (b) the aggregate amount of EBITDA for the then most recent four consecutive fiscal quarters for which internal financial statements of the Company are available in each case with such pro forma adjustments to such consolidated total Debt and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Interest Coverage Ratio”.

“Credit Agreement” means the Credit Agreement dated August 20, 2004 as amended, supplemented, or otherwise modified from time to time, among the Company, U.S. Oncology Holdings, Inc., JPMorgan Chase Bank, as administrative agent and collateral agent, Wachovia Bank, National Association, as syndication agent, Citicorp North America, Inc., as documentation agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case together with any Refinancings thereof whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Credit Agreement) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), trade letters of credit or one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments, in each case together with any Refinancings thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement for the purpose of fixing, hedging or swapping currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), except any earn- out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(f) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

if and to the extent that any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

In addition, the term “Debt” shall include (A) all obligations of the type referred to in clauses (a) through (f) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee and (B) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured.

The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (7) or (8) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt”, or

(2) the fair value of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the noncash consideration received by the Company or any Restricted Subsidiaries in connection with an Asset Sale. Any such noncash consideration shall be designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the Fair Market Value of such Designated Noncash Consideration and the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise,

(b) is or may become, upon the occurrence of certain events or otherwise, redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Asset Sales” and “—Repurchase at the Option of Holders Upon a Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Notes Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Restricted Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

(6) any non-recurring fees, charges or other expenses related to any offering of Capital Stock, Permitted Investment, acquisition or Incurrence of Debt permitted under the Notes Indenture (in each case whether or not consummated),

(7) any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees), minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it (1) will result in the receipt of cash payments in any future period or (2) represents the reversal of a prior accrual or reserve previously excluded from being added back in calculating EBITDA pursuant to clause (a)(5) above).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of noncontrolling interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Event of Default” has the meaning set forth under “—Events of Default”.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Notes Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Existing Senior Subordinated Notes” means the 10 3/4% Senior Subordinated Notes due 2014 of the Company.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a) if such Property has a Fair Market Value equal to or less than $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, or

(b) if such Property has a Fair Market Value in excess of $25.0 million, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor, dated within 30 days of the relevant transaction, delivered to the Trustee.

“First-Priority Lien Obligations” means (i) all Debt outstanding from time to time under the Credit Facilities, (ii) all obligations with respect to such Debt and any Hedging Obligations and (iii) all cash management obligations incurred with any Bank Lender (or their affiliates), in each case to the extent such obligations are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the holders of the Notes in any material respect than the Intercreditor Agreement.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

(a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b) in the statements and pronouncements of the Financial Accounting Standards Board,

(c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment”.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holdco Notes” means the Senior Unsecured Floating Rate PIK Toggle Notes due 2012 of US Oncology Holdings, Inc., or any Refinancing thereof.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Debt”, the following will not be deemed to be the Incurrence of Debt:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security,

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms,

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Debt, and

(4) a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt.

“Independent Financial Advisor” means an investment banking or accounting firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

“Intercreditor Agent” means the Bank Collateral Agent.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date among the Intercreditor Agent, the Bank Collateral Agent, the Trustee, the Company and each Guarantor, as it may be amended from time to time in accordance with the terms thereof and the Notes Indenture.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement for the purpose of fixing, hedging or swapping interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment”, “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issue Date” means the date on which the Offered Notes are initially issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Management Services Agreement” means any contract between the Company or a Restricted Subsidiary and a physician practice entity for the provision of services by the Company or such Restricted Subsidiary to such physician practice entity.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and any proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

In addition, to the extent not otherwise constituting Net Available Cash, any cash, in each case net of (a)-(d) above, received by the Company or a Restricted Subsidiary in connection with the formation of a Permitted Joint Venture, or the designation of a Restricted Subsidiary that is or will become a Permitted Joint Venture as an Unrestricted Subsidiary, including, without limitation, any proceeds related to the Incurrence of Debt by such Person or the sale or issuance of Capital Stock in such Person, shall constitute Net Available Cash.

“Offered Notes” means the $775.0 million aggregate principal amount of Notes to be issued on the Issue Date.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Pari Passu Lien Obligations” means any additional Notes and any other Debt that has a stated maturity date that is equal to or longer than the Notes and has a pari passu Lien on the Collateral with the Notes.

“Outstanding” means, subject to certain exceptions, all Notes issued under the Notes Indenture, except those theretofore canceled by the Trustee or delivered to it for cancelation, defeased in accordance with the Notes Indenture, paid in full, or in respect of which substitute Notes have been authenticated and delivered by the Trustee.

“Parent” means any direct or indirect parent holding company of the Company.

“Parent Board” means the board of directors of Parent or any committee thereof duly authorized to act on behalf of such board.

“Permitted Holders” means (i) Welsh, Carson, Anderson & Stowe IX, L.P. and its Affiliates (including, without limitation, any investment partnership under common control with Welsh, Carson, Anderson & Stowe IX, L.P.), (ii) any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons and (iii) any Related Parties with respect to any of the foregoing Persons.

“Permitted Investment” means any Investment by the Company or a Restricted Subsidiary in:

(a) the Company, any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;

(c) cash and Temporary Cash Investments;

(d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided, however, that such loans and advances do not exceed $3.0 million at any one time outstanding;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(j) any Person to the extent such Investment is made by the Company or a Restricted Subsidiary for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company;

(k) any Person to the extent such Investment existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(l) any person to the extent such Investment consists of Hedging Obligations incurred pursuant to clauses (7) or (8) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt” or Guarantees thereof;

(m) Permitted Joint Ventures in an aggregate amount outstanding at any one time not to exceed the greater of (a) $100.0 million or (b) 7.5% of Total Tangible Assets (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(n) in any Permitted Joint Venture to the extent such Investment consists of a Guarantee of Debt of such Permitted Joint Venture permitted to be Incurred pursuant to clauses (5) or (17) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt”;

(o) loans to affiliated physician groups in an aggregate amount outstanding at any one time not to exceed the greater of (a) $25.0 million or (b) 3.0% of Total Tangible Assets; and

(p) other Investments made for Fair Market Value that do not exceed $100.0 million outstanding at any one time in the aggregate.

The amount of Investments outstanding at any time pursuant to clause (m), (o) or (p) above shall be reduced by (A) the net reduction after the Issue Date in Investments made after the Issue Date pursuant to such clause resulting from dividends, repayments of loans or advances or other transfers of Property, proceeds realized on the sale of any such Investment and proceeds representing the return of the capital, in each case to the Company or any Restricted Subsidiary in respect of any such Investment, less the cost of the disposition of any such Investment, and (B) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary that was designated after the Issue Date as an Unrestricted Subsidiary pursuant to clause (m), (o) or (p) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made by the Company or any Restricted Subsidiary pursuant to clause (m), (o) or (p) in such Person.

“Permitted Joint Venture” means a Person (1) that owns, leases, operates or services a hospital or other health-care provider for the purpose of developing, operating, conducting or marketing a Permitted Business and (2) of which the Company or any Restricted Subsidiary owns a 30% or greater equity interest.

“Permitted Liens” means:

(a) Liens securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange for such Notes, Permitted Refinancing Debt with respect to such Notes or Exchange Notes, the Subsidiary Guarantees relating thereto and any obligations with respect to such Notes, Exchange Notes, Permitted Refinancing Debt and Subsidiary Guarantees; provided that a pari passu Lien (subject to Permitted Liens) on the Property (if such Property does not constitute Collateral with respect to the Notes at such time) subject to such Lien is concurrently granted as security for the Notes, except as set forth under “—Security of the Notes—Limitations on Stock Collateral”;

(b) Liens securing any Other Pari Passu Lien Obligations incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Debt” other than pursuant to clause (12) (as it relates to Permitted Refinancing Debt Incurred with respect to the Existing Senior Subordinated Notes) and clause (16) thereof; provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto the Consolidated Net Secured Debt Ratio would be no greater than 3.75 to 1.0; and provided further, however that a pari passu Lien (subject to Permitted Liens) on the Property (if such Property does not constitute Collateral with respect to the Notes at such time) subject to such Lien is concurrently granted as security for the Notes, except as set forth under “—Security of the Notes—Limitations on Stock Collateral”;

(c) Liens to secure Debt permitted to be Incurred under clause (2) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt” and any other First-Priority Lien Obligations of the type specified in clauses (ii) and (iii) of the definition thereof (in each case to the extent such First-Priority Lien Obligation is permitted to be secured pursuant to the terms of the Credit Facilities on a pari passu basis with the Debt Incurred under such Credit Facilities); provided that a second-priority Lien (subject to Permitted Liens) on the Property (if such Property does not constitute Collateral with respect to the Notes at such time) subject to such Lien is concurrently granted as security for the Notes, except as set forth under “—Security of the Notes—Limitations on Stock Collateral”;

(d) Liens to secure Debt permitted to be Incurred under clause (5) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt”, provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property purchased, leased or constructed with the proceeds of such Debt and any improvements or accessions to such Property;

(e) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(f) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(g) Liens on the Property of the Company or any Restricted Subsidiary Incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(h) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(i) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(j) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(k) zoning restrictions, utility easements, building restrictions and such other encumbrances, irregularities or charges against real Property that do not in the aggregate materially impair the use of such Property in the operation of the Company’s business;

(l) Liens existing on the Issue Date not otherwise described in clauses (a) through (k) above;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) Liens in favor of the Company or any Subsidiary Guarantor;

(o) leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the business of the Company or any Restricted Subsidiary;

(p) attachment or judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(q) Liens arising from the filing Uniform Commercial Code financing statements regarding leases or consignments;

(r) Liens securing Hedging Obligations so long as the related Debt is, and is permitted to be under the Notes Indenture, secured by a Lien on the same Property securing such Hedging Obligations;

(s) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(t) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt; or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries;

(v) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Notes Indenture;

(w) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (d), (h), (i) or (l) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (d), (h), (i) or (l) above, as the case may be, at the time the original Lien became a Permitted Lien under the Notes Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

(x) Liens on the Property of any Restricted Subsidiary that is not a Subsidiary Guarantor securing Debt of such Restricted Subsidiary that was permitted by the covenant described under “—Certain Covenants—Limitation on Debt”;

(y) Liens on Property that result from provisions of any Management Services Agreement that permit an affiliated physician group or physician or physicians affiliated with such affiliated physician group to purchase such Property in connection with the termination of such Management Services Agreement; and

(z) other Liens securing obligations which do not exceed $50.0 million at any one time outstanding.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d) except to the extent such Debt directly or indirectly Refinances the Existing Senior Subordinated Notes (or any Permitted Refinancing Debt in respect thereof), the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e) to the extent such Debt directly or indirectly Refinances Debt of a Restricted Subsidiary Incurred pursuant to clause (6) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Debt”, such Refinancing Debt shall be Incurred only by such Restricted Subsidiary;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PPM Asset Sales” means sales of assets to physician practice entities or to physicians affiliated with physician practice entities in connection with the termination or modification of the Management Services Agreement in effect on the Issue Date with such physician practice entities or such affiliated physicians.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock)). The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory Federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the chief financial officer of the Company after consultation with the independent certified public accountants of the Company, except that any such pro forma calculation may include operating expense reductions for such period attributable to the transaction to which pro forma effect is being given (including, without limitation, operating expense reductions attributable to execution or termination of any contract, reduction of costs related to administrative functions, the termination of any employees or the closing (or the approval by the Board of Directors of the closing) of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within six months following such transaction, provided, that such adjustments are set forth in an Officers’ Certificate which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Notes Indenture, the value of any Property shall be its Fair Market Value.

“Qualified Equity Offering” means (1) an underwritten primary public offering of common stock of the Company or Parent pursuant to an effective registration statement under the Securities Act or (2) any private placement of common stock of the Company or Parent to any Person who is not a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Related Parties” means, with respect to any specified Person at any specified time,

(1) if a natural person, (A) any spouse, parent or lineal descendant (including by adoption) of such Person or (B) the estate of such Person during any period in which such estate holds Capital Stock of Parent or of the Company for the benefit of any Person referred to in clause (1)(A), and

(2) if a trust, corporation, partnership, limited liability company or other entity, any other Person that controls such Person at such time. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution is not a Wholly Owned Restricted Subsidiary, such dividend or distribution is made to the other holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including (1) in connection with any merger, consolidation or amalgamation and (2) the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (1) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (2) the redemption of the subordinated physician notes in connection with conversions of physician management practice entities and/or physicians affiliated with such physician management practice entities to the service line structure or the termination of a Management Services Agreement as in effect on the Issue Date);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries, unless such issuance, sale or other disposition is classified as a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

“Second-Priority Lien Obligations” mean the obligations outstanding from time to time under the Notes and all Other Pari Passu Lien Obligations.

“Second-Priority Lien Secured Parties” mean the Noteholder Secured Parties and the trustee of and the holders of, or obligee in respect of, any Other Pari Passu Lien Obligations outstanding at such time and the beneficiaries of each indemnification obligation undertaken by the Company and the Subsidiary Guarantors under such Other Pari Passu Lien Obligations.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Notes Indenture.

“Senior Debt” of the Company means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of:

(1) Debt of the Company for borrowed money, and

(2) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Notes Indenture for the payment of which the Company is responsible or liable;

(b) all Capital Lease Obligations of the Company;

(c) all obligations of the Company

(1) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Notes Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(A) Debt of the Company that is by its terms subordinate in right of payment to the Notes, including any Subordinated Obligations;

(B) any Debt Incurred in violation of the provisions of the Notes Indenture; provided, however, that such Debt shall be deemed not to have been Incurred in violation of the Notes Indenture for purposes of this clause (B) if (x) the Holders of such Debt or their Representative or the Company shall have furnished to the Trustee an opinion of nationally recognized independent legal counsel addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers’ Certificate) to the effect that the Incurrence of such Debt does not violate the provisions of the Notes Indenture or (y) such Debt consists of Debt under the Credit Facilities and Holders of such Debt or their Representative (A) had no actual knowledge at the time of the Incurrence that the Incurrence of such Debt violated the Notes Indenture and (B) shall have received an Officers’ Certificate to the effect that the Incurrence of such Debt does not violate provisions of the Notes Indenture;

(C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for U.S. Federal, state, local or other taxes owed or owing by the Company;

(E) any obligation of the Company to any Subsidiary; or

(F) any obligations with respect to any Capital Stock of the Company.

“Senior Debt” of any Subsidiary Guarantor has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees (i) any Debt of the Company or any Domestic Restricted Subsidiary under any Credit Facilities or (ii) the Existing Senior Subordinated Notes and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”.

“Subsidiary Guarantee” means a Guarantee on the terms set forth in the Notes Indenture by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States of America, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America or any political subdivision thereof (including any agency or instrumentality of any such state or political subdivision) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) investment in funds which invest all or substantially all of their assets in Temporary Cash Investments of the kind described in clauses (a) through (e) of this definition.

“Total Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less, to the extent not deducted in the determination of total assets, accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and, after deducting therefrom, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over Fair Market Value of Property;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses, Management Services Agreements and other intangible items as to which Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” applies;

(d) noncontrolling interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e) treasury stock;

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(g) Investments in and Property of Unrestricted Subsidiaries (other than Permitted Joint Ventures).

“Transactions” means collectively, (a) the execution and delivery by the Company and the Subsidiary Guarantors of the Notes Indenture, Security Documents, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Notes thereunder, (b) the execution, and delivery by U.S. Oncology Holdings, Inc., the Company and the guarantors party thereto of an amendment to the Credit Agreement on the Issue Date and borrowings thereunder, if any, (c) the repayment of all of the 9% Senior Notes due 2012 of the Company and (d) the payment of related fees and expenses.

“Trustee” means Wilmington Trust FSB, until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(a) Southeast Texas Cancer Centers, L.P., Cancer Treatment Associates of Northeast Missouri, Ltd., AOR Real Estate of Greenville, L.P., East Indy CC, LLC, KCCC JV, LLC, Colorado Cancer Centers, LLC, Oregon Cancer Centers, Ltd., MHD-USO Management Company, L.P., The Carroll County Cancer Center, Ltd. and CCCN NW Building JV, LLC;

(b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(c) any Subsidiary of an Unrestricted Subsidiary.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Restricted Subsidiaries.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the exchange of the notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular tax circumstances or to holders subject to special rules such as certain financial institutions, U.S. expatriates, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Section 1.1275-6 of the U.S. Treasury Regulations. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, except as expressly provided below, this discussion does not address the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (i.e., held for investment purposes).

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND TAX TREATIES.

United States Holders

This section applies to “United States Holders.” A “United States Holder” is a beneficial owner of a note or notes that is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the worldwide income of which is subject to U.S. federal income tax; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” for U.S. federal income tax purposes.

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting.

The notes will be issued with original issue discount, or OID. The amount of OID on a note is the principal amount of the note minus the issue price (as defined above) of the note. If a note has OID, the following consequences arise:

•	A United States Holder must include the total amount of OID as ordinary income over the life of the note.

•

A United States Holder must include OID in income as it accrues, even if such holder is on the cash method of accounting. This means United States Holders are required to include OID in income, and in some cases pay tax on that income, before receiving cash that corresponds to that income.

•

OID accrues on a note on a “constant yield” method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a note will result in a United States Holder being taxable at approximately a constant percentage of such holder’s unrecovered investment in the note.

•	The accruals of OID on a note will generally be less in the early years and more in the later years.

•

A United States Holder takes an initial tax basis in the note equal to its cost. Such holder’s tax basis in the note increases by any OID reported as income in respect of the note, and decreases by any principal payments received on the note.

A United States Holder of a note with OID can elect instead to include all interest and OID in income as it economically accrues to such holder. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID, market discount, and premium. A United States Holder’s tax basis is increased by all accruals of income and decreased by all payments such holder receives on the note.

The rules regarding OID are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.

In certain circumstances (see “Description of the Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control” and “The Exchange Offer.”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes are issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest pursuant to the registration rights provisions or the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder, unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS could successfully challenge this determination, which could affect the amount and timing of income that a United States Holder must recognize (including, for example, by treating gain recognized by holders upon a disposition of a note as ordinary income). The prior and following portions of this discussion assume that the notes will not be treated as contingent payment debt instruments.

We have the option to repurchase the notes under certain circumstances at a premium to the issue price. Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by holders in advance of receipt of any such redemption premium.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed below, or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will generally be the cost of the note to the United States Holder. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year and otherwise will be short-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. Capital losses are subject to limitations on their use.

The Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to “notes” apply equally to the exchange notes and the outstanding notes.

Information Reporting and Backup Withholding

Pursuant to IRS tax rules, if a United States Holder holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest, OID and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting, including providing a certification that the holder is not subject to backup withholding and is a U.S. person.

If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. U.S. backup withholding is not an additional tax, and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Non-United States Holders

This section applies to “non-United States Holders.” A “non-United States Holder” is a beneficial owner of a note or notes that is for U.S. federal income tax purposes:

•	an individual who is a nonresident alien;

•

a corporation or other entity taxable as a corporation for U. S. federal income tax purposes created or organized in or under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia; or

•	an estate or trust, the worldwide income of which is not subject to U.S. federal income tax.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest, principal and OID on the notes by us or any paying agent to a non-United States Holder will not be subject to U.S. federal withholding tax, provided that the holder satisfies one of two tests.

The first test (the “portfolio interest” test) is satisfied if:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not a controlled foreign corporation (as defined in the Code) that is related, directly or indirectly, to us through stock ownership;

•	such holder is not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” as defined in the Code and provides its name and address on IRS Form W-8BEN (or substitute form), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, made under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

•

The second test is satisfied if the non-United States Holder is otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and such holder or its agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

Even if the non-United States Holder meets one of the above requirements, interest paid to such holder will be subject to U.S. federal withholding tax if the withholding agent or an intermediary knows or has reason to know that the holder is not entitled to an exemption from withholding tax, or an intermediary through which the non-United States Holder holds the notes fails to comply with the procedures necessary to avoid withholding tax on the notes.

Payments of interest on the notes that do not meet the above described requirements will be subject to a U.S. federal withholding tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty).

Prospective investors should consult their tax advisors regarding the certification requirements for non-United States Holders and the specific methods for satisfying the requirements above.

Sale, Exchange or Retirement of the Notes

The exchange of the notes offered hereby pursuant to the exchange offer for debt securities with identical terms registered under the Securities Act will not be a taxable event. Subject to the discussion below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to U.S. federal income tax on any gain realized on any sale, exchange, redemption or retirement of the notes, unless (1) the gain represents accrued interest or OID, in which case the rules for interest discussed above would apply or (2) the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest received and gain realized by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business:

•

Such holder will be exempt from the 30% U.S. federal withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on a net basis at regular graduated rates on any interest and gain with respect to the notes in the same manner as if it were a United States Holder.

•

If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

•

If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

A non-United States Holder will not be considered to be engaged in a U.S. trade or business solely by reason of holding notes.

U.S. Federal Estate Taxes

A non-United States Holder who is an individual will not be subject to U.S. estate tax upon death. However, this rule only applies if, at such holder’s death, payments on the notes were not connected to a trade or business that the non-United States holder was conducting in the U.S. and such holder did not own 10% or more of our voting stock.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

•

Interest payments made to the holder will generally be reported to the IRS and to such holder on Form 1042-S. However this reporting does not apply to notes held through a qualified intermediary and the applicable procedures are complied with.

•

Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the portfolio interest exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•

Sale proceeds received by the holder on a sale of their notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses the foreign office of a broker that has certain connections to the United States.

•

Non-United States Holders should consult their tax advisors concerning the application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current U.S. Treasury Regulations. In this regard, the current U.S. Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. U.S. backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be claimed as a refund, provided the required information is furnished timely to the IRS.

To ensure compliance with requirements imposed by the IRS, we inform you that: (i) any description set forth in this prospectus with respect to U.S. federal tax issues is not intended or written by us to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties under U.S. federal, state or local law; (ii) such advice was written in connection with the promotion or marketing of the notes; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, New York, New York, Hackman Hulett & Cracraft, LLP of Indianapolis, Indiana, Foulston Siefkin LLP of Wichita, Kansas, and Andrews Kurth LLP of Houston, Texas.

EXPERTS

The financial statements of US Oncology Holdings, Inc. and US Oncology, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

US Oncology’s annual, quarterly and current reports and other information are filed with the SEC. After effectiveness of the registration statement of which this prospectus is part, we will continue to file such reports and information with the SEC. Our filings with the SEC are also available to the public from the SEC’s website at http://www.sec.gov. These reports do not constitute a part of this prospectus, and we are not incorporating by reference any of the reports we file with the SEC or send to our shareholders. The public may read and copy any reports or other information that we file with the SEC in the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.

In addition, pursuant to the indenture governing the notes offered hereby and the indenture governing our existing 10.75% senior subordinated notes, we have agreed that, subject to certain exceptions described therein, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC of Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operation and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountant and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of US Oncology Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of US Oncology Holdings, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009 and uncertain tax positions effective January 1, 2007.

PricewaterhouseCoopers LLP

Houston, Texas

March 6, 2009, except insofar as it relates to the effects of the change in accounting for noncontrolling interests described in Note 2, as to which the date is June 1, 2009.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of US Oncology, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of US Oncology, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests effective January 1, 2009 and uncertain tax positions effective January 1, 2007.

PricewaterhouseCoopers LLP

Houston, Texas

March 6, 2009, except insofar as it relates to the effects of the change in accounting for noncontrolling interests described in Note 2, as to which the date is June 1, 2009.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and equivalents	$104,477	$149,257	$104,476	$149,256
Accounts receivable	364,336	341,860	364,336	341,860
Other receivables	25,707	97,401	25,707	97,401
Prepaid expenses and other current assets	26,182	26,544	20,682	22,801
Inventories	130,967	82,822	130,967	82,822
Deferred income taxes	9,749	7,428	4,373	4,260
Due from affiliates	75,884	71,021	66,428	60,295

Total current assets	737,302	776,333	716,969	758,695
Property and equipment, net	410,248	399,621	410,248	399,621
Service agreements, net	273,646	223,850	273,646	223,850
Goodwill	377,270	757,270	377,270	757,270
Other assets	72,434	79,299	64,720	69,214

	$1,870,900	$2,236,373	$1,842,853	$2,208,650

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,677	$38,613	$10,677	$38,613
Accounts payable	266,443	242,172	266,190	241,093
Due to affiliates	136,913	170,432	136,913	177,265
Accrued compensation cost	40,776	30,045	40,776	30,045
Accrued interest payable	26,266	24,949	26,266	24,949
Income taxes payable	—	—	2,727	6,735
Other accrued liabilities	45,341	37,763	34,804	37,763

Total current liabilities	526,416	543,974	518,353	556,463
Deferred revenue	6,894	8,380	6,894	8,380
Deferred income taxes	15,783	23,289	35,139	33,532
Long-term indebtedness	1,517,884	1,456,569	1,061,133	1,031,569
Other long-term liabilities	47,472	39,492	12,347	11,166

Total liabilities	2,114,449	2,071,704	1,633,866	1,641,110
Commitments and contingencies (Note 10)
Preferred stock Series A, 15,000,000 shares authorized, 13,938,657 shares issued and outstanding, respectively	329,322	308,174	—	—
Preferred stock Series A-1, 2,000,000 shares authorized, 1,948,251 shares issued and outstanding	56,629	53,431	—	—
(Deficit) equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 148,281,420 and 140,618,380 shares issued and outstanding, respectively	148	141	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	1	1
Additional paid-in capital	—	—	560,768	549,186
Accumulated other comprehensive income (loss), net of tax	—	(1,534)	—	—
Retained (deficit) earnings	(643,220)	(208,760)	(365,354)	5,136

Total Company stockholders’ (deficit) equity	(643,072)	(210,153)	195,415	554,323
Noncontrolling interests	13,572	13,217	13,572	13,217

Total (deficit) equity	(629,500)	(196,936)	208,987	567,540

Total liabilities and (deficit) equity	$1,870,900	$2,236,373	$1,842,853	$2,208,650

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Product revenue	$2,224,704	$1,970,106	$1,822,141	$2,224,704	$1,970,106	$1,822,141
Service revenue	1,079,473	1,030,672	989,242	1,079,473	1,030,672	989,242

Total revenue	3,304,177	3,000,778	2,811,383	3,304,177	3,000,778	2,811,383
Cost of products	2,163,943	1,925,547	1,753,638	2,163,943	1,925,547	1,753,638
Cost of services:
Operating compensation and benefits	523,939	479,177	458,006	523,939	479,177	458,006
Other operating costs	321,947	293,677	274,665	321,947	293,677	274,665
Depreciation and amortization	72,790	73,159	69,351	72,790	73,159	69,351

Total cost of services	918,676	846,013	802,022	918,676	846,013	802,022
Total cost of products and services	3,082,619	2,771,560	2,555,660	3,082,619	2,771,560	2,555,660
General and administrative expense	77,265	84,423	77,180	76,883	84,326	76,948
Impairment and restructuring charges	384,929	15,126	—	384,929	15,126	—
Depreciation and amortization	30,017	16,172	13,983	30,017	16,172	13,983

	3,574,830	2,887,281	2,646,823	3,574,448	2,887,184	2,646,591
Income (loss) from operations	(270,653)	113,497	164,560	(270,271)	113,594	164,792
Other income (expense):
Interest expense, net	(136,474)	(137,496)	(117,088)	(92,757)	(95,342)	(92,870)
Loss on early extinguishment of debt	—	(12,917)	—	—	—	—
Loss on interest rate swap	(21,219)	(11,885)
Other income (expense)	2,213	—	—	2,213	—	—

Income (loss) before income taxes	(426,133)	(48,801)	47,472	(360,815)	18,252	71,922
Income tax benefit (provision)	16,923	17,447	(18,926)	(6,351)	(7,447)	(27,509)

Net income (loss)	(409,210)	(31,354)	28,546	(367,166)	10,805	44,413
Less: Net income attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Net income (loss) attributable to the Company	$(412,534)	$(34,973)	$26,158	$(370,490)	$7,186	$42,025

Other comprehensive income (loss):
Net income (loss)	$(409,210)	$(31,354)	$28,546	$(367,166)	$10,805	$44,413
Change in unrealized gain (loss) on cash flow hedge, net of tax	1,534	(2,485)	39	—	—	—

Comprehensive income (loss)	(407,676)	(33,839)	28,585	(367,166)	10,805	44,413
Comprehensive income attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Other comprehensive income (loss) attributable to the Company	$(411,000)	$(37,458)	$26,197	$(370,490)	$7,186	$42,025

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY (DEFICIT)

(in thousands)

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Noncontrolling Interests	Total
Balance at December 31, 2005	119,546	$120	$61,990	$(3,536)	$912	$4,911	$13,069	$77,466
Private equity offering proceeds	21,650	22	98,644	—	—	—	—	98,666
Shares issued in affiliation transactions	70	—	321	—	—	—	—	321
Restricted stock award issuances	600	—	—	—	—	—	—	—
Forfeiture of restricted stock awards	(1,146)	(1)	—	—	—	—	—	(1)
Share-based compensation	—	—	2,149	—	—	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—	—	—
Exercise of options to purchase common stock	302	—	338	—	—	—	—	338
Dividend declared	—	—	(159,906)	—	—	(30,094)	—	(190,000)
Accretion of preferred stock dividends	—	—	—	—	—	(20,104)	—	(20,104)
Accumulated other comprehensive income for unrealized gain on interest rate swap, net of tax	—	—	—	—	39	—	—	39
Distribution to noncontrolling interests	—	—	—	—	—	—	(2,324)	(2,324)
Contribution from noncontrolling interests	—	—	—	—	—	—	1,015	1,015
Net income	—	—	—	—	—	26,158	2,388	28,546

Balance at December 31, 2006	141,022	141	—	—	951	(19,129)	14,148	(3,889)
Restricted stock award issuances	250	—	—	—	—	—	—	—
Forfeiture of restricted stock awards	(1,129)	—	—	—	—	—	—	—
Share-based compensation	—	—	753	—	—	—	—	753
Exercise of options to purchase common stock	476	—	1,227	—	—	—	—	1,227
Dividends paid	—	—	—	—	—	(133,580)	—	(133,580)
Accretion of preferred stock dividends	—	—	(1,980)	—	—	(21,078)	—	(23,058)
Accumulated other comprehensive loss for unrealized loss on interest rate swap, net of tax	—	—	—	—	(2,485)	—	—	(2,485)
Distribution to noncontrolling interests	—	—	—	—	—	—	(4,550)	(4,550)
Net loss	—	—	—	—	—	(34,973)	3,619	(31,354)

Balance at December 31, 2007	140,619	141	—	—	(1,534)	(208,760)	13,217	(196,936)
Shares issued in affiliation transactions	193	—	300	—	—	—	—	300
Restricted stock award issuances	9,754	9	—	—	—	(9)		—
Forfeiture of restricted stock awards	(2,310)	(2)	—	—	—	—	—	(2)
Share-based compensation	—	—	2,103	—	—	—	—	2,103
Exercise of options to purchase common stock	25	—	25	—	—	—	—	25
Accretion of preferred stock dividends	—	—	(2,428)	—	—	(21,917)		(24,345)
Accumulated other comprehensive loss for unrealized loss on interest rate swap, net of tax	—	—	—	—	1,534	—	—	1,534
Distribution to noncontrolling interests	—	—	—	—	—	—	(3,545)	(3,545)
Contribution from noncontrolling interests	—	—	—	—	—	—	576	576
Net loss	—	—	—	—	—	(412,534)	3,324	(409,210)

Balance at December 31, 2008	148,281	$148	$—	$—	$—	$(643,220)	$13,572	$(629,500)

The accompanying notes are an integral part of these statements.

US ONCOLOGY, INC.

CONSOLIDATED STATEMENT OF EQUITY

(in thousands, except share information)

	Shares Issued	Par Value	Additional Paid-In Capital	Deferred Compensation	Retained Earnings (Deficit)	Noncontrolling Interests	Total
Balance at December 31, 2005	100	$1	$583,778	$(3,536)	$20,006	$13,069	$613,318
Contribution of shares issued in affiliation transactions	—	—	321	—	—	—	321
Share-based compensation	—	—	2,149	—	—	—	2,149
Elimination of unamortized deferred compensation	—	—	(3,536)	3,536	—	—	—
Dividends declared	—	—	(2,031)	—	(38,578)	—	(40,609)
Dividends paid	—	—	(260)	—	(23,453)	—	(23,713)
Contribution of proceeds from exercises of options to purchase common stock	—	—	319	—	—	—	319
Distribution to noncontrolling interests	—	—	—	—	—	(2,324)	(2,324)
Contribution from noncontrolling interests	—	—	—	—	—	1,015	1,015
Net income	—	—	—	—	42,025	2,388	44,413

Balance at December 31, 2006	100	1	580,740	—	—	14,148	594,889
Share-based compensation	—	—	753	—	—	—	753
Contribution of proceeds from exercises of options to purchase common stock	—	—	535	—	—	—	535
Dividends paid	—	—	(32,842)	—	(2,050)	—	(34,892)
Distribution to noncontrolling interests	—	—	—	—	—	(4,550)	(4,550)
Net income	—	—	—	—	7,186	3,619	10,805

Balance at December 31, 2007	100	1	549,186	—	5,136	13,217	567,540
Share-based compensation	—	—	2,103	—	—	—	2,103
Contribution of proceeds from exercises of options to purchase common stock	—	—	25	—	—	—	25
Non-cash capital contribution	—	—	22,458	—	—	—	22,458
Dividends paid	—	—	(13,004)	—			(13,004)
Distribution to noncontrolling interests	—	—	—	—	—	(3,545)	(3,545)
Contribution from noncontrolling interests	—	—	—	—	—	576	576
Net loss	—	—	—	—	(370,490)	3,324	(367,166)

Balance at December 31, 2008	100	$1	$560,768	$—	$(365,354)	$13,572	$208,987

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(409,210)	$(31,354)	$28,546	$(367,166)	$10,805	$44,413
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	112,286	98,151	90,628	109,901	96,115	89,896
Deferred income taxes	(10,728)	(11,689)	4,422	1,494	992	4,422
Non-cash compensation	2,103	753	2,149	2,103	753	2,149
(Gain)/Loss on sale of assets	(2,213)	151	(196)	(2,213)	151	(196)
Loss on early extinguishment of debt, net	—	12,917	—	—	—	—
Impairment and restructuring charges	384,929	15,126	—	384,929	15,126	—
Equity earnings in joint venture	(1,929)	(1,576)	—	(1,929)	(1,576)	—
Loss on interest rate swap	22,372	11,885	—	—	—	—
Non-cash interest under PIK option	29,768	13,154	—	—	—	—
(Increase) Decrease in:
Accounts and other receivables	49,218	7,589	(42,073)	49,218	7,589	(42,073)
Prepaid expenses and other current assets	2,087	(4,906)	1,235	2,086	(4,553)	1,235
Inventories	(47,428)	(4,441)	(30,178)	(47,428)	(4,441)	(30,178)
Other assets	79	(5,650)	3,206	79	(5,387)	3,206
Increase (Decrease) in:
Accounts payable	31,059	47,427	(39,882)	31,885	46,813	(39,717)
Due from/to affiliates	(38,102)	17,655	14,713	(32,054)	29,519	13,949
Income taxes receivable/payable	(1,758)	(3,670)	(5,565)	3,562	(3,033)	3,021
Other accrued liabilities	5,966	3,155	(6,488)	7,020	9,157	(6,488)

Net cash provided by operating activities	128,499	164,677	20,517	141,487	198,030	43,639
Cash flows from investing activities:
Acquisition of property and equipment	(88,743)	(90,850)	(82,571)	(88,743)	(90,850)	(82,571)
Net payments in affiliation transactions	(52,467)	(134)	(3,630)	(52,467)	(134)	(3,630)
Net proceeds from sale of assets	5,347	750	9,261	5,347	750	9,261
Acquisition of business, net of cash acquired	—	—	(31,378)	—	—	(31,378)
Investments in unconsolidated subsidiaries	—	—	(2,450)	—	—	(2,450)
Distributions from unconsolidated subsidiaries	2,116	254	—	2,116	254	—
Investment in joint venture	(3,257)	(4,745)	—	(3,257)	(4,745)	—
Proceeds from contract separations	—	1,555	—	—	1,555	—

Net cash used in investing activities	(137,004)	(93,170)	(110,768)	(137,004)	(93,170)	(110,768)

(Continued on following page)

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS—continued

(in thousands)

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Cash flows from financing activities:
Proceeds from Term Loan	—	—	100,000	—	—	100,000
Proceeds from Senior Floating Rate Notes	—	413,232	—	—	—	—
Proceeds from other indebtedness	4,000	1,323	4,522	4,000	1,323	4,522
Repayment of Term Loan	(34,937)	(7,487)	(1,000)	(34,937)	(7,487)	(1,000)
Repayment of advance from parent	—	—	—	—	(150,000)	—
Repayment of Senior Subordinated Notes	—	(256,766)	—	—	—	—
Repayment of other indebtedness	(2,235)	(136)	(5,047)	(2,235)	(136)	(5,047)
Debt financing costs	(159)	(1,575)	(714)	(143)	(1,554)	(714)
Net distributions to parent	—	—	—	(13,004)	(75,501)	(23,713)
Distributions to noncontrolling interests	(3,545)	(4,550)	(2,324)	(3,545)	(4,550)	(2,324)
Contributions from noncontrolling interests	576	—	1,015	576	—	1,015
Issuance of stock, net of offering costs	—	—	149,391	—	—	—
Advance from parent	—	—	—	—	—	150,000
Payment of dividends on preferred stock	—	(25,000)	—	—	—	—
Payment of dividends on common stock	—	(323,580)	—	—	—	—
Proceeds from exercise of stock options	25	521	338	—	—	—
Contributions of proceeds from exercise of stock options	—	—	—	25	535	319

Net cash provided by (used in) financing activities	(36,275)	(204,018)	246,181	(49,263)	(237,370)	223,058
Increase (decrease) in cash and cash equivalents	(44,780)	(132,511)	155,930	(44,780)	(132,510)	155,929
Cash and cash equivalents:
Beginning of year	149,257	281,768	125,838	149,256	281,766	125,837

End of year	$104,477	$149,257	$281,768	$104,476	$149,256	$281,766

Interest paid	$93,932	$129,493	$114,740	$85,784	$92,822	$90,250
Taxes paid (refunded)	(4,412)	3,053	20,029	(4,412)	3,053	20,029
Non-cash investing and financing transactions:
Notes issued in affiliation transactions	34,328	650	—	34,328	650	—
Notes issued for interest paid-in-kind	31,751	—	—	—	—	—
Accretion of dividends on preferred stock	24,345	23,058	20,104	—	—	—
Issuance of common stock in affiliation transactions	—	—	321	—	—	321
Non-cash capital contribution	—	—	—	22,458	—	—

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF THE BUSINESS

The Company was formed in March, 2004, when a wholly owned subsidiary of US Oncology Holdings, Inc. (“Holdings”) agreed to merge with and into US Oncology, with US Oncology continuing as the surviving corporation and a wholly owned subsidiary of Holdings (the “Merger”). On August 20, 2004, the Merger, valued at approximately $1.6 billion, was consummated. Currently, Holdings’ principal asset is 100% of the shares of common stock of US Oncology, Inc. (“US Oncology”). Holdings conducts all of its business through US Oncology and its subsidiaries which provide services to a network of affiliated practices, made up of 1,211 affiliated physicians in 456 locations, with the mission of expanding access to and improving the quality of cancer care in local communities. The services the Company offers include:

•

Medical Oncology Services. Under its comprehensive service arrangements, the Company acts as the exclusive manager and administrator for non-medical business functions connected with its affiliated practices. As such, the Company is responsible for billing and collecting for medical oncology services, physician recruiting, data management, accounting, information systems and capital allocation to facilitate growth in practice operations. The Company also purchases and manages specialty oncology pharmaceuticals for its affiliated practices (part of the $2 billion of pharmaceuticals mentioned below).

•

Cancer Center Services. For practices affiliated under comprehensive service arrangements, the Company develops and manages community-based cancer centers, that integrate all aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to chemotherapy and radiation therapy. The Company operates 94 community-based radiation facilities, including 80 integrated cancer centers that include medical oncology and radiation oncology operations, and 14 radiation-only facilities. The Company also has installed and manages 37 Positron Emission Tomography (“PET”) systems including 26 Positron Emission Tomography/Computerized Tomography (“PET/CT”) systems. Additionally, the Company operates 62 CT systems and also provides the comprehensive management and financial services described above in connection with the cancer centers.

•

Pharmaceutical Services. The Company contracts with practices solely for the purchase and management of specialty oncology pharmaceuticals under the oncology pharmaceutical services (“OPS”) model, which does not encompass all of the Company’s other practice management services. During 2008, the Company was responsible for purchasing, delivering and managing over $2 billion of pharmaceuticals through a network of 45 licensed pharmacies, 154 pharmacists and 337 pharmacy technicians. OPS revenues are included in the pharmaceutical services segment. In addition to providing services to affiliated physicians, in this segment the Company capitalizes on the network’s size and scope by providing services to pharmaceutical manufacturers and payers, to improve the delivery of cancer care in America.

•

Research/Other Services. The Company facilitates a broad range of cancer research and drug development activities through its network. It contracts with pharmaceutical and biotechnology companies to provide a comprehensive range of services relating to clinical trials. During 2008, the Company supervised 74 clinical trials, supported by a network of 657 participating physicians in 234 research locations and enrolled 3,447 new patients in research studies.

The Company provides these services through two business models. Under the comprehensive services model known as Comprehensive Service Agreements (“CSA”), the Company owns or leases all of the real and personal property used by its affiliated practices. In addition, the Company generally manages the non-medical business operations of its affiliated practices and facilitates communication with its affiliated physicians. Each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and the Company. The responsibilities of each board include strategic planning, decision-making and

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preparation of an annual budget for that practice. While both the Company and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. The Company is responsible for non-medical decisions, including facilities management and information systems management.

Under most comprehensive service agreements, the Company is compensated under the earnings model. Under that model, the Company accounts for all expenses that it incurs in connection with managing a practice, including rent, pharmaceutical expenses, salaries and benefits of non-physician employees of the practices, and is paid a management fee based on a percentage of the practice’s earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2008, 80.9% of revenue was derived from comprehensive service agreements related to practices managed under the earnings model. The Company’s other comprehensive service agreements are on a fixed management fee basis, as required in some states.

The Company’s services are increasingly being offered through targeted arrangements where a subset of the services offered through its comprehensive management agreements are provided separately to oncologists on a fee-for-service basis. Targeted physician services represented 15.8% of revenue during the year ended December 31, 2008 which was primarily fees for payment for pharmaceuticals and supplies used by the practice and reimbursement for certain pharmacy-related expenses under the oncology pharmaceutical services (“OPS”) model. A smaller portion of revenue from targeted arrangements was payment for billing, collection and reimbursement support service and payment for the other services we provide. Rates for services typically are based on the level of services desired by the practice.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated. The Company has determined that none of its existing service agreements meet the requirements for consolidation under accounting principles generally accepted in the United States of America. Specifically, the Company does not have an equity ownership interest in any of the practices managed under any service agreement. Furthermore, the Company’s service agreements specifically do not give the Company “control” as described in EITF No. 97-2, “Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements” which would be required for the Company to consolidate the managed practices based upon such service agreements. As discussed below related to consolidated subsidiaries that are less than 100% owned, we have adopted the provisions of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” effective January 1, 2009. The presentation of the noncontrolling interests in the financial statements for all periods in this Form 8-K have been revised in accordance with this pronouncement.

Reclassifications

Certain previously reported financial information has been reclassified to conform to the current presentation. Such reclassifications did not materially affect the Company’s financial condition, net income or cash flows. In the December 31, 2007 balances, $22.9 million was reclassified from Other Receivables to Accounts Receivable on the Company’s consolidated balance sheet related to amounts due from manufacturers and sponsors for research studies.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities.

Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates. Among the factors that may be considered by management in these processes include: choosing a particular accounting principle from a range of accounting principles permitted by GAAP, expected rates of business and operational change, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in the selection of estimates which could be viewed as conservative or aggressive—based upon the quantity, quality and risks relating to the estimate, possible variability that might be expected in the actual outcome and the factors considered in developing the estimate. Because of inherent uncertainties in this process, actual future amounts will differ from those estimated amounts used in the preparation of the financial statements.

Revenues

The Company derives revenue primarily in four areas:

•

GPO, data and other pharmaceutical service revenues. The Company receives fees from pharmaceutical companies for acting as a distributor, as a group purchasing organization (“GPO”) for its affiliated practices, and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data the Company collects, compiles and analyzes, as well as fees for other services provided to pharmaceutical companies, including reimbursement support.

•

Clinical research revenues. The Company receives fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

•

Oncology pharmaceutical service revenues. Under the Company’s OPS agreements, the Company bills practices for services rendered. These revenues include payment for the pharmaceutical agents used by the practice for which the Company must pay the pharmaceutical manufacturers and a service fee for the pharmacy-related services provided by the Company.

•

Comprehensive service revenues. Under the comprehensive services agreement (“CSA”) model, the Company recognizes revenues equal to the reimbursement it receives for all expenses it incurs in connection with managing a practice plus an additional management fee based upon a percentage of the practice’s earnings before income taxes, subject to certain adjustments.

GPO, data and other service revenues

The Company receives group purchasing organization (“GPO”) fees for providing services to pharmaceutical manufacturers and other suppliers. The Company recognizes revenue for GPO fees as it performs the services. GPO fees are distinct from discounts and rebates in that they are not passed back to affiliated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

practices and are paid to the Company for identifiable services provided to the drug supplier rather than in respect of drug purchases. The Company also provides suppliers with, among other things, data relating to, and analysis of, pharmaceutical use by affiliated practices, access to electronic order entry software from its pharmacy locations and physician practice sites, contract management services and other informational services.

Clinical research revenues

Research revenue is derived from services provided to pharmaceutical companies and other trial sponsors and includes the initial activity to begin the research trial, patient enrollment and completion of the treatment cycle. Revenue is recognized as the Company performs its obligations related to such research. On occasion, the Company receives an upfront fee for administrative services necessary to perform the research trial. These amounts are deferred and recognized over the duration of the trial as services are rendered.

Oncology pharmaceutical services revenues

Under its OPS arrangements, the Company recognizes revenue as drugs are accepted by the affiliated practices. The Company recognizes revenue based upon the cost of pharmaceuticals purchased by the affiliated practice plus a fee for pharmaceutical services. Such amounts are recorded as product revenues and the related costs are included as cost of products. The Company recognizes revenue for admixture services as those services are performed.

Comprehensive service revenues

For both product and service revenues under the CSA model, the Company recognizes revenue when the fees are earned and are deemed realizable based upon the contractual amount of such fees. Product revenues are recognized as drugs are dispensed by affiliated physician practices. Service fee revenues are recognized when the fees are deemed determinable and realizable, which is typically at the time these services are provided. Revenue is based upon established or negotiated rates, net of contractual adjustments, allowances for doubtful accounts and amounts to be retained by affiliated practices.

On a monthly basis, under the CSA model, fees are paid to the Company and adjustments are made to its fees to reconcile prior estimates to actual amounts. Adjustments are recognized as increases or reductions in revenue in the period they become known. Such reconciliation would also occur upon termination of a contract. Historically, the effect of these adjustments has not been material.

Under the CSA model, the revenue recognized includes specific reimbursements related to practice operations and an additional fee based upon practice performance. In recognizing revenue, the Company takes into consideration the priority of payments relating to amounts retained by practices. The Company does not recognize revenue to the extent funds are unavailable to pay such fees as a result of such priority of payments.

Approximately 80.9% of the Company’s 2008 revenue was derived from practices under earnings model service agreements. Under this model, the Company receives a service fee that includes an amount equal to the direct expenses associated with operating the practice plus an amount that is calculated based on the service agreement for each of the practices. The direct expenses include rent, depreciation, amortization, provision for uncollectible accounts, pharmaceutical expenses, medical supply expenses, interest, and salaries and benefits of non-physician employees who support the practices. The direct expenses do not include salaries and benefits of physicians. The non-expense reimbursement related portion of the service fee is a percentage, ranging from approximately 15% to 30%, of the earnings before income taxes of the affiliated practice subject to certain adjustments relating to practice efficiency in the deployment of capital and use of its pharmaceuticals distribution function. The earnings of an affiliated practice are determined by subtracting direct expenses from revenues.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A portion of the Company’s revenue under its comprehensive service arrangements and its revenue with OPS affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. The Company’s remaining revenues under its comprehensive service arrangements and its revenues from GPO fees, data fees and research fees are reported as service revenues. Physician practices that enter into comprehensive service agreements with the Company receive pharmaceutical products and a broad range of services. These products and services represent multiple deliverables rendered under a single contract, with a single fee. The Company has analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component. For revenue recognition purposes, the product revenues and service revenues have each been accounted for separately under the guidance in EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

In a minority of the Company’s comprehensive services arrangements, if the affiliated practice were to incur losses prior to the payment of any physician compensation during a quarter, the Company would be required to bear a portion of those losses up to the amount of the performance-based portion of the fee recognized in previous quarters during the year. This reduction would be reported as a reduction in fees from that practice in the quarter during which such losses were incurred. Historically, such reductions have not been material.

Product Revenues

Product revenues consist of sales of pharmaceuticals to practices in connection with the CSA and OPS models. Under all of its arrangements with affiliated practices, the Company furnishes the practice with pharmaceuticals and supplies. In certain cases, the Company takes legal title to the pharmaceuticals and resells them to practices. In other cases, title to the pharmaceuticals passes directly from the supplier to the practices under arrangements negotiated and managed by the Company pursuant to its service agreements with practices. The Company has analyzed its contracts with physician practices and suppliers of pharmaceutical products purchased pursuant to its arrangements with affiliated practices and determined that, in all cases, it acts as a principal within the meaning of EITF Issue No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent.” For this reason, the Company recognizes the gross amounts from pharmaceuticals as revenue because the Company (i) has separate contractual relationships with affiliated practices and with suppliers of pharmaceutical products under which it is the primary obligor, and has discretion to select those suppliers (ii) is physically responsible for managing, ordering and processing the pharmaceuticals until they are used by affiliated practices, (iii) bears the carrying cost and maintains the equipment, staff and facilities used to manage the inventory of pharmaceuticals, (iv) manages the overall pharmaceutical program, including management of admixture and implementation of programs to minimize waste, enhance charge capture, and otherwise increase the efficiency of the operations of affiliated practices, and (v) bears credit risk for the amounts due from affiliated practices.

Because the Company acts as principal, revenues are recognized as the cost of the pharmaceutical product (which is reimbursed to the Company pursuant to all of its contractual arrangements with physician practices) plus an additional amount. Under the OPS model, this additional amount is the actual amount charged to practices as such services are directly related to and not separable from the delivery of the products. Under the CSA model, the contracts do not provide for a separate fee for supplying pharmaceuticals other than reimbursement of the cost of pharmaceuticals. Accordingly, the additional amount included in product revenue reflects the Company’s estimate of the portion of its service fee that represents fair value of product sales. The portion of the service fee allocated to product revenue is based upon the terms upon which the Company offers pharmaceuticals under its OPS model. The Company provides the same services related to delivery and management of pharmaceutical products under its comprehensive service agreements as under its OPS model agreements. Accordingly, the Company believes this allocation is appropriate. Discounts and rebates are deducted from product revenues and costs.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Service Revenues

Under the Company’s CSA model, service fees are recognized and paid on a monthly basis pursuant to contractual terms. The Company’s fees are calculated based upon (i) reimbursement of costs incurred by the Company on the affiliated practice’s behalf in accordance with the contract terms plus (ii) an additional amount based on performance of the practice that is generally a percentage of earnings before income taxes and physician compensation of the practice for the month. Certain expenses and other allowances included in the calculation of fees are based upon estimates made by the Company. The Company may make certain changes in these estimates in subsequent periods to reflect subsequent events or circumstances. Historically, these changes in estimates have not been material. Upon termination of an agreement, fees recognized through the date of termination would not be refundable by the Company, other than as a result of such insignificant adjustments as of the date of termination.

Concentration of Revenue

Changes in payer reimbursement rates, particularly Medicare and Medicaid, or in affiliated practices’ payer mix could materially and adversely affect the Company’s revenues. Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the years ended December 31, 2008, 2007 and 2006, the affiliated practices derived approximately 38.2%, 37.8%, and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 5.5%, 3.8%, and 3.0%, respectively, relates to Medicare managed care programs) and approximately 3.3%, 3.0%, and 3.1%, respectively of their net patient revenue from services provided under state Medicaid programs. During the years ended December 31, 2008, 2007 and 2006, capitation revenues were less than 1% of total net patient revenue. The Company has one additional commercial payer that represented more than 10% of net revenues in 2006. That payer represented 11% of net revenues in 2006, and less than 10% in 2008 and 2007.

On July 30, 2007, CMS issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which led to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. Because the NCD relates to specific clinical determinations in connection with administration of ESAs and the Company does not make clinical decisions for affiliated physicians, analysis of the financial impact of the NCD is a complex process and continues to be closely monitored. The NCD has resulted in a significant decline in the use of ESAs by oncologists, including those affiliated with the Company. A significant decline in ESA usage has had a significant adverse affect on the Company’s results of operations, and, particularly, its Medical Oncology Services and Pharmaceutical Services segments.

In addition, the Oncology Drug Advisory Committee of the FDA (“ODAC”) met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings, on July 30, 2008, FDA published a final new label for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement, rather than prescribing, for Medicare beneficiaries only, the label indication directs appropriate physician prescribing and applies to all patients and payers.

FDA also mandated that a Risk Evaluation and Mitigation Strategy (“REMS”) with respect to ESAs be adopted. A REMS proposal by manufacturers was filed with the FDA in late August, 2008. The REMS will focus on future ESA prescribing and is projected to require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for the manufacturers to implement the new program is uncertain, however we believe it may be released during the first quarter of 2009. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients. It is not possible to estimate

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the impact of the REMS on the financial results of the Company as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization.

Operating income attributable to ESAs administered by our network of affiliated physicians was $32.1 million, $58.0 million and $49.2 million in 2008, 2007 and 2006, respectively. The operating income reflects results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers. As the NCD was effective July 30, 2007, the impact of reduced ESA utilization was not fully reflected in the results for the last half of 2007. In addition, there was a net increase in ESA pricing, the impact of which is included in the 2008 financial results.

The Company’s only service agreement that represents more than 10% of revenue is with Texas Oncology, P.A. (“Texas Oncology”). Texas Oncology accounted for approximately 25% of revenue for the years ended December 31, 2008, 2007 and 2006. Set forth below is selected, unaudited financial and statistical information for Texas Oncology (in thousands):

	Year ended December 31,
	2008	2007	2006
Net revenue	$1,021,430	$977,959	$924,131
Service fees paid to the Company:
Reimbursement of expenses	744,951	715,521	666,049
Earnings component	33,446	63,646	64,062

Net operating revenue	778,397	779,167	730,111

Amounts retained by Texas Oncology	$243,033	$198,792	$194,020

Physicians associated with Texas Oncology at end of period	299	277	257
Cancer centers utilized by Texas Oncology at end of period	37	38	38

The Company’s operating margin for the Texas Oncology service agreement was 5.2%, 8.2%, and 8.8% for the years ended December 31, 2008, 2007 and 2006. Operating margin is computed by dividing the earnings component of the service fee by the total service fee.

Cost of Products

Cost of products includes the cost of pharmaceuticals, personnel costs for pharmacy staff, shipping and handling fees and other related costs. Cost of products is net of rebates earned from pharmaceutical manufacturers and cash discounts, if any. Rebates receivable from pharmaceutical manufacturers are accrued in the period earned by multiplying rebate eligible drug purchases of affiliated practices by the estimated contractually agreed manufacturer rebate amount. Rebate estimates are revised to actual, with the difference recorded to cost of products, upon billing to the manufacturer, generally within 30 days subsequent to the end of the applicable quarter, based upon usage data. The effect of adjustments to estimates, resulting from the reconciliation of rebates recorded to actual amounts billed has not historically been material to the Company’s results of operations. Cash discounts for prompt payments to manufacturers are recognized as a reduction to cost of products when payment for the related pharmaceutical purchases are made. The cost of pharmaceutical drugs in inventory is reduced for estimated rebates.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cost of Services

Cost of services consists principally of personnel costs, lease costs or depreciation for real estate and equipment used in providing the service and other operating costs.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2008 includes a $1.4 million gain on the sale of an investment in a tissue banking company and $0.8 million gain on the sale of undeveloped property.

Cash and Cash equivalents

The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

Accounts receivable

Reimbursements relating to healthcare accounts receivable, particularly governmental receivables, are complex, change frequently and could in the future adversely impact the Company’s ability to collect accounts receivable and the accuracy of its estimates.

To the extent the Company is legally permitted to do so, the Company purchases accounts receivable generated by treating patients from its CSA practices. The Company purchases these receivables at their estimated net realizable value, which in management’s judgment is the amount that it expects to collect, taking into account contractual agreements that reduce gross fees billed and allowances for accounts that may otherwise be uncollectible. For accounts receivable that the Company is not legally permitted to purchase (generally receivables from government payers), the Company lends an amount equal to the net realizable value of such receivables to the practice, secured by the applicable receivable and payable from proceeds of collecting such receivables. Whether receivables are purchased or funds are advanced in the form of a loan, such amounts appear on the balance sheet as accounts receivable. If the Company determines that accounts are uncollectible after purchasing them from a practice, its contracts require the practice to reimburse the Company for the additional uncollectible amount. Such reimbursement reduces the practice’s earnings for the applicable period. Because the Company’s management fees are partly based upon practice earnings, this adjustment would also reduce its service fees. Typically, the impact of adjustments such as these on the Company’s fees is not significant.

The Company maintains decentralized billing systems, which vary by individual practice. The Company evaluates the realizability of receivables and records appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than the Company’s estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers.

The Company’s accounts receivable are a function of net patient revenue of the affiliated practices rather than the Company’s revenue. Receivables from the Medicare and state Medicaid programs accounted for approximately 45.6% and 43.7% of the Company’s gross trade receivables for the year ended December 31, 2008 and 2007, respectively, and are considered to have minimal credit risk. No other payer accounted for more than 10.0% of accounts receivable for the years ended December 31, 2008 or 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts receivable also include amounts due from practices affiliated under the OPS model which relate primarily to their purchases of pharmaceuticals. Unlike practices affiliated through the CSA model, the Company does not maintain billing and collection systems for practices affiliated under the OPS model and its collection of receivables from OPS customers is subject to their willingness and ability to pay for products and services delivered by the Company. Payment terms for OPS customers vary, ranging from daily debit to 45 days from the date products and services are delivered. Where appropriate, the Company seeks to obtain personal guarantees from affiliated physicians to support the collectability of these receivables. The Company provides an allowance for uncollectible amounts based upon both an estimate for specifically-identified doubtful accounts and an estimate based on an evaluation of the aging of receivable balances.

Other receivables

Other receivables consist of amounts due from pharmaceutical manufacturers and other miscellaneous receivables. Rebates are accrued based upon internally monitored usage data and expectations of usage during the measurement period for which rebates are accrued. Rebate estimates accrued prior to invoicing manufacturers (which generally occurs 10-30 days after the end of the measurement period) are revised to reflect actual usage data for the measurement period invoiced. For certain agreements, the Company records market share rebates at the time it invoices the manufacturer, as information necessary to reliably assess whether such amounts will be earned is not available until that time. Billings are subject to review, and possible adjustment, by the manufacturer. Adjustments to estimates of rebates earned, based on manufacturers’ review of the billings, have not been material to the Company’s financial position or results of operations.

At December 31, 2007, other receivables include amounts due from one manufacturer that represent nearly 90%, or $86.5 million, of the Company’s other receivables. Effective October 7, 2008, this manufacturer converted a substantial portion of rebates to discounts which impact cash flow upon invoicing from the manufacturer. At December 31, 2008, this manufacturer balance decreased by $74.6 million, from December 31, 2007, as a result.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of prepaid expenses, such as insurance, and certain other assets expected to be realized within one year.

Inventories

Inventories consist of pharmaceutical drugs and are stated at the lower of cost, using the average cost method, or market. Inventory quantities are determined from physical counts.

Due from and to affiliates

The Company has advanced to certain of its practices amounts needed for working capital purposes, primarily to purchase pharmaceuticals. In addition, from time to time the Company advances funds to assist with the development of new markets, to support the addition of physicians, and support the development of new services. Depending on the terms of specific transactions, certain advances bear interest at a market rate which may be based on either the prime interest rate or at the Company’s average cost of capital. These advances are unsecured and are repaid in accordance with the terms of the agreement evidencing the advance.
Amounts due from affiliates are reviewed when events or changes in circumstances indicate their recorded amount may not be recoverable. If the review indicates that the anticipated recoverable amount is less than the carrying value, the Company’s carrying value of the asset is reduced accordingly.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts due to affiliates represent amounts to be retained by affiliated practices under comprehensive service agreements.

Property and equipment

Property and equipment is stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of (i) three to ten years for computers and software, clinical equipment, and furniture and fixtures, (ii) the lesser of ten years or the remaining lease term for leasehold improvements and (iii) twenty-five years for buildings. These lives reflect management’s best estimate of the respective assets’ useful lives, and subsequent changes in operating plans or technology could result in future impairment charges to these assets. Interest costs incurred during the construction of major capital additions, primarily cancer centers, are capitalized.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the capitalized cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statements of Operations and Comprehensive Income.

Service agreements, net

Service agreements represent the consideration paid for the Company’s rights to manage practices. Consideration paid may include the assumption of certain liabilities, the estimated value of nonforfeitable commitments by the Company to issue common stock at specified future dates for no additional consideration, short-term and subordinated notes, cash payments and related transaction costs.

During the initial terms of the agreements, the affiliated practices have agreed to provide medical services on an exclusive basis only through facilities managed by the Company. The agreements are noncancelable except for performance defaults. The Company amortizes these costs on a straight-line basis over the lesser of the term of each agreement or 20 years. Should these agreements be terminated prior to their full amortization, the Company may experience a charge to its operating results for the unamortized portion of the service agreement intangible assets. Under the service agreements, the Company is the exclusive provider of certain services to its affiliated practices which include providing facilities, management information systems, clinical research services, personnel management and strategic, financial and administrative services. Specifically, the Company, among other things, (i) develops, constructs and manages free-standing cancer centers which provide for treatment areas and equipment for medical oncology, radiation therapy and diagnostic radiology, (ii) expands diagnostic capabilities of practices through installation and management of PET technology, (iii) coordinates and manages cancer drug research for pharmaceutical and biotechnology companies, (iv) purchases and manages the inventory of cancer-related drugs for affiliated practices, and (v) provides management and capital resources to affiliated practices including data management, accounting, compliance and other administrative services.

Each service agreement provides for the formation of a policy board for each practice. The policy board meets periodically, approves those items having a significant impact on the affiliated practice and develops the practice’s strategic initiatives. Two significant items reviewed and approved by the policy board are the annual budget for the practice and the addition of facilities, services or physicians. Each service agreement provides a mechanism to adjust the Company’s service fee, if a change in law modifies the underlying financial arrangement between the Company and the affiliated practice.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Property and Equipment and Service Agreements, net

Property and equipment that is intended to be held and used by the Company and service agreement intangible assets are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis and, if necessary, recognizes a loss for the difference between the carrying amount and the fair value of the asset. Impairment analysis is subjective and assumptions regarding future growth rates and operating expense levels can have a significant impact on the expected future cash flows and impairment analysis (see Note 6).

Goodwill

The Company tests for the impairment of goodwill on at least an annual basis. The Company’s goodwill impairment test involves a comparison of the fair value of each operating segment with its carrying amount. The Company considers its operating segments to which goodwill has been allocated, Medical Oncology Services, Cancer Center Services and Pharmaceutical Services, to be the reporting units subject to impairment review. With the assistance of a third party valuation firm, fair value is estimated using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. If the fair value is less than the carrying value, goodwill is considered impaired (see Note 5).

Other assets

Other assets consist primarily of deferred debt financing costs, which are capitalized and amortized over the terms of the related debt agreements, investments in unconsolidated subsidiaries, an intangible asset relating to customer relationships, acquired as part of the AccessMed purchase in 2006, and a receivable from a former affiliated practice (see Notes 5 and 10).

Income taxes

US Oncology, Inc. and subsidiaries are included in the consolidated tax return of its parent, US Oncology Holdings, Inc., and accounts for income taxes based on the “separate return” method. This method provides that current and deferred taxes are accounted for as if US Oncology were a separate taxpayer. Any differences between the tax provision (or benefit) allocated to US Oncology under the separate return method and payments to be made to (or received from) Holdings for tax expense is treated as either dividends or capital contributions. As such, the amount by which US Oncology’s tax liability as stated under the separate return method exceeds the amount of tax liability ultimately settled due to utilizing incremental expenses of the parent, is periodically settled as a capital contribution from Holdings to US Oncology.

The Company reports its consolidated results of operations for federal and state income tax purposes. For operations subject to income taxes, the Company uses the liability method of accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when such differences reverse. Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized (see Note 9—Income Taxes).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-based compensation

For all awards issued after January 1, 2006, compensation expense is recognized in the Company’s financial statements over the requisite service period, usually the vesting period, net of estimated forfeitures, based on the fair value as of the grant date. No compensation expense is recognized for options awarded prior to January 1, 2006, unless these awards are subsequently modified. The Company applies the Black-Scholes method to value option awards granted. Because the Company does not have publicly-traded equity, it has developed a volatility assumption to be used for option valuation based upon an index of publicly-traded peer companies.

Fair value of financial instruments

The Company’s receivables, payables, prepaids and accrued liabilities are current assets and obligations on normal terms and, accordingly, the recorded values are believed by management to approximate fair value. The fair value of indebtedness differs from its carrying value based on current market interest rate conditions as evidenced by market transactions (see Note 7). In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company has partially applied, as permitted, the provisions of the statement to its disclosures related to assets and liabilities which are measured at fair value on a recurring basis (at least annually). As a result, SFAS No. 157 currently applies only to the Company’s interest rate swap liability (see Note 4).

Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and all other non-owner changes in stockholders’ equity during a period including unrealized fair value adjustments on certain derivative instruments. For the years ended December 31, 2008, 2007 and 2006, the Company had recorded other comprehensive income, net of tax, for unrealized gains (losses) related to interest rate swaps designated as cash flow hedges, totaling $1.5 million, $(2.5) million and $39 thousand, respectively.

Recent Accounting Pronouncements

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Statement does not require new fair value measurements, however for some entities, the application of this Statement changed current practice. In developing this standard, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. Effective January 1, 2008, the Company partially adopted SFAS No. 157 as allowed by the FASB issued Staff Position No. 157-2 (“FSP 157-2”), which defers the effective date of SFAS No. 157 for one year for certain non-financial assets and liabilities. Due to the Company’s election under FSP 157-2, the Company has applied the provisions of the statement to financial assets and liabilities which are measured at fair value on a recurring basis (at least annually), which for the Company is limited to its interest rate swap. Partial adoption of the standard did not have a material impact on the Company’s consolidated results of operations or financial condition (see Note 4). The provisions of SFAS No. 157 related to other non-financial assets and liabilities, specifically the Company’s management service agreements and goodwill assets and its fixed-rate long-term liabilities, was effective for the Company on January 1, 2009, and will be applied prospectively. The Company is currently evaluating the impact that these additional SFAS 157 provisions will have on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS No. 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 was effective beginning January 1, 2008. The Company did not apply the fair value election under SFAS No. 159 and, therefore, the statement did not have an impact on the Company’s consolidated financial statements.

In June, 2007, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force Issue (“EITF”) No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 requires companies to recognize a realized income tax benefit associated with dividends or dividend equivalents paid on nonvested equity-classified employee share-based payment awards that are charged to retained earnings as an increase to additional paid-in capital. EITF 06-11 was effective beginning January 1, 2008 and was adopted prospectively by the Company as of January 1, 2008 with no material impact on the Company’s consolidated financial statements.

In December, 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in an acquiree and the resulting goodwill. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for annual reporting periods beginning after December 15, 2008. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company expects SFAS 141R will have an impact on the Company’s accounting for future business combinations once adopted, however the effect is dependent upon acquisitions which may occur in the future.

In December, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of non-controlling interests (NCIs) in partially-owned subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, rather than a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially-owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for annual reporting periods beginning after December 15, 2008. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in the Company’s consolidated financial statements contained herein.

In March, 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. SFAS 161 is effective for the Company on January 1, 2009. The Company is currently in the process of evaluating the new disclosure requirements under SFAS 161 and does not expect it to have a material impact to the Company’s consolidated financial statements.

In April, 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. FSP 142-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. These disclosure requirements will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company is in the process of evaluating the impact of FSP 142-3 particularly as it relates to any future service agreements (see Note 5 regarding intangible assets currently held by the Company). The adoption of FSP 142-3 is not expected to have a material impact on the Company’s consolidated financial statements.

In May, 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. Any effect of applying the provisions of SFAS 162 is to be reported as a change in accounting principle in accordance with FASB Statement No. 154, Accounting Changes and Error Corrections. SFAS 162 was effective November 15, 2008, and was adopted without impact on the Company’s consolidated financial statements.

In October, 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). This FSP clarifies the application of SFAS 157 in determining the fair values of assets or liabilities in a market that is not active. This staff position became effective upon issuance, including prior periods for which financial statements have not been issued. The Company has adopted this FSP without material impact to the consolidated financial statements.

NOTE 3—PROPERTY AND EQUIPMENT

As of December 31, 2008 and 2007, the Company’s property and equipment consisted of the following (in thousands):

	December 31,
	2008	2007
Land	$38,084	$39,028
Buildings and leasehold improvements	234,102	223,649
Clinical equipment and furniture	386,803	322,168
Construction in progress	50,155	38,665

	709,144	623,510
Less accumulated depreciation and amortization	(298,896)	(223,889)

	$410,248	$399,621

Amounts recorded as construction in progress at December 31, 2008 and 2007 primarily relate to construction costs incurred in the development of cancer centers for the Company’s affiliated practices. Interest costs incurred during the construction of major capital additions, primarily cancer centers, is capitalized. Capitalized interest for the years ended December 31, 2008, 2007 and 2006 was $1.1 million, $1.0 million, and $0.9 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $81.8 million, $74.1 million, and $68.5 million, respectively.

NOTE 4—FAIR VALUE MEASUREMENTS

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Effective January 1, 2008, the Company partially adopted SFAS No. 157 as allowed by the FASB-issued Staff Position No. 157-2 (“FSP 157-2”), which defers the effective date of SFAS No. 157 for one year for certain non-financial assets and liabilities. Due to the Company’s election under FSP 157-2, the Company has applied the provisions of the statement to its disclosures related to financial assets and liabilities which are measured at fair value on a recurring basis (at least annually). As a result, SFAS No. 157 currently applies only to the Company’s interest rate swap liability.

SFAS No. 157 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting our assumptions about pricing by market participants. The Company classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs.

Liabilities consist of the Company’s interest rate swap, only, which is valued using models based on readily observable market parameters for all substantial terms of the derivative contract and, therefore, is classified as Level 2. Under the interest rate swap the Company pays a fixed rate of 4.97% and receives a floating rate based on the six-month LIBOR on a notional amount of $425.0 million. The floating rate is set at the start of each semi-annual interest period with the final interest settlement date on March 15, 2012. The fair value of the interest rate swap is estimated based upon the expected future cash settlements, as reported by the counterparty, using observable market information. The most significant factors in estimating the value of the interest rate swap is the assumption made regarding the future interest rates that will be used to establish the variable rate payments to be received by the Company and the discount rate used to determine the present value of those estimated future payments. The Company considers both counterparty credit risk and its own credit risk when estimating the fair market value of the interest rate swap. Because of negative differential between the current (and projected) LIBOR rate and the fixed interest rate paid by the Company, as well as the counterparty’s credit rating, counterparty credit risk is assessed to be minimal and did not impact the fair value of the interest rate swap. The Company also assesses its own credit risk in the valuation of its obligation under the interest rate swap using Company-specific market information. The most significant market information considered was the credit spread between the Holdings Notes, an instrument with a similar credit profile and term as the interest rate swap, and the like term treasury spread (as an estimate of a risk free rate). As a result of evaluating the Company’s nonperformance risk, the estimated fair value of the interest rate swap was reduced by $10.8 million during the year ended December 31, 2008. An increase in future LIBOR rates of 1.00 percent would increase (in the Company’s favor) the fair value of the of the interest rate swap by $8.8 million and a decrease in future interest rates of 1.00 percent would negatively impact its fair value by the same amount. Because a portion of the Company’s indebtedness, approximately $468.4 million, remains exposed to changes in variable interest rates, movements that favorably impact the fair market value of the interest rate swap will increase the interest expense associated with our indebtedness that remains subject to variable interest rate risk.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in thousands).

	Fair Value as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets	$—	$—	$—	$—
Liabilities
Other accrued liabilities	(10,537)	—	(10,537)	—
Other long-term liabilities	(19,999)	—	(19,999)	—

Total	$(30,536)	$—	$(30,536)	$—

NOTE 5—INTANGIBLE ASSETS AND GOODWILL

The following table summarizes changes in the Company’s service agreement, customer relationship intangible assets and goodwill from December 31, 2005 to December 31, 2008 (in thousands):

	Service Agreements, net	Customer Relationships, net	Goodwill(1)
Balance at December 31, 2005	$242,687	$—	$716,732
Acquisition of new business	—	4,990	27,451
Adjustment for new basis	—	—	13,687
Practice affiliations and other additions, net	11,740	—	—
Amortization expense	(14,327)	(250)	—

Balance at December 31, 2006	240,100	4,740	757,870
Practice affiliations and other additions, net	7,573	—	—
Impairment charges	(9,339)	—	—
Amortization expense and other	(14,484)	(498)	(600)

Balance at December 31, 2007	223,850	4,242	757,270
Practice affiliations and other additions, net	70,806	—	—
Impairment charges	—	—	(380,000)
Amortization expense and other	(21,010)	(499)	—

Balance at December 31, 2008	$273,646	$3,743	$377,270

Average of straight-line based amortization period in years as of December 31, 2008	14	10	n/a

(1)	Changes in goodwill noted in the table above impacted the Company’s reporting segments as follows:

	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Total
December 31, 2005	$409,322	$177,898	$129,512	$716,732
New business acquisition	—	—	27,451	27,451
Adjustment for new basis	—	13,717	(30)	13,687

December 31, 2006	409,322	191,615	156,933	757,870
Other	(409)	(191)	—	(600)

December 31, 2007	408,913	191,424	156,933	757,270
Impairment charges	(380,000)	—	—	(380,000)

December 31, 2008	$28,913	$191,424	$156,933	$377,270

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2008, goodwill associated with the Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments was $28.9 million, $191.4 million and $157.0 million, respectively. The carrying values of goodwill and service agreements are subject to impairment tests on at least an annual basis and more frequently if events or circumstances arise that indicate the recorded value of goodwill may not be recoverable. The Company’s practice has been to perform its annual assessment of goodwill for each operating segment during the fourth quarter and to complete the assessment in connection with preparation of its year-end financial statements. The Company considers its operating segments to which goodwill has been allocated, Medical Oncology Services, Cancer Center Services and Pharmaceutical Services, to be the reporting units subject to impairment review. In connection with the preparation of the financial statements for the three months ended March 31, 2008, and as a result of the decline in the financial performance of the medical oncology services segment, the Company assessed the recoverability of goodwill related to that segment. Through strategic initiatives to broaden operations, the Company has become less dependent on its medical oncology segment as a source of earnings since goodwill was initially recorded in connection with the Merger in August 2004. During the year ended December 31, 2007, earnings in the medical oncology segment were negatively impacted by reduced coverage for ESAs as a result of revised product labeling issued by the FDA and coverage restrictions imposed by CMS. As a result of declining earnings, goodwill was tested for impairment during both the three months ended September 30, 2007 and December 31, 2007 and no impairment was identified. During the three months ended March 31, 2008, price increases from manufacturers of ESAs and additional safety concerns related to the use of ESAs continued to result in reduced utilization by affiliated physicians and adversely impact both current and projected operating results for the medical oncology services segment. As a result of these safety concerns, on March 13, 2008, the Oncology Drug Advisory Committee (“ODAC”) met to consider the use of these drugs in oncology and recommended further restrictions. These factors, along with a lower market valuation at March 31, 2008 resulting from unstable credit markets, led the Company to recognize a non-cash goodwill impairment charge in the amount of $380.0 million related to its medical oncology services segment during the three months ended March 31, 2008. The impairment charge is not expected to result in future cash expenditures. Further, the charge is a non-cash item that does not impact the financial covenants of US Oncology’s senior secured credit facility. There were no additional impairments identified through the end of December 31, 2008. However, future adverse changes in actual or anticipated operating results, as well as unfavorable changes in economic factors and market multiples used to estimate the fair value of the Company, could result in future non-cash impairment charges.

When an impairment is identified, an impairment charge is necessary to state the carrying value of goodwill at its implied fair value, based upon a hypothetical purchase price allocation assuming the segment was acquired for its estimated fair value. With the assistance of a third party valuation firm, the fair value of the medical oncology services segment was estimated by considering the segment’s recent and expected financial performance as well as a market analysis of transactions involving comparable entities for which public information is available. Determining the implied fair value of goodwill also requires the identification and valuation of intangible assets that have either increased in value or have been created through the Company’s initiatives and investments since the goodwill was initially recognized. In connection with assessing the impairment charge, the Company identified previously unrecognized intangible assets, as well as increases to the fair value of the recognized management service agreement intangible assets, which amounted to approximately $160 million in the aggregate. Value assigned to these intangible assets reduced the amount attributable to goodwill in a hypothetical purchase price allocation and, consequently, increased the impairment charge necessary to state goodwill at its implied fair value by a like amount. In accordance with GAAP, these increases in the fair value of other intangible assets have not been recorded in the Company’s consolidated balance sheet as of December 31, 2008.

During 2008, additions to service agreements of $70.8 million (consideration of $39.2 in cash, $34.3 million in notes and $0.3 million in equity less $3.0 million accrued in 2007) included affiliation transactions with 75

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

physicians under contracts with remaining terms between 10 and 20 years. During the year ended December 31, 2007, the Company impaired service agreement intangibles with a carrying value of $9.3 million (see Note 6 “Impairment and Restructuring Charges”). During April, 2006 the Company disaffiliated with a 35 physician net revenue model practice.

Accumulated amortization relating to service agreements was $52.6 million and $33.0 million at December 31, 2008 and 2007, respectively.

NOTE 6—IMPAIRMENT AND RESTRUCTURING CHARGES

During the years ended December 31, 2008 and 2007, the Company recognized impairment and restructuring charges of $384.9 million and $15.1 million, respectively. No impairment and restructuring charges were recognized during the year ended December 31, 2006.

The components of the 2008 and 2007 charges are as follows (in thousands):

	Year Ended December 31,
	2008	2007
Goodwill	$380,000	$—
Severance costs	3,891	—
Services agreement, net	—	9,339
Property and equipment, net	—	4,974
Future lease obligations	950	792
Other	88	21

Total	$384,929	$15,126

During 2008, the Company recognized restructuring charges of $4.8 million related to employee severance and lease termination fees. Also during 2008, we recognized a $380.0 million impairment charge to goodwill in our medical oncology services segment (see Note 5).

The impairment and restructuring charges of $15.1 million recognized during the year ended December 31, 2007 relate to four markets in which the Company operates. During the three months ended March 31, 2007, we recognized impairment and restructuring charges amounting to $7.4 million. In the large majority of our markets, we believe our strategies of practice consolidation, expansion of services and process improvement continue to be effective. In a minority of our geographic markets, however, specific local factors have prevented effective implementation of our strategies, and practice performance has declined. Specifically, in two markets in which we have affiliated practices, these market-specific conditions resulted in recognizing impairment and restructuring charges.

In the first of these two markets (during the three months ended September 30, 2006), state regulators reversed a prior determination and ruled that, under the state’s certificate of need law, the affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. The Company appealed this determination, however, during the three months ended March 31, 2007, efforts had not advanced sufficiently, and, therefore, the resumption of radiation services or other means to recover the investment were not considered likely. Consequently, an impairment charge of $1.6 million was recorded during the three months ended March 31, 2007. During the three months ended March 31, 2008, the Company received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed,

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008 while the appeal is still pending. As a result, the practice resumed diagnostic services in September, 2008 and radiation services in February, 2009.

In the second market, financial performance deteriorated as a result of an excessive cost structure relative to practice revenue. During the three months ended March 31, 2007, the Company recorded impairment and restructuring charges of $5.8 million because, based on anticipated operating results, it did not expect that practice performance would be sufficient to recover the value of certain assets and the intangible asset associated with the management service agreement. Along with the affiliated practice, the Company has restructured the market to establish a base for future growth and to otherwise improve financial performance.

During the year ended December 31, 2007, we agreed to terminate comprehensive service agreements with two practices previously affiliated with us and to instead contract with them under our OPS model. We recognized impairment and restructuring charges of $7.7 million related to these practices, which relate primarily to a $5.0 million write-off of our service agreement intangible assets, where the comprehensive service agreement was terminated in connection with the conversions. Also included in the impairment charge is $2.5 million related to assets operated by the practices, which represents the excess of our carrying value over the acquisition price paid by the practices.

NOTE 7—INDEBTEDNESS

As of December 31, 2008 and 2007, the Company’s long-term indebtedness consisted of the following (in thousands):

	December 31,
	2008	2007
US Oncology, Inc.
Senior Secured Credit Facility	$436,666	$471,602
9.0% Senior Notes, due 2012	300,000	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	34,956	1,606
Mortgages and capital lease obligations	22,188	18,974

	1,071,810	1,070,182
Less current maturities	(10,677)	(38,613)

	$1,061,133	$1,031,569

US Oncology Holdings, Inc.
Senior Floating Rate PIK Toggle Notes, due 2012	456,751	425,000

	$1,517,884	$1,456,569

Scheduled maturities of indebtedness for the next five years are as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter
US Oncology payments due	$10,677	$229,521	$224,158	$308,308	$8,407	$290,739
Holdings payments due	—	—	—	456,751	—	—

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summarized below are the principal terms of the agreements that govern the Company’s outstanding indebtedness.

Senior Secured Credit Facility

The senior secured credit facility provides for senior secured financing of up to $660.0 million. The facility consists of:

•

a $160.0 million revolving credit facility, including a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. At December 31, 2008 and 2007, no amounts had been borrowed under the revolving credit facility. As of December 31, 2008, outstanding letters of credit amounting to $23.3 million reduced the balance available for borrowing to $136.7 million (further limited to approximately $130 million due to leverage ratio requirements under financial covenants as of December 31, 2008), and

•

a $500.0 million term loan facility with a final maturity date in August, 2011 (quarterly payments of approximately $110 million due beginning in September, 2010) which has been drawn in full. The amount outstanding under the term loan amounted to $436.7 million as of December 31, 2008. No additional amounts may be borrowed under the term loan facility without future amendment to the facility.

The interest rates applicable to loans, other than swingline loans, under the senior secured credit facility are, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR for a one, two, three or six month interest period chosen by the Company (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Based on the six-month LIBOR at December 31, 2008, borrowings under the revolving credit facility have an effective interest rate of 4.5%. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

As of December 31, 2008, the alternate base rate is the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. Currently, the applicable margin percentage is a percentage per annum equal to (i) 1.75% for alternate base rate term loans, (ii) 2.75% for adjusted LIBOR term loans, (iii) 1.75% for alternate base rate revolving loans and (iv) 2.75% for adjusted LIBOR revolving loans. The applicable margin percentage under the revolving credit facility and term loan facility are subject to adjustment based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA (as defined in the credit agreement). For the years ended December 31, 2008, 2007 and 2006 the average interest rate was 5.54%, 7.90% and 7.81%, respectively.

On the last business day of each calendar quarter the Company is required to pay each lender a commitment fee in respect of any unused commitment under the revolving credit facility. The commitment fee is currently 0.50% annually and is subject to adjustment based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA.

The senior secured credit facility requires scheduled quarterly payments of $1.2 million on the term loan each until September 2010, with the balance at that time paid in four equal quarterly installments thereafter.

The senior secured credit facility requires mandatory prepayments of term loans, subject to certain exceptions, in amounts equal to:

•	100% of the net cash proceeds from asset sales, except, in certain cases, when proceeds are reinvested by the Company within a specified period,

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	50% of the net cash proceeds from the issuance of certain equity securities by Holdings or US Oncology,

•	100% of the net cash proceeds from the issuance of certain debt securities by Holdings or US Oncology, and

•	75% (subject to reduction based upon the ratio of the Company’s total indebtedness to the Company’s consolidated EBITDA) of the Company’s annual excess cash flow as defined.

Voluntary prepayments of loans under the senior secured credit facility and voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans.

Indebtedness under the senior secured credit facility is guaranteed by all of US Oncology’s current restricted subsidiaries, all of US Oncology’s future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology’s existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology’s capital stock and the capital stock of the guarantor subsidiaries.

The senior secured credit facility contains the most restrictive covenants related to the Company’s indebtedness and requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. The Company may be obligated (based on certain leverage thresholds) to make payments on its term loan facility of up to 75% of “excess cash flow”, as defined. A payment of $29.4 million under this provision was required based on cash flow for the year ended December 31, 2007, and was paid in April, 2008. No such payment was required for the years ended December 31, 2008 and 2006. In addition, the senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor.

On November 30, 2007, the Company amended its senior secured credit facility to increase the maximum leverage and decrease the minimum interest coverage ratios required under the facility. The amended terms provided flexibility as the Company responded to the adverse impact of reduced ESA reimbursement. In addition, the amendment increased the Company’s ability to invest in future growth by increasing capital available for practice affiliations and other investments, as well as making other revisions necessary to support expansion into additional service offerings. In connection with the amendment, the LIBOR spread on outstanding borrowings increased from 225 basis points to 275 basis points and consenting lenders were paid an amendment fee of 25 basis points. The aggregate amendment fee paid was approximately $1.5 million and was capitalized as debt issuance costs which is being amortized over the remaining term of the senior secured facility. At December 31, 2008, the minimum interest coverage ratio was 1.95:1 and the maximum leverage ratio was 5.60:1. The ratios become more restrictive (generally on a quarterly basis) and, at maturity in 2011, the minimum interest coverage ratio required will be at least 2.50:1 and the maximum leverage ratio may not be more than 4.75:1.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2008, the Company is in compliance with all financial covenants related to the Senior Secured Credit Facility.

9.0% Senior Notes and 10.75% Senior Subordinated Notes

On August 20, 2004, the Company sold $300.0 million in aggregate principal amount of 9% Senior Notes due 2012 and $275.0 million in aggregate principal amount of 10.75% Senior Subordinated Notes due 2014.

The 9.0% senior notes mature on August 15, 2012 and bear fixed interest at a rate of 9% per annum, payable semi-annually in arrears on February 15 and August 15. The senior notes are unconditionally guaranteed, jointly and severally and on an unsecured senior basis, by most of the Company’s subsidiaries. The 10.75% Senior Subordinated Notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. The senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of the Company’s subsidiaries.

On and after August 15, 2008 and 2009, the Company is entitled at its option to redeem all or a portion of the senior notes and senior subordinated notes, respectively, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period ending on August 15 of the years set forth below:

	Redemption Price
Period	Senior Notes	Senior Subordinated Notes
2009	104.500%	—
2010	102.250%	105.375%
2011	100.000%	103.583%
2012	100.000%	101.792%
2013 & thereafter	100.000%	100.000%

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes or the senior subordinated notes. However, upon the occurrence of any change of control of the Company, each holder of senior notes or senior subordinated notes shall have the right to require the Company to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indentures governing the senior notes and senior subordinated notes contain customary events of default and affirmative and negative covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

9.625% Senior Subordinated Notes

US Oncology has senior subordinated notes with an original aggregate principal amount of $175.0 million maturing February 2012. Interest on these notes accrues at a fixed rate of 9.625% per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2004, US Oncology commenced a tender offer to acquire the outstanding 9.625% senior subordinated notes due 2012, obtain holder consents to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes. The Company acquired $172.0 million in aggregate principal amount of the Company’s existing 9.625% senior subordinated notes.

Subordinated Notes

Subordinated notes were issued to certain physicians with whom the Company entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2008 bear interest from 6% to 7%, are due in installments through 2014 and are subordinated to senior bank and certain other debt. During the year ended December 31, 2008, $34.3 million in subordinated notes were issued in affiliation transactions. If the Company fails to make payments under any of the notes, the respective practice can terminate its service agreement with the Company.

Mortgages and Capital Lease Obligations

In January, 2005, the Company incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in January, 2015. In December, 2006, the Company incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. The Company pays monthly installments of principal and interest and the mortgage matures in December 2016. In April, 2008, the Company incurred an additional $4.0 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 6.25%. The Company pays monthly installments of principal and interest and the mortgage matures in May, 2018. As of December 31, 2008, the outstanding indebtedness on total mortgages was $19.6 million.

Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March, 2006, the Company amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2008 and 2007 capitalized lease obligations were approximately $2.6 million and $2.3 million and relate to cancer centers in which the Company is the sole tenant.

Holdings Senior Floating Rate Notes

US Oncology Holdings, Inc. issued $250 million Senior Floating Rate Notes, due 2015 (“the Holdings Notes”) in March, 2005. The Holdings Notes (refinanced in March, 2007) were senior unsecured obligations with interest at a floating rate, reset semi-annually, equal to 6-month LIBOR plus 5.25%. Simultaneously with the financing, Holdings entered into an interest rate swap agreement, effectively fixing the interest rate at 9.4% for a period of two years ended March 15, 2007.

In March, 2007 the Company completed a $425.0 million floating rate debt offering, the terms of which are described below. Proceeds from the Notes were used to repay the $250.0 million Floating Rate Notes and, after payment of transaction fees and expenses, a $158.6 million dividend to common and preferred shareholders.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Simultaneously with the financing, Holdings entered into an interest rate swap agreement effectively fixing the interest rate at 9.5% for a period of five years ending March 15, 2012. The Company recognized a $12.9 million extinguishment loss related to payment of a 2.0% call premium, interest expense during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

Holdings Senior Floating Rate PIK Toggle Notes

On March 13, 2007, Holdings issued $425.0 million aggregate principal amount of Senior Unsecured Floating Rate PIK Toggle Notes due 2012 (the “Notes”) in a private offering to institutional investors. In connection with the issuance of the Notes, Holdings entered into a Purchase Agreement providing for the initial sale of the Notes and a Registration Rights Agreement with respect to registration rights for the benefit of the holders of the Notes. As required under the Registration Rights Agreement, the exchange offer was completed within 240 days after issuance of the Notes.

Holdings may elect to pay interest on the Notes entirely in cash, by issuing additional Notes (“PIK interest”), or by paying 50% in cash and 50% by issuing additional Notes. Cash interest accrues on the Notes at a rate per annum equal to six-month LIBOR plus the applicable spread. PIK interest accrues on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. LIBOR is reset semiannually. The applicable spread is 4.50% and is scheduled to increase by 0.50% on March 15, 2009 and increase again by 0.50% on March 15, 2010. The Notes mature on March 15, 2012. Simultaneously with the financing, Holdings entered into an interest rate swap fixing the LIBOR base interest on the Notes at 4.97% throughout their term. The initial interest payment due September 15, 2007 was made in cash. The Company must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. The Company elected to settle the interest payment due March 15, 2008 entirely by issuing additional notes which, on that date, increased the outstanding principal amount by $22.8 million as settlement for interest due, of which $13.2 million related to the period from September 15, 2007 to December 31, 2007 and $9.6 million related to the period from January 1, 2008 to March 15, 2008. The Company elected to pay interest due on September 15, 2008, 50% in cash and 50% in kind, which is an alternative available under the notes. To settle this payment, the Company paid $8.1 million in cash and issued an additional $8.9 million in notes. For the interest payment due March 15, 2009, the Company elected to settle the interest payment entirely by increasing the principal amount of the outstanding notes and expects to issue $18.9 million on that date.

Holdings may redeem all or any of the Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Redemption period	Price
On or after September 15, 2008 and prior to September 15, 2009	102.0%
On or after September 15, 2009 and prior to September 15, 2010	101.0%
On or after September 15, 2010	100.0%

Because Holdings’ principal asset is its investment in US Oncology, US Oncology provides funds to service Holdings’ indebtedness through payment of dividends to Holdings. During the year ended December 31, 2007, US Oncology paid dividends of $34.9 million to Holdings to finance the semi-annual interest payment due March 15, 2007 on the $250.0 million senior floating rate notes, certain costs related to the issuance of the senior floating rate PIK toggle notes and the semi-annual interest payment due September 15, 2007 on the $425.0 million floating rate toggle notes. During 2008, US Oncology paid dividends of $13.0 million to Holdings to finance the semi-annual interest payment and the interest rate swap obligation due September 15, 2008. The terms of the existing senior secured credit facility, as well as the indentures governing US Oncology’s senior

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

notes and senior subordinated notes, and certain other agreements, restrict it and certain of its subsidiaries from making payments or transferring assets to Holdings, including dividends, loans or other distributions. Such restrictions include prohibition of dividends in an event of default and limitations on the total amount of dividends paid to Holdings. The senior notes and senior subordinated notes also require that US Oncology be solvent both at the time, and immediately following, a dividend payment to Holdings. In the event these agreements do not permit US Oncology to provide Holdings with sufficient distributions to fund interest payments, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. Based on the Company’s financial projections, which include the adverse impact of reduced ESA coverage, and due to recent financial market volatility, the Company intends to pay PIK interest as permitted under the terms of the Notes. In addition, unlike interest on the Holdings Notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash (see Note 8). As a result of the current and projected low interest rate environment, and the related expectation that payments due on the interest rate swap will increase, the Company believes that cash payments for interest rate swap obligations will reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes no longer remain probable. As of December 31, 2008, amounts available under the restricted payments provision of our senior subordinated note agreements amounted to $29.7 million. Based on projected interest rates as of December 31, 2008, there will be available funds under the restricted payments provision in order to service, at a minimum, the estimated interest rate swap obligations through the end of 2009. The amount available under the restricted payments provision is based upon a portion of US Oncology’s cumulative net income adjusted upward for certain transactions, primarily receipt of equity proceeds and other capital contributions, and reduced principally by cumulative dividends paid to Holdings, among other transactions. Reductions in the Company’s net income, excluding certain non-cash charges such as the $380.0 million goodwill impairment during 2008, would reduce the amount of cash that is available to the Company for debt service and capital expenditures.

Among other provisions, the Notes contain certain covenants that limit the ability of Holdings and certain restricted subsidiaries, including US Oncology, to incur additional debt, pay dividends, redeem or repurchase capital stock, issue capital stock of restricted subsidiaries, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, create liens securing the debt of Holdings and sell certain assets or merge with or into other companies.

Fair value of Notes

As of January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), and has estimated the fair value of its financial instruments in accordance with this framework. The fair value of the fixed rate long term indebtedness is estimated based on quoted market prices or prices quoted from third party financial institutions. The carrying amount and fair values of the long term indebtedness, including the current portion, are as follows:

	As of December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
9.0% Senior Notes, due 2012	$300,000	$273,000	$300,000	$295,875
10.75% Senior Subordinated Notes, due 2014	275,000	224,125	275,000	271,563
Holdings Senior Floating Rate PIK Toggle Notes, due 2012	456,751	262,632	425,000	352,750

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Debt Financing Costs

The carrying value of deferred debt financing costs for US Oncology was $24.5 million and $31.4 million at December 31, 2008 and 2007, respectively. US Oncology recorded amortization expense related to debt financing costs of $7.1 million, $6.8 million, and $6.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The incremental carrying value of deferred debt financing costs for Holdings was $7.7 million and $10.0 million at December 31, 2008 and 2007, respectively. Holdings recorded amortization expense related to debt financing costs of $2.4 million, $2.0 million and $0.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 8—DERIVATIVE FINANCIAL INSTRUMENTS

Holdings has entered into derivative financial agreements for the purpose of hedging risks relating to the variability of cash flows caused by movements in interest rates. The Company documents its risk management strategy and hedge effectiveness at the inception of the hedge, and, unless the instrument qualifies for the short-cut method of hedge accounting, over the term of each hedging relationship. Holdings’ use of derivative financial instruments has historically been limited to interest rate swaps, the purpose of which is to hedge the cash flows of variable-rate indebtedness. Holdings does not hold or issue derivative financial instruments for speculative purposes.

Derivatives that have been designated and qualify as cash flow hedging instruments are reported at fair value. The gain or loss on the effective portion of the hedge is initially reported as a component of other comprehensive income (loss) in Holdings’ Consolidated Statement of Stockholders’ Equity. The gain or loss that does not effectively hedge the identified exposure, if any, is recognized currently in earnings. Amounts in accumulated other comprehensive income are reclassified into net income in the same period in which the hedged forecasted transaction affects earnings.

When it is determined that a derivative has ceased to be a highly effective hedge or when a hedge is de-designated, hedge accounting is discontinued prospectively. When hedge accounting is discontinued for cash flow hedges, the derivative asset or liability remains on the consolidated balance sheet at its fair value, and gains and losses that were recorded as accumulated other comprehensive income are frozen and amortized to earnings as the hedged transaction affects income unless it becomes probable that the hedged transactions will not occur. If it becomes probable that a hedged transaction will not occur, amounts in accumulated other comprehensive income are reclassified to earnings when that determination is made.

In connection with issuing the Notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through maturity in 2012. The swap agreement was initially designated as a cash flow hedge against the variability of cash future interest payments on the Notes. Due to the uncertainty regarding the impact of reduced Medicare coverage for ESA’s, the Company elected to pay interest in kind on the Notes for the semiannual period ending March 15, 2008. Based on its financial projections, which include the adverse impact of reduced ESA coverage, and due to limitations on the amount of restricted payments that will be available to service the Notes, the Company no longer believes that payment of cash interest on the entire principal of the outstanding Notes remains probable. As a result of these circumstances, the Company discontinued cash flow hedge accounting for this interest rate swap effective September 30, 2007. Subsequent to discontinuation of hedge accounting, the Company recognized all unrealized gains and losses in earnings, rather than deferring such amounts in accumulated other comprehensive income. As a result of discontinuing cash flow hedge accounting for this instrument, Holdings recognized an unrealized loss of $19.9 million and $11.9 million related to the interest rate swap as Other Expense in its Consolidated Statement of Operations for the years ended December 31, 2008 and 2007, respectively.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2007, accumulated other comprehensive income included $1.5 million related to the interest rate swap which represents the activity while the instrument was designated as a cash flow hedge that is associated with future interest payments that cannot be considered probable of not occurring. For interest periods beginning March 15, 2008, and thereafter, cash interest payments on Notes with a principal amount of $225.0 million could not be considered probable of not occurring as of December 31, 2007. This amount was based upon the principal amount of Notes on which cash interest was expected to be paid, taking into consideration approximately $22.7 million incremental Notes issued for the semiannual interest payment due March 15, 2008. As a result of the current and projected low interest rate environment, and the related expectation that payments due on the interest rate swap will increase, the Company believes that cash payments for interest rate swap obligations will reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes no longer remain probable. As a result, at December 31, 2008 all amounts previously recorded in accumulated other comprehensive income related to interest rate swap activity while that instrument was designated as a cash flow hedge (amounting to $0.8 million, net of tax) were reclassified to Other Income (Expense), Net in the consolidated statement of income for US Oncology Holdings, Inc.

At December 31, 2006, Holdings was party to an interest rate swap agreement used to convert the $250.0 million floating rate notes issued by Holdings to a fixed interest rate of 9.4% through March 15, 2007. During the year ended December 31, 2006, Holdings recognized unrealized gains of $0.9 million for this cash flow hedge as Accumulated Other Comprehensive Income, net of tax in the Statements of Stockholders’ Equity. During the year ended December 31, 2006, $0.8 million was reclassified and recognized into earnings, net of tax, as interest expense on the hedged note was recognized. The interest rate swap qualified for the short-cut method of hedge accounting and, accordingly, no ineffectiveness was assumed or reflected in Holdings’ Consolidated Statement of Operations.

The following is a summary of the changes in the net loss included in accumulated other comprehensive income (loss) for Holdings (in thousands):

	Year Ended December 31,
	2008	2007
Balance, beginning of year	$(2,435)	$1,585
Net loss during the year	—	(2,004)
Amounts reclassified to earnings	2,435	(2,016)

Unrealized loss	—	(2,435)
Deferred income taxes on unrealized loss	—	901

Balance, end of year	$—	$(1,534)

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9—INCOME TAXES

The Company’s income tax provision consisted of the following (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Federal:
Current	$(7,328)	$(7,755)	$12,686	$2,635	$3,893	$21,228
Deferred	(10,530)	(11,177)	2,746	2,371	1,359	2,746
State:
Current	1,621	1,997	1,818	1,621	2,562	1,859
Deferred	(686)	(512)	1,676	(276)	(367)	1,676

Income tax provision (benefit)	$(16,923)	$(17,447)	$18,926	$6,351	$7,447	$27,509

The effective tax rate for the years ended December 31, 2008, 2007 and 2006 was as follows (in thousands):

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Income (loss) before income taxes	$(426,133)	$(48,801)	$47,472	$(360,815)	$18,252	$71,922
Less: Income before income taxes attributable to noncontrolling interests	(3,324)	(3,619)	(2,388)	(3,324)	(3,619)	(2,388)

Income (loss) before income taxes attributable to the Company	$(429,457)	$(52,420)	$45,084	$(364,139)	$14,633	$69,534

Income tax benefit (provision) attributable to the Company	$16,923	$17,447	$(18,926)	$(6,351)	$(7,447)	$(27,509)

Effective tax rate attributable to the Company	3.9%	33.3%	42.0%	-1.7%	50.9%	39.6%

The difference between the effective income tax rate and the amount that would be determined by applying the statutory U.S. income tax rate before income taxes is as follows:

	US Oncology Holdings, Inc.			US Oncology, Inc.
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
U.S. statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal benefit(1)	(0.2)	(0.2)	4.4	(0.3)	4.0	2.9
Non-deductible expenses(2)	(30.9)	(2.0)	3.2	(36.4)	7.2	2.1
Reserve for uncertain tax positions	—	(1.3)	—	—	4.8	—
Other	—	1.8	(0.6)	—	(0.1)	(0.4)

Effective tax rate	3.9%	33.3%	42.0%	-1.7%	50.9%	39.6%

(1)

The Texas state margin tax became effective January 1, 2007. Under the Texas margin tax, a Company’s tax obligation is computed based on its receipts less, in the case of the Company, the cost of pharmaceuticals.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As such, significant costs which are deductible for income tax purposes of an entity may not be deductible for calculating the margin tax obligation.

(2)	Includes the impact of non-deductible portion of the goodwill impairment charge recorded during 2008.

Holdings effective tax rate was a benefit of 3.9% and 33.3% for the years ended December 31, 2008 and 2007, respectively, and a provision of 42.0% for the year ended December 31, 2006. The difference between the effective tax rate for Holdings and US Oncology relates to the incremental interest expense and general and administrative expenses incurred by Holdings which increase its taxable loss and, consequently, increase the impact that non-deductible costs have on its effective tax rate.

US Oncology, Inc. and subsidiaries are included in the consolidated tax return of its parent, US Oncology Holdings, and accounts for income taxes based on the “separate return” method. This method provides that current and deferred taxes are accounted for as if US Oncology were a separate taxpayer. During the fourth quarter of 2008, Holdings contributed tax benefits associated with its taxable loss from the date of the Merger (August 20, 2004) through December 31, 2007 of $22.5 million to US Oncology. These tax benefits have been realized through the utilization of Holdings’ losses in the consolidated tax return of Holdings, which includes its wholly-owned subsidiary, US Oncology and subsidiaries. The forgiveness of this intercompany receivable by Holdings is shown as a contribution of realized tax benefits in US Oncology’s Consolidated Statement of Stockholder’s Equity for the year ended December 31, 2008. The year ended December 31, 2008 also reflects a $380.0 million goodwill impairment charge without a corresponding tax benefit. The year ended December 31, 2007 includes a loss on extinguishment of debt incurred by Holdings.

The effective tax rate for US Oncology, Inc. was a provision of 1.7% on the 2008 net loss and provisions of 50.9% and 39.6% for net income in 2007 and 2006, respectively. The 2008 provision is attributable to the impairment of goodwill in the medical oncology services segment, the majority of which is not deductible for tax purposes. Of the $380.0 million impairment charge $4.0 million is deductible through annual amortization for tax purposes. Consequently, there is no tax benefit associated with the majority of the goodwill impairment.

Deferred income taxes are comprised of the following (in thousands):

	US Oncology Holdings, Inc.		US Oncology, Inc.
	December 31,		December 31,
	2008	2007	2008	2007
Deferred tax assets:
Net operating loss	$15,808	$8,476	$1,269	$388
Unrealized loss on interest rate swap	11,443	5,327	—	—
Allowance for bad debts	4,946	3,838	4,946	3,838
Deferred revenue	1,511	1,441	1,511	1,441
Debt issue and loan costs	1,145	1,433	1,145	1,433
Accrued compensation costs	453	731	453	731
Accrued expenses	294	717	294	717
Stock options	206	121	206	121
Other	876	602	876	158
Deferred tax liabilities:
Service agreements and other intangibles	(33,870)	(28,377)	(33,870)	(28,377)
Depreciation	(6,005)	(7,844)	(6,005)	(7,844)
Prepaid expenses	(1,349)	(1,185)	(1,349)	(1,185)
Original issue discount	(1,249)	(448)	—	—
Restricted stock	(242)	(693)	(242)	(693)

Net deferred tax asset (liability)	$(6,033)	$(15,861)	$(30,766)	$(29,272)

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2008 the Company’s deferred tax assets include a federal net operating loss carryforward (expiring in 2027-2028) of approximately $41.5 million. In assessing the realizability of deferred tax assets, management evaluates a variety of factors in considering whether it is more likely than not that some portion or all of the deferred tax assets will ultimately be realized. Management considers earnings expectations, the existence of taxable temporary differences, tax planning strategies, and the periods in which estimated losses can be utilized. Based upon this analysis, management has concluded that it is more likely than not that the Company will realize the benefits of its deferred tax assets. Accordingly, the Company has no valuation allowance recorded for federal deferred tax assets. A portion of the federal 2008 net operating losses will be applied to earlier tax periods and will generate $9.3 million in tax refunds. This receivable is recorded as a component of other current assets as of December 31, 2008.

Upon adoption of FIN 48, effective January 1, 2007, the Company had no adjustment for unrecognized income tax benefits. As of the effective date, January 1, 2007, and as of December 31, 2008, the Company had unrecognized tax benefits amounting to $2.5 million and $2.2 million, respectively. The Company expects the $2.2 million accrual for uncertain tax positions to settle within the next twelve months. A reconciliation of unrecognized tax benefits is as follows (in thousands):

	2008	2007
Balance at January 1	$2,270	$2,478
Additions for tax positions relating to prior years	97	568
Additional interest	156	225
Reductions for tax positions relating to prior years	—	(96)
Settlements with tax authorities	(350)	(905)

Balance at December 31	$2,173	$2,270

The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. The tax years 2005, 2006 and 2007 remain open to examination by the major taxing jurisdictions to which the Company is subject. US Oncology Holdings, Inc., and its subsidiaries, are currently under audit by the Internal Revenue Service for the period from January 1, 2004 through August 31, 2004.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, certain comprehensive cancer centers and certain equipment under noncancelable operating lease agreements. As of December 31, 2008, total future minimum lease payments, including escalation provisions are as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter
Payments due	$81,011	$71,910	$60,308	$52,737	$45,181	$218,209

Rental expense was $98.5 million, $89.1 million, and $79.8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company enters into commitments with various construction companies and equipment suppliers primarily in connection with the development of cancer centers. As of December 31, 2008, the Company’s commitments amounted to approximately $4.5 million.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Insurance

The Company and its affiliated practices maintain insurance with respect to medical malpractice and associated vicarious liability risks on a claims-made basis in amounts believed to be customary and adequate. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against the Company or its affiliated practices, which would have a material impact on its financial position or results of operations.

The Company maintains all other traditional insurance coverage on either a fully insured or high deductible basis, using loss funds for any estimated losses within the retained deductibles.

Guarantees

Beginning January 1, 1997, the Company guaranteed that the amounts retained by one of the Company’s affiliated practices will amount to a minimum of $5.2 million annually under the terms of the related service agreement, provided that certain targets are met. The Company has not been required to make any payments associated with this guarantee.

Litigation

The provision of medical services by the Company’s affiliated practices entails an inherent risk of professional liability claims. The Company does not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, the Company and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although the Company and its practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against the Company or one of the practices in excess of insurance coverage could have a material adverse effect on the Company.

During the fourth quarter of 2005, the Company received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about the Company and its business, generally in relation to its contracts and relationships with pharmaceutical manufacturers. The Company has cooperated fully with the DOJ in responding to the subpoena. All outstanding document requests from the DOJ were addressed in early 2008, and we continue to await further direction and feedback from the DOJ. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. However, the Company cannot provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, the Company has devoted significant resources to responding to the DOJ subpoena and anticipates that such resources may be required on an ongoing basis to fully respond to the subpoena.

The Company has also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of AWP and alleged inappropriate marketing practices with respect to AWP.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From time to time, the Company has become aware that the Company and certain of its subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that the Company is the subject of other qui tam actions of which it is unaware.

In previous qui tam suits which the Company has been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to alleged actions of the Company and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by the Company, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the Company and the practices. If the individuals who file complaints and/or the United States were to prevail in these claims against the Company, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on the Company, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

The Company and its affiliated physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, the Company is involved from time to time in disputes with, and claims by, its affiliated practices against the Company.

Specifically, the Company is involved in litigation with a practice in Oklahoma that was affiliated with the Company until April, 2006. The Company initiated arbitration proceedings pursuant to a provision in the service agreement providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that the Company has breached the service agreement and that its service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. The Company believes that its service agreement is lawful and enforceable and that it is operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, the Company terminated the service agreement in April 2006. In March, 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. The Company expects these hearings to occur in late 2009 or 2010. Because of the need for further proceedings, the Company believes that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to the Company. In any event, as with any complex litigation, the Company anticipates that this dispute may take several years to resolve.

During the first quarter of 2006 (prior to the termination of the service agreement in April), the practice represented 4.6% of the Company’s consolidated revenue. In October, 2006, the Company sold, for cash, the property, plant and equipment to the practice for an amount that approximated its net book value at the time of sale. In connection with the purchase price allocation relating to the Merger in August, 2004, no value was assigned to goodwill or its management service agreement with this practice due to the ongoing dispute that existed at that time.

As a result of the ongoing litigation, the Company has been unable to collect on a timely basis a receivable owed to the Company relating to accounts receivable purchased by the Company under the service agreement

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and amounts for reimbursement of expenses paid by the Company on the practice’s behalf. At December 31, 2008, the total receivable owed to the Company of $22.4 million is reflected on its balance sheet as other assets. Currently, approximately $11.4 million are held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, approximately $7.5 million is being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, the Company has filed a security lien on the receivables of the practice. Based on financial information available to the Company, management currently expects that the amounts held in the bank accounts combined with the receivables of the practice in which the Company has filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded as other noncurrent assets at December 31, 2008. Accordingly, the Company expects to realize the amount that it believes to be owed by the practice. Realization, however, is subject to a successful conclusion to the litigation with the practice, and the Company cannot provide assurance as to when the litigation will be finally concluded or as to what the ultimate outcome of the litigation will be. The Company expects to incur expenses in connection with its litigation with the practice.

The Company believes the allegations in suits against it are customary for the size and scope of its operations. However, adverse judgments, individually or in the aggregate, could have a material adverse effect on the Company.

Antitrust Inquiry

The United States Federal Trade Commission (“FTC”) and a state Attorney General have informed one of the Company’s affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has informed the Company that it intends to request information regarding the Company’s role in that transaction. The affiliated practice is in the process of responding to a request for information on this matter. At present, the Company believes that the scope of the investigation is limited to a single transaction, but management cannot assure you that the scope will remain limited. Management believes that the Company and the affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against the Company or its affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on the Company or that practice, including the possibility of monetary damages or fines, a requirement that the Company unwinds the transaction at issue or the imposition of restrictions on the Company’s future operations and development. In addition, addressing government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of our network, there is a risk that the Company could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

NOTE 11—COMPENSATION AND BENEFIT PROGRAMS

The Company maintains health, dental and life insurance plans for the benefit of eligible employees, including named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with the Company paying the remainder of the premiums. These benefits are offered on the same basis to all employees. The Company also maintains a 401(k) retirement plan that is available to all eligible employees. The Company currently matches elective employee-participant contributions on a basis of 100% of the employee’s contribution up to 3.0% of their compensation and 50% of the employee’s contribution of up to an additional 2.0% of their compensation. The Company’s contributions amounted to $4.7 million, $4.3 million, and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Life, accidental death,

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by the Company. Other voluntary benefits, such as vision insurance, supplemental life and specific coverage insurance supplements are also made available and paid for by the employee.

NOTE 12—STOCK INCENTIVE PLANS

The following disclosures relate to the Company’s stock incentive plans involving shares of Holdings common stock or options to purchase Holdings’ common stock. Activity related to Holding’s stock-based compensation is included in the financial statements of US Oncology as the participants in such plans are employees of US Oncology.

US Oncology Holdings, Inc. 2004 Equity Incentive Plan

The Holdings’ Board of Directors adopted the US Oncology Holdings, Inc. 2004 Equity Incentive Plan (the “Equity Incentive Plan”) effective in August, 2004. The purpose of the plan is to attract and retain the best available personnel and to provide additional incentives to employees and consultants to promote the success of the business. Effective January 1, 2008, the Company amended the Equity Incentive Plan to (i) eliminate the distinction between shares available for grant under restricted common shares and those available for grant under stock options and (ii) increase the number of shares available for awards from 27,223,966 to 32,000,000. Also, on January 1, 2008, the Company awarded 7,882,000 shares of restricted stock to employees, a portion of which related to the cancellation of 2,606,250 employee stock options. The cancellation of options in exchange for restricted shares was accounted for as a modification of the original award. As a result, the unrecognized compensation expense associated with the original award continues to be recognized over the service period related to the original award. In addition, incremental compensation cost equal to the excess of the fair value of the new award over the fair value of the original award as of the date the new award was granted, is recognized over the service period related to the new award. Depending on the individual grants, awards vest either at the grant date or over defined service periods. At December 31, 2008, 2,696,750 shares were available for future awards of restricted stock or stock options. A committee of not less than two persons appointed by the Board of Directors of Holdings administers the Equity Incentive Plan. If no such committee is appointed, the Board of Directors serves as the administrator and has all authority and obligations under the Equity Incentive Plan. The administrator has the sole discretion to grant restricted stock and options to employees and to determine the terms of awards granted under the plan. Incentive and non-qualified stock options, however, are not transferable other than by will or the laws of descent and distribution and are not issued at an exercise price less than the fair market value of the underlying shares.

Based on the individual vesting criteria for each award, the Company recorded total amortization expense of approximately $2.1 million, $0.8 million, and $2.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to restricted stock and stock option awards made under the Equity Incentive Plan. Shares of common stock related to expired or terminated options may again be subject to an option or award under the Equity Incentive Plan, subject to any limitation required by the United States Internal Revenue Code of 1986, as amended, or the Code.

Restricted Stock

Holdings granted 9,754,500 (which includes the January 1, 2008 awards discussed above), 250,000 and 600,000 shares of common stock as restricted stock awards during the years ended December 31, 2008, 2007 and 2006, respectively. The aggregate fair value at the time of grant of the restricted stock awards issued during each

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the three years ended December 31, 2008 was approximately $13.1 million, $0.7 million, and $0.9 million, respectively. Depending on the individual grants, awards vest either at the grant date, over defined service periods, or upon achieving a return on invested capital in excess of established thresholds. During 2008, 2007 and 2006, 2,310,000, 1,129,000 and 1,146,000 restricted shares were forfeited by holders and previously recognized expense of $0.5 million was reversed in 2008 and $0.3 million related to the forfeited shares was reversed in both 2007 and 2006.

The following summarizes 2008 activity for restricted shares awarded under the Equity Incentive Plan:

Restricted Shares
Restricted shares outstanding, December 31, 2005	3,398,467
Granted	600
Vested	(3,557)
Forfeited	(1,146)

Restricted shares outstanding, December 31, 2006	3,394,364
Granted	250
Vested	(6,485)
Forfeited	(1,129)

Restricted shares outstanding, December 31, 2007	3,387,000
Granted	9,754,500
Vested	(1,317,000)
Forfeited	(2,310,000)

Restricted shares outstanding, December 31, 2008	9,514,500

Compensation expense for each of the next five years, based on restricted stock awards granted as of December 31, 2008, is estimated to be as follows (in millions):

	2009	2010	2011	2012	2013	Thereafter
Compensation expense	$2.1	$2.0	$1.9	$1.8	$—	$—

Stock Options

For the years ended December 31, 2008, 2007 and 2006 the Company granted 105,000, 785,500 and 1,201,000 options, respectively. The stock options are granted based on the fair value of common stock as of the date of grant (as determined with the assistance of an independent valuation), vest over 5 years (or upon specified performance objectives) and have an option term not to exceed 10 years. As of December 31, 2008, 588,750 options are outstanding (net of forfeitures).

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the activity for the Equity Incentive Plan (shares in thousands):

	Shares Represented by Options	Weighted Average Exercise Price
Balance, December 31, 2005	2,800,500	$1.13
Granted	1,201,000	1.45
Exercised	(218,750)	1.03
Forfeited	(201,250)	1.00

Balance, December 31, 2006	3,581,500	1.25
Granted	785,500	2.48
Exercised	(472,500)	1.10
Forfeited	(555,500)	1.45

Balance, December 31, 2007	3,339,000	1.53
Granted	105,000	0.67
Exercised	(25,000)	1.00
Cancelled	(2,606,250)	1.55
Forfeited	(224,000)	1.14

Balance, December 31, 2008	588,750	1.44

The following table summarizes information about the Company’s stock options outstanding under the Equity Incentive Plan at December 31, 2008 (in thousands):

Options Outstanding
Range of Exercise Price	Number Outstanding at 12/31/08	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$0.23 to $2.72	588,750	7.4 years	$1.44	$(612)

Options Exercisable
Number Exercisable at 12/31/08	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
251,150	$1.30	6.3 years	$(326)

Holdings 2004 Director Stock Option Plan

The Holdings’ Board of Directors adopted the US Oncology Holdings 2004 Director Stock Option Plan (the “Director Stock Option Plan”), which became effective in October 2004 upon stockholder approval. The total number of shares of common stock for which options may be granted under the Director Stock Option Plan is 500,000 shares. Under this plan, each eligible director at the plan’s adoption and each eligible director who joined the board after adoption is automatically granted an option to purchase 5,000 shares of common stock at fair value. In addition, each such director is automatically granted an option to purchase 1,000 shares of common stock for each board committee on which such director served. Through December 31, 2008, options to purchase 169,000 shares of common stock, net of forfeitures, have been granted to directors under the Director Stock Option Plan with exercise prices ranging from $0.23 to $2.72. At December 31, 2008, 86,000 options to purchase Holdings common stock were outstanding and 331,000 options were available for future awards. The options vest six months after the date of grant. During the year ended December 31, 2008, there were no exercises of options issued under the Director Stock Option Plan.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Holdings 2004 Long-Term Cash Incentive Plan

In addition to stock-based incentive plans, Holdings has adopted the US Oncology Holdings, Inc. 2004 Long-Term Cash Incentive Plan (the “Cash Incentive Plan”). As of December 31, 2007, no amounts were available for payment under the 2004 Cash Incentive Plan. Effective January 1, 2008, the 2004 Cash Incentive Plan was cancelled and the 2008 Long-Term Cash Incentive Plan (“2008 Cash Incentive Plan”) was adopted. Under the 2008 Cash Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Holdings, management will receive a portion of the enterprise value created as determined by the plan provided that the maximum value that can be paid to management under the plan is limited to $100 million. The value of the awards under the 2008 Cash Incentive Plan is based upon financial performance of the Company for the period beginning January 1, 2008 and ending on the earlier of the occurrence of a payment event or December 31, 2012, and will only be paid in the event of an initial public offering or a change of control, provided that all shares of preferred stock, together with accrued dividends, have been redeemed or exchanged for common stock. No events occurred during 2008 that would require a payment under the 2008 Cash Incentive Plan.

If any of the payment events described above occur, the Company may incur an additional obligation and compensation expense as a result of such an event. As of December 31, 2008, $3.7 million was available for payment under the 2008 Cash Incentive Plan. Because payments of awards under the Plan are based upon occurrence of a specific event, obligations arising under the 2008 Cash Incentive Plan will be recognized in the period when a payment event, as discussed above, occurs.

NOTE 13—STOCKHOLDERS’ EQUITY

Capital Stock of US Oncology Holdings, Inc.

The capital stock of Holdings consists of the following (shares and dollars in thousands):

	Authorized Shares	December 31, 2008		December 31, 2007
		Outstanding Shares	Carrying Value	Outstanding Shares	Carrying Value
Common Stock	300,000	148,281	$148	140,618	$141
Participating Preferred Stock Series A	15,000	13,939	329,322	13,939	308,174
Participating Preferred Stock Series A-1	2,000	1,948	56,629	1,948	53,431

Because no ready market exists for Holding’s equity securities, the outstanding common and preferred shares were recorded at their respective fair values, as determined with the assistance of an independent valuation firm on the date of issuance.

Common Stock

Holders of Holdings’ common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors, subject to the rights of holders of participating preferred stock to elect directors. Dividends cannot be paid on Holdings’ common stock without the consent of holders of a majority of Holdings’ participating preferred stock. Upon any liquidation, dissolution or winding up of Holdings, subject to the rights of the holders of Holdings’ participating preferred stock, holders of Holdings’ common stock will be entitled to share ratably in Holdings’ assets legally available for distribution to stockholders in such event. On December 21, 2006, Holdings declared a $190.0 million dividend of which $170.1 million was due to its common shareholders of record as of December 20, 2006, which was paid on January 3, 2007 (see “Series A-1 Participating Preferred Stock”). During the quarter ended March 31, 2007, Holdings declared and paid a dividend of $158.6 million to holders of its common stock.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2008 and 2007, the outstanding shares of common stock include 27,989,000 and 20,545,000 shares, respectively, of common stock issued pursuant to restricted stock awards granted to members of Holdings’ management, which shares are subject to forfeiture until the satisfaction of vesting requirements. Excluding the shares which have met the vesting requirements, 9,514,500 and 3,387,000 restricted shares of common stock were outstanding as of December 31, 2008 and 2007, respectively.

Series A Participating Preferred Stock

The following table presents activity related to the outstanding Series A participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value	Unpaid Dividends	Unpaid Dividends Per Share
Balance at December 31, 2005	13,939	$292,716	$14,341
Accretion of cumulative 7% dividends	—	20,033	20,033

Balance at December 31, 2006	13,939	312,749	34,374	$2.47
Accretion of cumulative 7% dividends	—	20,068	20,068
Dividend paid	—	(24,643)	(24,643)

Balance at December 31, 2007	13,939	308,174	29,799	2.14
Accretion of cumulative 7% dividends	—	21,148	21,148

Balance at December 31, 2008	13,939	$329,322	$50,947	3.65

Series A participating preferred stock is entitled to receive cumulative preferred dividends on a non-cash accrual basis at a rate equal to 7% per annum, compounded quarterly. Such dividends are not eligible to be paid in cash until a liquidation event, a qualified public offering, a change of control transaction or certain other events or actions, each as described below. During the years ended December 31, 2008, 2007 and 2006, accretion of this dividend was recorded in the amount of $21.1 million, $20.1 million, and $20.0 million, respectively, and is recorded as a component of the carrying value of preferred stock and as a reduction of retained earnings.

Dividends cannot be paid on the common stock without the consent of holders of a majority of the participating preferred stock. If a dividend is paid on the common stock, each share of participating preferred stock shall receive an amount equal to the amount payable with respect to such dividend on one (subject to adjustment) share of common stock. In connection with these participating rights, holders of Series A preferred stock received a dividend in the amount of $19.9 million during the year ended December 31, 2006 in connection with the $190.0 million dividend declared to Holdings’ shareholders. Special dividends may be paid to holders of participating preferred stock when and if declared by the Company’s board of directors out of funds legally available therefore.

Upon any liquidation, dissolution or winding-up of Holdings, each share of participating preferred stock shall be entitled to receive: (i) $18.97 plus the total amount of accrued dividends on such share (such amount being referred to as the “accreted value” per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. At December 31, 2008, the liquidation preference was $22.63 per share. Consent of holders of a majority of the participating preferred stock will be required to pay such preferred liquidation amounts other than in cash. Thereafter, holders of participating preferred stock participate ratably with the holders of common stock in any distribution of the remaining assets of Holdings, or proceeds thereof, available for distribution to the stockholders of Holdings based on the number of shares of common stock then outstanding (assuming for such purposes that

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each share of participating preferred stock was converted into one (subject to adjustment) share of common stock immediately prior to such liquidation, dissolution or winding-up of Holdings even though such conversion does not actually occur). As of December 31, 2008, the total liquidation value of the participating Series A preferred stock was approximately $315.4 million.

Upon the consummation of a registered underwritten public offering of common stock yielding gross proceeds to Holdings of not less than $100 million:

•

the total accreted value per share of participating preferred stock shall convert to common stock through the issuance of an equivalent value of common stock based on the public offering price of the common stock and shall be redeemed by Holdings to the extent the public offering (and any related financings) result in sufficient cash for Holdings to pay the redemption price per share and meet Holdings’ other financial obligations; and

•

Holdings shall also issue one (subject to adjustment) share of common stock for each share of participating preferred stock then outstanding. If the holders of not less than a majority of the participating preferred stock so elect, accrued dividends on the participating preferred stock will be paid in cash at the time of conversion rather than converted into common stock.

The participating preferred stock is mandatorily redeemable upon a sale of all or substantially all of Holdings’ assets or other change of control transactions that may be beyond control of Holdings at a price per share equal to (i) accreted value per share plus (ii) the issuance of one share of common stock for each share of participating preferred stock then outstanding (such newly issued shares of common stock to receive the same consideration as the other shares of common stock then outstanding for purposes of such change of control transaction).

The holders of participating preferred stock will vote together with the holders of the common stock (other than in director elections), with each share of participating preferred stock having voting rights equivalent to one share of common stock, except that the holders of participating preferred stock, voting as a separate class, are entitled to elect two members of the board of directors.

Series A-1 Participating Preferred Stock

On December 22, 2006, Holdings consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering.

With the assistance of a third party valuation firm, the Company attributed proceeds of $99.3 million, or $4.59 per share, to the common shares issued and attributed proceeds of $50.7 million, or $26.04 per share, to the Series A-1 participating preferred shares issued. The value attributed to the Series A-1 participating preferred shares reflects their liquidation preference of $21.45 per share on the date of issuance plus the value of a participating right, which is substantially identical to a common share, of $4.59 per unit.

Upon any liquidation, dissolution or winding-up of Holdings, each share of Series A-1 participating preferred stock shall be entitled to receive: (i) $21.45 plus the total amount of accrued dividends on such share (such amount being referred to as the “accreted value” per share), plus (ii) the amount payable in connection with such liquidation, dissolution or winding-up of Holdings with respect to one (subject to adjustment) share of common stock. At December 31, 2008, the liquidation preference was $24.48 per share. As of December 31, 2008, the total liquidation value of the participating preferred stock was approximately $47.7 million.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Series A-1 participating preferred shares bear terms, including dividend rights and liquidation preferences, substantially identical to those of the outstanding Series A participating preferred shares.

The following table presents activity related to the outstanding Series A-1 participating preferred stock (shares and dollars in thousands):

	Shares Issued	Carrying Value	Unpaid Dividends	Unpaid Dividends Per Share
Balance at December 31, 2005	—	$—	$—
Issuance in connection with private offering	1,948	50,725	—
Accretion of cumulative 7% dividends	—	72	72

Balance at December 31, 2006	1,948	50,797	72	$0.04
Accretion of cumulative 7% dividends	—	2,990	2,990
Dividend paid	—	(356)	(356)

Balance at December 31, 2007	1,948	53,431	2,706	1.39
Accretion of cumulative 7% dividends	—	3,198	3,198

Balance at December 31, 2008	1,948	$56,629	$5,904	3.03

Capital Stock of US Oncology, Inc.

The capital stock of US Oncology, Inc. consists of 100 authorized, issued and outstanding common shares, with a par value of $0.01 per share, all of which are owned by US Oncology Holdings, Inc.

Because Holdings’ principal asset is its investment in US Oncology, US Oncology provides funds to service the indebtedness of Holdings through payment of semi-annual dividends. US Oncology also provides funds for payment of general and administrative expenses incurred by Holdings to maintain its corporate existence and comply with the terms of the indenture governing its senior floating rate notes (the “Notes”). During the years ended December 31, 2008 and 2007, US Oncology paid Holdings dividends of $13.0 million and $34.9 million, respectively, to finance the semi-annual interest payments on its indebtedness and to support its corporate existence.

US Oncology may make additional distributions to Holdings to the extent permitted by restrictive covenants within its indebtedness and subject to the approval of its Board of Directors. During the year ended December 31, 2006, and in connection with a private offering of US Oncology Holdings, Inc. common and Series A-1 participating preferred stock, the Board of Directors approved a dividend to Holdings in the amount of $40.6 million. In January, 2007, the dividend, along with proceeds from the offering, were used to pay related transaction costs and a distribution to the holders of US Oncology Holdings, Inc. capital stock immediately prior to the offering.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14—SEGMENT FINANCIAL INFORMATION

The Company’s reportable segments are based on internal management reporting that disaggregates the business by service line. The Company’s reportable segments are medical oncology services, cancer center services, pharmaceutical services, and research/other services (primarily consisting of cancer research services). The Company provides comprehensive practice management services for the non-clinical aspects of practice management to affiliated practices in its medical oncology and cancer center services segments. In addition to managing their non-clinical operations, the medical oncology segment provides oncology pharmaceutical services to practices affiliated under comprehensive service agreements. The cancer center services segment develops and manages comprehensive, community-based cancer centers, which integrate various aspects of outpatient cancer care, from laboratory and radiology diagnostic capabilities to radiation therapy for practices affiliated under comprehensive service agreements. The pharmaceutical services segment distributes oncology pharmaceuticals to affiliated practices, including practices affiliated under the OPS model, and provides informational and other services to pharmaceutical manufacturers. The research/other services segment contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials.

Balance sheet information by reportable segment is not reported since the Company does not prepare such information internally.

The tables below present information about reported segments for the years ended December 31, 2008, 2007 and 2006, respectively (in thousands):

	Year Ended December 31, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$1,658,484	$—	$2,426,155	$—	$—	$(1,859,935)	$2,224,704
Service revenues	592,890	367,062	60,530	58,991	—	—	1,079,473

Total revenues	2,251,374	367,062	2,486,685	58,991	—	(1,859,935)	3,304,177
Operating expenses	(2,178,154)	(241,147)	(2,386,718)	(63,744)	(76,884)	1,859,935	(3,086,712)
Impairment and restructuring charges	(380,018)	(150)	—	—	(4,761)	—	(384,929)
Depreciation and amortization	—	(37,916)	(4,332)	(374)	(60,185)	—	(102,807)

Income (loss) from operations	$(306,798)	$87,849	$95,635	$(5,127)	$(141,830)	$—	$(270,271)

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(382)	$—	$(382)

Income (loss) from operations	$(306,798)	$87,849	$95,635	$(5,127)	$(142,212)	$—	$(270,653)

Goodwill(2)	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$1,541,186	$—	$2,200,178	$—	$—	$(1,771,258)	$1,970,106
Service revenues	547,000	349,900	82,583	51,189	—	—	1,030,672

Total revenues	2,088,186	349,900	2,282,761	51,189	—	(1,771,258)	3,000,778
Operating expenses	(2,008,528)	(223,059)	(2,186,632)	(51,440)	(84,326)	1,771,258	(2,782,727)
Impairment and restructuring charges	(1,552)	(4,235)	—	—	(9,339)	—	(15,126)
Depreciation and amortization	—	(39,131)	(5,196)	(542)	(44,462)	—	(89,331)

Income (loss) from operations	$78,106	$83,475	$90,933	$(793)	$(138,127)	$—	$113,594

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(97)	$—	$(97)

Income (loss) from operations	$78,106	$83,475	$90,933	$(793)	$(138,224)	$—	$113,497

Goodwill	$408,913	$191,424	$156,933	$—	$—	$—	$757,270

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenues	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenues	561,459	323,917	50,646	53,220	—	—	989,242

Total revenues	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(207,940)	(1,911,946)	(52,306)	(76,948)	1,641,852	(2,563,257)
Depreciation and amortization	—	(38,423)	(3,960)	(871)	(40,080)	—	(83,334)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,028)	$—	$164,792

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(232)	$—	$(232)

Income (loss) from operations	$124,465	$77,554	$79,758	$43	$(117,260)	$—	$164,560

Goodwill(3)	$409,322	$191,615	$156,933	$—	$—	$—	$757,870

(1)	Eliminations represent the sale of pharmaceuticals from the distribution center (pharmaceuticals services segment) to the Company’s practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	During the year ended December 31, 2008, the Company recognized a $380.0 million impairment charge to goodwill in the medical oncology services segment.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	Goodwill in the amount of $27.5 million recorded as a result of the purchase price allocation for AccessMed acquisition in July, 2006 has been assigned to the pharmaceutical services segment based upon the nature of services and organizational integration of the acquired company.

NOTE 15—RELATED PARTY TRANSACTIONS

The Company receives a contractual service fee for providing services to its CSA practices. The Company also advances to its affiliated practices amounts needed for the purchase of pharmaceuticals and medical supplies necessary in the treatment of cancer. The advances are reflected on the Company’s Consolidated Balance Sheet as due from/to affiliated practices and are reimbursed to the Company as part of the service fee payable under its service agreements with its affiliated practices. Additionally, the Company may advance affiliated practices funds necessary to invest in or establish new ventures, including ventures in which the affiliated practice, rather than the Company, may have a direct interest.

The Company leases a portion of its medical office space and equipment from entities affiliated with certain of the stockholders of practices affiliated with the Company. Payments under these leases were $10.1 million in 2008, $8.0 million in 2007, and $7.3 million in 2006. Total future commitments are $143.8 million as of December 31, 2008.

As of December 31, 2008 and 2007, two of the Company’s directors, Dr. Mark Myron and Dr. Steven Paulson, are practicing physicians, whose practices are affiliated with the Company. In 2008, the practices in which these directors participate generated total net revenue of $1,126.4 million of which $266.2 million was retained by the practices and $860.2 million was included in the Company’s revenue. In 2007, those practices generated total net revenue of $1,087.9 million of which $221.4 million was retained by the practices and $866.5 million was included in the Company’s revenue.

As of December 31, 2006, the Company’s directors who were also practicing physicians with affiliated practices were Dr. Burton Schwartz and Dr. Steven Paulson. In 2006, the practices in which these directors participate generated total net revenue of $1,061.8 million of which $226.1 million was retained by the practices and $835.7 million was included in the Company’s revenue.

On December 21, 2006, the Company consummated a private offering of 21,649,849 shares of common stock and 1,948,251 shares of Series A-1 participating preferred stock to Morgan Stanley Principal Investments for aggregate proceeds of $150.0 million. In January, 2007, proceeds from the private offering, along with cash on hand, were used to pay a $190.0 million dividend to holders of common shares and preferred stock, under their participating rights, immediately before consummation of the private offering. In connection with the investment by Morgan Stanley, the Company agreed, subject to certain conditions, to give preferential consideration to retaining Morgan Stanley, or its designated affiliate, in connection with future securities offerings, financings and certain other transactions, to provide financial services. Mr. Doster, a member of the Company’s board of directors, is a Managing Director at Morgan Stanley & Co Incorporated. Morgan Stanley served as Joint Book Running Manager and was an initial purchaser of $191,250,000 of the Holdings Notes issued in March 2007, which notes were sold to Morgan Stanley for 97.5% of face value.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16—QUARTERLY FINANCIAL DATA

The following table presents unaudited quarterly information (in thousands):

	US Oncology Holdings, Inc.
	2008 Quarter Ended				2007 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$810,607	$829,175	$821,736	$842,659	$732,041	$753,353	$743,814	$771,570
Income (loss) from operations	(355,503)	30,431	28,170	26,249	28,469	31,188	26,311	27,529
Other expense, net	(51,632)	(19,120)	(38,033)	(28,800)	(44,664)	(35,759)	(35,265)	(50,229)
Net income (loss)	(396,673)	8,159	(5,038)	(15,658)	(14,864)	251	(3,655)	(13,086)

	US Oncology, Inc.
	2008 Quarter Ended				2007 Quarter Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31
Revenue	$810,607	$829,175	$821,736	$842,659	$732,041	$753,353	$743,814	$771,570
Income (loss) from operations	(355,452)	30,479	28,308	26,394	28,510	31,233	26,344	27,507
Other expense, net	(23,544)	(23,452)	(23,394)	(25,691)	(24,529)	(24,654)	(23,888)	(25,890)
Net income (loss)	(377,359)	4,256	4,590	1,347	2,772	3,050	2,940	2,043

NOTE 17—FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-SUBSIDIARY GUARANTORS

The 9% Senior Secured Notes (the “Senior Notes”) and 10.75% Senior Subordinated Notes (the “Senior Subordinated Notes”) issued by US Oncology, Inc. are guaranteed fully and unconditionally, and on a joint and several basis, by all of the US Oncology’s wholly-owned subsidiaries. Certain of US Oncology’s subsidiaries, primarily joint ventures, do not guarantee the Senior Notes and the Senior Subordinated Notes.

Presented on the following pages are consolidating financial statements for US Oncology, Inc. (the issuer of the Senior Notes and the Senior Subordinated Notes), the subsidiary guarantors and the non-guarantor subsidiaries as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006. The equity method has been used with respect to US Oncology’s investments in its subsidiaries.

As of December 31, 2008, the non-guarantor subsidiaries include Cancer Treatment Associates of Northeast Missouri, Ltd., Colorado Cancer Centers, L.L.C., Southeast Texas Cancer Centers, L.P., East Indy CC, L.L.C., KCCC JV, L.L.C., AOR Real Estate of Greenville, L.P., The Carroll County Cancer Center, Ltd, Oregon Cancer Center, Ltd., and CCCN NW Building JV, LLC.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$104,475	$1	$—		$104,476
Accounts receivable	—	354,889	9,447	—		364,336
Other receivables	—	25,707	—	—		25,707
Prepaid expenses and other current assets	527	20,155	—	—		20,682
Inventories	—	131,062	—	—		131,062
Deferred income taxes	4,373	—	—	—		4,373
Due from affiliates	649,233	—	—	(582,900	)(a)	66,333
Investment in subsidiaries	381,549	—	—	(381,549	)(b)	—

Total current assets	1,035,682	636,288	9,448	(964,449)		716,969
Property and equipment, net	—	368,145	42,103	—		410,248
Service agreements, net	—	269,211	4,435	—		273,646
Goodwill	—	371,677	5,593	—		377,270
Other assets	24,339	38,724	1,657	—		64,720

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,507	$—	$1,170	$—		$10,677
Accounts payable	—	265,311	879	—		266,190
Intercompany accounts	(249,113)	252,374	(3,261)	—		—
Due to affiliates	—	714,957	4,856	(582,900	)(a)	136,913
Accrued compensation cost	—	40,070	706	—		40,776
Accrued interest payable	26,266	—	—	—		26,266
Income taxes payable	2,727	—	—	—		2,727
Other accrued liabilities	—	35,636	(832)	—		34,804

Total current liabilities	(210,613)	1,308,348	3,518	(582,900)		518,353
Deferred revenue	—	6,894	—	—		6,894
Deferred income taxes	35,139	—	—	—		35,139
Long-term indebtedness	1,040,080	2,418	18,635	—		1,061,133
Other long-term liabilities	—	8,797	3,550	—		12,347

Total liabilities	864,606	1,326,457	25,703	(582,900)		1,633,866

Commitments and contingencies
Equity:
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	560,768	—	—	—		560,768
Retained earnings	(365,354)	—	—	—		(365,354)

Total Company stockholder’s equity	195,415	—	—	—		195,415

Noncontrolling interests	—	—	13,572	—		13,572
Subsidiary equity	—	357,588	23,961	(381,549	)(b)	—

Total equity	195,415	357,588	37,533	(381,549)		208,987

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

(a)	Elimination of intercompany balances
(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2007

(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$149,255	$1	$—		$149,256
Accounts receivable	—	331,914	9,946	—		341,860
Other receivables	—	97,401	—	—		97,401
Prepaid expenses and other current assets	7	22,794	—	—		22,801
Inventories	—	82,822	—	—		82,822
Deferred income taxes	4,260	—	—	—		4,260
Due from affiliates	740,894	—	—	(680,599	)(a)	60,295
Investment in subsidiaries	651,999	—	—	(651,999	)(b)	—

Total current assets	1,397,160	684,186	9,947	(1,332,598)		758,695
Property and equipment, net	—	360,837	38,784	—		399,621
Service agreements, net	—	218,832	5,018	—		223,850
Goodwill	—	751,677	5,593	—		757,270
Other assets	31,426	36,258	1,530	—		69,214

	$1,428,586	$2,051,790	$60,872	$(1,332,598)		$2,208,650

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$37,550	$95	$968	$—		$38,613
Accounts payable	—	240,318	775	—		241,093
Intercompany accounts	(249,113)	251,812	(2,699)	—		—
Due to affiliates	7,132	841,866	8,866	(680,599	)(a)	177,265
Accrued compensation cost	—	29,366	679	—		30,045
Accrued interest payable	24,949	—	—	—		24,949
Income taxes payable	6,735	—	—	—		6,735
Other accrued liabilities	—	38,549	(786)	—		37,763

Total current liabilities	(172,747)	1,402,006	7,803	(680,599)		556,463
Deferred revenue	—	8,380	—	—		8,380
Deferred income taxes	33,532	—	—	—		33,532
Long-term indebtedness	1,013,478	2,239	15,852	—		1,031,569
Other long-term liabilities	—	7,435	3,731	—		11,166

Total liabilities	874,263	1,420,060	27,386	(680,599)		1,641,110

Commitments and contingencies
Equity:
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	549,186	—	—	—		549,186
Retained earnings	5,136	—	—	—		5,136

Total Company stockholder’s equity	554,323	—	—	—		554,323

Noncontrolling interests	—	—	13,217	—		13,217
Subsidiary equity	—	631,730	20,269	(651,999	)(b)	—

Total equity	554,323	631,730	33,486	(651,999)		567,540

	$1,428,586	$2,051,790	$60,872	$(1,332,598)		$2,208,650

(a)	Elimination of intercompany balances
(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$2,178,113	$46,591	$—		$2,224,704
Service revenue	—	1,044,411	35,062	—		1,079,473

Total revenue	—	3,222,524	81,653	—		3,304,177
Cost of products	—	2,118,624	45,319	—		2,163,943
Cost of services:
Operating compensation and benefits	—	507,192	16,747	—		523,939
Other operating costs	—	317,419	4,528	—		321,947
Depreciation and amortization	—	68,650	4,140	—		72,790

Total cost of services	—	893,261	25,415	—		918,676
Total cost of products and services	—	3,011,885	70,734	—		3,082,619
General and administrative expense	343	76,540	—	—		76,883
Impairment, restructuring and other charges, net	—	384,929	—	—		384,929
Depreciation and amortization	—	30,017	—	—		30,017

	343	3,503,371	70,734	—		3,574,448

Income (loss) from operations	(343)	(280,847)	10,919	—		(270,271)
Other income (expense)
Interest expense, net	(93,235)	1,881	(1,403)	—		(92,757)
Intercompany interest	—	—	—	—		—
Other income (expense), net	—	2,213	—	—		2,213

Income (loss) before income taxes	(93,578)	(276,753)	9,516	—		(360,815)
Income tax provision	(6,351)	—	—	—		(6,351)
Equity in subsidiaries	(270,561)	—	—	270,561	(a)	—

Net income (loss)	(370,490)	(276,753)	9,516	270,561		(367,166)
Less: Net income attributable to noncontrolling interests	—	(567)	(2,757)	—		(3,324)

Net income (loss) attributable to the Company	$(370,490)	$(277,320)	$6,759	$270,561		$(370,490)

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2007

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,923,071	$47,035	$—		$1,970,106
Service revenue	—	997,280	33,392	—		1,030,672

Total revenue	—	2,920,351	80,427	—		3,000,778
Cost of products	—	1,879,576	45,971	—		1,925,547
Cost of services:
Operating compensation and benefits	—	463,088	16,089	—		479,177
Other operating costs	—	289,301	4,376	—		293,677
Depreciation and amortization	—	69,217	3,942	—		73,159

Total cost of services	—	821,606	24,407	—		846,013
Total cost of products and services	—	2,701,182	70,378	—		2,771,560
General and administrative expense	201	84,125	—	—		84,326
Impairment, restructuring and other charges, net	—	15,126	—	—		15,126
Depreciation and amortization	—	16,172	—	—		16,172

	201	2,816,605	70,378	—		2,887,184

Income (loss) from operations	(201)	103,746	10,049	—		113,594
Other income (expense)
Interest expense, net	(98,831)	4,885	(1,396)	—		(95,342)
Intercompany interest	24,167	(24,167)	—	—		—

Income (loss) before income taxes	(74,865)	84,464	8,653	—		18,252
Income tax provision	(7,447)	—	—	—		(7,447)
Equity in subsidiaries	89,498	—	—	(89,498	)(a)	—

Net income	7,186	84,464	8,653	(89,498)		10,805
Less: Net income attributable to noncontrolling interests	—	(1,191)	(2,428)	—		(3,619)

Net income attributable to the Company	$7,186	$83,273	$6,225	$(89,498)		$7,186

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2006

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,775,084	$47,057	$—		$1,822,141
Service revenue	—	958,525	30,717	—		989,242

Total revenue	—	2,733,609	77,774	—		2,811,383
Cost of products	—	1,726,924	26,714	—		1,753,638
Cost of services:
Operating compensation and benefits	—	442,789	15,217	—		458,006
Other operating costs	—	251,087	23,578	—		274,665
Depreciation and amortization	—	65,243	4,108	—		69,351

Total cost of services	—	759,119	42,903	—		802,022
Total cost of products and services	—	2,486,043	69,617	—		2,555,660
General and administrative expense	425	76,523	—	—		76,948
Depreciation and amortization	—	13,983	—	—		13,983

	425	2,576,549	69,617	—		2,646,591

Income (loss) from operations	(425)	157,060	8,157	—		164,792
Other income (expense)
Interest expense, net	(93,227)	1,307	(950)	—		(92,870)
Intercompany interest	26,411	(26,411)	—	—		—

Income (loss) before income taxes	(67,241)	131,956	7,207	—		71,922
Income tax provision	(27,509)	—	—	—		(27,509)
Equity in subsidiaries	136,775	—	—	(136,775	)(a)	—

Net income	42,025	131,956	7,207	(136,775)		44,413
Less: Net income attributable to noncontrolling interests	—	—	(2,388)	—		(2,388)

Net income attributable to the Company	$42,025	$131,956	$4,819	$(136,775)		$42,025

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income (loss)	$(370,490)	$(276,753)	$9,516	$270,561	(a)	$(367,166)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	7,195	98,410	4,296	—		109,901
Deferred income taxes	1,494	—	—	—		1,494
Non-cash compensation expense	2,103	—	—	—		2,103
(Gain)/Loss on sale of assets	—	(2,213)	—	—		(2,213)
Impairment and restructuring charges	—	384,929	—	—		384,929
Equity earnings in joint venture	—	(1,929)	—	—		(1,929)
Equity in earnings of subsidiaries	270,561	—	—	(270,561	)(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	48,719	499	—		49,218
Prepaid expenses and other current assets	(520)	2,606	—	—		2,086
Inventories	—	(47,428)	—	—		(47,428)
Other assets	8	7	64	—		79
Increase (Decrease) in:
Accounts payable	—	31,781	104	—		31,885
Due from/to affiliates	7,653	(35,697)	(4,010)	—		(32,054)
Income taxes receivable/payable	3,562	—	—	—		3,562
Other accrued liabilities	1,317	5,903	(200)	—		7,020
Intercompany accounts	91,537	(88,475)	(3,062)	—		—

Net cash provided by operating activities	14,420	119,860	7,207	—		141,487
Cash flows from investing activities:
Acquisition of property and equipment	—	(81,727)	(7,016)	—		(88,743)
Net payments in affiliation transactions	34,328	(86,795)	—	—		(52,467)
Net proceeds from sale of assets	—	5,347	—	—		5,347
Distribution from minority interest	—	2,116	—	—		2,116
Investment in joint venture	—	(3,257)	—	—		(3,257)

Net cash provided by (used in) investing activities	34,328	(164,316)	(7,016)	—		(137,004)
Cash flows from financing activities:
Proceeds from other indebtedness	—	—	4,000	—		4,000
Repayment of term loan	(34,937)	—	—	—		(34,937)
Repayment of other indebtedness	(832)	(324)	(1,079)	—		(2,235)
Debt issuance costs	—	—	(143)	—		(143)
Net distributions to parent	(13,004)	—	—	—		(13,004)
Distributions to noncontrolling interests	—	—	(3,545)	—		(3,545)
Contributions from noncontrolling interests	—	—	576	—		576
Contributions of proceeds from exercise of stock options	25	—	—	—		25

Net cash used in financing activities	(48,748)	(324)	(191)	—		(49,263)

Increase (decrease) in cash and cash equivalents	—	(44,780)	—	—		(44,780)
Cash and cash equivalents:
Beginning of period	—	149,255	1	—		149,256

End of period	$—	$104,475	$1	$—		$104,476

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2007

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$7,186	$84,464	$8,653	$(89,498	)(a)	$10,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,786	85,387	3,942	—		96,115
Deferred income taxes	992	—	—	—		992
Non-cash compensation expense	753	—	—	—		753
(Gain)/Loss on sale of assets	—	151	—	—		151
Impairment and restructuring charges	—	15,126	—	—		15,126
Equity earnings in joint venture	—	(1,576)	—	—		(1,576)
Equity in earnings of subsidiaries	(89,498)	—	—	89,498	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	4,890	2,699	—		7,589
Prepaid expenses and other current assets	137	(4,690)	—	—		(4,553)
Inventories	—	(4,441)	—	—		(4,441)
Other assets	—	(5,413)	26	—		(5,387)
Increase (Decrease) in:
Accounts payable	(55)	47,013	(145)	—		46,813
Due from/to affiliates	(259)	38,432	(8,654)	—		29,519
Income taxes receivable/payable	(3,033)	—	—	—		(3,033)
Other accrued liabilities	528	8,676	(47)	—		9,157
Intercompany accounts	311,614	(310,370)	(1,244)	—		—

Net cash provided by (used in) operating activities	235,151	(42,351)	5,230	—		198,030
Cash flows from investing activities:
Acquisition of property and equipment	—	(88,618)	(2,232)	—		(90,850)
Net payments in affiliation transactions	—	(134)	—	—		(134)
Net proceeds from sale of assets	—	750	—	—		750
Distribution from minority interest	—	254	—	—		254
Investment in joint venture	—	(4,745)	—	—		(4,745)
Proceeds from contract separation	—	1,555	—	—		1,555

Net cash used in investing activities	—	(90,938)	(2,232)	—		(93,170)
Cash flows from financing activities:
Proceeds from other indebtedness	658	—	665	—		1,323
Repayment of term loan	(7,487)	—	—	—		(7,487)
Repayment of advance to parent	(150,000)	—	—	—		(150,000)
Repayment of other indebtedness	(1,802)	778	888	—		(136)
Debt issuance costs	(1,554)	—	—	—		(1,554)
Net distributions to parent	(75,501)	—	—	—		(75,501)
Distributions to noncontrolling interests	—	—	(4,550)	—		(4,550)
Contributions of proceeds from exercise of stock options	535	—	—	—		535

Net cash provided by (used in) financing activities	(235,151)	778	(2,997)	—		(237,370)

Increase (decrease) in cash and cash equivalents	—	(132,511)	1	—		(132,510)
Cash and cash equivalents:
Beginning of period	—	281,766	—	—		281,766

End of period	$—	$149,255	$1	$—		$149,256

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2006

(in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net income	$42,025	$131,956	$7,207	$(136,775	)(a)	$44,413
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	6,562	79,226	4,108	—		89,896
Deferred income taxes	4,422	—	—	—		4,422
Non-cash compensation expense	2,149	—	—	—		2,149
Gain on sale of assets	—	(196)	—	—		(196)
Equity in earnings of subsidiaries	(136,775)	—	—	136,775	(a)	—
(Increase) Decrease in:
Accounts and other receivables	—	(40,340)	(1,733)	—		(42,073)
Prepaid expenses and other current assets	(8)	331	912	—		1,235
Inventories	—	(31,521)	1,343	—		(30,178)
Other assets	(351)	3,557	—	—		3,206
Increase (Decrease) in:
Accounts payable	—	(39,123)	(594)	—		(39,717)
Due from/to affiliates	(6,226)	19,882	293	—		13,949
Income taxes receivable/payable	2,998	23	—	—		3,021
Other accrued liabilities	(757)	(4,760)	(971)	—		(6,488)
Intercompany accounts	(134,510)	138,601	(4,091)	—		—

Net cash provided by (used in) operating activities	(220,471)	257,636	6,474	—		43,639
Cash flows from investing activities:
Net proceeds from sale of assets	—	9,261	—	—		9,261
Acquisition of property and equipment	—	(73,372)	(9,199)	—		(82,571)
Acquisition of business, net of cash acquired	—	(31,378)	—	—		(31,378)
Net payments in affiliation transactions	—	(3,630)	—	—		(3,630)
Investment in unconsolidated subsidiary	—	(2,450)	—	—		(2,450)

Net cash used in investing activities	—	(101,569)	(9,199)	—		(110,768)
Cash flows from financing activities:
Proceeds from term loan	100,000	—	—	—		100,000
Proceeds from other indebtedness	—	—	4,522	—		4,522
Repayment of term loan	(1,000)	—	—	—		(1,000)
Repayment of other indebtedness	(4,421)	(137)	(489)	—		(5,047)
Debt issuance costs	(714)	—	—	—		(714)
Net distributions to parent	(23,713)	—	—	—		(23,713)
Distributions to noncontrolling interests	—	—	(2,324)	—		(2,324)
Contributions from noncontrolling interests	—	—	1,015	—		1,015
Advance from parent	150,000	—	—	—		150,000
Proceeds from exercise of options	319	—	—	—		319

Net cash provided by (used in) financing activities	220,471	(137)	2,724	—		223,058

Increase (decrease) in cash and cash equivalents	—	155,930	(1)	—		155,929
Cash and cash equivalents:
Beginning of period	—	125,836	1	—		125,837

End of period	$—	$281,766	$—	$—		$281,766

(a)	Elimination of intercompany balances

US ONCOLOGY HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months and Six Months Ended

June 30, 2009 and June 30, 2008

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share information)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	June 30, 2009	December 31, 2008	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and equivalents	$119,004	$104,477	$119,004	$104,476
Accounts receivable	358,604	364,336	358,604	364,336
Other receivables	26,729	25,707	26,729	25,707
Prepaid expenses and other current assets	28,901	26,182	23,329	20,682
Inventories	110,300	130,967	110,300	130,967
Deferred income taxes	10,536	9,749	5,424	4,373
Due from affiliates	49,908	75,884	40,705	66,428

Total current assets	703,982	737,302	684,095	716,969
Property and equipment, net	412,403	410,248	412,403	410,248
Service agreements, net	266,048	273,646	266,048	273,646
Goodwill	377,270	377,270	377,270	377,270
Other assets	73,022	72,434	66,501	64,720

Total assets	$1,832,725	$1,870,900	$1,806,317	$1,842,853

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term indebtedness	$11,515	$10,677	$11,515	$10,677
Accounts payable	265,477	266,443	265,287	266,190
Due to affiliates	108,568	136,913	108,568	136,913
Accrued compensation cost	40,085	40,776	40,085	40,776
Accrued interest payable	14,598	26,266	14,598	26,266
Income taxes payable	—	—	985	2,727
Other accrued liabilities	46,617	45,341	32,986	34,804

Total current liabilities	486,860	526,416	474,024	518,353
Deferred revenue	7,219	6,894	7,219	6,894
Deferred income taxes	10,536	15,783	38,246	35,139
Long-term indebtedness	1,551,264	1,517,884	1,075,648	1,061,133
Other long-term liabilities	41,862	47,472	11,451	12,347

Total liabilities	2,097,741	2,114,449	1,606,588	1,633,866

Commitments and contingencies (Note 10)

Preferred stock Series A, 15,000,000 shares authorized, 13,938,657 shares issued and outstanding, liquidation preference of $326,420,944 as of June 30, 2009 and $315,383,422 as of December 31, 2008	340,360	329,322	—	—
Preferred stock Series A-1, 2,000,000 shares authorized, 1,948,251 shares issued and outstanding, liquidation preference of $49,357,567 as of June 30, 2009 and $47,688,602 as of December 31, 2008	58,297	56,629	—	—
(Deficit) equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 147,933,820 and 148,281,420 shares issued and outstanding in 2009 and 2008, respectively	148	148	—	—
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	—	—	1	1
Additional paid-in capital	—	—	557,541	560,768
Retained deficit	(677,940)	(643,220)	(371,932)	(365,354)

Total Company stockholders’ (deficit) equity	(677,792)	(643,072)	185,610	195,415
Noncontrolling interests	14,119	13,572	14,119	13,572

Total (deficit) equity	(663,673)	(629,500)	199,729	208,987

Total liabilities and (deficit) equity	$1,832,725	$1,870,900	$1,806,317	$1,842,853

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Three Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Product revenue	$594,572	$557,050	$594,572	$557,050
Service revenue	287,075	272,125	287,075	272,125

Total revenue	881,647	829,175	881,647	829,175
Cost of products	582,219	541,585	582,219	541,585
Cost of services:
Operating compensation and benefits	138,146	130,086	138,146	130,086
Other operating costs	82,648	79,438	82,648	79,438
Depreciation and amortization	17,935	18,753	17,935	18,753

Total cost of services	238,729	228,277	238,729	228,277
Total cost of products and services	820,948	769,862	820,948	769,862
General and administrative expense	16,290	21,288	16,256	21,240
Impairment and restructuring charges	381	464	381	464
Depreciation and amortization	7,237	7,130	7,237	7,130

	844,856	798,744	844,822	798,696
Income from operations	36,791	30,431	36,825	30,479

Other expense:
Interest expense, net	(32,184)	(32,399)	(22,484)	(22,433)
Loss on early extinguishment of debt	(22,353)	—	(22,353)	—
Other income (expense), net	(1,616)	14,296	37	(2)

Income (loss) before income taxes	(19,362)	12,328	(7,975)	8,044
Income tax benefit (provision)	2,913	(4,169)	1,324	(3,788)

Net income (loss)	(16,449)	8,159	(6,651)	4,256
Less: Net income attributable to noncontrolling interests	(944)	(1,017)	(944)	(1,017)

Net income (loss) attributable to the Company	$(17,393)	$7,142	$(7,595)	$3,239

Other comprehensive income (loss):
Net income (loss)	$(16,449)	$8,159	$(6,651)	$4,256
Change in unrealized gain (loss) on cash flow hedge, net of tax	—	217	—	—

Comprehensive income (loss)	(16,449)	8,376	(6,651)	4,256
Comprehensive income attributable to noncontrolling interests	(944)	(1,017)	(944)	(1,017)

Other comprehensive income (loss) attributable to the Company	$(17,393)	$7,359	$(7,595)	$3,239

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Product revenue	$1,157,652	$1,100,311	$1,157,652	$1,100,311
Service revenue	566,556	539,471	566,556	539,471

Total revenue	1,724,208	1,639,782	1,724,208	1,639,782
Cost of products	1,133,804	1,073,612	1,133,804	1,073,612
Cost of services:
Operating compensation and benefits	275,786	260,274	275,786	260,274
Other operating costs	163,344	156,234	163,344	156,234
Depreciation and amortization	35,500	37,354	35,500	37,354

Total cost of services	474,630	453,862	474,630	453,862
Total cost of products and services	1,608,434	1,527,474	1,608,434	1,527,474
General and administrative expense	34,461	41,327	34,387	41,228
Impairment and restructuring charges	1,790	381,770	1,790	381,770
Depreciation and amortization	14,770	14,283	14,770	14,283

	1,659,455	1,964,854	1,659,381	1,964,755
Income (loss) from operations	64,753	(325,072)	64,827	(324,973)

Other expense:
Interest expense, net	(65,193)	(68,678)	(45,106)	(46,633)
Loss on early extinguishment of debt	(22,353)	—	(22,353)	—
Other income (expense), net	(2,379)	(342)	37	1,369

Loss before income taxes	(25,172)	(394,092)	(2,595)	(370,237)
Income tax benefit (provision)	4,024	5,578	(2,280)	(2,866)

Net loss	(21,148)	(388,514)	(4,875)	(373,103)
Less: Net income attributable to noncontrolling interests	(1,703)	(1,732)	(1,703)	(1,732)

Net loss attributable to the Company	$(22,851)	$(390,246)	$(6,578)	$(374,835)

Other comprehensive loss:
Net loss	$(21,148)	$(388,514)	$(4,875)	$(373,103)
Change in unrealized gain (loss) on cash flow hedge, net of tax	—	228	—	—

Comprehensive loss	(21,148)	(388,286)	(4,875)	(373,103)
Comprehensive income attributable to noncontrolling interests	(1,703)	(1,732)	(1,703)	(1,732)

Other comprehensive loss attributable to the Company	$(22,851)	$(390,018)	$(6,578)	$(374,835)

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY (DEFICIT)

(unaudited, in thousands)

	US Oncology Holdings, Inc. Shareholders
	Shares Issued	Par Value	Additional Paid-In Capital	Retained Deficit	Noncontrolling Interests	Total
Balance at December 31, 2008	148,281	$148	$—	$(643,220)	$13,572	$(629,500)
Share-based compensation	—	—	837	—	—	837
Restricted stock award issuances	250	—	—	—	—	—
Forfeiture of restricted stock awards	(597)	—	—	—	—	—
Accretion of preferred stock dividends	—	—	(837)	(11,869)	—	(12,706)
Distributions to noncontrolling interests	—	—	—	—	(1,156)	(1,156)
Net income (loss)	—	—	—	(22,851)	1,703	(21,148)

Balance at June 30, 2009	147,934	$148	$—	$(677,940)	$14,119	$(663,673)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(unaudited, in thousands, except share information)

	US Oncology, Inc. Shareholder
	Shares Issued	Par Value	Additional Paid-In Capital	Retained Earnings (Deficit)	Noncontrolling Interests	Total
Balance at December 31, 2008	100	$1	$560,768	$(365,354)	$13,572	$208,987
Share-based compensation	—	—	837	—	—	837
Dividend paid	—	—	(4,064)	—	—	(4,064)
Distributions to noncontrolling interests	—	—	—	—	(1,156)	(1,156)
Net income (loss)	—	—	—	(6,578)	1,703	(4,875)

Balance at June 30, 2009	100	$1	$557,541	$(371,932)	$14,119	$199,729

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net loss	$(21,148)	$(388,514)	$(4,875)	$(373,103)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	54,898	56,373	53,705	55,179
Impairment and restructuring charges	1,790	381,770	1,790	381,770
Deferred income taxes	(6,034)	(6,370)	2,056	(2,016)
Non-cash compensation expense	837	1,120	837	1,120
Gain on sale of assets	—	(1,370)	—	(1,370)
Equity in earnings of joint ventures	(1,530)	(532)	(1,530)	(532)
Loss on interest rate swap	2,416	2,058	—	—
Non-cash interest under PIK election	18,389	14,767	—	—
Loss on early extinguishment of debt	22,353	—	22,353	—
(Increase) Decrease in:
Accounts and other receivables	4,854	(13,660)	4,854	(13,660)
Prepaid expenses and other current assets	(2,647)	3,646	(2,647)	3,645
Inventories	20,667	(30,775)	20,667	(30,775)
Other assets	30	32	30	32
Increase (Decrease) in:
Accounts payable	(2,938)	41,380	(2,875)	42,269
Due from/to affiliates	(2,349)	(21,184)	(2,486)	(20,197)
Income taxes receivable/payable	(72)	(577)	(1,858)	3,513
Other accrued liabilities	(20,026)	4,077	(16,466)	(3,650)

Net cash provided by operating activities	69,490	42,241	73,555	42,225

Continued on following page

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—continued

(unaudited, in thousands)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flows from investing activities:
Acquisition of property and equipment	(37,499)	(44,213)	(37,499)	(44,213)
Net payments in affiliation transactions	(3,369)	(36,900)	(3,369)	(36,900)
Designation of restricted cash	—	(500)	—	(500)
Net proceeds from sale of assets	—	3,747	—	3,747
Distributions from noncontrolling interests	1,494	810	1,494	810
Investment in unconsolidated subsidiaries	(53)	(3,123)	(53)	(3,123)

Net cash used in investing activities	(39,427)	(80,179)	(39,427)	(80,179)

Cash flows from financing activities:
Proceeds from Senior Secured Notes	758,926	—	758,926	—
Proceeds from other indebtedness	—	4,000	—	4,000
Repayment of term loan	(436,666)	(34,937)	(436,666)	(34,937)
Repayment of Senior Notes	(311,578)	—	(311,578)	—
Repayment of other indebtedness	(8,905)	(879)	(8,905)	(879)
Debt financing costs	(16,157)	(119)	(16,157)	(103)
Net distributions to parent	—	—	(4,064)	—
Repayment of advance to parent	—	—	—	—
Distributions to noncontrolling interests	(1,156)	(1,832)	(1,156)	(1,832)
Contributions from noncontrolling interests	—	466	—	466
Issuance of stock, net of offering costs	—	—	—	—
Payment of dividends on common stock	—	—	—	—
Purchase of Treasury Stock	—	—	—	—
Proceeds from exercise of stock options	—	25	—	—
Contribution of proceeds from exercise of stock options	—	—	—	25

Net cash used in financing activities	(15,536)	(33,276)	(19,600)	(33,260)

Increase (Decrease) in cash and cash equivalents	14,527	(71,214)	14,528	(71,214)
Cash and cash equivalents:
Beginning of period	104,477	149,257	104,476	149,256

End of period	$119,004	$78,043	$119,004	$78,042

Interest paid	$53,388	$44,204	$53,376	$44,192
Income taxes and related interest paid	2,081	1,388	2,081	1,388
Non-cash investing and financing transactions:
Notes issued in affiliation transactions	—	32,677	—	32,677
Notes issued for interest paid-in-kind	18,865	22,789	—	—
Accretion of dividends on preferred stock	12,706	11,899	—	—

The accompanying notes are an integral part of these statements.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1—Basis of Presentation

US Oncology Holdings, Inc. (“Holdings”) was formed in March, 2004 when a wholly owned subsidiary of Holdings agreed to merge with and into US Oncology, Inc. (“US Oncology”), with US Oncology continuing as the surviving corporation (the “Merger”). The Merger was consummated on August 20, 2004. Currently, Holdings’ principal asset is 100% of the shares of common stock of US Oncology. Holdings and US Oncology and their subsidiaries are collectively referred to as the “Company.”

The unaudited condensed consolidated financial statements of Holdings include the accounts of its wholly-owned subsidiary, US Oncology. Holdings conducts substantially all of its business through US Oncology and its subsidiaries which provide extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in cancer-related clinical research studies. US Oncology is affiliated with 1,236 physicians operating in 476 locations, including 94 radiation oncology facilities in 39 states. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial reporting and in accordance with instructions for Form 10-Q and Rule 10.01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements contained in this report reflect all adjustments that are normal and recurring in nature, except for the adoption of the accounting standards discussed in Note 11—Recent Accounting Pronouncements, and considered necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the interim period are not necessarily indicative of the results expected for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. Because of inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. These unaudited condensed consolidated financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 12, 2009, and subsequent filings.

The Company has evaluated subsequent events that occurred between June 30, 2009 and October 13, 2009, the date our financial statements were issued.

NOTE 2—Revenues

The Company derives revenues primarily from (i) comprehensive service agreements with physician practices; (ii) pharmaceutical services agreements with physician practices under the oncology pharmaceutical services (“OPS”) model; (iii) fees paid by pharmaceutical companies for services as a group purchasing organization, data services and other manufacturer services and (iv) research agreements with pharmaceutical manufacturers and other trial sponsors.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the three months ended June 30, 2009 and 2008, the affiliated practices under comprehensive service agreements derived 39.7% and 37.4%, respectively, of their net patient revenue from services provided under the Medicare program (of which 6.8% and 5.1%, respectively, relate to Medicare managed care) and 3.8% and 3.4%, respectively, from services provided under state Medicaid programs. For the six months ended June 30, 2009 and 2008, the affiliated practices under comprehensive service agreements derived 39.5% and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 6.6% and 4.9%, respectively, relate to Medicare managed care) and 3.7% and 3.2%, respectively, from services provided under state Medicaid programs. Capitation revenues were less than 1% of total net patient revenue in all periods. During the three months ended June 30, 2009 and 2008, an additional payer represented 10.0% and 9.2%, respectively, of such affiliated practices’ aggregate net revenues. During the six months ended June 30, 2009 and 2008, that payer represented 10.0% and 9.5%, respectively, of such affiliated practices’ aggregate net revenues. Changes in the payer reimbursement rates, or in affiliated practices’ payer mix, could materially and adversely affect the Company’s revenues.

Erythropoiesis-stimulating agents (“ESAs”) are drugs used for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood’s ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive for their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells as an alternative to blood transfusions.

On July 30, 2007, Centers for Medicare & Medicaid Services (“CMS”) issued a national coverage decision (“NCD”) establishing criteria for reimbursement by Medicare for ESA usage which led to a significant decline in utilization of these drugs by oncologists, including those affiliated with US Oncology. In addition, the Oncology Drug Advisory Committee (“ODAC”) of the U.S. Food and Drug Administration (“FDA”) met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings, on July 30, 2008, the FDA published a final new label for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement (rather than prescribing) for Medicare beneficiaries only, the label indication directs appropriate physician prescribing and applies to all patients and payers.

The FDA also mandated implementation of a Risk Evaluation and Mitigation Strategy (“REMS”) proposal relating to ESAs by manufacturers which was filed with the FDA in late August, 2008. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medication guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain and it presently remains under discussion between the manufacturers and the FDA. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to prescribe ESAs for their patients. The REMS is expected to become effective some time in 2009 or early 2010. We believe a possible impact of the REMS could be further reductions in ESA utilization. Because the use of ESAs relates to specific clinical determinations and the Company does not make clinical decisions for affiliated physicians, analysis of the financial impact of these restrictions is a complex process. As a result, there is inherent uncertainty in making an estimate or range of estimates as to the ultimate financial impact on the Company. Factors that could significantly affect the financial impact on the Company include ongoing clinical interpretations of the REMS, coverage restrictions and risks related to ESA use.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

The decline in ESA usage has had a significant adverse affect on the Company’s results of operations, and, particularly, its Medical Oncology Services and Pharmaceutical Services segments. Operating income attributable to ESAs administered by our network of affiliated physicians decreased $3.8 million and $8.1 million during the three months and six months ended June 30, 2009, respectively, from the comparable periods ended June 30, 2008. The operating income reflects results from the Company’s Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and from the Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers for pharmaceuticals purchased by physicians affiliated under both of these arrangements.

Decreasing financial performance of affiliated practices as a result of declining ESA usage also affects their relationship with the Company and, in some instances, has led to increased pressure to amend the terms of their management services agreements. In addition, reduced utilization of ESAs may adversely impact the Company’s ability to continue to receive favorable pricing from ESA manufacturers. Decreased financial performance may also adversely impact the Company’s ability to obtain acceptable credit terms from pharmaceutical manufacturers, including manufacturers of products other than ESAs.

The Company expects continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. Such scrutiny by payers or additional scientific data could lead to future restrictions on usage or reimbursement for other pharmaceuticals as a result of payer or FDA action or reductions in usage as a result of the independent determination of oncologists practicing in the Company’s network. Any such reduction could have an adverse effect on the Company’s business. In the Company’s evidence-based medicine initiative, affiliated physicians continually review emerging scientific information to develop clinical pathways for use in oncology and remain engaged with payers in determining optimal usage for all pharmaceuticals.

Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units (“RVUs”). The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula.

On October 30, 2008, CMS issued a final rule for the Medicare Physician Fee Schedule for calendar year 2009. The final rule establishes Medicare payment rates and policy changes that went into effect for services furnished by physicians and non-physician practitioners as of January 1, 2009. The 2009 Medicare Physician Fee Schedule included a 5% decrease in the conversion factor from the 2008 rates reflecting the discontinuation of a budget neutrality adjustor that had been applied to a portion of the fee schedule calculation for the past two years. This change negatively impacted technical services and increased reimbursement for services with greater physician work components such as Evaluation and Management services. Under this fee schedule, pretax income for the six months ended June 30, 2009, decreased by approximately $0.7 million compared to the six months ended June 30, 2008.

In November, 2006, CMS released its Final Rule of the Five-Year Review of Work Relative Value Units (“RVU” or “Work RVU”) under the Physician Fee Schedule and Proposed Changes to the Practice Expense (“PE”) Methodology (the “Final Rule”). The Work RVU changes were implemented in full beginning January 1, 2007, while the PE methodology changes are being phased in over a four-year period (2007-2010). For the six months ended June 30, 2009, the Final Rule resulted in an increase in pretax income of $2.0 million over the comparable prior year period for Medicare non-drug reimbursement excluding the 2009 conversion factor change.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

On April 6, 2009, CMS issued a final NCD to expand coverage for initial testing with positron emission tomography (“PET”) as a cancer diagnostic tool for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers. This NCD also extends coverage to patients to allow PET usage beyond initial diagnosis to include subsequent treatment strategies and is expected to expand usage of PET scans, including at US Oncology affiliated practices, beginning in the second quarter of 2009.

The Company’s most significant, and only service agreement to provide more than 10% of total revenues, is with Texas Oncology, P.A. which accounted for approximately 25% and 23% of revenue for the six month periods ended June 30, 2009, and 2008, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue of Texas Oncology, P.A.	$220,413	$197,769	$431,916	$394,287
Less: Reimbursement of expenses	206,858	185,702	408,128	370,877

Earnings component of management fee	$13,555	$12,067	$23,788	$23,410

NOTE 3—Fair Value Measurements

The accounting standard which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements (SFAS No. 157, “Fair Value Measurements”) became effective January 1, 2009, at which time the Company adopted the standard with respect to non-financial assets and liabilities measured on a non-recurring basis. The application of the fair value framework established by the standard to these fair value measurements on a non-recurring basis, which would include goodwill (generally as a result of an impairment assessment), did not have a material impact on the Company’s unaudited condensed consolidated financial statements as there was no fair value measurement recorded for goodwill during the six months ended June 30, 2009. Effective January 1, 2008, the Company applied the provisions of the standard to its disclosures related to assets and liabilities which are measured at fair value on a recurring basis (at least annually). As a result, the standard was applied to the Company’s interest rate swap liability.

Disclosures are required that categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting our assumptions about pricing by market participants. The Company classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs.

Liabilities consist of the Company’s interest rate swap, only, which is valued using models based on readily observable market parameters for all substantial terms of the derivative contract and, therefore, is classified as Level 2. Under the interest rate swap the Company pays a fixed rate of 4.97% and receives a floating rate based on the six-month LIBOR on a notional amount of $425.0 million. The floating rate is set at the start of each semi-annual interest period with the final interest settlement date on March 15, 2012. The fair value of the interest rate swap is estimated based upon the expected future cash settlements, as reported by the counterparty, using

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

observable market information. The most significant factors in estimating the value of the interest rate swap is the assumption made regarding the future interest rates that will be used to establish the variable rate payments to be received by the Company and the discount rate used to determine the present value of those estimated future payments. The Company considers both counterparty credit risk and its own credit risk when estimating the fair market value of the interest rate swap. Because of negative differential between the current (and projected) LIBOR rate and the fixed interest rate paid by the Company, which results in a net liability position, as well as the counterparty’s credit rating, counterparty credit risk is assessed to be minimal and did not impact the fair value of the interest rate swap. The Company also assesses its own credit risk in the valuation of its obligation under the interest rate swap using Company-specific market information. The most significant market information considered was the credit spread between the Holdings Floating Rate PIK Toggle Notes (“Holdings Notes”), an instrument with a similar credit profile and term as the interest rate swap, and the like term treasury spread (as an estimate of a risk free rate). An increase in future LIBOR rates of 1.00 percent would increase (in the Company’s favor) the fair value of the interest rate swap by $7.9 million and a decrease in future interest rates of 1.00 percent would negatively impact its fair value by the same amount. As of June 30, 2009, $50.6 million of the Company’s indebtedness remains exposed to changes in variable interest rates.

The following table summarizes the assets and liabilities measured at fair value on a recurring basis as of June 30, 2009 (in thousands):

	Fair Value as of June 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets	$—	$—	$—	$—
Liabilities
Other accrued liabilities	13,633	—	13,633	—
Other long-term liabilities	15,268	—	15,268	—

Total	$28,901	$—	$28,901	$—

Non-designated Derivative Instrument

The Company’s interest rate swap agreement described above was initially designated as a cash flow hedge against the variability of cash future interest payments on the Holdings Notes (see Note 6 – Indebtedness). The Company no longer believes that payment of cash interest on the entire principal of the outstanding Notes remains probable and has discontinued cash flow hedge accounting for the interest rate swap. Subsequent to discontinuation of hedge accounting, the Company has recognized all unrealized gains and losses in earnings, rather than deferring such amounts in accumulated other comprehensive income. As a result of discontinuing cash flow hedge accounting for this instrument, Holdings recognized unrealized losses during the three months and six months ended June 30, 2009 and 2008 as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Other income (expense), net	$(1,653)	$14,298	$(2,416)	$(1,711)

Although cash flow hedge accounting is no longer applied to the interest rate swap, the Company believes the swap, economically, remains a hedge against the variability in a portion of interest accruing on the Holdings Notes.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

At June 30, 2008, accumulated other comprehensive income included $1.3 million, net of tax, related to the interest rate swap which represented activity while the instrument was designated as a cash flow hedge that was associated with future interest payments which could not be considered probable of not occurring at that time. During the three months and six months ended June 30, 2008, $0.3 million loss in accumulated other comprehensive income had been reclassified into earnings, as follows (in thousands):

	Amount of Loss Reclassified from OCI into Earnings
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest expense, net	$—	$(347)	$—	$(346)

At December 31, 2008, due to the current and projected low interest rate environment, and the expectation that payments due on the interest rate swap would increase, the Company believed that cash payments for interest rate swap obligations would reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes no longer remained probable. As a result, at December 31, 2008 all amounts previously recorded in accumulated other comprehensive income related to interest rate swap activity while that instrument was designated as a cash flow hedge (amounting to $0.8 million, net of tax) were reclassified to Other Income (Expense), Net in the Consolidated Statement of Operations and Comprehensive Income (Loss) for US Oncology Holdings, Inc.

NOTE 4—Intangible Assets and Goodwill

Changes in intangible assets relating to service agreements, customer relationships and goodwill during the six months ended June 30, 2009 consisted of the following (in thousands):

	Service Agreements, net	Customer Relationships, net	Goodwill

Balance at December 31, 2008	$273,646	$3,743	$377,270
Additions	3,445	—	—
Impairment charge	(150)	—	—
Amortization expense and other	(10,893)	(250)	—

Balance at June 30, 2009	$266,048	$3,493	$377,270

Average of straight-line based amortization period remaining in years as of June 30, 2009	13	7	n/a

Customer relationships, net, are classified as Other Assets in the accompanying unaudited Condensed Consolidated Balance Sheet. Accumulated amortization relating to service agreements was $62.8 million and $52.6 million at June 30, 2009 and December 31, 2008, respectively. The amortization expense of amortizable intangible assets for the six months ended June 30, 2009 was $10.9 million, and the estimated amortization expense for the five succeeding years is approximately $21 million, per year.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

NOTE 5—Impairment and Restructuring Charges

Impairment and restructuring charges recognized during the three months and six months ended June 30, 2009 and 2008 consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Goodwill	$—	$—	$—	$380,000
Severance costs	371	356	1,613	1,662
Service agreements, net	—	—	150	—
Other, net	10	108	27	108

Total	$381	$464	$1,790	$381,770

During the three months and six months ended June 30, 2009, the Company recorded $0.4 million and $1.6 million, respectively, of severance charges related to certain corporate personnel. These charges will be paid through the second quarter of 2010. In addition, an unamortized service agreement intangible was impaired for $0.2 million in the first quarter of 2009 related to a practice that converted from a comprehensive services model to a targeted physician services relationship.

During the three months ended March 31, 2008, the Company recorded an impairment of its goodwill related to the Medical Oncology services segment of $380.0 million. Also, during the three months and six months ending June 30, 2008, charges of $0.4 million and $1.7 million were recognized primarily related to employee severance for which payment was primarily made in the second quarter of 2008.

The carrying value of goodwill and the carrying value of service agreements are subject to impairment tests. In connection with the preparation of the financial statements for the three months ended March 31, 2008, and as a result of the decline in the financial performance of the Medical Oncology services segment, the Company assessed the recoverability of goodwill related to that segment and determined an impairment had occurred. The resulting impairment charge in the amount of $380.0 million did not result in future cash expenditures or impact the financial covenants of US Oncology’s senior secured credit facility. There were no impairments of goodwill identified during the three months and six months ended June 30, 2009. However, future adverse changes in actual or anticipated operating results, as well as unfavorable changes in economic factors and market multiples used to estimate the fair value of the Company, could result in future non-cash impairment charges.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

NOTE 6—Indebtedness

As of June 30, 2009 and December 31, 2008, long-term indebtedness consisted of the following (in thousands):

	June 30, 2009	December 31, 2008

US Oncology, Inc.
Senior Secured Credit Facility	$—	$436,666
9.125% Senior Secured Notes, due 2017	758,985	—
9.0% Senior Notes, due 2012	—	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	27,923	34,956
Mortgage, capital lease obligations and other	22,255	22,188

	1,087,163	1,071,810
Less current maturities	(11,515)	(10,677)

	1,075,648	1,061,133

US Oncology Holdings, Inc.
Senior Floating Rate PIK Toggle Notes, due 2012	475,616	456,751

	$1,551,264	$1,517,884

Future principal obligations under US Oncology’s and Holdings’ long-term indebtedness as of June 30, 2009, are as follows (in thousands):

	Twelve months ending June 30,
	2010	2011	2012	2013	2014	Thereafter
US Oncology payments due	$11,515	$9,031	$8,365	$8,219	$1,890	$1,064,158
Holdings payments due	—	—	475,616	—	—	—

	$11,515	$9,031	$483,981	$8,219	$1,890	$1,064,158

As of June 30, 2009, US Oncology is in compliance with the covenants of its indebtedness.

Senior Secured Credit Facility

At December 31, 2008, the senior secured credit facility consisted of a $160.0 million revolving credit facility and $436.7 million outstanding under a term loan facility. During the three months ended June 30, 2009, the term loan portion of the facility, in the amount of $436.7 million, was repaid with proceeds from the 9.125% Senior Secured Notes described below.

As of June 30, 2009, the revolving credit facility of the senior secured credit facility provided for senior secured financing of up to $160.0 million, including a letter of credit sub-facility and a swingline loan sub-facility scheduled to terminate on August 20, 2010. At June 30, 2009, $128.6 million was available for borrowing and availability had been reduced by outstanding letters of credit amounting to $31.4 million. At June 30, 2009, no amounts had been borrowed under the revolving credit facility of the senior secured credit facility.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

In connection with this refinancing, the revolving credit facility of the senior secured credit facility was amended to, among other things, permit the transaction.

Indebtedness under the revolving credit facility is guaranteed by all of US Oncology’s current restricted subsidiaries (see Note 12—Financial Information for Subsidiary Guarantors and Non-Subsidiary Guarantors), all of US Oncology’s future restricted subsidiaries and by Holdings, and is secured by a first priority security interest in substantially all of US Oncology’s existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology’s capital stock and the capital stock of the guarantor subsidiaries.

The revolving credit facility requires US Oncology to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio (interest expense divided by EBITDA, as defined by the credit agreement) and a maximum leverage ratio (indebtedness divided by EBITDA, as defined by the credit agreement). At June 30, 2009, the Company was required to maintain a minimum interest coverage ratio of no less than 2.00:1 and a maximum leverage ratio of no more than 5.40:1. As of June 30, 2009, US Oncology’s actual interest coverage ratio was 2.62:1 and its actual leverage ratio was 5.04:1.

In addition, the revolving credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the revolving credit facility are entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.

Senior Notes

As of December 31, 2008, the Company had $300.0 million in 9.0% senior notes outstanding. These notes, which were scheduled to mature on August 15, 2012, were redeemed with proceeds from the 9.125% Senior Secured Notes described below. A portion of the proceeds from the Senior Secured Notes were deposited with a trustee to redeem the 9.0% Senior Notes on August 17, 2009 for a redemption price of 102.250% plus accrued and unpaid interest.

9.125% Senior Secured Notes

On June 18, 2009, US Oncology issued $775.0 million aggregate principal amount of senior secured notes due August 15, 2017 (the “Senior Secured Notes”) in a private offering to institutional investors. Interest on the notes will accrue at a fixed rate of 9.125% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2009. As of June 30, 2009, US Oncology included $759.0 million of debt outstanding in its unaudited Condensed Consolidated Balance Sheet which reflects the $775.0 million principal amount of the Senior Secured Notes net of an unamortized original issue discount in the amount of $16.0 million. During the three months and six months ended June 30, 2009, interest expense on the Senior Secured Notes was $2.3 million.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

These notes are senior secured obligations of US Oncology and rank equally in right of payment with all of the Company’s and the guarantors’ existing and future senior indebtedness. Indebtedness under the Senior Secured Notes is guaranteed by all of US Oncology’s current restricted subsidiaries (see Note 12—Financial Information for Subsidiary Guarantors and Non-Subsidiary Guarantors) and all of US Oncology’s future restricted subsidiaries, and is secured by a second-priority security interest, subject to permitted liens, in substantially all of US Oncology’s existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology’s capital stock and the capital stock of the guarantor subsidiaries, subject to certain limitations.

US Oncology has the right to redeem some or all of the Senior Secured Notes prior to August 15, 2013 at a price equal to 100.0% of the principal amount plus accrued and unpaid interest and a “make whole” premium. Thereafter, we may redeem some or all of the notes at the redemption prices set forth below:

Redemption period	Price
On or after August 15, 2013 and prior to August 15, 2014	104.560%
On or after August 15, 2014 and prior to August 15, 2015	102.280%
On or after August 15, 2015	100.000%

In addition, prior to August 15, 2012, US Oncology may redeem up to a maximum of 35% of the original aggregate principal amount of the senior secured notes, including any additional notes subsequently issued, with the net proceeds of certain equity offerings at a redemption price of 109.125% of the principal amount thereof, plus accrued and unpaid interest thereon, provided that, if the equity offering is an offering by Holdings, a portion of the net cash proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of US Oncology or used to acquire capital stock of US Oncology, subject to certain limitations.

US Oncology issued the Senior Secured Notes pursuant to an indenture dated June 18, 2009 between US Oncology and a Trustee. Among other provisions, the indenture contains certain covenants that limit the ability of US Oncology and certain of its restricted subsidiaries to incur additional debt, pay dividends on, redeem or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, incur certain liens and sell certain assets or merge with or into other companies.

US Oncology may be obligated (based on certain thresholds) to make prepayment offers on the Senior Secured Notes of up to 100% of “allocable excess proceeds”, as defined by the notes indenture, from certain asset sales. In addition, the Senior Secured Notes include various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the Senior Secured Notes to be in full force and effect and change of control. If such an event of default occurs, the lenders under the Senior Secured Notes are entitled to take various actions, including the acceleration of amounts due under the Senior Secured Notes and all actions permitted to be taken by a secured creditor.

In connection with the issuance of the Senior Secured Notes, the Company entered into a Purchase Agreement providing for the initial sale of the Senior Secured Notes and a Registration Rights Agreement with respect to registration rights for the benefit of the holders of the Senior Secured Notes. The Registration Rights

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Agreement requires that US Oncology and the guarantors file an exchange offer registration statement with the SEC not later than 120 days and use their reasonable best efforts to cause the registration statement to become effective within 210 days from the Senior Secured Notes closing date of June 18, 2009. If US Oncology and the guarantors do not comply with its obligations under the Registration Rights Agreement, the interest rate on the notes will increase by 0.25% for each 90 day period US Oncology does not comply with these obligations, not to exceed 1.0%. As of June 30, 2009, there was no liability accrued for the incremental interest as the Company does not believe it is probable that the required registration will not be made timely.

The Company incurred $16.4 million in transaction expenses related to the Senior Secured Notes offering which are included as Other Assets in the Company’s unaudited Condensed Consolidated Balance Sheet. Proceeds from the offering of approximately $744.4 million, along with cash on hand, were used to repay the $436.7 million senior secured credit facility maturing in 2010 and 2011 and the $300 million 9.0% Senior Notes due 2012.

In connection with issuing the Senior Secured Notes and refinancing the Term Loan facility and 9.0% Senior Notes, the Company recognized a $22.4 million loss on early extinguishment of debt primarily related to payment of a 2.25 percent call premium and call period interest on the Senior Notes and the write off of unamortized issuance costs related to the retired Senior Notes and terminated portion of the senior secured credit facility.

Senior Floating Rate PIK Toggle Notes

During the three months ended March 31, 2007, Holdings, whose principal asset is its investment in US Oncology, issued $425.0 million of senior floating rate PIK toggle notes (“Notes” or “Holdings Notes”), due March 15, 2012. These notes are senior unsecured obligations of Holdings. Holdings may elect to pay interest on the Notes entirely in cash, by increasing the principal amount of the Notes (“PIK interest”), or by paying 50% in cash and 50% by increasing the principal amount of the Notes. Cash interest accrues on the Notes at a rate per annum equal to 6-month LIBOR plus the applicable spread. PIK interest accrues on the Notes at a rate per annum equal to the cash interest rate plus 0.75%. The Company must make an election regarding whether subsequent interest payments will be made in cash or through PIK interest prior to the start of the applicable interest period. The applicable spread is 4.50% and increased by 0.50% on March 15, 2009 and will increase by another 0.50% on March 15, 2010. During the three months ended June 30, 2009 and 2008, interest on the Holdings Notes was $9.7 million and $10.0 million, respectively. During the six months ended June 30, 2009 and 2008, interest on the Holdings Notes was $20.1 million and $22.1 million, respectively. In the three months ended June 30, 2009 and 2008, $9.1 million and $4.4 million, respectively, accrued under the election to pay interest in kind and the remaining $0.6 million and $5.6 million, respectively, accrued as cash interest or interest related to future spread increases and the amortization of debt issuance costs. In the six months ended June 30, 2009 and 2008, $18.4 million and $14.8 million, respectively, accrued under the election to pay interest in kind and the remaining $1.7 million and $7.3 million, respectively, accrued as cash interest or interest related to future spread increases and the amortization of debt issuance costs.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Holdings may redeem all or any of the Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

Redemption period	Price
On or after September 15, 2008 and prior to September 15, 2009	102.0%
On or after September 15, 2009 and prior to September 15, 2010	101.0%
On or after September 15, 2010	100.0%

Because Holdings’ principal asset is its investment in US Oncology, US Oncology provides funds to service Holdings’ indebtedness through payment of dividends to Holdings. US Oncology’s senior notes and senior subordinated notes limit its ability to make restricted payments from US Oncology, including dividends paid by US Oncology to Holdings. As of June 30, 2009, US Oncology has the ability to make approximately $29.7 million in restricted payments, which amount increases based on capital contributions to US Oncology, Inc. and by 50 percent of US Oncology’s net income and is reduced by i) the amount of any restricted payments made and ii) net losses of US Oncology, excluding certain non-cash charges such as the $380.0 million goodwill impairment during the three months ended March 31, 2008 and the $22.4 million loss on early extinguishment of debt during the three months ended June 30, 2009. Delaware law also requires that US Oncology be solvent both at the time, and immediately following, a dividend payment to Holdings. Because Holdings relies on dividends from US Oncology to fund cash interest payments on the Holdings Notes, in the event that such restrictions prevent US Oncology from paying such a dividend, Holdings would be unable to pay interest on the notes in cash and would instead be required to pay PIK interest. Unlike interest on the Holdings Notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash. In connection with issuing the Notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through maturity in 2012 (see Note 3—Fair Value Measurements). As a result of the current and projected low interest rate environment, and the related expectation that Holdings will continue to be net payer on the interest rate swap, the Company believes that cash payments for the interest rate swap obligations will reduce the availability under the restricted payments provisions in US Oncology’s indebtedness to a level that additional payments for cash interest for the Holdings Notes may not be prudent and therefore, no longer remain probable. Based on projected LIBOR interest rates as of June 30, 2009, there will be available funds under the restricted payments provision in order to service, at a minimum, the estimated interest rate swap obligations through June 30, 2010. The Company’s semiannual payment obligations on the interest rate swap increase by $2.1 million for each 1.00% that the fixed interest rate of 4.97% paid to the counterparty exceeds the variable interest rate received from the counterparty. Similarly, the Company’s semiannual payment obligations on the interest rate swap decrease by $2.1 million when the difference between the fixed interest rate paid to the counterparty and the variable interest rate received from the counterparty is reduced by 1.00%. In the event amounts available under the restricted payments provision are insufficient for the Company to service interest on the Holdings Notes, including any obligation related to the interest rate swap, the Company may be required to arrange additional financing or a capital infusion and use such proceeds to satisfy these obligations. There can be no assurance that additional financing or a capital infusion, if available, will be made on terms that are acceptable to the Company. The Company expects to issue $18.4 million in notes to settle the interest due in September, 2009. In addition, the Company is required to pay $6.6 million to settle the obligation under the interest rate swap agreement for the interest period ending September 15, 2009. During the six months ended June 30, 2009, US Oncology paid dividends in the amount of $4.1 million to Holdings to finance obligations due in March related to the Holdings Notes and interest rate swap.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Holdings issued the Notes pursuant to an Indenture dated March 13, 2007 between Holdings and a Trustee. Among other provisions, the Indenture contains certain covenants that limit the ability of Holdings and certain restricted subsidiaries, including US Oncology, to incur additional debt, pay dividends on, redeem or repurchase capital stock, issue capital stock of restricted subsidiaries, make certain investments, enter into certain types of transactions with affiliates, engage in unrelated businesses, create liens securing the debt of Holdings and sell certain assets or merge with or into other companies.

Fair value of Notes

The Company has estimated the fair value of its financial instruments in accordance with the framework under SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). The fair value of the fixed rate long term indebtedness is estimated based on quoted market prices or prices quoted from third party financial institutions. The carrying amount and fair value of the indebtedness, including the current portion, are as follows:

	As of June 30, 2009		As of December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
9.125% Senior Secured Notes, due 2017	$758,985	$751,395	$—	$—
9.0% Senior Notes, due 2012	—	—	300,000	273,000
10.75% Senior Subordinated Notes, due 2014	275,000	273,625	275,000	224,125
Holdings Senior Floating Rate PIK Toggle Notes, due 2012	475,616	399,517	456,751	262,632

NOTE 7—Stock-Based Compensation

The following disclosures relate to stock incentive plans involving shares of Holdings common stock or options to purchase Holdings common stock. Activity related to Holdings’ stock-based compensation is also included in the financial statements of US Oncology, as the participants in such plans are employees of US Oncology.

Compensation expense is recognized in the Company’s financial statements over the requisite service period, net of estimated forfeitures, and based on the fair value as of the grant date.

US Oncology Holdings, Inc. 2004 Equity Incentive Plan

The Holdings’ Board of Directors adopted the US Oncology Holdings, Inc. 2004 Equity Incentive Plan (the “Equity Incentive Plan”) effective in August, 2004. The purpose of the plan is to attract and retain the best available personnel and to provide additional incentives to employees and consultants to promote the success of the business. Effective January 1, 2008, the Company amended the Equity Incentive Plan to (i) eliminate the distinction between shares available for grant under restricted common shares and those available for grant under stock options and (ii) increase the number of shares available for awards from 27,223,966 to 32,000,000. Also on January 1, 2008, the Company awarded 7,882,000 shares of restricted stock to employees, a portion of which related to the cancellation of 2,606,250 employee stock options. The cancellation of options in exchange for restricted shares was accounted for as a modification of the original award. As a result, the unrecognized compensation expense associated with the original award continues to be recognized over the service period related to the original award. In addition, incremental compensation cost equal to the excess of the fair value of the new award over the fair value of the original award as of the date the new award was granted, is being

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

recognized over the service period related to the new award. Depending on the individual grants, awards vest either at the grant date or over defined service periods. Based on the individual vesting criteria for each award, the Company recorded compensation expense of approximately $0.3 million and $0.6 million during the three months ended June 30, 2009 and 2008, respectively, and $0.8 million and $1.1 million during the six months ended June 30, 2009 and 2008, respectively, related to restricted stock and stock option awards made under the Equity Incentive Plan. At June 30, 2009, 3,074,350 shares of restricted stock or stock options were available for future awards.

The Company granted awards of 250,000 restricted shares with an aggregate fair value at the time of grant of approximately $0.1 million during the six months ended June 30, 2009 and 8,244,500 restricted shares (which includes the January 1, 2008 awards discussed above) with an aggregate fair value at the time of grant of approximately $12.8 million during the six months ended June 30, 2008. No shares of restricted stock were granted during the three months ended June 30, 2009 and June 30, 2008. Restricted shares vest over a three to five year period from the date of grant. During the three months and six months ended June 30, 2009, 386,100 and 597,600 restricted shares were forfeited by holders, respectively. During the three months and six months ended June 30, 2008, 1,125,000 and 1,545,000 restricted shares were forfeited by holders, respectively.

The following summarizes activity for restricted shares awarded under the Equity Incentive Plan for the six months ended June 30, 2009:

Restricted Shares
Restricted shares outstanding, December 31, 2008	9,514,500
Granted	250,000
Vested	(985,349)
Forfeited	(597,600)

Restricted shares outstanding, June 30, 2009	8,181,551

Compensation expense related to outstanding restricted stock awards is estimated to be $2.0 million, $1.7 million, $1.7 million, $1.6 million and $0.1 million for each of the fiscal years ending December 31, 2009 through 2013. Deferred compensation related to these awards becomes fully amortized during the year ending December 31, 2014.

The following summarizes activity for options awarded under the Equity Incentive Plan for the six months ended June 30, 2009:

	Stock Options
	Shares Represented by Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Options outstanding, December 31, 2008	588,750	$1.44
Forfeited	(30,000)	1.81

Options outstanding, June 30, 2009	558,750	1.42	6.9

Options exercisable, June 30, 2009	297,650	1.38	6.2

At June 30, 2009, 558,750 options to purchase Holdings common stock were outstanding. During the six months ended June 30, 2009, there were no options granted to purchase common shares and there were 65,000

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

options granted to purchase common shares during the six months ended June 30, 2008. Compensation expense related to options granted has been recorded based on the fair value as of the grant date and vesting provisions.

Holdings 2004 Director Stock Option Plan

The Holdings’ Board of Directors also adopted the US Oncology Holdings 2004 Director Stock Option Plan (the “Director Stock Option Plan”), which was effective in October, 2004, upon stockholder approval. The total number of shares of common stock for which options may be granted under the Director Stock Option Plan is 500,000 shares. At June 30, 2009, 131,000 options to purchase Holdings common stock were outstanding and 286,000 options were available for future awards. Under this plan, each eligible director in office and each eligible director who joined the board after adoption is automatically granted an option, annually, to purchase 5,000 shares of common stock. In addition, each such director is automatically granted an option, annually, to purchase 1,000 shares of common stock for each board committee on which such director served. As of June 30, 2009, options to purchase 214,000 shares of common stock, net of forfeitures, have been granted to directors under the Director Stock Option Plan. The options vest six months after the date of grant. During the six months ended June 30, 2009, there were no exercises of options issued under the Director Stock Option Plan.

NOTE 8—Income Taxes

The effective tax rate for the three months and six months ended June 30, 2009 and 2008 was as follows (dollars in thousands):

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Three Months Ended June 30		Three Months Ended June 30
	2009	2008	2009	2008
Income (loss) before income taxes	$(19,362)	$12,328	$(7,975)	$8,044
Less: Income before income taxes attributable to noncontrolling interests	(944)	(1,017)	(944)	(1,017)

Income (loss) before income taxes attributable to the Company	$(20,306)	$11,311	$(8,919)	$7,027

Income tax benefit (provision) attributable to the Company	$2,913	$(4,169)	$1,324	$(3,788)

Effective tax rate attributable to the Company	14.3%	(36.9)%	14.8%	(53.9)%

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Loss before income taxes	$(25,172)	$(394,092)	$(2,595)	$(370,237)
Less: Income before income taxes attributable to noncontrolling interests	(1,703)	(1,732)	(1,703)	(1,732)

Loss before income taxes attributable to the Company	$(26,875)	$(395,824)	$(4,298)	$(371,969)

Income tax benefit (provision) attributable to the Company	$4,024	$5,578	$(2,280)	$(2,866)

Effective tax rate attributable to the Company	15.0%	1.4%	(53.0)%	(0.8)%

The difference between the effective tax rate for Holdings and US Oncology relates to the incremental interest expense, changes in the fair value of Holdings’ interest rate swap and general and administrative expenses incurred by Holdings which increase its taxable loss and, consequently, alter the impact that non-deductible costs have on its effective tax rate as well as a valuation allowance provided on the deferred tax asset of Holdings.

The difference between our effective income tax rate and the amount that would be determined by applying the statutory U.S. income tax rate before income taxes is as follows (in thousands):

	US Oncology Holdings, Inc.		US Oncology, Inc.
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
U.S. statutory income tax benefit	$(9,406)	$(138,538)	$(1,505)	$(130,189)
Non-deductible expenses(1)	1,183	132,176	949	132,176
State income taxes, net of federal benefit(2)	724	628	2,274	795
Reserve for uncertain tax positions	562	—	562	—
Valuation allowance	2,514	—	—	—
Other	399	156	—	84

Effective tax (benefit) provision(3)	$(4,024)	$(5,578)	$2,280	$2,866

(1)	The six months ended June 30, 2008 includes the impact of a $380.0 million goodwill impairment charge of which $376.0 million was not deductible for tax purposes.
(2)	The Texas state margin tax became effective January 1, 2007. Under the Texas margin tax, a Company’s tax obligation is computed based on its receipts less, in the case of the Company, the cost of pharmaceuticals. As such, significant costs incurred that would be deducted to compute an income tax of an entity may not be considered in assessing an obligation for margin tax. For US Oncology, Inc., the six months ended June 30, 2009 includes certain state net operating losses of $1.3 million.
(3)

For the six months ended June 30, 2009, the annual effective tax rate for US Oncology, Inc. for the year ended December 31, 2009 could not be reasonably estimated because the Company expects its pretax income for this period to be near breakeven. As a result, in the interim financial statements, taxes have been provided for based on the actual results for the six months ended June 30, 2009 rather than an estimated

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

effective tax rate for the fiscal year. In addition, the percentage impact of items included in US Oncology, Inc.’s reconciliation above are higher due to the $22.4 million debt extinguishment loss reducing pretax income to a pretax loss of $4.3 million.

At June 30, 2009, Holdings had a gross federal net operating loss carryforward benefit of approximately $75.7 million that will begin to expire in 2027 and a $1.4 million alternative minimum tax credit, which has no expiration date. In assessing the realizability of deferred tax assets, management evaluates a variety of factors in considering whether it is more likely than not that some portion or all of the deferred tax assets will ultimately be realized. Management considers earnings expectations, the existence of taxable temporary differences, tax planning strategies, and the periods in which estimated losses can be utilized. The debt extinguishment loss and incremental interest associated with the June 2009 refinancing (see Note 6 – Indebtedness) as well as the recent history of operating losses, provides evidence that Holdings’ net deferred tax asset may not be recoverable. Accordingly, a valuation allowance on Holdings’ net deferred tax assets in the amount of $2.3 million has been established. In addition to the $2.3 million valuation allowance on the deferred tax assets, a valuation allowance of $0.2 million was made on a general business tax credit that is not expected to be utilized before its expiration date.

During the three months ended June 30, 2009, a portion of Holdings 2008 federal net operating losses was applied to earlier tax periods and is expected to result in a refund of previously paid taxes of approximately $8.9 million which is recorded as a component of Other Current Assets as of June 30, 2009.

With respect to US Oncology, Inc., whose financial statements are prepared as if it filed a separate return, management concluded that it is more likely than not that the Company will realize its deferred tax assets and no valuation allowance was provided. At June 30, 2009, US Oncology, Inc. had a net deferred tax liability balance of $32.8 million.

As of June 30, 2009, the Company had an accrual for uncertain tax positions of $2.7 million which is generally expected to settle within the next twelve months. During the six months ended June 30, 2009, the accrual was increased by $0.6 million related to a potential state tax liability for the disallowance of prior period state net operating losses.

NOTE 9—Segment Financial Information

The Company’s reportable segments are based on internal management reporting that disaggregates the business by service line. The Company’s reportable segments are Medical Oncology Services, Cancer Center Services, Pharmaceutical Services, and Research/Other services (primarily consisting of research services). The Company provides comprehensive practice management services for the non-clinical aspects of practice management to affiliated practices in its Medical Oncology and Cancer Center Services segments. In addition to managing non-clinical operations, the Medical Oncology services segment provides oncology pharmaceutical services to practices affiliated under comprehensive service agreements. The Cancer Center Services segment develops and manages comprehensive, community-based cancer centers, which integrate various aspects of outpatient cancer care, including radiology diagnostic capabilities to radiation therapy for practices affiliated under comprehensive service agreements. The Pharmaceutical Services segment distributes oncology pharmaceuticals to the Company’s affiliated practices, including practices affiliated under the OPS model, provides pharmaceuticals and counseling services to patients through its oral oncology specialty pharmacy and mail order business and offers informational and other services to pharmaceutical manufacturers. The Research/Other services segment contracts with pharmaceutical and biotechnology firms to provide a comprehensive range of services relating to clinical trials.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Balance sheet information by reportable segment is not reported, since the Company does not prepare such information internally.

The tables below present segment results for the three months and six months ended June 30, 2009 and 2008 (in thousands). Income (loss) from operations of Holdings is identical to those of US Oncology with the exception of nominal administrative expenses:

	Three Months Ended June 30, 2009
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total

US Oncology, Inc.
Product revenue	$449,892	$—	$608,365	$—	$—	$(463,685)	$594,572
Service revenue	155,666	97,143	15,796	18,470	—	—	287,075

Total revenue	605,558	97,143	624,161	18,470	—	(463,685)	881,647
Operating expenses	(588,340)	(62,545)	(598,775)	(17,103)	(16,191)	463,685	(819,269)
Impairment and restructuring charges	(10)	—	—	—	(371)	—	(381)

Depreciation and amortization	—	(9,640)	(467)	(66)	(14,999)	—	(25,172)

Income (loss) from operations	$17,208	$24,958	$24,919	$1,301	$(31,561)	$—	$36,825

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(34)	$—	$(34)

Income (loss) from operations	$17,208	$24,958	$24,919	$1,301	$(31,595)	$—	$36,791

Goodwill	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

	Three Months Ended June 30, 2009
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total

US Oncology, Inc.
Product revenue	$409,501	$—	$621,779	$—	$—	$(474,230)	$557,050
Service revenue	149,843	92,234	15,472	14,576	—	—	272,125

Total revenue	559,344	92,234	637,251	14,576	—	(474,230)	829,175
Operating expenses	(538,600)	(60,423)	(610,908)	(15,408)	(21,240)	474,230	(772,349)
Impairment and restructuring charges	42	(150)	—	—	(356)	—	(464)
Depreciation and amortization	—	(9,611)	(1,325)	(91)	(14,856)	—	(25,883)

Income (loss) from operations	$20,786	$22,050	$25,018	$(923)	$(36,452)	$—	$30,479

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(48)	$—	$(48)

Income (loss) from operations	$20,786	$22,050	$25,018	$(923)	$(36,500)	$—	$30,431

Goodwill	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

(1)

Eliminations represent the sale of pharmaceuticals from the distribution center (pharmaceutical services segment) to the practices affiliated under comprehensive service agreements (medical oncology segment).

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

	Six Months Ended June 30, 2009
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$879,054	$—	$1,170,795	$—	$—	$(892,197)	$1,157,652
Service revenue	308,434	189,460	30,969	37,693	—	—	566,556

Total revenue	1,187,488	189,460	1,201,764	37,693	—	(892,197)	1,724,208
Operating expenses	(1,153,711)	(123,604)	(1,154,012)	(33,869)	(34,322)	892,197	(1,607,321)
Impairment and restructuring charges	(177)	—	—	—	(1,613)	—	(1,790)
Depreciation and amortization	—	(19,016)	(1,174)	(146)	(29,934)	—	(50,270)

Income (loss) from operations	$33,600	$46,840	$46,578	$3,678	$(65,869)	$—	$64,827

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(74)	$—	$(74)

Income (loss) from operations	$33,600	$46,840	$46,578	$3,678	$(65,943)	$—	$64,753

Goodwill	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

	Six Months Ended June 30, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
US Oncology, Inc.
Product revenue	$812,815	$—	$1,217,649	$—	$—	$(930,153)	$1,100,311
Service revenue	299,284	182,325	30,224	27,638	—	—	539,471

Total revenue	1,112,099	182,325	1,247,873	27,638	—	(930,153)	1,639,782
Operating expenses	(1,072,746)	(119,399)	(1,198,791)	(29,337)	(41,228)	930,153	(1,531,348)
Impairment and restructuring charges	(380,038)	(150)	—	—	(1,582)	—	(381,770)
Depreciation and amortization	—	(18,948)	(2,638)	(191)	(29,860)	—	(51,637)

Income (loss) from operations	$(340,685)	$43,828	$46,444	$(1,890)	$(72,670)	$—	$(324,973)

US Oncology Holdings, Inc.
Operating expenses	$—	$—	$—	$—	$(99)	$—	$(99)

Income (loss) from operations	$(340,685)	$43,828	$46,444	$(1,890)	$(72,769)	$—	$(325,072)

Goodwill	$28,913	$191,424	$156,933	$—	$—	$—	$377,270

(1)

Eliminations represent the sale of pharmaceuticals from the distribution center (pharmaceutical services segment) to the practices affiliated under comprehensive service agreements (medical oncology segment).

NOTE 10—Commitments and Contingencies

Leases

The Company leases office space, along with certain comprehensive cancer centers and equipment under noncancelable operating lease agreements. As of June 30, 2009, total future minimum lease payments, including escalation provisions and leases with entities affiliated with practices, are as follows (in thousands):

	Twelve months ending June 30,
	2010	2011	2012	2013	2014	Thereafter

Payments due	$82,575	$71,250	$67,908	$59,723	$51,070	$273,751

Guarantees

Beginning January 1, 1997, the Company guaranteed that amounts retained by the Company’s affiliated practice in Minnesota will amount to a minimum of $5.2 million annually under the terms of the related service agreement, provided that certain targets are met. The Company has not been required to make any payments associated with this guarantee.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Insurance

The Company and its affiliated practices maintain insurance with respect to medical malpractice and associated vicarious liability risks on a claims-made basis, in amounts believed to be customary and adequate. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against the Company or its affiliated practices, which would have a material impact on its financial position or results of operations.

The Company maintains all other traditional insurance coverages on either a fully insured or high-deductible basis, using loss funds for any estimated losses within the retained deductibles.

Holdings Long-Term Cash Incentive Plan

In addition to stock-based incentive plans, Holdings has adopted the US Oncology Holdings, Inc. 2004 Long-Term Cash Incentive Plan (the “2004 Cash Incentive Plan”). As of December 31, 2007, no amounts were available for payment under the 2004 Cash Incentive Plan. Effective January 1, 2008, the 2004 Cash Incentive Plan was cancelled and the 2008 Long-Term Cash Incentive Plan (“2008 Cash Incentive Plan”) was adopted. Under the 2008 Cash Incentive Plan, which is administered by the Compensation Committee of the Board of Directors of Holdings, management will receive a portion of the enterprise value created as determined by the plan provided that the maximum value that can be paid to management under the plan is limited to $100 million. The value of the awards under the 2008 Cash Incentive Plan is based upon financial performance of the Company for the period beginning January 1, 2008 and ending on the earlier of the occurrence of a payment event or December 31, 2012, and will only be paid in the event of an initial public offering or a change of control, provided that all shares of preferred stock, together with accrued dividends, have been redeemed or exchanged for common stock. No events occurred during the six months ended June 30, 2009 that would require a payment under the 2008 Cash Incentive Plan.

If any of the payment events described above occur, the Company may incur an additional obligation and compensation expense as a result of such an event. As of June 30, 2009, $7.0 million was available for payment under the 2008 Cash Incentive Plan. Because payments of awards under the Plan are based upon occurrence of a specific event, obligations arising under the 2008 Cash Incentive Plan will be recognized in the period when a payment event, as discussed above, occurs.

Legal Matters

The Company believes the allegations in suits against it are customary for the size and scope of the Company’s operations. However, adverse judgments, individually or in the aggregate, could have a material adverse effect on the Company.

Assessing the Company’s financial and operational exposure on litigation matters requires the application of substantial subjective judgments and estimates based upon facts and circumstances, resulting in estimates that could change as more information becomes available.

U.S. Department of Justice Subpoena

During the three months ended December 31, 2005, the Company received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about the Company and its business, generally in relation to the Company’s contracts and relationships with pharmaceutical manufacturers. The Company has cooperated fully with the DOJ in responding to the subpoena.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. However, the Company cannot provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, the Company has devoted significant resources to responding to the DOJ subpoena and anticipates that such resources will be required on an ongoing basis to fully respond to the subpoena.

Qui Tam Lawsuits

From time to time, the Company has become aware that the Company and certain of its subsidiaries and affiliated practices have been the subject of qui tam lawsuits (commonly referred to as “whistle-blower” suits). Because qui tam actions are filed under seal, it is possible that the Company is the subject of other qui tam actions of which it is unaware.

In previous qui tam suits which the Company has been made aware of, the DOJ has declined to intervene in such suits and the suits have been dismissed. Qui tam suits are brought by private individuals, and there is no minimum evidentiary or legal threshold for bringing such a suit. The DOJ is legally required to investigate the allegations in these suits. The subject matter of many such claims may relate both to alleged actions of the Company and alleged actions of an affiliated practice. Because the affiliated practices are separate legal entities not controlled by the Company, such claims necessarily involve a more complicated, higher cost defense, and may adversely impact the relationship between the Company and the practices. If the individuals who file complaints and/or the United States were to prevail in these claims against the Company, and the magnitude of the alleged wrongdoing were determined to be significant, the resulting judgment could have a material adverse financial and operational effect on the Company, including potential limitations in future participation in governmental reimbursement programs. In addition, addressing complaints and government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims.

Other Litigation

The provision of medical services by the Company’s affiliated practices entails an inherent risk of professional liability claims. The Company does not control the practice of medicine by the clinical staff or their compliance with regulatory and other requirements directly applicable to practices. In addition, because the practices purchase and prescribe pharmaceutical products, they face the risk of product liability claims. In addition, because of licensing requirements and affiliated practices’ participation in governmental healthcare programs, the Company and affiliated practices are, from time to time, subject to governmental audits and investigations, as well as internally initiated audits, some of which may result in refunds to governmental programs. Although the Company and its affiliated practices maintain insurance coverage, successful malpractice, regulatory or product liability claims asserted against it or one of the affiliated practices, in excess of insurance coverage, could have a material adverse effect on the Company.

The Company and its network physicians are defendants in a number of lawsuits involving employment and other disputes and breach of contract claims. In addition, the Company is involved from time to time in disputes with, and claims by, its affiliated practices against the Company.

The Company is also involved in litigation with a practice in Oklahoma that was affiliated with the Company under the net revenue model until April, 2006. While the Company was still affiliated with the practice, the Company initiated arbitration proceedings pursuant to a provision in the service agreement

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

providing for contract reformation in certain events. The practice countered with a lawsuit that alleges, among other things, that the Company has breached the service agreement and that the service agreement is unenforceable as a matter of public policy due to alleged violations of healthcare laws. The practice sought unspecified damages and a termination of the contract. The Company believes that its service agreement is lawful and enforceable and that the Company is operating in accordance with applicable law. As a result of alleged breaches of the service agreement by the practice, the Company terminated the service agreement in April, 2006. In March 2007, the Oklahoma Supreme Court overturned a lower court’s ruling that would have compelled arbitration in this matter and remanded the case back to the lower court to hold hearings to determine whether and to what extent the arbitration provisions of the service agreement will be applicable to the dispute. The Company expects those hearings to occur in late 2009 or 2010. Because of the need for further proceedings, the Company believes that the Oklahoma Supreme Court ruling will extend the amount of time it will take to resolve this dispute and increase the risk of the litigation to the Company. In any event, as with any complex litigation, the Company anticipates that this dispute may take several years to resolve.

As a result of the ongoing litigation, the Company has been unable to collect on a timely basis a receivable owed to the Company relating to accounts receivable purchased by the Company under the service agreement and amounts for reimbursement of expenses paid by the Company on the practice’s behalf. At June 30, 2009, the total owed to the Company for those receivables of $22.4 million is reflected on its balance sheet as other noncurrent assets. Currently, approximately $13.1 million is held in an escrowed bank account into which the practice has been making, and is required to continue to make, monthly deposits. These amounts will be released upon resolution of the litigation. In addition, $7.6 million is being held in a bank account that has been frozen pending the outcome of related litigation regarding that account. In addition, the Company has filed a security lien on the receivables of the practice. The Company’s management believes that the amounts held in the bank accounts combined with the receivables of the practice in which the Company has filed a security lien represent adequate collateral to recover the $22.4 million receivable recorded in other noncurrent assets at June 30, 2009. Accordingly, the Company expects to realize the amount that it believes to be owed by the practice. However, realization is subject to a successful conclusion to the litigation with the practice.

The Company intends to vigorously pursue its claims, including claims for any costs and expenses that it incurs as a result of the termination of the service agreement and to defend against the practice’s allegations that it breached the agreement and that the agreement is unenforceable. However, the Company cannot provide assurance as to what the outcome of the litigation will be, or, even if it prevails in the litigation, whether it will be successful in recovering the full amount, or any, of its costs associated with the litigation and termination of the service agreement. The Company expects to continue to incur expenses in connection with its litigation with the practice.

Certificate of Need Regulatory Action

During the three months ended September 30, 2006, one of the Company’s affiliated practices in North Carolina lost (through state regulatory action) the ability to provide radiation services at its cancer center in Asheville. The practice continued to provide medical oncology services, but was not permitted to use the radiation services area of the center (approximately 18% of the square footage of the cancer center). The practice appealed the regulatory action and the North Carolina Court of Appeals ruled in favor of the practice on procedural grounds and ordered the state agency to hold a new hearing on its regulatory action. During the three months ended March 31, 2008, the practice received a ruling in its appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008 while the appeal is pending. As a result, the practice resumed diagnostic services in September, 2008 and radiation services in February, 2009.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

Delays during the three months ended March 31, 2007 in pursuing strategic alternatives led to uncertainty regarding the form and timing associated with alternatives to a successful appeal. Consequently, the Company performed impairment testing as of March 31, 2007 and it recorded an impairment charge of $1.6 million relating to a management services agreement asset and equipment in the three months ended March 31, 2007. No additional impairment charges relating to this regulatory action have been recorded through June 30, 2009.

As of June 30, 2009, the Company’s unaudited Condensed Consolidated Balance Sheet included net assets in the amount of $0.8 million related to this practice, which includes primarily working capital in the amount of $0.6 million. The construction of the cancer center in which the practice operates was financed as an operating lease and, as such, is not recorded on the Company’s balance sheet. At June 30, 2009, the lease had a remaining term of 17 years and the net present value of minimum future lease payments is approximately $7.0 million.

Antitrust Inquiry

The United States Federal Trade Commission (“FTC”) and a state Attorney General have informed one of the Company’s affiliated physician practices that they have opened an investigation to determine whether a recent transaction in which another group of physicians became employees of that affiliated group violated relevant state or federal antitrust laws. In addition, the FTC has requested information from the Company regarding its role in that transaction. The Company is in the process of responding to a request for information on this matter. At present, the Company believes that the scope of the investigation is limited to a single transaction, but the Company cannot provide assurance that the scope will remain limited. The Company believes that it and its affiliated physician practices comply with relevant antitrust laws. However, if this investigation were to result in a claim against the Company or its affiliated physician practice in which the FTC or attorney general prevails, the resulting judgment could have a material adverse financial and operational effect on the Company or that practice, including the possibility of monetary damages or fines, a requirement that it unwind the transaction at issue or the imposition of restrictions on future operations and development. In addition, addressing government investigations requires the Company to devote significant financial and other resources to the process, regardless of the ultimate outcome of the claims. Furthermore, because of the size and scope of the Company’s network, there is a risk that it could be subjected to greater scrutiny by government regulators with regard to antitrust issues.

NOTE 11—Recent Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”), the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to the Company’s business and financial statements. The Company cannot assure that future changes in accounting rules would not require it to make retrospective application to its financial statements.

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February, 2008, the FASB issued Staff Position FAS No. 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are measured on a recurring basis. Effective January 1, 2009, the Company adopted SFAS No. 157 with respect to non-financial assets and liabilities measured on a non-recurring basis. The application of the fair value framework established by SFAS No. 157 to these fair value measurements did not have a material impact on the Company’s unaudited condensed consolidated financial statements (see Note 3—Fair Value Measurements).

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

In December, 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in an acquiree and the resulting goodwill. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement was effective for annual reporting periods beginning after December 15, 2008 and was adopted without material impact. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company expects SFAS 141R will have an impact on the Company’s accounting for future business combinations, however the effect is dependent upon acquisitions which may occur in the future.

In April, 2009, the FASB issued Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP No. FAS 141(R)-1”). FSP No. FAS 141(R)-1 amends and clarifies SFAS No. 141(R) to address application issues raised on the initial recognition and measurement, subsequent measurement and accounting and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP generally applies to assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of SFAS No. 5, “Accounting for Contingencies,” if not acquired or assumed in a business combination for which the acquisition date is on or after January 1, 2009. The adoption of this FSP did not have a material impact on the Company’s unaudited condensed consolidated financial statements; however, the FSP may have an impact on the accounting for any future acquisitions or divestitures.

In December, 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which establishes new standards governing the accounting for and reporting of noncontrolling interests (NCIs) in partially-owned subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, rather than a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially-owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 was effective for annual reporting periods beginning after December 15, 2008. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in the Company’s unaudited condensed consolidated financial statements contained herein.

In March, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. SFAS 161 was effective for the Company on January 1, 2009, and was adopted without a material impact on the Company’s unaudited condensed consolidated financial statements.

In April, 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. FSP 142-3 was effective January 1, 2009 for the Company. There was no impact to the Company of adopting FSP 142-3; however, FSP 142-3 may result in a change in the useful lives of intangible assets recognized in future periods. (See Note 4—Intangible Assets and Goodwill regarding intangible assets currently held by the Company.)

In April, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). Under FSP FAS 107-1 and APB 28-1 the disclosure requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), are to be applied in interim period financial statements, in addition to the existing requirements for annual periods. FSP FAS 107-1 and APB 28-1 reiterates SFAS 107’s requirement to disclose the methods and significant assumptions used to estimate fair value. FSP FAS 107-1 and APB Opinion No. 28-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. The FSP was effective for the Company’s interim period ending June 30, 2009 and adoption of this FSP did not have a material impact on its unaudited condensed consolidated financial statements (see Note 6—Indebtedness).

In June, 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). Prior to SFAS 165, the authoritative guidance for subsequent events was previously addressed only in U.S. auditing standards. SFAS 165 establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Company to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. SFAS 165 became effective for the Company on June 30, 2009 and was adopted without material impact on its unaudited condensed consolidated financial statements.

In June, 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends consolidation guidance for variable interest entities (“VIE”) under FIN 46(R). Under SFAS 167, the new consolidation model is a more qualitative assessment of power and economics that considers which entity has the power to direct the activities that “most significantly impact” the VIE’s economic performance and has the obligation to absorb losses or the right to receive benefits that could be potentially significant to the VIE. SFAS 167 is effective for the Company as of January 1, 2010. The Company is currently evaluating the impact of this standard on its unaudited condensed consolidated financial statements.

In June, 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—A Replacement of FASB Statement No. 162.” The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. SFAS 168 is effective for the Company’s interim period ending September 30, 2009. The Company does not expect that this standard will have a material impact on its unaudited condensed consolidated financial statements upon adoption.

NOTE 12—Financial Information for Subsidiary Guarantors and Non-Subsidiary Guarantors

The 9.125% Senior Secured Notes (“Senior Secured Notes”), the 9% Senior Secured Notes (the “Senior Notes”) which were redeemed with proceeds from the Senior Secured Notes and the 10.75% Senior Subordinated Notes (the “Senior Subordinated Notes”) issued by US Oncology, Inc. are guaranteed fully and unconditionally,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

and on a joint and several basis, by all of US Oncology’s wholly-owned subsidiaries. Certain of US Oncology’s subsidiaries, primarily joint ventures, do not guarantee the Senior Secured Notes, the Senior Notes and the Senior Subordinated Notes.

Presented on the following pages are condensed consolidating financial statements for US Oncology, Inc. (the issuer of the Senior Notes and the Senior Subordinated Notes), the subsidiary guarantors and the non-guarantor subsidiaries as of and for the three months and six months ended June 30, 2009 and 2008. The equity method has been used with respect to US Oncology’s investments in its subsidiaries.

As of June 30, 2009, the non-guarantor subsidiaries include Cancer Treatment Associates of Northeast Missouri, Ltd., Colorado Cancer Centers, L.L.C., Southeast Texas Cancer Centers, L.P., East Indy CC, L.L.C., KCCC JV, L.L.C., AOR Real Estate of Greenville, L.P., The Carroll County Cancer Center, Ltd, CCCN NW Building JV, L.L.C., and Oregon Cancer Center, Ltd.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of June 30, 2009

(unaudited, in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$119,003	$1	$—		$119,004
Accounts receivable	—	351,542	7,062	—		358,604
Other receivables	—	26,729	—	—		26,729
Prepaid expenses and other current assets	417	21,924	988	—		23,329
Inventories	—	110,300	—	—		110,300
Deferred income taxes	5,424	—	—	—		5,424
Due from affiliates	578,387	—	—	(537,682	)(a)	40,705
Investment in subsidiaries	444,811	—	—	(444,811	)(b)	—

Total current assets	1,029,039	629,498	8,051	(982,493)		684,095
Property and equipment, net	—	369,716	42,687	—		412,403
Service agreements, net	—	265,031	1,017	—		266,048
Goodwill	—	371,677	5,593	—		377,270
Other assets	26,568	38,283	1,650	—		66,501

	$1,055,607	$1,674,205	$58,998	$(982,493)		$1,806,317

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,916	$232	$1,367	$—		$11,515
Accounts payable	—	264,779	508	—		265,287
Intercompany accounts	(248,738)	258,631	(9,893)	—		—
Due to affiliates	—	631,295	14,955	(537,682	)(a)	108,568
Accrued compensation cost	—	39,822	263	—		40,085
Accrued interest payable	14,598	—	—	—		14,598
Income taxes payable	985	—	—	—		985
Other accrued liabilities	—	32,766	220	—		32,986

Total current liabilities	(223,239)	1,227,525	7,420	(537,682)		474,024
Deferred revenue	—	7,219	—	—		7,219
Deferred income taxes	38,246	—	—	—		38,246
Long-term indebtedness	1,054,990	2,798	17,860	—		1,075,648
Other long-term liabilities	—	7,992	3,459	—		11,451

Total liabilities	869,997	1,245,534	28,739	(537,682)		1,606,588

Commitments and contingencies
Equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	—	—	—		1
Additional paid-in capital	557,541	—	—	—		557,541
Retained deficit	(371,932)	—	—	—		(371,932)

Total Company stockholder’s equity	185,610	—	—	—		185,610

Noncontrolling interests	—	—	14,119	—		14,119
Subsidiary equity	—	428,671	16,140	(444,811	)(b)	—

Total equity	185,610	428,671	30,259	(444,811)		199,729

	$1,055,607	$1,674,205	$58,998	$(982,493)		$1,806,317

(a)	Elimination of intercompany balances
(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2008

(in thousands, except share information)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
ASSETS
Current assets:
Cash and equivalents	$—	$104,475	$1	$—		$104,476
Accounts receivable	—	354,889	9,447	—		364,336
Other receivables	—	25,707	—	—		25,707
Prepaid expenses and other current assets	527	20,155	—	—		20,682
Inventories	—	130,967	—	—		130,967
Deferred income taxes	4,373	—	—	—		4,373
Due from affiliates	649,233	95	—	(582,900	)(a)	66,428
Investment in subsidiaries	381,549	—	—	(381,549	)(b)	—

Total current assets	1,035,682	636,288	9,448	(964,449)		716,969
Property and equipment, net	—	368,145	42,103	—		410,248
Service agreements, net	—	269,211	4,435	—		273,646
Goodwill	—	371,677	5,593	—		377,270
Other assets	24,339	38,724	1,657	—		64,720

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$9,507	$—	$1,170	$—		$10,677
Accounts payable	—	265,311	879	—		266,190
Intercompany accounts	(249,113)	252,374	(3,261)	—		—
Due to affiliates	—	714,957	4,856	(582,900	)(a)	136,913
Accrued compensation cost	—	40,070	706	—		40,776
Accrued interest payable	26,266	—	—	—		26,266
Income taxes payable	2,727	—	—	—		2,727
Other accrued liabilities	—	35,636	(832)	—		34,804

Total current liabilities	(210,613)	1,308,348	3,518	(582,900)		518,353
Deferred revenue	—	6,894	—	—		6,894
Deferred income taxes	35,139	—	—	—		35,139
Long-term indebtedness	1,040,080	2,418	18,635	—		1,061,133
Other long-term liabilities	—	8,797	3,550	—		12,347

Total liabilities	864,606	1,326,457	25,703	(582,900)		1,633,866

Commitments and contingencies
Equity:
Common stock, $0.01 par value, 100 shares authorized issued and outstanding	1	—	—	—		1
Additional paid-in capital	560,768	—	—	—		560,768
Retained deficit	(365,354)	—	—	—		(365,354)

Total Company stockholder’s equity	195,415	—	—	—		195,415

Noncontrolling interests	—	—	13,572	—		13,572
Subsidiary equity	—	357,588	23,961	(381,549	)(b)	—

Total equity	195,415	357,588	37,533	(381,549)		208,987

	$1,060,021	$1,684,045	$63,236	$(964,449)		$1,842,853

(a)	Elimination of intercompany balances
(b)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2009

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$585,937	$8,635	$—		$594,572
Service revenue	—	281,524	5,551	—		287,075

Total revenue	—	867,461	14,186	—		881,647
Cost of products	—	573,764	8,455	—		582,219
Cost of services:
Operating compensation and benefits	—	135,688	2,458	—		138,146
Other operating costs	—	82,303	345	—		82,648
Depreciation and amortization	—	16,867	1,068	—		17,935

Total cost of services	—	234,858	3,871	—		238,729
Total cost of products and services	—	808,622	12,326	—		820,948
General and administrative expense	165	16,091	—	—		16,256
Impairment and restructuring charges	—	381	—	—		381
Depreciation and amortization	—	7,237	—	—		7,237

	165	832,331	12,326	—		844,822

Income (loss) from operations	(165)	35,130	1,860	—		36,825
Other income (expense)
Interest expense, net	(22,480)	414	(418)	—		(22,484)
Loss on early extinguishment of debt	(22,353)	—	—	—		(22,353)
Other income (expense), net	—	37	—	—		37

Income (loss) before income taxes	(44,998)	35,581	1,442	—		(7,975)
Income tax benefit (provision)	1,324	—	—	—		1,324
Equity in subsidiaries	37,023	—	—	(37,023	)(a)	—

Net income	(6,651)	35,581	1,442	(37,023)		(6,651)
Less: Net income attributable to noncontrolling interests	(944)	(725)	(219)	944	(a)	(944)

Net income attributable to the Company	$(7,595)	$34,856	$1,223	$(36,079)		$(7,595)

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2008

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$546,675	$10,375	$—		$557,050
Service revenue	—	262,585	9,540	—		272,125

Total revenue	—	809,260	19,915	—		829,175
Cost of products	—	531,499	10,086	—		541,585
Cost of services:
Operating compensation and benefits	—	125,965	4,121	—		130,086
Other operating costs	—	78,162	1,276	—		79,438
Depreciation and amortization	—	17,872	881	—		18,753

Total cost of services	—	221,999	6,278	—		228,277
Total cost of products and services	—	753,498	16,364	—		769,862
General and administrative expense	96	21,144	—	—		21,240
Impairment and restructuring charges	—	464	—	—		464
Depreciation and amortization	—	7,130	—	—		7,130

	96	782,236	16,364	—		798,696

Income (loss) from operations	(96)	27,024	3,551	—		30,479
Other income (expense)
Interest expense, net	(22,829)	762	(366)	—		(22,433)
Other income (expense), net	—	(2)	—	—		(2)

Income (loss) before income taxes	(22,925)	27,784	3,185	—		8,044
Income tax benefit	(3,788)	—	—	—		(3,788)
Equity in subsidiaries	30,969	—	—	(30,969	)(a)	—

Net income (loss)	4,256	27,784	3,185	(30,969)		4,256
Less: Net income attributable to noncontrolling interests	(1,017)	(242)	(775)	1,017	(a)	(1,017)

Net income (loss) attributable to the Company	$3,239	$27,542	$2,410	$(29,952)		$3,239

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2009

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,141,009	$16,643	$—		$1,157,652
Service revenue	—	555,533	11,023	—		566,556

Total revenue	—	1,696,542	27,666	—		1,724,208
Cost of products	—	1,117,504	16,300	—		1,133,804
Cost of services:
Operating compensation and benefits	—	270,869	4,917	—		275,786
Other operating costs	—	162,579	765	—		163,344
Depreciation and amortization	—	33,365	2,135	—		35,500

Total cost of services	—	466,813	7,817	—		474,630
Total cost of products and services	—	1,584,317	24,117	—		1,608,434
General and administrative expense	252	34,135	—	—		34,387
Impairment and restructuring charges	—	1,790	—	—		1,790
Depreciation and amortization	—	14,770	—	—		14,770

	252	1,635,012	24,117	—		1,659,381

Income (loss) from operations	(252)	61,530	3,549	—		64,827
Other income (expense)
Interest expense, net	(44,955)	689	(840)	—		(45,106)
Loss on early extinguishment of debt	(22,353)	—	—	—		(22,353)
Other income (expense), net	—	37	—	—		37

Income (loss) before income taxes	(67,560)	62,256	2,709	—		(2,595)
Income tax benefit (provision)	(2,280)	—	—	—		(2,280)
Equity in subsidiaries	64,965	—	—	(64,965	)(a)	—

Net income	(4,875)	62,256	2,709	(64,965)		(4,875)
Less: Net income attributable to noncontrolling interests	(1,703)	(1,274)	(429)	1,703	(a)	(1,703)

Net income attributable to the Company	$(6,578)	$60,982	$2,280	$(63,262)		$(6,578)

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2008

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Eliminations		Consolidated
Product revenue	$—	$1,079,375	$20,936	$—		$1,100,311
Service revenue	—	520,818	18,653	—		539,471

Total revenue	—	1,600,193	39,589	—		1,639,782
Cost of products	—	1,053,184	20,428	—		1,073,612
Cost of services:
Operating compensation and benefits	—	252,034	8,240	—		260,274
Other operating costs	—	153,647	2,587	—		156,234
Depreciation and amortization	—	35,666	1,688	—		37,354

Total cost of services	—	441,347	12,515	—		453,862
Total cost of products and services	—	1,494,531	32,943	—		1,527,474
General and administrative expense	189	41,039	—	—		41,228
Impairment and restructuring charges	—	381,770	—	—		381,770
Depreciation and amortization	—	14,283	—	—		14,283

	189	1,931,623	32,943	—		1,964,755

Income (loss) from operations	(189)	(331,430)	6,646	—		(324,973)
Other income (expense)
Interest expense, net	(47,873)	1,948	(708)	—		(46,633)
Other income	—	1,369	—	—		1,369

Income (loss) before income taxes	(48,062)	(328,113)	5,938	—		(370,237)
Income tax benefit (provision)	(2,866)	—	—	—		(2,866)
Equity in subsidiaries	(322,174)	—	—	322,174	(a)	—

Net income (loss)	(373,102)	(328,113)	5,938	322,174		(373,103)
Less: Net income attributable to noncontrolling interests	(1,732)	(372)	(1,360)	1,732	(a)	(1,732)

Net income (loss) attributable to the Company	$(374,834)	$(328,485)	$4,578	$323,906		$(374,835)

(a)	Elimination of investment in subsidiaries

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2009

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$16,547	$55,163	$1,845	$73,555

Cash flows from investing activities:
Acquisition of property and equipment	—	(36,958)	(541)	(37,499)
Net payments in affiliation transactions	(389)	(2,980)	—	(3,369)
Distributions from unconsolidated subsidiaries	—	1,011	430	1,441

Net cash used in investing activities	(389)	(38,927)	(111)	(39,427)

Cash flows from financing activities:
Proceeds from Senior Secured Notes	758,926	—	—	758,926
Repayment of term loan	(436,666)	—	—	(436,666)
Repayment of Senior Notes	(311,578)	—	—	(311,578)
Repayment of other indebtedness	(6,619)	(1,708)	(578)	(8,905)
Debt financing costs	(16,157)	—	—	(16,157)
Net distributions to parent	(4,064)	—	—	(4,064)
Distributions to noncontrolling interests	—	—	(1,156)	(1,156)

Net cash used in financing activities	(16,158)	(1,708)	(1,734)	(19,600)

Increase in cash and cash equivalents	—	14,528	—	14,528
Cash and cash equivalents:
Beginning of period	—	104,475	1	104,476

End of period	$—	$119,003	$1	$119,004

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

US Oncology, Inc.

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2008

(unaudited, in thousands)

	US Oncology, Inc. (Parent Company Only)	Subsidiary Guarantors	Non-guarantor Subsidiaries	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$2,470	$35,888	$3,867	$42,225

Cash flows from investing activities:
Acquisition of property and equipment	—	(38,029)	(6,184)	(44,213)
Net payments in affiliation transactions	32,677	(69,577)	—	(36,900)
Designation of restricted cash	—	(500)	—	(500)
Net proceeds from sale of assets	—	3,747	—	3,747
Investment in unconsolidated subsidiaries	—	(2,313)	—	(2,313)

Net cash provided by (used in) investing activities	32,677	(106,672)	(6,184)	(80,179)

Cash flows from financing activities:
Proceeds from other indebtedness	—	—	4,000	4,000
Repayment of term loan	(34,937)	—	—	(34,937)
Repayment of other indebtedness	(235)	(430)	(214)	(879)
Debt financing costs	—	—	(103)	(103)
Distributions to noncontrolling interests	—	—	(1,832)	(1,832)
Contributions from noncontrolling interests	—	—	466	466
Contributions of proceeds from exercise of stock options	25	—	—	25

Net cash provided by (used in) financing activities	(35,147)	(430)	2,317	(33,260)

Decrease in cash and cash equivalents	—	(71,214)	—	(71,214)
Cash and cash equivalents:
Beginning of period	—	149,255	1	149,256

End of period	$—	$78,041	$1	$78,042

NOTE 13—Subsequent Events

Proposed CMS Physician Fee Schedule

On July 1, 2009, CMS proposed changes to policies and payment rates for services to be furnished during 2010 by physicians and nonphysician practitioners who are paid under the Medicare physician fee schedule. Under the statutory formula, the conversion factor for 2010 is estimated to decrease by 21.5% unless Congress again enacts superseding legislation. Congress and the Administration are considering possible actions to prevent that decrease. In addition, CMS projects that the changes in the proposed rule would result in a 6% decrease in overall payments to the specialty of hematology/oncology and a 19% decrease in overall payments to the specialty of radiation oncology. After reviewing public and legislative comment, CMS is expected to publish the Final Rule on or around November 1, 2009.

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

U.S. Attorney Subpoena

On July 29, 2009 the Company received a subpoena from the United States Attorney’s Office, Eastern District of New York, seeking documents relating to its contracts and relationships with a pharmaceutical manufacturer and its business and activities relating to that manufacturer’s products. The Company believes that the subpoena relates to an ongoing investigation being conducted by that office regarding the manufacturer’s sales and marketing practices. The Company intends to fully cooperate with the request. At the present time, the U.S. Attorney has not made any allegation of wrongdoing on the part of the Company. However, the Company cannot provide assurance that such an allegation or litigation will not result from this investigation. While the Company believes that it is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, the Company cannot provide assurance that the U.S. Attorney will not make a determination that wrongdoing has occurred.

Retirement of Executive Chairman

During the three months ended September 30, 2009, the Company expects to incur a charge of approximately $4.0 million in connection with benefits payable as a result of the retirement of its Executive Chairman to be effective September 1, 2009.

Revolving Credit Facility

On August 26, 2009, we terminated our previous senior secured credit facility and entered into a new senior secured revolving credit facility which will allow us to borrow up to $120.0 million (of which availability has been reduced by $30.4 million for outstanding letters of credit as of October 5, 2009) and has a maturity date of August 31, 2012. Borrowings under the senior secured revolving credit facility bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank, (2) the one month LIBO Rate plus 1% and (3) the federal funds effective rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing, in each case plus an applicable margin. The applicable margin is 3.50% with respect to base rate borrowings and 4.50% with respect to LIBO borrowings. The senior secured revolving credit facility is guaranteed on a senior secured basis by our wholly-owned domestic subsidiaries and is secured on a first lien priority basis (subject to certain exceptions and permitted liens) by substantially all the tangible and intangible assets and properties of us and such guarantors.

Our senior secured revolving credit facility will require us to comply, on a quarterly basis, with certain financial covenants, including a maximum leverage ratio test which becomes more restrictive over time. In addition, our senior secured revolving credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under our senior secured revolving credit facility will be entitled to take various actions, including the acceleration of amounts due under our senior secured revolving credit facility and all actions permitted to be taken by a secured creditor.

The new senior secured revolving credit facility has a maximum leverage ratio test, which becomes more restrictive over time. At August 26, 2009, the terms of the new senior secured revolving credit facility required

US ONCOLOGY HOLDINGS, INC. AND US ONCOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited)

that US Oncology, Inc. maintain a maximum leverage ratio of 7.00:1 for each quarter end through March 31, 2011. Our ability to access the new senior secured revolving credit facility may be limited if we are not able to maintain compliance with its covenants through the facility’s maturity in August 2012.

In connection with terminating the previous credit agreement, the Company will incur a loss on early extinguishment of debt during the quarter ending September 30, 2009 that will include approximately $3.6 million related to the write-off of unamortized debt issuance costs and an additional amount for transaction costs associated with terminating the credit agreement.

Equity Restructuring

On October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc. Pursuant to the terms of the Third Amended and Restated Certificate of Incorporation of US Oncology Holdings, Inc, the number of authorized $0.001 par value common shares increased from 300.0 million common shares to 500.0 million common shares.

In addition, pursuant to this amendment, each outstanding share of Series A Preferred Stock and Series A-1 Preferred Stock of US Oncology Holdings, Inc. was converted into a number of common shares equal to its liquidation preference divided by $1.50 plus one additional common share. As a result of the conversion, 13.9 million shares of Series A Preferred Stock and 1.9 million shares of Series A-1 Preferred Stock, with a liquidation preference of $332.2 million and $50.2 million, respectively, were exchanged for an aggregate 270.6 million common shares.

Also, on October 1, 2009, the Board of Directors and stockholders of US Oncology Holdings, Inc. approved amendments to the Amended and Restated 2004 Equity Incentive Plan and the 2004 Director Stock Option Plan.

The amendment to the Amended and Restated 2004 Equity Incentive Plan, which was effective October 1, 2009, among other things, increased the number of shares of common stock reserved for issuance under the plan from 32.0 million shares to 59.6 million shares. The aggregate number of shares reserved for issuance includes awards issued and outstanding prior to the effective date of the amendment. Of the shares reserved for issuance under the plan, 33.2 million shares may be in the form of restricted stock and the remaining shares are available in the form of options to purchase common stock. In connection with the amendment, on October 1, 2009, US Oncology Holdings, Inc. issued an additional 3.4 million shares of restricted stock and 13.6 million options to purchase common stock. Subsequent to these awards, 13.2 million shares remain available for future grants under the plan, of which 1.6 million shares may be in the form of restricted common stock.

The amendment to the 2004 Director Stock Option Plan, also effective October 1, 2009, increased the number of shares reserved for issuance under the plan to 1.0 million in addition to modifying certain other aspects of the plan. The amendment also provided for a grant of 25,000 shares of common stock for eligible directors first elected to the board during the year ending December 31, 2009 and of 15,000 shares of common stock for other eligible directors as of the effective date of the amendment. Beginning with the year ending December 31, 2010, eligible directors (in office after giving effect to the annual meeting of stockholders) will receive annual grants of 10,000 shares of common stock plus an additional 1,000 shares of common stock for each committee on which such eligible director serves.

As a result of the aforementioned transactions, the number of outstanding shares of US Oncology Holdings, Inc. common stock increased from 148.4 million shares to 422.5 million shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors, Officers, Managers and Members

US Oncology, Inc., the issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

Consistent with Section 145 of the Delaware General Corporation Law, Article VIII of the bylaws of US Oncology, Inc. provides that US Oncology, Inc. will indemnify any present or former director or officer of US Oncology, Inc. against those expenses which are actually and reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of being or having been a director or officer of the corporation.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Sixth of the certificate of incorporation of US Oncology, Inc. provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to US Oncology, Inc. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of Article Sixth of the certificate of incorporation will apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. No repeal or modification of Article Sixth of the certificate of incorporation will adversely affect any right of or protection afforded to a director of US Oncology, Inc. existing immediately prior to such repeal or modification.

Under Article VIII of US Oncology, Inc.’s bylaws, US Oncology, Inc. may purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not US Oncology, Inc. would have the power to indemnify such persons against such liability under the provisions of Article VIII. US Oncology, Inc. carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse US Oncology, Inc. for liabilities indemnified by US Oncology, Inc. and indemnify directors and officers against additional liabilities not indemnified by US Oncology, Inc.

AORT Holding Company, Inc., Greenville Radiation Care, Inc., and US Oncology Corporate, Inc., which are subsidiaries of US Oncology, Inc. and also registrants under this Registration Statement, are incorporated under the laws of the State of Delaware are subject to the provisions of the laws of the Delaware General Corporation Law described above. In addition, the constituent documents of each of the aforementioned subsidiaries of US Oncology, Inc. include similar provisions to those described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. AccessMED Holdings, LLC, AOR Holding Company of Indiana, LLC, AOR Management Company of Arizona, LLC, AOR Management Company of Indiana, LLC, AOR Management Company of Missouri, LLC, AOR Management Company of Oklahoma, LLC, AOR Management Company of Pennsylvania, LLC, AOR Management Company of Virginia, LLC, AOR of Texas Management, LLC, AOR Real Estate, LLC, AOR Synthetic Real Estate, LLC, Innovent Oncology, LLC, Iowa Pharmaceutical Services, LLC, Nebraska Pharmaceutical Services, LLC, New Mexico Pharmaceutical Services, LLC, North Carolina Pharmaceutical Services, LLC, Physician Reliance, LLC, Physician Reliance Network, LLC, RMCC Cancer Center, LLC, Selectplus Oncology, LLC, St. Louis Pharmaceutical Services, LLC, Texas Pharmaceutical Services, LLC, Unity Oncology, LLC, US Oncology Clinical Development, LLC, US Oncology Pharmaceutical Services, LLC, and US Oncology Reimbursement Solutions, LLC which are subsidiaries of US Oncology, Inc. and also registrants under this Registration Statement, are limited liability companies formed under the laws of the State of Delaware and are subject to the provisions of the laws of the State of Delaware. In addition, the constituent documents of each of the aforementioned subsidiaries of US Oncology, Inc. include similar provisions to those described above.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. Oncology Rx Care Advantage, LP, Oncology Today, LP, US Oncology Integrated Solutions, LP, and US Oncology Specialty, LP which are subsidiaries of US Oncology, Inc. and also registrants under this Registration Statement, are limited partnerships formed under the laws of the State of Delaware and are subject to the provisions of the laws of the State of Delaware. In addition, the constituent documents of each of the aforementioned subsidiaries of US Oncology, Inc. include similar provisions to those described above.

Indiana Code 23-4-1-18(b) allows partnerships to indemnify every partner in respect of payments made and personal liabilities reasonably incurred by the partner in the ordinary and proper conduct of partnership business, or for the preservation of the partnership’s business or properties. AOR of Indiana Management Partnership, which is a subsidiary of US Oncology, Inc. and also a registrant under this Registration Statement, is a partnership formed under the laws of the State of Indiana and is subject to the provisions of the laws of the State of Indiana. Under paragraph 14 of the Partnership Agreement dated April 25, 1996, AOR of Indiana Management Partnership is obligated to “indemnify each Partner for payments made and personal liabilities reasonably incurred in the ordinary and proper conduct of the Partnership’s business, or for the preservation of its business and property.”

AccessMED, LLC which is a subsidiary of US Oncology, Inc. and also a registrant under this Registration Statement, is a limited liability company formed under the laws of the State of Kansas and is subject to the provisions of the laws of the State of Kansas.

Article 7.06 of the Texas Miscellaneous Corporation Laws Act allows a corporation’s articles of incorporation to limit the liability of directors to the extent they have acted in good faith. Article 2.02-1 of the Texas Business Corporation Act allows for a corporation to indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person so long as the person has acted in good faith and not violated fiduciary duties as defined under the acts. TOPS Pharmacy Services, Inc. which is a subsidiary of US Oncology, Inc. and also a registrant under this Registration Statement, is incorporated under the laws of the State of Texas and is subject to the provisions of the laws of Texas. Articles 12 and 13 of the Articles of Incorporation of TOPS Pharmacy Services, Inc. limit liability of directors and indemnify officers and directors as permitted under the law.

Section 2.20 of the Texas Limited Liability Company Act provides that a limited liability company shall have the power to indemnify members and managers, officers and other persons and may expand or restrict the duties and liabilities of a member, manager, officer, or other person with duties (including fiduciary duties). US Oncology Research, LLC which is a subsidiary of US Oncology, Inc. and also a registrant under this Registration Statement, is limited liability company formed under the laws of the State of Texas and is subject to the provisions of the laws of Texas. Sections 16 and 17 of the Limited Liability Company Agreement of US Oncology Research, LLC limits the liability of officers, owners and other persons and indemnifies officers, directors, employees and agents against liabilities arising by reason of their status as member, officer, director, employee or agent, except in the cases of fraud, gross negligence or willful misconduct.

Item 21.	Exhibits

Exhibit No.	Description

3.1(a)[1]	Amended and Restated Certificate of Incorporation of US Oncology, Inc.

3.1(b)[2]	Bylaws of US Oncology, Inc.

3.2(a)†	Certificate of Formation of AccessMED Holdings, LLC

3.2(b)†	Limited Liability Company Agreement of AccessMED Holdings, LLC

3.3(a)†	Articles of Organization of AccessMED, LLC

3.3(b)†	Limited Liability Company Agreement of AccessMED, LLC

3.4(a)†	Certificate of Formation of AOR Holding Company of Indiana, LLC

3.4(b)†	Limited Liability Company Agreement of AOR Holding Company of Indiana, LLC

3.5(a)†	Certificate of Formation of AOR Management Company of Arizona, LLC

3.5(b)†	Limited Liability Company Agreement of AOR Management Company of Arizona, LLC

3.6(a)†	Certificate of Formation of AOR Management Company of Indiana, LLC

3.6(b)†	Limited Liability Company Agreement of AOR Management Company of Indiana, LLC

3.7(a)†	Certificate of Formation of AOR Management Company of Missouri, LLC

3.7(b)†	Limited Liability Company Agreement of AOR Management Company of Missouri, LLC

3.8(a)†	Certificate of Formation of AOR Management Company of Oklahoma, LLC

3.8(b)†	Limited Liability Company Agreement of AOR Management Company of Oklahoma, LLC

3.9(a)†	Certificate of Formation of AOR Management Company of Pennsylvania, LLC

3.9(b)†	Limited Liability Company Agreement of AOR Management Company of Pennsylvania, LLC

3.10(a)†	Certificate of Formation of AOR Management Company of Virginia, LLC

3.10(b)†	Limited Liability Company Agreement of AOR Management Company of Virginia, LLC

3.11[12]	Partnership Agreement of AOR of Indiana Management Partnership

3.12(a)†	Certificate of Formation of AOR of Texas Management, LLC

3.12(b)†	Limited Liability Company Agreement of AOR of Texas Management, LLC

3.13(a)†	Certificate of Formation of AOR Real Estate, LLC

3.13(b)†	Limited Liability Company Agreement of AOR Real Estate, LLC

3.14(a)†	Certificate of Formation of AOR Synthetic Real Estate, LLC

3.14(b)†	Limited Liability Company Agreement of AOR Synthetic Real Estate, LLC

Exhibit No.	Description

3.15(a)†	Certificate of Incorporation of AORT Holding Company, Inc.

3.15(b)†	Bylaws of AORT Holding Company, Inc.

3.16(a)[12]	Certificate of Incorporation of Greenville Radiation Care, Inc.

3.16(b)[12]	Amended and Restated Bylaws of Greenville Radiation Care, Inc.

3.17(a)†	Certificate of Formation of Innovent Oncology, LLC

3.17(b)†	Limited Liability Company Agreement of Innovent Oncology, LLC

3.18(a)[1]	Certificate of Formation of Iowa Pharmaceutical Services, LLC

3.18(b)[1]	Limited Liability Company Agreement of Iowa Pharmaceutical Services, LLC

3.19(a)[1]	Certificate of Formation of Nebraska Pharmaceutical Services, LLC

3.19(b)[1]	Limited Liability Company Agreement of Nebraska Pharmaceutical Services, LLC

3.20(a)[1]	Certificate of Formation of New Mexico Pharmaceutical Services, LLC

3.20(b)[1]	Limited Liability Company Agreement of New Mexico Pharmaceutical Services, LLC

3.21(a)[1]	Certificate of Formation of North Carolina Pharmaceutical Services, LLC

3.21(b)[1]	Limited Liability Company Agreement of North Carolina Pharmaceutical Services, LLC

3.22(a)†	Certificate of Limited Partnership of Oncology Rx Care Advantage, LP

3.22(b)†	Agreement of Limited Partnership of Oncology Rx Care Advantage, LP

3.23(a)†	Certificate of Limited Partnership of Incorporation of Oncology Today, LP

3.23(b)†	Agreement of Limited Partnership of Oncology Today, LP

3.24(a)†	Certificate of Formation of Physician Reliance, LLC

3.24(b)†	Limited Liability Company Agreement of Physician Reliance, LLC

3.25(a)†	Certificate of Formation of Physician Reliance Network, LLC

3.25(b)†	Limited Liability Company Agreement of Physician Reliance Network, LLC

3.26(a)†	Certificate of Formation of RMCC Cancer Center, LLC

3.26(b)†	Limited Liability Company Agreement of RMCC Cancer Center, LLC

3.27(a)[1]	Certificate of Formation of SelectPlus Oncology, LLC

3.27(b)[1]	Amended and Restated Limited Liability Company Agreement of SelectPlus Oncology, LLC

3.28(a)[1]	Certificate of Formation of St. Louis Pharmaceutical Services, LLC

3.28(b)[1]	Limited Liability Company Agreement of St. Louis Pharmaceutical Services, LLC

3.29(a)[1]	Certificate of Formation of Texas Pharmaceutical Services, LLC

3.29(b)[1]	Limited Liability Company Agreement of Texas Pharmaceutical Services, LLC

3.30(a)[12]	Articles of Incorporation of TOPS Pharmacy Services, Inc.

3.30(b)[12]	Bylaws of TOPS Pharmacy Services, Inc.

3.31(a)†	Certificate of Formation of Unity Oncology, LLC

3.31(b)†	Limited Liability Company Agreement of Unity Oncology, LLC

Exhibit No.	Description

3.32(a)†	Certificate of Formation of US Oncology Clinical Development, LLC

3.32(b)†	Limited Liability Company Agreement of US Oncology Clinical Development, LLC

3.33(a)[12]	Certificate of Incorporation of US Oncology Corporate, Inc.

3.33(b)[12]	Bylaws of US Oncology Corporate, Inc.

3.34(a)†	Certificate of Limited Partnership of US Oncology Integrated Solutions, LP

3.34(b)†	Agreement of Limited Partnership of US Oncology Integrated Solutions, LP

3.35(a)[1]	Certificate of Formation of US Oncology Pharmaceutical Services, LLC

3.35(b)†	Amended and Restated Limited Liability Company Agreement of US Oncology Pharmaceutical Services, LLC

3.36(a)†	Certificate of Formation of US Oncology Reimbursement Solutions, LLC

3.36(b)†	Amended and Restated Limited Liability Company Agreement of US Oncology Reimbursement Solutions, LLC

3.37(a)†	Certificate of Formation of US Oncology Research, LLC

3.37(b)†	Limited Liability Company Agreement of US Oncology Research, LLC

3.38(a)†	Certificate of Limited Partnership of US Oncology Specialty, LP

3.38(b)†	Agreement of Limited Partnership of US Oncology Specialty, LP

4.1[3]	Indenture, dated as of March 13, 2007, between US Oncology Holdings, Inc. and LaSalle Bank National Association as Trustee

4.2[3]	Form of Senior Floating Rate PIK Toggle Note due 2012 (included in Exhibit 4.1)

4.3[4]	Indenture, dated as of February 1, 2002, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee

4.4[5]	Form of 9 5/8% Senior Subordinated Note due 2012 (included in Exhibit 4.3)

4.5[5]	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee

4.6[5]	Indenture, dated as of August 20, 2004, among Oiler Acquisition Corp. and LaSalle Bank National Association, as Trustee

4.7[5]	Form of 10 3/4% Senior Note due 2014 (included in Exhibit 4.11)

4.8[5]	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and LaSalle Bank National Association, as Trustee

4.9[5]	Registration Rights Agreement, dated as of August 4, 2004, among Oiler Acquisition Corp. and Citigroup Global Markets Inc., as representative for the Initial Purchasers

4.10[5]	Accession Agreement, dated as of August 20, 2004, among the Guarantors listed therein

4.11[9]	Stock Purchase Agreement, dated as of December 21, 2006

4.12[9]	Amended and Restated Stockholders Agreement, dated as of December 21, 2006

4.13[9]	Amended and Restated Registration Rights Agreement, dated as of December 21, 2006

4.14[6]	Form of 9.125% Senior Secured Notes due 2017

Exhibit No.	Description

4.15[6]	Indenture dated June 18, 2009 between US Oncology, Inc., the Subsidiary Guarantors named therein and Wilmington Trust FSB, as trustee

4.16[6]	Registration Rights Agreement dated June 4, 2009 between US Oncology, Inc., the subsidiary guarantors named therein and Morgan Stanley & Co. Incorporated, as representative of the initial purchasers

4.17†	Collateral Agreement, dated as of June 18, 2009, among US Oncology, Inc., the subsidiaries of US Oncology, Inc. identified therein and Wilmington Trust FSB, as Collateral Agent

4.18†	Lien Subordination and Intercreditor Agreement dated June 18, 2009 between US Oncology, Inc., each Subsidiary listed on Schedule 1 thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Senior Lenders (as defined therein), and Wilmington Trust FSB, as collateral agent and trustee for the Secured Notes Holders (as defined therein)

5.1†	Opinion of Ropes & Gray LLP

5.2†	Opinion of Hackman Hulett & Cracraft, LLP

5.3†	Opinion of Foulston Siefkin LLP

5.4†	Opinion of Andrews Kurth LLP

10.1[7]	Credit Agreement, dated as of August 26, 2009, among US Oncology Holdings, Inc., US Oncology, Inc., the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A., as Syndication Agents, and JPMorgan Chase Bank, N.A. as Documentation Agent.

10.2[7]	Guarantee and Collateral Agreement, dated as of August 26, 2009, among US Oncology Holdings, Inc., US Oncology, Inc., the subsidiaries of US Oncology, Inc. identified therein, and Deutsche Bank Trust Company Americas, as Collateral Agent.

10.3[8]	Form of Executive Employment Agreement, dated as of November 1, 2008, among US Oncology Holdings, Inc., US Oncology, Inc. and each of its executive officers.

10.4[5]	Form of Restricted Stock Agreement

10.5[5]	Form of Unit Grant

10.6[5]	US Oncology Holdings, Inc. Equity Incentive Plan

10.7[11]	US Oncology Holdings, Inc. Amendment No. 1 to the Amended and Restated 2004 Equity Incentive Plan

10.8[5]	US Oncology Holdings, Inc. 2008 Long-Term Cash Incentive Plan

10.9[11]	US Oncology Holdings, Inc. Amended and Restated Director Stock Option and Restricted Stock Award Plan

12.1†	Statements re: Computation of Ratios

14.1[10]	Code of Ethics

21.1†	Subsidiaries of the Registrant

23.1	Consent of Ropes & Gray LLP (see Exhibit 5.1)

23.2†	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (see signature pages of the Registration Statement)

25.1†	Statement on Form T-1 as to the Eligibility of the Trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice of Guaranteed Delivery

1	Filed as an Exhibit to the S-4 filed by US Oncology, Inc. on December 17, 2004, and incorporated herein by reference.
2	Filed as an Exhibit to US Oncology, Inc.’s 10-K for the year ended December 31, 2002, and incorporated herein by reference.
3	Filed as an Exhibit to the 8-K filed by US Oncology, Inc. on March 16, 2007, and incorporated herein by reference.
4	Filed as Exhibit 3 to the 8-K filed by US Oncology, Inc. on February 5, 2002, and incorporated herein by reference.
5	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on January 7, 2008, and incorporated herein by reference.
6	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on June 18, 2009, and incorporated herein by reference.
7	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on August 27, 2009, and incorporated herein by reference.
8	Filed as an Exhibit to US Oncology, Inc.’s 10-K for the year ended December 31, 2008, and incorporated herein by reference.
9	Filed as an Exhibit to the 8-K filed by US Oncology, Inc. on December 27, 2006, and incorporated herein by reference.
10	Filed as Exhibit 14 to the US Oncology, Inc.’s Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.
11	Filed as an exhibit to the 8-K filed by US Oncology Holdings, Inc. on October 7, 2009, and incorporated herein by reference.
12	Filed as an exhibit to the S-4 filed by US Oncology, Inc. on April 16, 2002, and incorporated herein by reference.
†	Filed herewith.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY, INC.

By:	/S/ MICHAEL A. SICURO
Michael A. Sicuro
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

SIGNATURES	TITLE

/S/ BRUCE D. BROUSSARD Bruce D. Broussard	President and Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/S/ MICHAEL A. SICURO Michael A. Sicuro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President – Finance, Chief Accounting Officer (Principal Accounting Officer)

/S/ RUSSELL L. CARSON Russell L. Carson	Director

/S/ JAMES E. DALTON, JR. James E. Dalton, Jr.	Director

/S/ LLOYD K. EVERSON, M.D. Lloyd K. Everson, M.D.	Vice Chairman of the Board of Directors

/S/ YON Y. JORDEN Yon Y. Jorden	Director

SIGNATURES	TITLE

/S/ DANIEL S. LYNCH Daniel S. Lynch	Director

/S/ D. SCOTT MACKESY D. Scott Mackesy	Director

Richard B. Mayor	Director

/S/ MARK C. MYRON, M.D. Mark C. Myron, M.D.	Director

/S/ ROBERT A. ORTENZIO Robert A. Ortenzio	Director

/S/ R. STEPHEN PAULSON, M.D. R. Stephen Paulson, M.D.	Director

/S/ BOONE POWELL, JR. Boone Powell, Jr.	Director

/S/ TODD VANNUCCI Todd Vannucci	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AccessMED Holdings, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

ACCESSMED HOLDINGS, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AccessMED, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

ACCESSMED, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Holding Company of Indiana, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR HOLDING COMPANY OF INDIANA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Arizona, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF ARIZONA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Indiana, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF INDIANA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Missouri, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF MISSOURI, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Oklahoma, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF OKLAHOMA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Pennsylvania, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF PENNSYLVANIA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Management Company of Virginia, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR MANAGEMENT COMPANY OF VIRGINIA, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR of Indiana Management Partnership has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR OF INDIANA MANAGEMENT PARTNERSHIP

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR of Texas Management, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR OF TEXAS MANAGEMENT, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Real Estate, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR REAL ESTATE, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AOR Synthetic Real Estate, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AOR SYNTHETIC REAL ESTATE, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the AORT Holding Company, Inc. has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

AORT HOLDING COMPANY, INC.

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Greenville Radiation Care, Inc. has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

GREENVILLE RADIATION CARE, INC.

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Innovent Oncology, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

INNOVENT ONCOLOGY, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Iowa Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

IOWA PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Nebraska Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

NEBRASKA PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the New Mexico Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

NEW MEXICO PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the North Carolina Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

NORTH CAROLINA PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Oncology Rx Care Advantage, LP has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

ONCOLOGY RX CARE ADVANTAGE, LP

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Oncology Today, LP has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

ONCOLOGY TODAY, LP

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Physician Reliance, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

PHYSICIAN RELIANCE, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Physician Reliance Network, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

PHYSICIAN RELIANCE NETWORK, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the RMCC Cancer Center, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

RMCC CANCER CENTER, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the SelectPlus Oncology, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

SELECTPLUS ONCOLOGY, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the St. Louis Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

ST. LOUIS PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Texas Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

TEXAS PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the TOPS Pharmacy Services, Inc. has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

TOPS PHARMACY SERVICES, INC.

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Unity Oncology, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

UNITY ONCOLOGY, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Clinical Development, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY CLINICAL DEVELOPMENT, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Corporate, Inc. has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY CORPORATE, INC.

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Integrated Solutions, LP has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY INTEGRATED SOLUTIONS, LP

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Pharmaceutical Services, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY PHARMACEUTICAL SERVICES, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Reimbursement Solutions, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY REIMBURSEMENT SOLUTIONS, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Research, LLC has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY RESEARCH, LLC

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the US Oncology Specialty, LP has duly caused this Registration Statement on Form S-4 to be assigned on its behalf by the undersigned, thereunto duly authorized, on this 15th day of October, 2009.

US ONCOLOGY SPECIALTY, LP

By:	/s/ BRUCE D. BROUSSARD
Bruce D. Broussard
President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints each of Bruce D. Broussard and Michael A. Sicuro as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2009.

Signatures	Title

/s/ BRUCE D. BROUSSARD Bruce D. Broussard	President & Director (Principal Executive Officer)

/s/ MICHAEL A. SICURO Michael A. Sicuro	Vice President, Treasurer & Director (Principal Financial Officer)

/s/ KEVIN F. KRENZKE Kevin F. Krenzke	Vice President & Assistant Treasurer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1(a)[1]	Amended and Restated Certificate of Incorporation of US Oncology, Inc.

3.1(b)[2]	Bylaws of US Oncology, Inc.

3.2(a)†	Certificate of Formation of AccessMED Holdings, LLC

3.2(b)†	Limited Liability Company Agreement of AccessMED Holdings, LLC

3.3(a)†	Articles of Organization of AccessMED, LLC

3.3(b)†	Limited Liability Company Agreement of AccessMED, LLC

3.4(a)†	Certificate of Formation of AOR Holding Company of Indiana, LLC

3.4(b)†	Limited Liability Company Agreement of AOR Holding Company of Indiana, LLC

3.5(a)†	Certificate of Formation of AOR Management Company of Arizona, LLC

3.5(b)†	Limited Liability Company Agreement of AOR Management Company of Arizona, LLC

3.6(a)†	Certificate of Formation of AOR Management Company of Indiana, LLC

3.6(b)†	Limited Liability Company Agreement of AOR Management Company of Indiana, LLC

3.7(a)†	Certificate of Formation of AOR Management Company of Missouri, LLC

3.7(b)†	Limited Liability Company Agreement of AOR Management Company of Missouri, LLC

3.8(a)†	Certificate of Formation of AOR Management Company of Oklahoma, LLC

3.8(b)†	Limited Liability Company Agreement of AOR Management Company of Oklahoma, LLC

3.9(a)†	Certificate of Formation of AOR Management Company of Pennsylvania, LLC

3.9(b)†	Limited Liability Company Agreement of AOR Management Company of Pennsylvania, LLC

3.10(a)†	Certificate of Formation of AOR Management Company of Virginia, LLC

3.10(b)†	Limited Liability Company Agreement of AOR Management Company of Virginia, LLC

3.11[12]	Partnership Agreement of AOR of Indiana Management Partnership

3.12(a)†	Certificate of Formation of AOR of Texas Management, LLC

3.12(b)†	Limited Liability Company Agreement of AOR of Texas Management, LLC

3.13(a)†	Certificate of Formation of AOR Real Estate, LLC

3.13(b)†	Limited Liability Company Agreement of AOR Real Estate, LLC

3.14(a)†	Certificate of Formation of AOR Synthetic Real Estate, LLC

3.14(b)†	Limited Liability Company Agreement of AOR Synthetic Real Estate, LLC

3.15(a)†	Certificate of Incorporation of AORT Holding Company, Inc.

3.15(b)†	Bylaws of AORT Holding Company, Inc.

3.16(a)[12]	Certificate of Incorporation of Greenville Radiation Care, Inc.

3.16(b)[12]	Amended and Restated Bylaws of Greenville Radiation Care, Inc.

3.17(a)†	Certificate of Formation of Innovent Oncology, LLC

3.17(b)†	Limited Liability Company Agreement of Innovent Oncology, LLC

3.18(a)[1]	Certificate of Formation of Iowa Pharmaceutical Services, LLC

Exhibit No.	Description

3.18(b)[1]	Limited Liability Company Agreement of Iowa Pharmaceutical Services, LLC

3.19(a)[1]	Certificate of Formation of Nebraska Pharmaceutical Services, LLC

3.19(b)[1]	Limited Liability Company Agreement of Nebraska Pharmaceutical Services, LLC

3.20(a)[1]	Certificate of Formation of New Mexico Pharmaceutical Services, LLC

3.20(b)[1]	Limited Liability Company Agreement of New Mexico Pharmaceutical Services, LLC

3.21(a)[1]	Certificate of Formation of North Carolina Pharmaceutical Services, LLC

3.21(b)[1]	Limited Liability Company Agreement of North Carolina Pharmaceutical Services, LLC

3.22(a)†	Certificate of Limited Partnership of Oncology Rx Care Advantage, LP

3.22(b)†	Agreement of Limited Partnership of Oncology Rx Care Advantage, LP

3.23(a)†	Certificate of Limited Partnership of Incorporation of Oncology Today, LP

3.23(b)†	Agreement of Limited Partnership of Oncology Today, LP

3.24(a)†	Certificate of Formation of Physician Reliance, LLC

3.24(b)†	Limited Liability Company Agreement of Physician Reliance, LLC

3.25(a)†	Certificate of Formation of Physician Reliance Network, LLC

3.25(b)†	Limited Liability Company Agreement of Physician Reliance Network, LLC

3.26(a)†	Certificate of Formation of RMCC Cancer Center, LLC

3.26(b)†	Limited Liability Company Agreement of RMCC Cancer Center, LLC

3.27(a)[1]	Certificate of Formation of SelectPlus Oncology, LLC

3.27(b)[1]	Amended and Restated Limited Liability Company Agreement of SelectPlus Oncology, LLC

3.28(a)[1]	Certificate of Formation of St. Louis Pharmaceutical Services, LLC

3.28(b)[1]	Limited Liability Company Agreement of St. Louis Pharmaceutical Services, LLC

3.29(a)[1]	Certificate of Formation of Texas Pharmaceutical Services, LLC

3.29(b)[1]	Limited Liability Company Agreement of Texas Pharmaceutical Services, LLC

3.30(a)[12]	Articles of Incorporation of TOPS Pharmacy Services, Inc.

3.30(b)[12]	Bylaws of TOPS Pharmacy Services, Inc.

3.31(a)†	Certificate of Formation of Unity Oncology, LLC

3.31(b)†	Limited Liability Company Agreement of Unity Oncology, LLC

3.32(a)†	Certificate of Formation of US Oncology Clinical Development, LLC

3.32(b)†	Limited Liability Company Agreement of US Oncology Clinical Development, LLC

3.33(a)[12]	Certificate of Incorporation of US Oncology Corporate, Inc.

3.33(b)[12]	Bylaws of US Oncology Corporate, Inc.

3.34(a)†	Certificate of Limited Partnership of US Oncology Integrated Solutions, LP

3.34(b)†	Agreement of Limited Partnership of US Oncology Integrated Solutions, LP

3.35(a)[1]	Certificate of Formation of US Oncology Pharmaceutical Services, LLC

3.35(b)†	Amended and Restated Limited Liability Company Agreement of US Oncology Pharmaceutical Services, LLC

Exhibit No.	Description

3.36(a)†	Certificate of Formation of US Oncology Reimbursement Solutions, LLC

3.36(b)†	Amended and Restated Limited Liability Company Agreement of US Oncology Reimbursement Solutions, LLC

3.37(a)†	Certificate of Formation of US Oncology Research, LLC

3.37(b)†	Limited Liability Company Agreement of US Oncology Research, LLC

3.38(a)†	Certificate of Limited Partnership of US Oncology Specialty, LP

3.38(b)†	Agreement of Limited Partnership of US Oncology Specialty, LP

4.1[3]	Indenture, dated as of March 13, 2007, between US Oncology Holdings, Inc. and LaSalle Bank National Association as Trustee

4.2[3]	Form of Senior Floating Rate PIK Toggle Note due 2012 (included in Exhibit 4.1)

4.3[4]	Indenture, dated as of February 1, 2002, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee

4.4[5]	Form of 9 5/8% Senior Subordinated Note due 2012 (included in Exhibit 4.3)

4.5[5]	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and JP Morgan Chase Bank as Trustee

4.6[5]	Indenture, dated as of August 20, 2004, among Oiler Acquisition Corp. and LaSalle Bank National Association, as Trustee

4.7[5]	Form of 10 3/4% Senior Note due 2014 (included in Exhibit 4.11)

4.8[5]	First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, Inc., the Guarantors named therein and LaSalle Bank National Association, as Trustee

4.9[5]	Registration Rights Agreement, dated as of August 4, 2004, among Oiler Acquisition Corp. and Citigroup Global Markets Inc., as representative for the Initial Purchasers

4.10[5]	Accession Agreement, dated as of August 20, 2004, among the Guarantors listed therein

4.11[9]	Stock Purchase Agreement, dated as of December 21, 2006

4.12[9]	Amended and Restated Stockholders Agreement, dated as of December 21, 2006

4.13[9]	Amended and Restated Registration Rights Agreement, dated as of December 21, 2006

4.14[6]	Form of 9.125% Senior Secured Notes due 2017

4.15[6]	Indenture dated June 18, 2009 between US Oncology, Inc., the Subsidiary Guarantors named therein and Wilmington Trust FSB, as trustee

4.16[6]	Registration Rights Agreement dated June 4, 2009 between US Oncology, Inc., the subsidiary guarantors named therein and Morgan Stanley & Co. Incorporated, as representative of the initial purchasers

4.17†	Collateral Agreement, dated as of June 18, 2009, among US Oncology, Inc., the subsidiaries of US Oncology, Inc. identified therein and Wilmington Trust FSB, as Collateral Agent

4.18†	Lien Subordination and Intercreditor Agreement dated June 18, 2009 between US Oncology, Inc., each Subsidiary listed on Schedule 1 thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Senior Lenders (as defined therein), and Wilmington Trust FSB, as collateral agent and trustee for the Secured Notes Holders (as defined therein)

5.1†	Opinion of Ropes & Gray LLP

5.2†	Opinion of Hackman Hulett & Cracraft, LLP

Exhibit No.	Description

5.3†	Opinion of Foulston Siefkin LLP

5.4†	Opinion of Andrews Kurth LLP

10.1[7]	Credit Agreement, dated as of August 26, 2009, among US Oncology Holdings, Inc., US Oncology, Inc., the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A., as Syndication Agents, and JPMorgan Chase Bank, N.A. as Documentation Agent.

10.2[7]	Guarantee and Collateral Agreement, dated as of August 26, 2009, among US Oncology Holdings, Inc., US Oncology, Inc., the subsidiaries of US Oncology, Inc. identified therein, and Deutsche Bank Trust Company Americas, as Collateral Agent.

10.3[8]	Form of Executive Employment Agreement, dated as of November 1, 2008, among US Oncology Holdings, Inc., US Oncology, Inc. and each of its executive officers.

10.4[5]	Form of Restricted Stock Agreement

10.5[5]	Form of Unit Grant

10.6[5]	US Oncology Holdings, Inc. Equity Incentive Plan

10.7[11]	US Oncology Holdings, Inc. Amendment No. 1 to the Amended and Restated 2004 Equity Incentive Plan

10.8[5]	US Oncology Holdings, Inc. 2008 Long-Term Cash Incentive Plan

10.9[11]	US Oncology Holdings, Inc. Amended and Restated Director Stock Option and Restricted Stock Award Plan

12.1†	Statements re: Computation of Ratios

14.1[10]	Code of Ethics

21.1†	Subsidiaries of the Registrant

23.1	Consent of Ropes & Gray LLP (see Exhibit 5.1)

23.2†	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (see signature pages of the Registration Statement)

25.1†	Statement on Form T-1 as to the Eligibility of the Trustee

99.1†	Form of Letter of Transmittal

99.2†	Form of Notice of Guaranteed Delivery

1	Filed as an Exhibit to the S-4 filed by US Oncology, Inc. on December 17, 2004, and incorporated herein by reference.
2	Filed as an Exhibit to US Oncology, Inc.’s 10-K for the year ended December 31, 2002, and incorporated herein by reference.
3	Filed as an Exhibit to the 8-K filed by US Oncology, Inc. on March 16, 2007, and incorporated herein by reference.
4	Filed as Exhibit 3 to the 8-K filed by US Oncology, Inc. on February 5, 2002, and incorporated herein by reference.
5	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on January 7, 2008, and incorporated herein by reference.
6	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on June 18, 2009, and incorporated herein by reference.
7	Filed as an exhibit to the 8-K filed by US Oncology, Inc. on August 27, 2009, and incorporated herein by reference.

8	Filed as an Exhibit to US Oncology, Inc.’s 10-K for the year ended December 31, 2008, and incorporated herein by reference.
9	Filed as an Exhibit to the 8-K filed by US Oncology, Inc. on December 27, 2006, and incorporated herein by reference.
10	Filed as Exhibit 14 to the US Oncology, Inc.’s Form 10-K for the year ended December 31, 2005 and incorporated herein by reference.
11	Filed as an exhibit to the 8-K filed by US Oncology Holdings, Inc. on October 7, 2009, and incorporated herein by reference.
12	Filed as an exhibit to the S-4 filed by US Oncology, Inc. on April 16, 2002, and incorporated herein by reference.
†	Filed herewith.